As filed with the Securities and Exchange Commission on December 16, 2022

Registration No. 333-267979

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

______________________________

PRESTO AUTOMATION INC.
(Exact name of registrant as specified in its charter)

_____________________________

Delaware	7372	84-2968594
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

985 Industrial Road
San Carlos, CA 94070
Telephone: (650) 817-9012
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

_____________________________

Rajat Suri
Presto Automation Inc.
985 Industrial Road
San Carlos, CA 94070
Telephone: (650) 817-9012
(Name, address, including zip code and telephone number, including area code, of agent for service)

_____________________________

Copies to:

Colin Diamond
Laura Katherine Mann
White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Telephone: (212) 819-8200

_____________________________

Approximate date of commencement of proposed sale of the securities to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. ☐

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 16, 2022

PRELIMINARY PROSPECTUS

PRESTO AUTOMATION INC.

Primary Offering of
16,250,000 Shares of Common Stock

Secondary Offering of
48,149,324 Shares of Common Stock
7,625,000 Warrants to Purchase Shares of Common Stock

This prospectus relates to (i) the issuance by us of up to 16,250,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), of Presto Automation Inc., a Delaware corporation (the “Company” “we,” “us,” or “Presto”), that may be issued upon exercise of warrants to purchase common stock at an exercise price of $8.21 per share with respect to the public warrants and $11.50 per share of Common Stock with respect to the financing warrants and the private placement warrants (each as defined below), and (ii) the offer and sale, from time to time, of (a) an aggregate of 48,149,324 shares of Common Stock by certain of the selling securityholders named in this prospectus (each a “Selling Securityholder” and, collectively, the “Selling Securityholders”). The securities registered for resale covered by this prospectus consist of:

(i)         4,312,500 shares of Common Stock held by the Sponsors, their respective permitted transferees and the independent directors of our predecessor Ventoux CCM Acquisition Corp. (“VTAQ”) (such shares, the “founder shares”) purchased prior to VTAQ’s initial public offering of Common Stock on December 30, 2020 (the “IPO”), at a price of $0.005 per share;

(ii)        7,143,687 shares of Common Stock issued to certain institutional and accredited investors in connection with the consummation of the Business Combination (as defined herein) (the “PIPE Shares”), which, together with the transfer of founder shares to certain investors by the Sponsors, resulted in (i) an investment made by an affiliate of Cleveland Avenue, LLC (“Cleveland Avenue”) at an effective price per share of $7.14, taking into account (a) the subscription of 6,593,687 shares of Common Stock for an aggregate purchase price of $50.0 million and (b) the transfer of 406,313 founder shares by the Sponsors to Cleveland Avenue for nominal consideration, (ii) investments by five subscribers at an effective price per share of $8.00 per share, consisting of (a) a subscription for an aggregate 698,750 shares of Common Stock for an aggregate purchase price of $6.25 million, and (b) the transfer of an aggregate 82,500 founder shares from the Sponsors for nominal consideration and (iii) investments by a remaining eight subscribers for an aggregate of 375,000 shares of Common Stock for an aggregate purchase price of $3.75 million, or $10.00 per share;

(iii)       640,000 shares of Common Stock issued as partial consideration to various advisors of the Company and VTAQ for services rendered in connection with the Business Combination and the PIPE Investment (as defined herein), valued at $10.00 per share;

(iv)        20,995,097 shares of Common Stock issued or issuable to affiliates of the Company, at an exchange ratio as provided in the Merger Agreement, for shares or restricted stock units of Legacy Presto (as defined herein), resulting in an effective purchase price of $10.00 per share;

(v)         up to 7,433,040 shares of Common Stock (that may be issued from time to time upon achievement of certain stock price thresholds) to affiliates of the Company in connection with the earnout provisions set forth in the Merger Agreement (as defined herein) at an exchange ratio as provided in the Merger Agreement for shares of Legacy Presto, resulting in an effective purchase price of $10.00 per share; and

(vi)       6,125,000 private placement warrants each exercisable for one share of Common Stock at an exercise price of $11.50 per share, purchased by the Sponsors and their permitted transferees, at a price of $1.00 per private placement warrant in a private placement simultaneously with the consummation of VTAQ’s IPO; and 1,500,000 financing warrants each exercisable for one share of Common Stock at an exercise price of $11.50 per share, issued to lenders party to the Credit Agreement (as defined herein); and the 7,625,000 shares of Common Stock underlying the private placements warrants and financing warrants.

This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Securityholders may offer or sell the securities. More specific terms of any securities that we and the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of shares of Common Stock or warrants by the Selling Securityholders pursuant to this prospectus or of the shares of Common Stock by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.” You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our shares of Common Stock are listed on the Nasdaq Stock Market under the symbol “PRST.” On December 12, 2022, the closing sale price of shares of our Common Stock was $3.87. Our warrants are listed on the Nasdaq Stock Market under the symbol “PRSTW.” On December 12, 2022, the closing sale price of our warrants was $0.09.

As of the date of this prospectus, our warrants are “out-of-the money,” which means that the trading price of the shares of our Common Stock underlying our warrants is below the $8.21 or $11.50 exercise price, as applicable (subject to adjustment as described herein), of the warrants. For so long as the warrants remain “out-of-the money,” we do not expect warrant holders to exercise their warrants and therefore any cash proceeds that we may receive in relation to the exercise of such securities being offered for sale in this prospectus will be dependent on the trading price of our Common Stock. If the market price for our Common Stock is less than the exercise price of the public warrants, private placement warrants and the financing warrants, the holders of such securities will be unlikely to exercise such securities. We expect to use the net proceeds from the exercise of such warrants, if any, for general corporate purposes. See the section entitled “Description of Securities — Warrants” for more information.

Approximately 64% of the total shares of Common Stock outstanding as of December 12, 2022 are being registered for resale under this prospectus (assuming no exercise of any of our warrants). The shares of Common Stock underlying the warrants represent a substantial portion of our public float and if the public warrants, financing warrants and private placement warrants are exercised, the shares of Common Stock may be significantly dilutive and cause a decline in the market price of our securities. Accordingly, if and to the extent we determine to raise additional capital in the future, there can be no assurance that such additional capital would be available on attractive terms, if at all. Following the expiration of the applicable lock-up restrictions described herein, the sale of the securities registered for resale hereunder (and the shares of Common Stock issuable upon exercise of our warrants), or the perception that such sales may occur, may cause the market prices of our securities to decline significantly. On December 12, 2022, the closing price of our Common Stock was $3.87, and most of the Selling Securityholders have purchased certain shares at prices per share lower than such closing price as described above. As a result, many of the Selling Securityholders may earn a positive rate of return by selling such shares, even if such sale results in a significant decline in the public trading price of our Common Stock and such Selling Securityholders’ shares are sold at a lower public trading price. For example, based on the closing price of our Common Stock of $3.87 on December 12, 2022, the Sponsors and other holders of the founder shares would experience a potential profit of up to approximately $3.87 per share, or approximately $16.7 million in the aggregate. See “Information Related to Offered Securities,” “Risk Factors — Certain existing shareholders purchased shares in the Company at a price below the current trading price of such shares, and may experience a positive rate of return based on the current trading price. Future investors in our Company may not experience a similar rate of return” and “Risk Factors — Risks Relating to Our Common Stock and Warrants” for more information.

We are an “emerging growth company” and a “smaller reporting company” as such terms are defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in shares of our Common Stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2022.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to an aggregate of 16,250,000 shares of Common Stock upon exercise of the public warrants, the financing warrants and the private placement warrants. The Selling Securityholders may use the shelf registration statement to sell up to an aggregate of 48,149,324 shares of Common Stock and up to 6,125,000 and 1,500,000 private placement warrants and financing warrants, respectively, from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the common stock or warrants being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

On November 10, 2021, Ventoux CCM Acquisition Corp. (“VTAQ”), Ventoux Merger Sub I Inc. (“Ventoux Merger Sub I”), Ventoux Merger Sub II LLC (“Ventoux Merger Sub II”), and E La Carte, Inc. (“Legacy Presto”) entered into an Agreement and Plan of Merger, as amended on April 1, 2022 and July 25, 2022 (the “Merger Agreement”), pursuant to which, among other transactions, on September 21, 2022 (the “Closing Date”), Ventoux Merger Sub I merged with and into Legacy Presto (the “First Merger”), with Legacy Presto surviving as a wholly-owned subsidiary of VTAQ (the “Surviving Corporation”), and immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation merged with and into Ventoux Merger Sub II (the “Second Merger”), with Ventoux Merger Sub II surviving as a wholly-owned subsidiary of VTAQ (the First Merger and Second Merger, together with the other transactions described in the Merger Agreement, the “Business Combination”). In connection with the closing of the Business Combination, VTAQ changed its name to “Presto Automation Inc.” (sometimes referred to herein as “New Presto”).

Unless the context indicates otherwise, references to the “Company,” “PRST,” “we,” “us” and “our” refer to Presto Automation Inc., a Delaware corporation, and its consolidated subsidiaries following the Business Combination. References to “Ventoux” refer to Ventoux CCM Acquisition Corp. prior to the Business Combination and references to “Legacy Presto” refer to E La Carte, Inc. prior to the Business Combination.

TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Presto” refer to Presto Automation Inc.

In this document:

•        “Aggregate Fully Diluted Company Common Shares” means (A) the fully-diluted number of shares of Presto Common Stock outstanding immediately prior to the Effective Time minus, if any, (B) any shares of Presto Common Stock (1) issued or issuable in connection with certain permitted acquisitions undertaken by the Company prior to the Closing, (2) held in the treasury of the Company or owned by VTAQ, Ventoux Merger Sub, Ventoux Merger Sub II or the Company immediately prior to the Effective Time, and (3) owned by a holder who is entitled to demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the Delaware General Corporation Law;

•        “Amended and Restated Registration Rights Agreement” means the amended and restated registration rights agreement entered into between New Presto, the Sponsors, Cleveland Avenue, VTAQ’s directors and officers, the Note Investor and certain Presto Stockholders in connection with the consummation of the Business Combination;

•        “Amended and Restated Warrant Agreement” means the amended and restated warrant agreement entered into between New Presto, the Sponsors and Continental in connection with the consummation of the Business Combination;

•        “Business Combination” means the business combination pursuant to the Merger Agreement;

•        “Bylaws” means the bylaws of Presto;

•        “Chardan” means Chardan Capital Markets, LLC;

•        “Chardan Investments” means Chardan International Investments, LLC, one of the Sponsors of VTAQ;

•        “Charter” or “Current Charter” means Presto’s current amended and restated certificate of incorporation as filed with the Secretary of State on September 21, 2022;

•        “Closing” means the closing of the Business Combination;

•        “Code” means the Internal Revenue Code of 1986, as amended;

•        “Combined Entity” means VTAQ after the event in which Presto becomes a wholly-owned subsidiary of VTAQ;

•        “Committee” means a committee of at least two people appointed by the Presto Board to administer the Incentive Plan;

•        “Continental” means Continental Stock Transfer & Trust Company;

•        “Contingent Consideration” means 15,000,000 additional shares of the common stock of New Presto to be issued to the securityholders of Presto, contingent on achievement of certain milestones;

•        “DGCL” means the Delaware General Corporation Law;

•        “Effective Time” means the time at which the Business Combination became effective pursuant to its terms;

•        “Exchange Act” means the Securities Exchange Act of 1934, as amended;

•        “Exchange Ratio” means the quotient obtained by dividing (a) 52,500,000 by (b) the number of Aggregate Fully Diluted Company Common Shares;

•        “Financing Warrants” means 1,500,000 warrants that were newly issued to the lenders party to the Credit Agreement, bearing substantially similar terms to the Private Placement Warrants;

•        “First Merger” means the merger pursuant to which Ventoux Merger Sub will merge with and into Presto;

•        “Founders Shares” means the outstanding shares of our Common Stock held by the Sponsors, current and former directors and affiliates of our management team and certain permitted transferees since December 23, 2020;

•        “Legacy Presto” means E La Carte, Inc., a Delaware corporation, prior to the Business Combination;

•        “Mergers” means the First Merger and Second Merger;

•        “Merger Agreement” means the Agreement and Plan of Merger, dated as of November 10, 2021, as amended by that certain Amendment to Agreement and Plan of Merger, dated as of April 1, 2022, as further amended by that Second Amendment to Agreement and Plan of Merger, dated as of July 25, 2022, by and among VTAQ, Ventoux Merger Sub I, Ventoux Merger Sub II and Presto;

•        “New Presto” means VTAQ after the event in which Presto becomes a wholly-owned subsidiary of VTAQ and VTAQ changes its name to Presto Automation Inc.;

•        “PIPE Investment” means the sale of an aggregate of 7,143,687 shares of Common Stock for an aggregate consideration of $55,000,000 in a private placement that closed simultaneously with the consummation of the Business Combination;

•        “Preferred Stock” means 1,000,000 shares of preferred stock, par value $0.0001 per share, of the 51,000,000 total number of authorized shares of all classes of capital stock;

•        “Preferred Stock Conversion” means the conversion of each share of Presto Series A preferred stock, Series AA-1 preferred stock, Series AA-2 preferred stock, Series B preferred stock, Series B-1 preferred stock, Series C preferred stock and Series C-1 preferred stock issued and outstanding immediately prior to the Effective Time upon the effective time of the Merger;

•        “Presto Board” means the board of directors of Presto Automation Inc. following the Business Combination;

•        “Presto Common Stock” means the common stock of New Presto, $0.0001 par value per share;

•        “Presto Option” means an option to acquire common stock of New Presto with the same terms and conditions as applied to the Presto Option immediately prior to the Effective Time;

•        “Presto RSU” means each outstanding restricted stock unit in respect of Presto Common Stock;

•        “Private Placement Warrants” or “Private Warrants” means 6,125,000 warrants that were sold by VTAQ to the Sponsor in a private sale prior to the VTAQ IPO and that remain outstanding as of the date of this prospectus;

•        “Public Warrants” means the warrants issued in the VTAQ IPO, each of which entitles the holder to purchase one-half (1/2) of a share of Common Stock, initially at an exercise price of $11.50 per share and as subsequently adjusted to an exercise price of $8.21 per share as further described herein;

•        “RSUs” means restricted stock units;

•        “Second Merger” means the merger immediately following the First Merger between the Surviving Corporation and Ventoux Merger Sub II;

•        “Securities Act” means the Securities Act of 1933, as amended;

•        “Sponsors” means Ventoux Acquisition Holdings LLC and Chardan International Investments, LLC;

•        “Surviving Corporation” means the surviving entity following the First Merger and continuing (immediately following the First Merger) as a wholly-owned subsidiary of VTAQ;

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•        “Trust Account” means the Trust Account of VTAQ, which holds the net proceeds of the VTAQ IPO and the sale of the private units, together with interest earned thereon, less amounts released to pay franchise and income tax obligations;

•        “Unit” means a unit consisting of one share of Common Stock, one warrant to purchase one-half (1/2) of a share of Common Stock and one right to receive one-twentieth (1/20) of a share of Common Stock;

•        “Ventoux Acquisition” means Ventoux Acquisition Holdings LLC;

•        “Ventoux Merger Sub I” means Ventoux Merger Sub I Inc., a Delaware corporation and a direct, wholly-owned subsidiary of VTAQ;

•        “Ventoux Merger Sub II” means Ventoux Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of VTAQ;

•        “VTAQ” means Ventoux CCM Acquisition Corp;

•        “VTAQ Common Stock” means the common stock of VTAQ, $0.0001 par value per share; and

•        “VTAQ IPO” means VTAQ’s initial public offering.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995, including statements about the financial condition, results of operations, earnings outlook and prospects of Presto. Investors should note that on April 8, 2021, the staff of the SEC issued a public statement entitled “SPACs, IPOs and Liability Risk under the Securities Laws,” in which the SEC staff indicated that there is uncertainty as to the availability of the safe harbor under these Sections in connection with a SPAC merger. In addition, any statements that refer to projections (including EBITDA, adjusted EBITDA, EBITDA margin and revenue projections), forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements are based on projections prepared by, and are the responsibility of Presto’s management teams.

Factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under the heading “Risk Factors” and elsewhere in this prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect the business, financial condition or results of operations of Presto. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can Presto assess the impact of all such risk factors on the business of Presto, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to Presto or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. Presto undertakes no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and may not contain all of the information that is important to you in making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section titled “Where You Can Find More Information.”

Unless the context otherwise requires, references in this prospectus to the “Company,” “we,” “us” or “our” are to Presto Automation Inc.

Overview

Presto, a Delaware corporation headquartered in San Carlos, California, seeks to overlay next-generation digital solutions onto the approximately $3 trillion hospitality industry given the hospitality industry’s current primarily analog nature and substantial reliance on labor. At present, Presto is focused on the restaurant industry. Since its founding in 2008, Presto has shipped over 250,000 enterprise-grade digital solution systems to the restaurant hospitality industry. Presto leverages decades of deep domain experience to build a technology platform that digitizes on-premise restaurant dining rooms and drive-throughs to maximize restaurant profitability and enhance the guest dining experience. Presto offers a range of Touch, Vision and Voice products to restaurants.

•        Touch — Presto’s Touch products enable self-serve ordering, payment processing, customer (frequently referred to as logos herein) personalization, and gaming experiences. Presto’s latest product, Presto Flex, is an all-in-one tablet that can be deployed for a variety of applications, including serving as a tabletop device, self-serve kiosk or handheld device. Presto Flex offers Wi-Fi and LTE connectivity while weighing 25% less than an iPad with three times the battery capacity of comparable tablets. A.I. technology provides speech recognition that allows automated voice ordering by both guests and staff. Presto Flex’s front and rear cameras enable coupon scanning. Presto Flex hosts a wide range of payment options and is compliant with Payment Card Industry Data Security Standards (“PCI-DSS”). On average, Presto Flex eliminates 65% of point of sale trips increasing tables serviced and tips per server.

•        Vision — Presto’s AI-powered computer vision application provides real-time error detection, visual order tracking capabilities, and repeat guest identification. Presto Vision uses strategically located cameras and powerful artificial intelligence (“AI”) algorithms to offer unique real-time insights to restaurant operations and analytics. Presto’s next generation technology quickly identifies dropouts in drive-through lines, repeat customers, errors during food preparation, and missing items in the packing process. Vision’s smart analytics promotes items with short preparation times when queues are long and notifies managers to deploy line-busting tablets when drive-through wait times or abandonment rates are high. The Vision product also helps boost order accuracy in the restaurant hospitality industry by deploying its technology to kitchens, which allows management to monitor whether orders going out the door are substantially accurate.

•        Voice — Presto’s speech recognition technology offers guests voice-based ordering in the drive-through and other restaurant settings. Presto’s Voice product takes orders using automated A.I. that frees up staff by automatically transmitting orders to the restaurant’s POS system. Voice technology enables faster transactions and improved order accuracy by eliminating human order taking. The Voice product also increases check sizes with automatic upselling and cross-selling functionality.

Summary of Risk Factors

Our shareholders should carefully consider the following risk factors, together with all of the other information included in this prospectus.

Risks Related to Presto’s Business and Industry:

•        If Presto fails to manage its growth effectively, to sustain its recent revenue growth or attract new customers, it may be unable to execute its business plan, maintain high levels of service and customer satisfaction, or adequately address competitive challenges.

•        Presto’s limited operating history with its new Vision and Voice products in a new and developing market makes it difficult to evaluate its current business and future prospects and may increase the risk that it will not be successful.

•        Presto has a history of generating net losses, and if it is unable to achieve adequate revenue growth while its expenses increase, it may not achieve or maintain profitability in the future.

•        The ongoing COVID-19 pandemic has adversely impacted (including as a result of global supply chain shortages that Presto expects to continue for the foreseeable future) and may continue to adversely impact Presto’s results of operations and financial condition.

•        Presto generates a significant portion of its revenue from its three largest customers, and the loss or decline in revenue from any of these customers could harm its business, results of operations, and financial condition.

•        If Presto fails to continue to improve and enhance the functionality, performance, reliability, design, security, or scalability of its platform in a manner that responds to its customers’ evolving needs, its business may be adversely affected.

•        Since Presto recognizes revenue from the sale of its products over a multi-year term, downturns or upturns in sales are not immediately reflected in full in its results of operations.

•        Presto and certain of its third-party partners, service providers, and subprocessors transmit and store personal information of its customers and consumers. If the security of this information is compromised, Presto’s reputation may be harmed, and it may be exposed to liability and loss of business.

•        Presto is subject to stringent and changing privacy laws, regulations and standards, and contractual obligations related to data privacy and security, and noncompliance with such laws could adversely affect its business.

•        Unfavorable conditions in the restaurant industry or the global economy, including with respect to food, labor, and occupancy costs, could limit Presto’s ability to grow its business and materially impact its financial performance.

•        Presto may require additional capital, which additional financing may result in restrictions on its operations or substantial dilution to its stockholders, to support the growth of its business, and this capital might not be available on acceptable terms, if at all.

•        Presto has outstanding secured debt that contains financial covenants and other restrictions on its actions that may limit its operational flexibility or otherwise adversely affect its results of operations.

•        Presto’s sales cycles can be long and unpredictable, and its sales efforts require considerable investment of time and expense.

•        Presto has identified material weaknesses in its internal control over financial reporting and, if it fails to remediate these deficiencies, it may not be able to accurately or timely report its financial condition or results of operations.

•        There is substantial doubt about our ability to continue as a going concern if we do not receive additional financing in a timely manner.

•        The sale of the shares registered for resale hereunder and future sales of substantial amounts of Presto’s securities in the public market, or the perception that such sales may occur, may cause the market price of Presto’s Common Stock to decline significantly.

Risks Related to Third Parties:

•        Presto relies on a limited number of suppliers to provide part of the technology it offers. Thus, it is at risk of shortages, price increases, changes, delays or discontinuations of hardware.

•        Presto relies substantially on a select few payment processors to facilitate payments made by or to guests and customers, and if it cannot manage risks related to its relationships with its payment processors, its business, financial condition, and results of operations could be adversely affected.

•        Presto relies on computer hardware, licensed software and services rendered by third parties and the interoperability thereof in order to run its business.

Risks Related to Regulatory, Legal and Compliance Matters:

•        Presto’s business is subject to a variety of U.S. laws and regulations (including with respect to payment transaction processing), many of which are unsettled and still developing, and Presto or its customers’ failure to comply with such laws and regulations could subject it to claims or otherwise adversely affect its business, financial condition, or results of operations.

•        Significant changes in U.S. and international trade policies that restrict imports or increase tariffs could have a material adverse effect on Presto’s results of operations.

•        Presto could be required to collect additional sales taxes or be subject to other tax liabilities that may increase the costs its customers would have to pay for its products and adversely affect its results of operations.

Risks Related to Presto’s Intellectual Property:

•        If Presto fails to adequately protect its intellectual property rights, its competitive position could be impaired and it may lose valuable assets, generate reduced revenue and become subject to costly litigation to protect its rights.

•        Presto may be subject to claims by third parties of intellectual property infringement.

•        Presto uses open-source software in its platform, which could negatively affect its ability to sell its services or subject it to litigation or other actions.

Corporate Information

Our principal executive office is located at 985 Industrial Road, San Carlos, CA 94070. Our telephone number is (650) 817-9012. Our website address is www.presto.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Presto’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the Closing of Ventoux’s Initial Public Offering, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

THE OFFERING

We are registering the issuance by us of up to 16,250,000 shares of Common Stock that may be issued upon exercise of the warrants to purchase common stock, including the public warrants, financing warrants and private placement warrants. We are also registering the resale by the Selling Securityholders or their permitted transferees of (a) up to 48,149,324 shares of Common Stock, which includes (i) 4,312,500 founder shares, (ii) 7,143,687 shares of Common Stock issued to certain institutional and accredited investors in connection with the consummation of the Business Combination and (iii) 7,433,040 shares of Common Stock that may be issued from time to time upon achievement of certain stock price thresholds and (b) 6,125,000 private placement warrants and 1,500,000 financing warrants. Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under the “Risk Factors” section of this prospectus.

Issuance of Common Stock

The following information is as of December 12, 2022 and does not give effect to issuances of our Common Stock or the exercise of warrants after such date.

Shares of our Common Stock to be issued upon exercise of all public warrants, financing warrants and private placement warrants	16,250,000 shares
Shares of our Common Stock outstanding prior to exercise of all public warrants, financing warrants and private placement warrants	51,108,930 shares
Use of proceeds

We will receive up to an aggregate of approximately $158,498,750 from the exercise of all public warrants, financing warrants and private placement warrants assuming the exercise in full of all such warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes which may include acquisitions or other strategic investments. Our warrants are currently out-of-the money. We do not expect warrant holders to exercise their warrants and, therefore, we do not expect to receive cash proceeds from any such exercise, for so long as the warrants remain out-of-the money. See the section entitled “Description of Securities — Warrants” for more information.

Resale of Shares of Common Stock and Warrants
Shares of Common Stock offered by the Selling Securityholders

48,149,324 shares (which includes up to 4,312,500 founder shares, 7,143,687 PIPE Shares and 7,433,040 shares of Common Stock that may be issued from time to time upon achievement of certain stock price thresholds)

Warrants offered by the Selling Securityholders	6,125,000 private placement warrants and 1,500,000 financing warrants

Exercise Price

$8.21 per share with respect to the public warrants and $11.50 per share with respect to the private placement warrants and the financing warrants, subject to adjustment as described herein, which exceeds the market price of our Common Stock of $3.87 per share based on the closing price on the Nasdaq on December 12, 2022. If all of our public warrants, financing warrants and private placement warrants were exercised in full for cash, we would receive an aggregate of approximately $158,498,750 million. For so long as the warrants remain out-of-the money, we believe it is unlikely that the Selling Securityholders will exercise their warrants and therefore, we do not expect to receive cash proceeds from any such exercise. There can be no assurance that the warrants will ever be in-the money prior to their expiration and as such, the warrants may expire worthless.

Redemption	The private placement warrants and financing warrants are not redeemable by us. See “Description of Our Securities—Warrants” for further discussion.
Use of proceeds

We will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Securityholders. With respect to shares of Common Stock underlying the warrants, we will not receive any proceeds from such shares except with respect to amounts received by us upon exercise of such warrants to the extent such warrants are exercised for cash. See “Use of proceeds” above for more information on the proceeds we expect to receive from the exercise of such warrants.

Ticker Symbol	Our shares of Common Stock and public warrants are listed on Nasdaq under the symbol “PRST” and “PRSTW.”
Lock-up restrictions

Substantially all of our stockholders, including the Selling Securityholders, are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Securities Act Restrictions on Resale of Common Stock.”

INFORMATION RELATED TO OFFERED SECURITIES

This prospectus relates to (i) the issuance by us of up to 16,250,000 shares of Common Stock that may be issued upon exercise of warrants to purchase Common Stock at an exercise price of $8.21 per share with respect to the Public Warrants and $11.50 per share of Common Stock with respect to the financing warrants and the private placement warrants (each as defined herein), and (ii) the offer and sale, from time to time, of (a) an aggregate of 48,149,324 shares of Common Stock by the Selling Securityholders and (b) 6,125,000 private placement warrants and 1,500,000 financing warrants. The securities registered for resale covered by this prospectus consist of:

(i)     4,312,500 shares of Common Stock held by the Sponsors, their respective permitted transferees and the independent directors of our predecessor Ventoux CCM Acquisition Corp. (“VTAQ”) (such shares, the “founder shares”) purchased prior to VTAQ’s initial public offering of Common Stock consummated on December 30, 2020 (the “IPO”), at a price of $0.005 per share;

(ii)    7,143,687 PIPE Shares, which, together with the transfer of founder shares to such investors by the Sponsors, resulted in (i) an investment made by an affiliate of Cleveland Avenue at an effective price per share of $7.14, taking into account (a) the subscription of 6,593,687 shares of Common Stock for an aggregate purchase price of $50.0 million and (b) the transfer of 406,313 founder shares by the Sponsors to Cleveland Avenue for nominal consideration, (ii) investments by five subscribers at an effective price per share of $8.00 per share, consisting of (a) a subscription for an aggregate of 698,750 shares of Common Stock for an aggregate purchase price of $6.25 million, and (b) the transfer of an aggregate 82,500 founder shares from the Sponsors for nominal consideration and (iii) investments by a remaining eight subscribers for an aggregate of 375,000 shares of Common Stock for an aggregate purchase price of $3.75 million, or $10.00 per share;

(iii)   640,000 shares of Common Stock issued as partial consideration to various advisors of the Company and VTAQ for services rendered in connection with the Business Combination and the PIPE Investment, valued at $10.00 per share;

(iv)   20,995,097 shares of Common Stock issued or issuable to affiliates of the Company, at an exchange ratio as provided in the Merger Agreement for shares and restricted stock units of Legacy Presto, resulting in an effective purchase price of $10.00 per share;

(v)    up to 7,433,040 shares of Common Stock (that may be issued from time to time upon achievement of certain stock price thresholds) to affiliates of the Company in connection with the earnout provisions set forth in the Merger Agreement at an exchange ratio as provided in the Merger Agreement for shares of Legacy Presto, resulting in an effective purchase price of $10.00 per share; and

(vi)   6,125,000 private placement warrants exercisable for one share of Common Stock at an exercise price of $11.50 per share, purchased by the Sponsors and their permitted transferees, at a price of $1.00 per private placement warrant in a private placement simultaneously with the consummation of VTAQ’s IPO; and 1,500,000 financing warrants exercisable for one share of Common Stock at an exercise price of $11.50 per share, issued to affiliates of Metropolitan Partners Group Administration, LLC in connection with the Credit Agreement between the Company and Metropolitan Partners Group Administration, LLC; and the 7,625,000 shares of Common Stock underlying the private placements warrants and financing warrants.

The following table includes information relating to the securities held by the Selling Securityholders, including the price each Selling Securityholder paid for the securities, the potential profit relating to such securities and any applicable lock-up restrictions. The following table is in part based off Presto’s internal records and is for illustrative purposes only. The table should not be relied upon for any purpose outside of its illustrative nature. The public offering price in VTAQ’s IPO was $10.00 per share. Consequently, as seen in the table below, some of the Selling Securityholders may realize a positive rate of return on the sale of their Common Stock covered by this prospectus even if the market price per share of our Common Stock is below $10.00 per share, in which case the public shareholders may experience a negative rate of return on their investment.

Selling Securityholder	Number of Offered Securities	Effective Purchase Price per Offered Security			Potential Profit per Offered Security(1)	Lock-Up Restrictions
Entities or persons affiliated with Ventoux Acquisition Holdings, LLC and permitted transferees
Founder shares	4,312,500		$0.005		$16,698,375	(2)
Private placement warrants	6,125,000		$1.00		$—	(2)
Shares underlying private placement warrants	6,125,000		$11.50	(3)	$—	(2)
Certain Legacy Presto shareholders
Common stock	20,995,097		$10.00		$—	(4)
Earnout shares	7,433,040		$10.00		$—	N/A
PIPE Investors
PIPE shares	7,143,687		$7.35	(5)	$—	(6)
Advisors
Common stock	640,000		$10.00	(7)	$—	N/A
Lenders under the Credit Agreement
Private placement warrants	1,500,000	$	N/A	(8)	$—	N/A
Shares underlying private placement warrants	1,500,000		$11.50	(3)	$—	N/A

____________

(1)      Based on the closing price of our Common Stock on December 12, 2022 of $3.87.

(2)      The Sponsors, VTAQ’s former directors and officers, certain affiliates of the Sponsors and permitted transferees of founder shares agreed to subject the founder shares to lock-up restrictions. Pursuant to the Sponsor Support Agreement, during the period beginning on the Closing Date until 18 months after the Closing Date, such persons may not transfer any of its, his or her founders shares, except for certain limited permitted transfers. In addition, such persons agreed that they will not transfer any private placement warrants, acquired prior to the VTAQ’s IPO, during the period from the Closing Date to 18 months after the Closing Date.

(3)      Represents the exercise price of the private placement warrants.

(4)      Certain stockholders of Legacy Presto agreed to subject the shares of Common Stock issued to such parties in the Business Combination to lock-up restrictions. Pursuant to the Sponsor Support Agreement, during the period beginning on the Closing until 18 months after the Closing, such persons may not transfer any of its, his or her shares of Common Stock issued to them in the Business Combination, except for certain limited permitted transfers. Includes Rajat Suri, Krishna K. Gupta and certain affiliated entities, William Healey and Ilya Golubovich and certain affiliated entities.

(5)      Represents the weighted-average effective price per share of investments by the PIPE Investors. Such weighted-average price reflects 7,143,687 shares of Common Stock issued in a private placement pursuant to subscription agreements with certain investors, which, together with the transfer of founder shares to PIPE Investors by the Sponsors, resulted in (i) an investment made by an affiliate of Cleveland Avenue at an effective price per share of $7.14, taking into account (a) the subscription of 6,593,687 shares of Common Stock for an aggregate purchase price of $50.0 million and (b) the transfer of 406,313 founder shares by the Sponsors to Cleveland Avenue for nominal consideration, (ii) investments by five subscribers at an effective price per share of $8.00 per share, consisting of (a) a subscription for an aggregate of 698,750 shares of Common Stock for an aggregate purchase price of $6.25 million, and (b) the transfer of an aggregate 82,500 founder shares from the Sponsors for nominal consideration and (iii) investments by a remaining eight subscribers for an aggregate of 375,000 shares of Common Stock for an aggregate purchase price of $3.75 million, or $10.00 per share.

(6)      Each of the PIPE Investors agreed to subject the PIPE Shares to a lock-up restriction of 18 months with respect to the PIPE Shares purchased.

(7)      The Company issued shares of Common Stock to certain advisors which are Selling Securityholders in this prospectus for services rendered in connection with the Business Combination valued at $10.00 per share.

(8)      The Company issued warrants to purchase Common Stock to lenders party to the Credit Agreement which are Selling Securityholders as consideration for entering into the Credit Agreement and for making the term loan contemplated thereby.

RISK FACTORS

The following risk factors apply to our business and operations following the completion of the Business Combination. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of Presto. You should carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business, prospects, financial condition or operating results. The following discussion should be read in conjunction with our financial statements and notes to the financial statements included herein.

Risks Related to Presto’s Business and Business Development

Risks Relating to our Business Plan

If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service and customer satisfaction, or adequately address competitive challenges.

Our operations have expanded rapidly and we expect that will continue. To manage our current and anticipated future growth effectively, we must continue to maintain and enhance our finance and accounting systems and controls, as well as our information technology (“IT”) and security infrastructure. For example, we expect we will need to invest in and seek to enhance our supply chain, inventory and IT systems and capabilities, including with respect to internal information sharing and interconnectivity between various systems within our infrastructure.

We must also attract, train, and retain a significant number of qualified sales and marketing personnel, client support personnel, professional services personnel, software engineers, technical personnel, and management personnel, without undermining our corporate culture of rapid innovation, teamwork, and attention to customer success that has been central to our growth.

Failure to effectively manage our growth could also lead us to over-invest or under-invest in our development and operations, result in weaknesses in our infrastructure, systems, or controls, give rise to operational mistakes, financial losses, loss of productivity or business opportunities, and result in loss of employees and reduced productivity of remaining employees. To support our growth, we expect to make significant sales and marketing expenditures to increase sales of our platform and increase awareness of our brand and significant research and development expenses to increase the functionality of our platform and to introduce additional related products and services. A significant portion of our investments in our sales and marketing and research and development activities will precede the benefits from such investments, and we cannot be sure that we will receive an adequate return on our investments. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our revenue may not increase or may grow more slowly than expected, and we may be unable to implement our business strategy.

Our business may be materially adversely affected if our existing and future products fail to achieve and maintain customer acceptance.

Our platform is made up of our Touch, Voice and Vision products, of which Voice and Vision are relatively new. It is possible that these products may be difficult to sell and/or it may become evident that these products, or different products that we develop in the future, are not productive uses of our capital or time. This could result in us modifying our business and focus away from these products. There are substantial risks and uncertainties associated with these efforts, and we could invest significant capital and resources.

If we eliminate or phase out a product and are not able to offer and successfully market and sell an alternative product, our revenue may decrease, which could have a material adverse effect on our results of operations. Developing new products also imposes burdens on our internal teams, including management, compliance, product development and marketing. These processes are costly, and our efforts to develop, integrate and enhance our products may not be successful, or our initial timetables for the development, introduction and roll-out of new products and profitability targets may not be met. If we incur significant costs in developing new products, if we are not able to successfully market and sell these new products, or if our customers fail to widely accept these new products, there could be a material adverse effect on our results of operations due to a decrease of our revenues and a reduction of our profitability.

In addition, our revenues, costs, margin, and cash flow may fluctuate because new products generally require startup costs while revenues take time to develop, which may adversely impact our results of operations.

If we do not attract new customers and increase our customers’ use of our platform, our business will suffer.

We derive, and expect to continue to derive, a majority of our revenue and cash inflows from our integrated cloud-based platform, which encompasses software and hardware components. As such, our ability to attract new customers, retain existing customers, and increase the use of our platform by existing customers is critical to our success.

Our future revenue will depend on our success in attracting additional customers to our platform. Our ability to attract additional customers will depend on a number of factors, including the effectiveness of our sales team, the success of our marketing levels, our levels of investment in expanding our sales and marketing teams, referrals by existing customers, and the availability of competitive restaurant technology platforms. We may not experience the same levels of success with respect to our customer acquisition strategies as seen in prior periods, and if the costs associated with acquiring new customers materially rises in the future, our expenses may rise significantly.

In addition to attracting new customers, we will seek to expand the usage of our platform by broadening the adoption by our customers of various products included within our platform. Further, while many of our customers deploy our platform to all of their restaurant locations, some of our customers initially deploy our platform to a subset of locations. For those customers, we seek to expand the use of our platform to additional locations over time. Our ability to increase adoption of our products by our customers and to increase penetration of our existing customers’ locations will depend on a number of factors, including our customers’ satisfaction with our platform, competition, pricing and our ability to demonstrate the value proposition of our products.

We may not be able to sustain our recent revenue growth in future periods.

We have grown rapidly over the last several years, and our recent revenue growth rate and financial performance should not be considered indicative of our future performance. You should not rely on our revenue or key business metrics for any previous quarterly or annual period as indicative of our revenue, revenue growth, key business metrics, or key business metrics growth in future periods. In particular, our revenue growth rate has fluctuated in prior periods. We expect our revenue growth rate to fluctuate over the short and long term. We may experience declines in our revenue growth rate as a result of a number of factors, including slowing demand for our platform, insufficient growth in the number of customers and their guests that utilize our platform, increasing competition, changing customer and guest behaviors, a decrease in the growth of our overall market, our failure to continue to capitalize on growth opportunities, the impact of regulatory requirements, and the maturation of our business, among others.

The COVID-19 pandemic has adversely impacted and may continue to adversely impact our business, financial condition, and results of operations.

The COVID-19 pandemic has adversely affected workforces, consumers, economies, and financial markets globally. The adverse impact of the pandemic has been and may continue to be particularly acute among enterprise restaurant customers, which comprise the majority of our customer base, and many franchisees have been required to cease or substantially diminish business operations for an indeterminate period of time. The pandemic also has disrupted, and may continue to disrupt, our supply chains and relationships with third-party partners. For example, during 2020 and 2021, we experienced difficulties related to equipment availability and spare parts, extended repair times and international shipping delays. These issues resulted in a delay in product expansion and maintenance revenue, as well as increased the time necessary to negotiate customer contracts and for product implementation. While we have seen these difficulties subside during 2022, especially in regards to international shipments, there can be no assurance that these improvements will continue. Furthermore, the pandemic has also had, and may continue to have, a variety of additional effects on our business and operations, including reducing the demand for our platform, restricting our operations and sales and marketing efforts, impeding our ability to conduct product development and other important business activities, and decreasing technology spending.

However, while adversely impacting the restaurant industry and our business, the COVID-19 pandemic has also increased the focus by restaurants on the need for a digital technology platform that can address the need for safe, frictionless, contact-free experiences in restaurants and address off-premise dining. While we believe these trends may positively impact our business in the longer-term, we cannot predict the extent to which the increased focus on the need for digital solutions such as those offered by our platform will persist. For example, we cannot predict the manner and extent to which the reemergence of on-premise dining and other types of in-person activity will impact our business, including with respect to engaging with our products. Due to the uncertainty of the COVID-19 pandemic, we will continue to assess the situation, including abiding by any government-imposed restrictions, market-by-market. We are unable to accurately predict the ultimate impact that the COVID-19 pandemic will have on our operations going forward due to uncertainties that will be dictated by the length of time that the disruptions resulting from the pandemic continue, which will, in turn, depend on the currently unknowable duration and severity of the COVID-19 pandemic, the impact of governmental regulations that might be imposed in response to the pandemic, the effectiveness and wide-spread availability of the vaccines, the speed and extent to which normal economic and operating conditions will resume, and overall changes in consumer behavior. We also cannot accurately forecast the potential impact of additional outbreaks as government restrictions are relaxed, the impact of further shelter-in-place or other government restrictions that are implemented in response to such outbreaks, or the impact on our customers’ ability to remain in business, each of which could continue to have an adverse impact on our business.

To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, such as those relating to our liquidity, our indebtedness, and our ability to comply with the covenants contained in the agreements that govern our indebtedness.

Our limited operating history with our new products in a new and developing market makes it difficult to evaluate our current business and future prospects, and may increase the risk that we will not be successful.

We have a limited operating history with our products, particularly our Voice and Vision products. As a result, we have less experience with these products and their related pricing models, which makes it difficult to accurately assess our future prospects. You should consider our future prospects in light of the challenges and uncertainties that we face, including:

•        the fact that it may not be possible to fully discern the trends that we are subject to;

•        that we operate in a new and developing market with a rapidly changing competitive landscape;

•        that we may be unable to accurately predict our revenue and operating expenses for new products that we release;

•        our ability to enhance or retain our brand among customers and potential customers;

•        that we may in the future enter into additional new and developing markets that may not develop as we expect or that our platform may not adequately address; and

•        that elements of our business strategy are new and subject to ongoing development

We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, including increasing and unforeseen expenses as we continue to grow our business. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not manage these risks successfully, our reputation, business, results of operations, and prospects will be harmed.

We currently generate significant revenue from a small number of large customers, and the loss or decline in revenue from any of these customers could harm our business, results of operations, and financial condition.

For each of the years ended June 30, 2022 and 2021, our three largest restaurant logos (including, as applicable, the franchisees of such restaurants aggregated as a single customer for reporting purposes) generated an aggregate of approximately 93% our revenue. Although these customers have previously entered into multi-year term contracts with us, they may reduce or terminate their usage of our platform or decide not to renew their agreements with us and we have and may continue to transition certain customer relationships between the enterprise and franchisee levels.

We have in the past, and we may in the future, lose one or more of our largest customers. While no such losses have been material to date, in the event that any other of our largest restaurant customers do not continue to use our platform, use fewer of our products, use our products in a more limited capacity, or not at all, our business, results of operations, and financial condition could be adversely affected in the future.

If we fail to continue to improve and enhance the functionality, performance, reliability, design, security, or scalability of our platform in a manner that responds to our customers’ evolving needs, our business may be adversely affected.

Our industry is characterized by rapid technological change, frequent new product and service introductions, and evolving industry standards. Our success has been based on our ability to identify and anticipate the needs of our customers and design and maintain a platform that provides them with the tools they need to operate their businesses in a manner that is productive and meets or exceeds their expectations. Our ability to attract new customers and increase sales to both new and existing customers will depend in large part on our ability to continue to improve and enhance the functionality, performance, reliability, design, security, and scalability of our platform. Additionally, to achieve and maintain market acceptance for our platform, we must effectively integrate with new or existing software solutions that meet changing customer demands in a timely manner.

As we expand our platform and services, and as the number of our customers with higher volume sales increases, we expect that we will need to offer increased functionality, scalability and support, including to keep our platform, systems, and services secure, which requires us to devote additional resources to such efforts. To the extent we are not able to enhance our platform’s functionality in order to maintain its utility and security, enhance our platform’s scalability in order to maintain its performance and availability, or improve our support functions in order to meet increased customer service demands, our business, operating results, and financial condition could be adversely affected.

We may experience difficulties with software development that could delay or prevent the development, deployment, introduction, or implementation of new products and enhancements. Software development involves a significant amount of time, as it can take our developers months to update, code, and test new and upgraded products and integrate those products into our platform. We must also continually update, test, certify, maintain, and enhance our software platform. We may make significant investments in new products or enhancements that may not achieve expected returns. The continual improvement and enhancement of our platform requires significant investment and we may not have the resources to make such investment. Our improvements and enhancements may not result in our ability to recoup our investments in a timely manner, or at all. The improvement and enhancement of the functionality, performance, reliability, design, security, and scalability of our platform is expensive and complex, and to the extent we are not able to perform it in a manner that responds to our customers’ evolving needs, our business, operating results, and financial condition will be adversely affected.

Our brand is integral to our success. If we fail to effectively maintain, promote, and enhance our brand, our business and competitive advantage may be harmed.

We believe that maintaining, promoting, and enhancing the Presto brand is critical to expanding our business. Maintaining and enhancing our brand will depend largely on our ability to continue to provide high-quality, well-designed, useful, reliable, and innovative products, which we may not do successfully in the future.

Errors, defects, security incidents, disruptions, or other performance problems with our platform, including with third-party applications, services, or partners, including our partners who provide payment processing services, may harm our reputation and brand. We may introduce new products or terms of service that our customers or their consumers do not like, which may negatively affect our brand. Additionally, if our customers or their consumers have a negative experience using our products or third-party solutions integrated within our platform, such an experience may affect our brand, especially as and if we continue to attract multi-location restaurant customers to our platform.

Any unfavorable media coverage or negative publicity about our company, for example, the quality and reliability of our platform, our privacy and security practices or the loss or misuse of our customer data or consumers’ personal information, our platform changes, litigation, or regulatory activity, or regarding the actions of our partners or our customers, could seriously harm our reputation. Such negative publicity could also adversely affect the size, demographics, engagement, and loyalty of our customers, and result in decreased revenue, which could seriously harm our business.

We believe that the importance of brand recognition will increase as competition in our market increases, which we expect to occur. In addition to our ability to provide reliable and useful products at competitive prices, successful promotion of our brand will depend on the effectiveness of our marketing efforts. While we primarily market our platform through direct sales efforts, our platform is also marketed through a number of free traffic sources, including customer referrals and word-of-mouth. Our efforts to market our brand have involved significant expenses, which we intend to increase, and as our market becomes increasingly competitive, these marketing initiatives may become increasingly difficult and expensive. Our marketing spend may not yield increased revenue, and even if it does, any increased revenue may not offset the expenses we incur in building and maintaining our brand.

We are dependent on the continued services and performance of our senior management and other key employees, the loss of any of whom could adversely affect our business, operating results, and financial condition. We may also engage the services of third parties who provide consulting services to support our business and the failure to identify and/or retain such third parties could adversely affect our business, operating results and financial condition.

Our future performance depends on the continued services and contributions of our senior management, including our Founder and Chief Executive Officer, Rajat Suri, and other key employees to execute on our business plan, keep our platform stable and secure, and to identify and pursue new opportunities and platform innovations. The failure to properly manage succession plans or the loss of services of senior management or other key employees could significantly delay or prevent the achievement of our strategic objectives. From time to time, there may be changes in our senior management team resulting from the hiring or departure of executives, which could disrupt our business. We do not maintain key person life insurance policies on any of our employees. The loss of the services of one or more of our senior management or other key employees for any reason could adversely affect our business, financial condition, and operating results, and require significant amounts of time, training, and resources to find suitable replacements and integrate them within our business, and could affect our corporate culture.

We engage the services of third parties who provide us with certain consulting services to support our business. Any failure to identify and/or retain such third parties could adversely affect our business, operating results and financial condition and could require significant amounts of time and resources to find suitable replacements.

Our ability to recruit, retain, and develop qualified personnel is critical to our success and growth.

Our business functions at the intersection of rapidly changing technological, social, economic, and regulatory environments that require a wide range of expertise and intellectual capital. For us to successfully compete and grow, we must recruit, retain, and develop personnel who can provide the necessary expertise across a broad spectrum of disciplines. In addition, we must develop, maintain and, as necessary, implement appropriate succession plans to ensure we have the necessary human resources capable of maintaining continuity in our business.

The market for qualified personnel is competitive, and we may not succeed in recruiting additional personnel or may fail to effectively replace current personnel who depart with qualified or effective successors. Our effort to retain and develop personnel may also result in significant additional expenses, which could adversely affect our profitability. In addition, job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. The trading price of our Common Stock following the Business Combination is likely to be volatile, could be subject to fluctuations in response to various factors and may not appreciate. If the perceived value of our equity awards declines for these or other reasons, it may adversely affect our ability to attract and retain highly qualified employees. Our employees may receive significant proceeds from sales of our equity in the public markets following the Business Combination, which may reduce their motivation to continue to work for us.

Any future litigation against us could be costly and time-consuming to defend.

We may become subject to legal proceedings and claims that arise in the ordinary course of business, such as claims brought by our customers, our partners, or third parties in connection with commercial disputes or our technology or employment claims made by our current or former employees. Litigation might result in substantial costs and may divert management’s attention and resources, which might seriously harm our business, financial condition, and results of operations. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, potentially harming our business, financial position, and results of operations.

If we are unable to make acquisitions and investments, or successfully integrate them into our business, our business, results of operations and financial condition could be adversely affected.

As part of our growth strategy, we will continue to consider a wide array of potential strategic transactions, including acquisitions of businesses, new technologies, services and other assets and strategic investments that complement our business. We may evaluate target companies and make acquisitions in the future. There is no assurance that such acquired businesses will be successfully integrated into our business or generate substantial growth or revenue.

Acquisitions involve numerous risks, any of which could harm our business and negatively affect our financial condition and results of operations, including:

•        intense competition for suitable acquisition targets, which could increase prices and adversely affect our ability to consummate deals on favorable or acceptable terms;

•        failure or material delay in closing a transaction;

•        a need for additional capital that was not anticipated at the time of the acquisition;

•        transaction-related lawsuits or claims;

•        difficulties in integrating the technologies, operations, existing contracts and personnel of an acquired company;

•        difficulties in retaining key employees or business partners of an acquired company;

•        diversion of financial and management resources from existing operations or alternative acquisition opportunities;

•        failure to realize the anticipated benefits or synergies of a transaction;

•        failure to identify the problems, liabilities or other shortcomings or challenges of an acquired company or technology, including issues related to intellectual property, regulatory compliance practices, litigation, accounting practices, or employee or user issues;

•        risks that regulatory bodies may enact new laws or promulgate new regulations that are adverse to an acquired company or business;

•        theft of our trade secrets or confidential information that we share with potential acquisition candidates;

•        risk that an acquired company or investment in new offerings cannibalizes a portion of our existing business; and

•        adverse market reaction to an acquisition.

If we fail to address the foregoing risks or other problems encountered in connection with past or future acquisitions of businesses, new technologies, services and other assets and strategic investments, or if we fail to successfully integrate such acquisitions or investments, our business, results of operations and financial condition could be adversely affected.

Businesses we acquire may not have disclosure controls and procedures and internal controls over financial reporting, cybersecurity controls and data privacy compliance programs, or their existing controls and programs may be weaker than or otherwise not in conformity with ours.

Depending upon the nature and scale of any future businesses we acquire, the implementation of our disclosure controls and procedures as well as the implementation of our internal controls over financial reporting, cybersecurity and data privacy at an acquired company may be a lengthy process and may divert our attention from other business operations. Our integration efforts may periodically expose deficiencies or suspected deficiencies in the controls, procedures and programs of an acquired company that were not identified in our due diligence undertaken prior to consummating the acquisition. Where there exists a risk of deficiencies in controls, procedures or programs, we may not be in a position to comply with our obligations under applicable laws, regulations, rules and listing standards or we may be required to avail ourselves of scope limitations with respect to certifications required thereunder, and, as a result, our business and financial condition may be materially harmed.

Our pricing decisions and pricing models may adversely affect our ability to attract new customers and retain existing customers.

We have limited experience determining the optimal prices for our newest products. We have changed our pricing model from time to time and expect to do so in the future. It may turn out that the new pricing models, or the pricing for any other products we may develop, are not optimal, which may result in our products not being profitable or not gaining market share. As competitors introduce new products that compete with ours, we may be unable to attract new customers at the same price or based on the same pricing models that we have used historically. Pricing decisions and pricing models may also impact the mix of adoption among our products and negatively impact our overall revenue. Moreover, restaurant brands may be sensitive to price increases or to the prices offered by competitors. As a result, in the future we may be required to reduce our prices, which could adversely affect our revenue, profitability, financial position, and cash flows.

If our technical and maintenance support services are not satisfactory to our customers, they may not buy future products, which could materially and adversely affect our future results of operations and financial condition.

Our business relies on our customers’ satisfaction with the technical and maintenance support services we provide to support our products. If we fail to provide technical and maintenance support services that are responsive, satisfy our customers’ expectations, and timely resolve issues that they encounter with our products, then they may not purchase additional products from us in the future.

If we fail to maintain a consistently high level of customer service or if we fail to manage our reputation, our brand, business and financial results may be harmed.

We believe our focus on customer service and support is critical to attract and onboard new customers and grow our business. As a result, we have invested heavily in the quality and training of our support team, along with the tools they use to provide this service.

The number of our customers has grown significantly, which puts additional pressure on our support staff. If we are unable to provide efficient and effective customer support at scale, our ability to grow our operations may be harmed and we may need to hire additional support personnel, which could harm our margins and results of operations.

If we or our third-party service providers are unable to maintain a consistently high level of customer service, we may lose existing customers. In addition, our ability to attract new customers is highly dependent on our reputation and on positive recommendations from our existing customers. Any failure to maintain a consistently high level of customer service and to help our customers quickly resolve issues and provide effective ongoing support could harm our ability to retain existing customers and attract new customers and our reputation with existing or potential customers could suffer. We may experience difficulties maintaining a consistent level of service across our international operations and third-party providers.

If we cannot maintain our corporate culture as we grow, our success and our business and competitive position may be harmed.

We believe that a key contributor to our success to date has been our corporate culture, which is based on an ownership mentality, teamwork, customer focus, integrity, and respect. Any failure to preserve our culture could negatively affect our ability to retain and recruit personnel, which is critical to our growth, and to effectively focus on and pursue our corporate objectives. Our anticipated headcount growth and our transition from a private company to a public company may make it difficult to maintain these important aspects of our culture. If we fail to maintain our corporate culture, or if we are unable to retain or hire key personnel, our business and competitive position may be harmed.

Increases in food, labor, and occupancy costs could adversely affect results of operations

Our financial success is dependent, in part, on the ability of our restaurant customers to increase the size and revenue of their business. These customers may experience increased operating costs, including as a result of changes to food, labor, occupancy, insurance, and supply costs, as well as costs of safety equipment related to the COVID-19 pandemic, rising inflation and interest rates, and they may be unable to recover these costs through increased menu prices. Various factors beyond our control, including government regulations relating to independent contractor classifications and minimum wage increases, may affect the total cost of running a restaurant. If our current or future customers are unable to maintain or increase the size and revenue of their business, or maintain profitability, our business, financial condition, and results of operations could be harmed.

Our risk management strategies may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk.

We operate in a rapidly changing industry. Accordingly, our risk management strategies may not be fully effective to identify, monitor, and manage all risks that our business encounters. In addition, when we introduce new products, focus on expanding relationships with new types of customers, or begin to operate in new markets, we may be less able to forecast risk levels and reserve accurately for potential losses, as a result of fraud or otherwise. If our strategies are not fully effective or we are not successful in identifying and mitigating all risks to which we are or may be exposed, we may suffer uninsured liability or harm to our reputation, or be subject to litigation or regulatory actions, any of which could adversely affect our business, financial condition, and results of operations.

Provisions of our financial instruments may restrict our ability to pursue our business strategies.

We are party to a credit agreement (the “Credit Agreement”) with Metropolitan Partners Group Administration, LLC, as administrative, payment and collateral agent, the lenders and other parties party thereto, pursuant to which such lenders extended us term loans having an aggregate original principal amount of $55 million which we are borrowed in full at the consummation of the Business Combination. The Credit Agreement contains certain financial covenants, including a minimum cash covenant and maximum net leverage ratio of 1.20 to 1.00, as well as customary affirmative and restrictive covenants, including covenants regarding the incurrence of additional indebtedness or liens, payment of dividends and distributions, investments, transactions with affiliates, delivery of financial statements, payment of taxes, maintenance of insurance, dispositions of property, mergers or acquisitions, among other customary covenants. The terms of our outstanding debt may restrict our current and future operations and could adversely affect our ability to finance our future operations or capital needs or to execute business strategies in the manner desired. In addition, complying with these covenants may make it more difficult for us to successfully execute our business strategy, invest in our growth strategy, and compete against companies who are not subject to such restrictions.

A failure by us to comply with these covenants or the payment requirements specified in our financial instruments could result in an event of default under the agreement, which would give the lenders the right to declare any and all debt outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable. In addition, the lenders under the Credit Agreement would have the right to proceed against the collateral in which we granted a security interest to them, which consists of all owned goods and equipment, inventory, contract rights and general intangibles (including intellectual property), forms of obligations owing to us, cash and deposit accounts, and personal property. If our debt were to be accelerated, we may not have sufficient cash or be able to borrow sufficient funds to refinance the debt or sell sufficient assets to repay the debt, which could materially and adversely affect our cash flows, business, results of operations, and financial condition. There can be no assurance that we will remain in compliance with the covenants set forth in the Credit Agreement, and if we do not comply with such covenants, our debt may be accelerated, which could adversely affect us. Further, the terms of any new or additional financing may be on terms that are more restrictive or less desirable to us.

Certain existing shareholders purchased our shares at a price below the current trading price of such shares, and may experience a positive rate of return based on the current trading price. Our future investors may not experience a similar rate of return.

Certain of our shareholders, including certain of the Selling Securityholders, acquired our Common Stock in at prices below the current trading price of our Common Stock and may experience a positive rate of return based on the current trading price. See the section titled “Information Related to Offered Securities.” On December 12, 2022 the closing price of our Common Stock was $3.87.

Given the relatively lower purchase prices that some of our shareholders paid to acquire shares and exercise prices that some of our shareholders may pay to exercise options to acquire Common Stock compared to the current trading price of our Common Stock, these shareholders, some of whom are Selling Securityholders, in some instances will earn a positive rate of return on their investment, which may be a significant positive rate of return, depending on the market price of our Common Stock at the time that such shareholders choose to sell their Common Stock. For example, the Sponsors and the independent directors of VTAQ and certain permitted transferees of the Sponsors hold 4,312,500 shares of Common Stock purchased at a price of $0.005 per share. Even though our trading price is currently below the price of our Common Stock at Closing, certain of the Selling Securityholders, including the Sponsors, the independent directors of VTAQ and their transferees, may have an incentive to sell shares of our Common Stock because they purchased the shares at prices lower than the public investors or the current trading price of our Common Stock and may profit even under circumstances in which our public shareholders would experience losses in connection with their investment. For example, based on the closing price of our Common Stock of $3.87 as of December 12, 2022 the Sponsor and other holders of the founder shares would experience a potential profit of up to approximately $3.87 per share, or up to approximately $16.7 million in the aggregate. As such, public shareholders of our Common Stock have likely paid significantly more than certain of the Selling Securityholders for their shares and would not expect to see a positive return unless our share price appreciates above the price at which such shareholders purchased their shares. Investors who purchase our Common Stock on Nasdaq following the Business Combination may not experience a similar rate of return on the shares they purchase due to differences in the purchase prices and the current trading price. Based on the last reported sale price of our Common Stock referenced above and their respective purchase prices, certain of the Selling Securityholders may receive potential profits of to $3.87 per share, as set forth in further detail in the section titled “Information Related to Offered Securities.”

Risks Related to Presto’s Technology and Privacy

We and certain of our third-party partners, service providers, and subprocessors transmit and store personal information of our customers and consumers. If the security of this information is compromised or is otherwise accessed without authorization, our reputation may be harmed and we may be exposed to liability and loss of business.

We transmit and store personal information and other confidential information of our partners, our customers, and consumers. Third-party applications integrated with our platform may also handle or store personal information, credit card information, including cardholder data and sensitive authentication data, or other confidential information. We do not proactively monitor the content that our customers upload and store, or the information provided to us through the applications integrated with our platform, and, therefore, we do not control the substance of the content on our servers, which may include personal information. Additionally, we use third-party service providers and subprocessors to help us deliver services to customers and consumers. These service providers and subprocessors may handle or store personal information, credit card information, or other confidential information. There may in the future be successful attempts by third parties to obtain unauthorized access to the personal information of our partners, our customers, and consumers. This information could also be otherwise exposed through human error, malfeasance, or otherwise. The unauthorized release, unauthorized access, or compromise of this information could have an adverse effect on our business, financial condition, and results of operations. Even if such a data breach did not arise out of our actions or inactions, or if it were to affect one or more of our competitors or our customers’ competitors, the resulting consumer concern could negatively affect our customers and our business.

We integrate with a number of third-party service providers in order to meet our customers’ needs, and although we contractually require our customers to ensure the security of such service providers, a security breach of one of these providers could become negatively associated with our brand, or our assistance in responding to such a breach could tie up our internal resources. By the nature of the integrations, we could also get directly drawn into any resulting lawsuits. We are also subject to federal and state laws regarding cybersecurity and the protection of data. Our agreements with customers and partners require us to notify them in the event of certain security incidents. Additionally, some jurisdictions, as well as our contracts with certain customers, require us to use industry-standard or reasonable measures to safeguard personal information or confidential information. As cardholder data and sensitive authentication data is transmitted through our platform, we may be required by card networks and our contracts with payment processors to adhere to PCI-DSS. We are also subject to the operating rules of the National Automated Clearing House Association (“NACHA”). The NACHA Rules and Operating Guidelines impose obligations on us and our partner financial institutions, such as audit and oversight by the financial institutions and the imposition of mandatory corrective action, including termination, for serious violations.

Our failure to comply with legal, regulatory or contractual requirements, and the rules of payment card networks and self-regulatory organizations, including PCI-DSS and NACHA, around the security of personal information, cardholder data, or sensitive authentication data, could lead to significant fines and penalties imposed by regulators and card networks, as well as claims by our customers, consumers, or other relevant stakeholders. These proceedings or violations could force us to spend money in defense or settlement of these proceedings, result in the imposition of monetary liability or injunctive relief, divert management’s time and attention, increase our costs of doing business, and materially adversely affect our reputation and the demand for our platform. In addition, if our security measures fail to protect credit card information adequately, we could be liable to our partners, our customers and, consumers for their losses. As a result, we could be subject to fines, we could face regulatory or other legal action, and our customers could end their relationships with us. There can be no assurance that the limitations of liability in our contracts would be enforceable or adequate or would otherwise protect us from any such liabilities or damages with respect to any particular claim. We also cannot be sure that our existing insurance coverage and coverage for errors and omissions will continue to be available on acceptable terms or will be available in sufficient amounts to cover one or more large claims, or that our insurers will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceeds our available insurance coverage, or changes in our insurance policies, including premium increases, or the imposition of large deductible or co-insurance requirements, could have an adverse effect on our business and results of operations.

We are subject to stringent and changing privacy laws, regulations and standards, and contractual obligations related to data privacy and security. Our actual or perceived failure to comply with such obligations could harm our reputation, subject us to significant fines and liability, or adversely affect our business.

The regulatory framework for privacy and security issues in the United States is rapidly evolving. Laws in all 50 states require us to provide notice to customers when certain sensitive personal information has been disclosed as a result of a data breach. These laws are frequently inconsistent, and compliance in the event of a widespread data breach is costly. Moreover, states regularly enact new laws and regulations, which require us to provide consumers with certain disclosures related to our privacy practices, as well as maintain systems necessary to allow customers to invoke their rights. For example, on January 1, 2020, California adopted the California Consumer Privacy Act of 2018 (“CCPA”), which provides new data privacy rights for consumers and new operational requirements for covered businesses. The CCPA gives California residents more control over their personal information and includes a statutory damages framework and private right of action imposing civil penalties against businesses that fail to comply with certain security practices. Although the CCPA’s implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, the CCPA may increase our compliance costs and exposure to liability. Moreover, additional states that adopt privacy laws that differ from the CCPA may require us to do unanticipated and unbudgeted work in order to comply with additional privacy and data security requirements. The costs associated with compliance may impede our development and could limit the adoption of our services. Finally, any failure by our vendors to comply with applicable law or regulations could result in proceedings against us by governmental entities or others.

We publish privacy policies, self-certifications and documentation. Although we endeavor to comply with our published policies, certifications, and documentation, we may at times fail to do so or may be perceived to have failed to do so. Such failures can subject us to potential local, state, and federal action if they are found to be deceptive, unfair, or misrepresentative of our actual practices, resulting in reputational or financial harm to the company. Furthermore, if customer concerns regarding data security increase, customers may be hesitant to provide us with the data necessary to provide our service effectively. This could generally limit the adoption of our product and the growth of our company.

Security breaches, denial of service attacks, or other hacking and phishing attacks on our systems or the systems with which our platform integrates could harm our reputation or subject us to significant liability, and adversely affect our business and financial results.

We operate in an industry which is prone to cyber-attacks. In our operation as a private company, our board of directors reviews cybersecurity risks brought to its attention by members of senior management who report up to our board of directors. We have an established in-house security team which is responsible for reviewing and overseeing our cybersecurity program and bringing any cybersecurity risks to the attention of leadership and the board of directors. Failure to prevent or mitigate security breaches and improper access to or disclosure of our data, our customers’ data, or their consumers’ data, could result in the loss or misuse of such data, which could harm our business and reputation. The security measures we have integrated into our systems and processes, which are designed to prevent or minimize security breaches, may not function as expected or may not be sufficient to protect our internal networks and platform against attacks. Further, our platform also integrates with third-party applications and points of sale (“POS”) and management systems over which we exercise no control. Such third-party applications and POS and management systems are also susceptible to security breaches, which could directly or indirectly result in a breach of our platform. The failure of a customer’s third-party front-end provider to adequately protect their systems could result in an attack that we are unable to prevent from the back-end, which could result in a service outage for all customers, and may require us to take the affected customer offline to restore service to the platform for other customers. In addition, techniques used to sabotage or to obtain unauthorized access to data change frequently. As a result, we may be unable to anticipate these techniques or implement adequate measures to prevent an intrusion into our networks directly, or into our platform through the third-party applications or POS and management systems with which our platform integrates.

Our storage and use of our customers’ data concerning their restaurants and consumers is essential to their use of our platform, which stores, transmits and processes our customers’ proprietary information and information relating to them and consumers. If a security breach were to occur, as a result of third-party action, employee error, malfeasance, or otherwise, and the confidentiality, integrity or availability of our customers’ data was disrupted, we could incur significant liability to our customers and their consumers, and our platform may be perceived as less desirable, which could negatively affect our business and damage our reputation. In addition, any loss of customer or individual consumer data could create significant monetary damages for us that may harm our ability to operate the business.

A security vulnerability in our platform or POS integration software could compromise our customers’ in-store networks, which could expose customer or consumer information beyond what we collect through our platform. As a multitenant software-as-a-service (“SaaS”) provider, despite our logical separation of data between customers, we may face an increased risk of accidentally commingling data between customers due to employee error, a software bug, or otherwise, which may result in unauthorized disclosure of data between customers. We may in the future be subject to distributed denial of service (“DDoS”) attacks, a technique used by hackers to take an internet service offline by overloading its servers. A DDoS attack could delay or interrupt service to our customers and their consumers and may deter consumers from ordering or engaging with our customers’ restaurants. Our platform and third-party applications may also be subject to DDoS attacks in the future and we cannot guarantee that applicable recovery systems, security protocols, network protection mechanisms and other procedures are or will be adequate to prevent network and service interruption, system failure, or data loss. In addition, computer malware, viruses, hacking, credential stuffing, social engineering, phishing, physical theft, and other attacks by third parties are prevalent in our industry. We may experience such attacks in the future and, as a result of our increased visibility, we believe that we are increasingly a target for such breaches and attacks.

Moreover, our platform and third-party applications, services, or POS and management systems integrated with our platform, could be breached if vulnerabilities in our platform or third-party applications or POS and management systems are exploited by unauthorized third parties or due to employee error, malfeasance, or otherwise. Further, third parties may attempt to fraudulently induce employees or customers into disclosing sensitive information such as user names, passwords, or other information or otherwise compromise the security of our internal networks, electronic systems and/or physical facilities in order to gain access to our data or our customers’ data. Because techniques used to obtain unauthorized access change frequently and the size and severity of DDoS attacks and security breaches are increasing, we may be unable to implement adequate preventative measures or stop DDoS attacks or security breaches while they are occurring. In addition to our own platform and applications, some of the third parties we work with may receive information provided by us, by our customers, or by our customers’ consumers through web or mobile applications integrated with our platform. If these third parties fail to adhere to adequate data security practices, or in the event of a breach of their networks, our own and our customers’ data may be improperly accessed, used, or disclosed.

Any actual or perceived DDoS attack or security breach of our platform, systems, and networks could damage our reputation and brand, expose us to a risk of litigation and possible liability and require us to expend significant capital and other resources to respond to and alleviate problems caused by the DDoS attack or security breach. Our ability to retain adequate cyber-crime and liability insurance may be reduced. Some jurisdictions have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data and our agreements with certain customers and partners require us to notify them in the event of a security incident. Such mandatory disclosures are costly, could lead to negative publicity, and may cause our customers to lose confidence in the effectiveness of our data security measures. Moreover, if a high-profile security breach occurs with respect to another SaaS provider or one of the service providers we partner with, customers may lose trust in the security of the SaaS business model generally, which could adversely impact our ability to retain revenue from existing customers or attract new ones. Any of these events could harm our reputation or subject us to significant liability, and materially and adversely affect our business and financial results.

Interruptions or performance problems associated with our technology and infrastructure may adversely affect our business and operating results.

Our continued growth depends in part on the ability of our existing and potential customers to access our platform at any time and within an acceptable amount of time. Our platform is proprietary, and we rely on the expertise of members of our engineering, operations, and software development teams for our platform’s continued performance. We have experienced, and may in the future experience, disruptions, outages, and other performance problems related to our platform due to a variety of factors, including infrastructure changes, introductions of new functionality, human or software errors, delays in scaling our technical infrastructure if we do not maintain enough excess capacity and accurately predict our infrastructure requirements, capacity constraints due to an overwhelming number of users accessing our platform simultaneously, denial-of-service attacks, human error, actions or inactions attributable to third parties, earthquakes, hurricanes, floods, fires, natural disasters, power losses, disruptions in telecommunications services, fraud, military or political conflicts, terrorist attacks and other geopolitical unrest, computer viruses, ransomware, malware, or other events. Our systems also may be subject to break-ins, sabotage, theft, and intentional acts of vandalism, including by our own employees. Some of our systems are not fully redundant and our disaster recovery planning may not be sufficient for all eventualities. Further, our business and/or network interruption insurance may not be sufficient to cover all of our losses that may result from interruptions in our service as a result of systems failures and similar events.

From time to time we may experience limited periods of server downtime due to server failure or other technical difficulties. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve our performance, especially during peak usage times and as our platform becomes more complex and our user traffic increases. If our platform is unavailable or if our users are unable to access our platform within a reasonable amount of time, or at all, our business would be adversely affected and our brand could be harmed. In the event of any of the factors described above, or certain other failures of our infrastructure, customer or guest data may be permanently lost. Moreover, a limited number of our agreements with customers may provide for limited service level commitments from time to time.

If we experience significant periods of service downtime in the future, we may be subject to claims by our customers against these service level commitments. These events have resulted in losses in revenue, though such losses have not been material to date. System failures in the future could result in significant losses of revenue.

To the extent that we do not effectively address capacity constraints, upgrade our systems as needed, and continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and operating results may be adversely affected.

We are dependent upon customers’ continued and unimpeded access to the internet, and upon their willingness to use the internet for commerce.

Our success depends upon the general public’s ability to access the internet, including through mobile devices, and its continued willingness to use the internet to pay for purchases, communicate, access social media, research and conduct commercial transactions. The adoption of any laws or regulations that adversely affect the growth, popularity or use of the internet, including changes to laws or regulations impacting internet neutrality, could decrease the demand for our platforms, increase our operating costs, or otherwise adversely affect our business. Given uncertainty around these rules, we could experience discriminatory or anti-competitive practices that could impede both our and our customers’ growth, increase our costs or adversely affect our business. In the future, providers of internet browsers could introduce new features that would make it difficult for customers to use our platform. In addition, internet browsers for desktop, tablets or mobile devices could introduce new features, or change existing browser specifications, such that they would be incompatible with our platform. If customers become unable, unwilling or less willing to use the internet for commerce for any reason, including lack of access to high-speed communications equipment, congestion of traffic on the internet, internet outages or delays, disruptions or other damage to customers’ computers, increases in the cost of accessing the internet and security and privacy risks or the perception of such risks, our business could be adversely affected.

Defects, errors, or vulnerabilities in our applications, backend systems, hardware, or other technology systems and those of third-party technology providers could harm our reputation and brand and adversely impact our business, financial condition, and results of operations.

The software underlying our platform is highly complex and may contain undetected errors or vulnerabilities, some of which may only be discovered after the code has been released. Our practice is to effect frequent releases of software updates. Third-party software that we incorporate into our platform and our backend systems, hardware, or other technology systems, or those of third-party technology providers, may also be subject to defects, errors, or vulnerabilities. Any such defects, errors, or vulnerabilities could result in negative publicity, a loss of customers or loss of revenue, and access or other performance issues. Such vulnerabilities could also be exploited by bad actors and result in exposure of customer or guest data, or otherwise result in a security breach or other security incident. We may need to expend significant financial and development resources to analyze, correct, eliminate, or work around errors or defects or to address and eliminate vulnerabilities. Any failure to timely and effectively resolve any such errors, defects, or vulnerabilities could adversely affect our business, reputation, brand, financial condition, and results of operations.

Financial Condition and Capital Requirements

We have a history of generating net losses, and if we are unable to achieve adequate revenue growth while our expenses increase, we may not achieve or maintain profitability in the future.

We have incurred a net loss in each year since our inception and have a significant accumulated deficit. We have incurred net losses since our inception, including net losses of $56.3 and $49.8 million for the years ended June 30, 2022 and 2021, respectively. As of June 30, 2022, we had an accumulated deficit of $200.7 million. Our losses and accumulated deficit are a result of the substantial investments we have made to grow our business. We expect our costs will increase over time and our losses to continue as we expect to continue to invest significant additional funds in expanding our business, sales, and marketing activities, research and development as we continue to build software designed specifically for the restaurant industry, and maintaining high levels of customer support, each of which we consider critical to our continued success. We also expect to incur additional general and administrative expenses as a result of our growth and expect our costs to increase to support our operations as a public company. In addition, to support the continued growth of our business and to meet the demands of continuously changing security and operational requirements, we plan to continue investing in our operations and technology infrastructure. Historically, our costs have increased over the years due to these factors, and we expect to continue to incur increasing costs to support our anticipated future growth. If we are unable to generate adequate revenue growth and manage our expenses, we may continue to incur significant losses and may not achieve or maintain profitability.

Further, we may make decisions that would adversely affect our short-term operating results if we believe those decisions will improve the experiences of our customers and their guests and if we believe such decisions will improve our operating results over the long term. These decisions may not be consistent with the expectations of investors and may not produce the long-term benefits that we expect, in which case our business may be materially and adversely affected.

There is substantial doubt about our ability to continue as a going concern if we do not receive additional financing in a timely manner.

Since inception, we have incurred recurring net losses and negative cash flows from operating activities, and we have financed operations primarily through financing transactions, such as the issuance of convertible promissory notes and loans, and sales of convertible preferred stock. As of June 30, 2022, we had an accumulated deficit of $200.7 million and we expect to continue to generate significant operating losses for the foreseeable future. Therefore, cash and cash equivalents may not be sufficient to fund operating expenses, currently anticipated expenditures and other obligations as they come due, and we may require additional capital infusion to fully fund our ongoing operations. As a result, substantial doubt exists about our ability to continue as a going concern within one year after the issuance date of our financial statements for the fiscal year ended June 30, 2022.

We expect fluctuations in our financial results, making it difficult to project future results, and if we fail to meet the expectations of securities analysts or investors with respect to our results of operations, our stock price and the value of your investment could decline.

Our results of operations have fluctuated in the past and are expected to fluctuate in the future due to a variety of factors, many of which are outside of our control. As a result, our past results may not be indicative of our future performance. In addition to the other risks described herein, factors that may affect our results of operations include the following:

•        fluctuations in demand for or pricing of our platform, or any of our products;

•        fluctuations in usage of our platform, including due to the potential lack of durability of the growth we have experienced in the near term due to COVID-19 and the associated shelter-in-place orders on consumer preferences for digital ordering and customer adoption of new products as COVID-19 associated restrictions abate;

•        our ability to attract new customers;

•        the timing of customer purchases and deployments;

•        customer expansion rates;

•        the investment in new products relative to investments in our existing infrastructure and platform;

•        fluctuations or delays in purchasing decisions in anticipation of new products or enhancements by us or our competitors;

•        changes in customers’ budgets and in the timing of their budget cycles and purchasing decisions;

•        our ability to control costs, including our operating expenses;

•        the amount and timing of payment for operating expenses, particularly research and development and sales and marketing expenses, including sales commissions;

•        the amount and timing of non-cash expenses, including stock-based compensation, goodwill impairments and other non-cash charges;

•        the amount and timing of costs associated with recruiting, training and integrating new employees and retaining and motivating existing employees;

•        the effects of acquisitions and their integration;

•        general economic conditions, both domestically and internationally, as well as economic conditions specifically affecting industries in which our customers participate;

•        health epidemics or pandemics, such as the COVID-19 pandemic;

•        low levels of consumer and business confidence typically associated with inflationary or recessionary environments;

•        the impact of new accounting pronouncements;

•        changes in regulatory or legal environments that may cause us to incur, among other elements, expenses associated with compliance;

•        changes in the competitive dynamics of our market, including consolidation among competitors, customers, or our partners;

•        significant security breaches of, technical difficulties with, or interruptions to, the delivery and use of our modules and platform capabilities or third-party applications or POS or management systems that our platform integrates with; and

•        other events or factors, including those resulting from hostilities or wars (such as the ongoing invasion of Ukraine by Russia), incidents of terrorism, natural disasters or responses to such events.

Any of these and other factors, or the cumulative effect of some of these factors, may cause our results of operations to vary significantly. If our quarterly results of operations fall below the expectations of investors and securities analysts who follow our stock, the price of our Common Stock could decline substantially, and we could face costly lawsuits, including securities class action suits.

Unfavorable conditions in the restaurant industry or the global economy could limit our ability to grow our business and materially impact our financial performance.

Our operating results may vary based on the impact of changes in the restaurant industry or the global economy on us or our customers and their guests. Our revenue growth and potential profitability depend on demand for business management software and platforms serving the restaurant industry. Historically, during economic downturns, there have been reductions in spending on IT as well as pressure for extended billing terms and other financial concessions. If economic conditions deteriorate, our current and prospective customers may elect to decrease their IT budgets, which would limit our ability to grow our business and adversely affect our operating results.

A deterioration in general economic conditions (including distress in financial markets and turmoil in specific economies around the world) may adversely affect our financial performance by causing a reduction in locations through restaurant closures and reduced operating hours. A reduction in the amount of consumer spending or credit card transactions could result in a decrease of our revenue and profits. Adverse economic factors may accelerate the timing, or increase the impact of, risks to our financial performance. These factors could include:

•        declining economies and the pace of economic recovery which can change consumer spending behaviors;

•        low levels of consumer and business confidence typically associated with recessionary environments;

•        high unemployment levels, which may result in decreased spending by consumers;

•        budgetary concerns in the United States and other countries around the world, which could impact consumer confidence and spending;

•        uncertainty and volatility in the performance of our customers’ businesses;

•        customers or consumers decreasing spending for value-added services we market and sell;

•        government actions, including the effect of laws and regulations and any related government stimulus; and

•        disruptions impacting global supply, including those attributable to the ongoing COVID-19 pandemic and those resulting from the ongoing invasion of Ukraine by Russia.

We may require additional capital, which additional financing may result in restrictions on our operations or substantial dilution to our stockholders, to support the growth of our business, and this capital might not be available on acceptable terms, if at all.

We have funded our operations since inception primarily through customer working capital and financing transactions such as the issuance of convertible promissory notes and loans, and sales of convertible preferred stock. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations or the growth of our business. We intend to continue to make investments to support our business, which may require us to engage in equity or debt financings to secure additional funds. Additional financing may not be available on terms favorable to us, if at all. In particular, the COVID-19 pandemic, the ongoing invasion of Ukraine by Russia and rising inflation and interest rates have caused disruption in the global financial markets, which may reduce our ability to access capital and negatively affect our liquidity in the future. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results, and financial condition. If we incur additional debt, the debt holders would have rights senior to holders of Common Stock to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends to holders of our Common Stock. Furthermore, if we issue additional equity securities, stockholders will experience dilution, and the new equity securities could have rights senior to those of our existing common stock. Because our decision to issue securities in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing, or nature of any future issuances of debt or equity securities. As a result, our stockholders bear the risk of future issuances of debt or equity securities reducing the value of our Common Stock and diluting their interests.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

As of June 30, 2022, the Company had federal and state NOLs for approximately $134.7 million and $41.6 million, respectively. The state NOLs begin to expire in 2029 if not utilized. It is possible that we will not generate taxable income in time to use NOLs before their expiration, or at all. Under Section 382 and Section 383 of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOLs and other tax attributes, including R&D tax credits, to offset its post-change income may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5 percent stockholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. Our ability to use NOLs and other tax attributes to reduce future taxable income and liabilities may be subject to annual limitations as a result of prior ownership changes and ownership changes that may occur in the future, including as a result of the Business Combination.

Under the Tax Cuts and Jobs Act (the “Tax Act”), as amended by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), NOLs arising in taxable years beginning after December 31, 2017 and before January 1, 2021 may be carried back to each of the five taxable years preceding the tax year of such loss, but NOLs arising in taxable years beginning after December 31, 2020 may not be carried back. Additionally, under the Tax Act, as modified by the CARES Act, NOLs from tax years that began after December 31, 2017 may offset no more than 80% of current taxable income annually for taxable years beginning after December 31, 2020, but the 80% limitation on the use of NOLs from tax years that began after December 31, 2017 does not apply for taxable income in tax years beginning before January 1, 2021. NOLs arising in tax years ending after December 31, 2017 can be carried forward indefinitely, but NOLs generated in tax years ending before January 1, 2018 will continue to have a two-year carryback and twenty-year carryforward period. The balance of our valuation allowance offset our U.S. NOLs at June 30, 2022 such that these changes did not materially impact our balance sheet as of such date. However, in future years, if and when a net deferred tax asset is recognized related to our NOLs, the changes in the carryforward and carryback periods as well as the limitation on use of NOLs may significantly impact our valuation allowance assessments for NOLs generated after December 31, 2020.

There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs and tax credits by certain jurisdictions, including in order to raise additional revenue to help counter the fiscal impact from the COVID-19 pandemic, possibly with retroactive effect, or other unforeseen reasons, our existing NOLs and tax credits could expire or otherwise be unavailable to offset future income tax liabilities. A temporary suspension of the use of certain NOLs and tax credits has been enacted in California, and other states may enact suspensions as well. For these reasons, we may not be able to realize a tax benefit from the use of our NOLs and tax credits.

We experience elements of seasonal fluctuations in our financial results, which could cause our stock price to fluctuate.

Our business is highly dependent on the behavior patterns of our customers and their guests. For example, our transaction revenue per location has historically been stronger in the second and third quarters as a result of our customers experiencing greater sales during warmer months, though this effect varies regionally. Seasonality may cause fluctuations in our financial results, and other trends that develop may similarly impact our results of operations.

We rely primarily on third-party insurance policies to insure our operations-related risks. If our insurance coverage is insufficient for the needs of our business or our insurance providers are unable to meet their obligations, we may not be able to mitigate the risks facing our business, which could adversely affect our business, financial condition, and results of operations.

We procure third-party insurance policies to cover various operations-related risks including property and general liability, professional liability, directors’ and officers’ liability, workers’ compensation, cybersecurity, technology errors and omissions, ocean/marine cargo, commercial crime and other coverage in amounts and on terms deemed adequate by our management. For certain types of operations-related risks or future risks related to our new and evolving services, we may not be able to, or may choose not to, acquire insurance. In addition, we may not obtain enough insurance to adequately mitigate such operations-related risks or risks related to our new and evolving services, and we may have to pay high premiums, self-insured retentions, or deductibles for the coverage we do obtain. Additionally, if any of our insurance providers becomes insolvent, it would be unable to pay any operations-related claims that we make. Further, some of our agreements with customers may require that we procure certain types of insurance, and if we are unable to obtain and maintain such insurance, we would be in violation of the terms of these customer agreements.

If the amount of one or more operations-related claims were to exceed our applicable aggregate coverage limits, we would bear the excess, in addition to amounts already incurred in connection with deductibles, or self-insured retentions. Insurance providers have raised premiums and deductibles for many businesses and may do so in the future. As a result, our insurance and claims expense could increase, or we may decide to raise our deductibles or self-insured retentions when our policies are renewed or replaced. Our business, financial condition, and results of operations could be adversely affected if the cost per claim, premiums, or the number of claims significantly exceeds our historical experience and coverage limits; we experience a claim in excess of our coverage limits; our insurance providers fail to pay on our insurance claims; we experience a claim for which coverage is not provided; or the number of claims under our deductibles or self-insured retentions differs from historical averages.

Risks Related to Presto’s Competition, Sales, and Marketing

Our business is highly competitive. We may not be able to compete successfully against current and future competitors.

We face competition in various aspects of our business and we expect such competition to intensify in the future, as existing and new competitors, including some of our current partners, introduce new products or enhance existing products that are directly competitive with our products. Our platform combines functionality from numerous product categories, and we may compete against providers in each of these categories, including Touch, Voice and Vision. Our potential new or existing competitors may be able to develop solutions that are better received by customers or may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, regulations, or customer requirements. If competitors, many of which are much better capitalized than we are, are successful in providing our customers with more attractive products or pricing, our business and results of operation may be harmed.

Competition may intensify as current or future competitors enter into business combinations or alliances or raise additional capital, or as established companies in other market segments expand into our market segments. For instance, current or future competitors could use strong or dominant positions in one or more markets to gain a competitive advantage against us in areas where we operate including by integrating additional or competing platforms or features into products they control. In addition, certain customers may choose to partner with our competitors in a specific geographic market, or choose to engage exclusively with our competitors. Further, our current partners could add features to their products, including POS functionality, limit or terminate the availability of their products on our platform, or directly compete with our products by expanding their product offerings. Current and future competitors may also choose to offer a different pricing model or to undercut prices in an effort to increase their market share. If we cannot compete successfully against current and future competitors, our business, results of operations, and financial condition could be negatively impacted.

Mergers of or other strategic transactions by our competitors, our customers, or our partners could weaken our competitive position or reduce our revenue.

If one or more of our competitors partners were to consolidate or partner with another one of our competitors the change in landscape could adversely affect our ability to compete effectively. Our competitors may also establish or strengthen cooperative relationships with our third party partners, thereby limiting our ability to promote our platform. In addition, we may lose customers that merge with or are acquired by companies using a competitor’s or an internally developed solution. Disruptions in our business caused by these events could adversely affect our revenue growth and results of operations.

Our sales cycles can be long and unpredictable, and our sales efforts require considerable investment of time and expense. If our sales cycle lengthens or we invest substantial resources pursuing unsuccessful sales opportunities, our operating results and growth would be harmed.

We have historically incurred significant costs and experienced long sales cycles when selling to customers. In the restaurant brand market segment, the decision to adopt any of our products may require the approval of multiple technical and business decision makers, including security, compliance, operations, finance and treasury, marketing, and IT. In addition, while our customers may more quickly deploy our products on a limited basis, before they will commit to deploying our products at scale, they often require extensive education about our platform and significant customer support time or pilot programs, engage in protracted pricing negotiations and seek to secure development resources. In addition, sales cycles for our customers in general and larger customers in particular, are inherently complex and unpredictable. These complex and resource intensive sales efforts could place additional strain on our development and engineering resources. Further, even after our customers contract to use our platform, they may require extensive integration or deployment resources from us before they become active customers, which have at times extended to multiple quarterly periods following the execution of the agreement. Finally, our customers may choose to develop their own solutions that do not include any or all of our products. They also may demand reductions in pricing as their usage of our platform increases, which could have an adverse impact on our gross margin. If we are unable to increase the revenue that we derive from these customers, then our business, results of operations and financial condition may be adversely affected.

Risks Related to Presto’s Partners and Other Third Parties

Our products may be affected from time to time by design and manufacturing defects that could adversely affect our business and result in harm to our reputation.

We offer products that can be affected by design and manufacturing defects. Defects may exist in components and products that we source from third parties. Any such defects could make our services and products unsafe, create a risk of property damage and personal injury, and subject us to the hazards and uncertainties of product liability claims and related litigation. In addition, from time to time, we may experience outages, service slowdowns, or errors that affect our products. As a result, our products may not perform as anticipated and may not meet customer expectations. There can be no assurance that we will be able to detect and fix all issues and defects in the hardware in our products. Failure to do so could result in widespread technical and performance issues affecting our products and could lead to claims against us. We maintain general liability insurance; however, design and manufacturing defects, and claims related thereto, may subject us to judgments or settlements that result in damages materially in excess of the limits of our insurance coverage. In addition, we may be exposed to recalls, product replacements or modifications, write-offs of inventory, property and equipment, or intangible assets, and significant warranty and other expenses such as litigation costs and regulatory fines. If we cannot successfully defend any large claim, maintain our general liability insurance on acceptable terms, or maintain adequate coverage against potential claims, our financial results could be adversely impacted.

We are at risk of shortages, price increases, changes, delays or discontinuations of that hardware, particularly in regards to our Touch product, which could disrupt and materially adversely affect our business.

Our Touch product requires the use of third-party hardware that we sell to customers. Due to such reliance, we are subject to the risk of shortages and long lead times in the supply of hardware needed for our Touch product.

We have in the past experienced, and may in the future experience, product shortages or delays or other hardware problems, and the availability of such products may be difficult to predict. Additionally, various sources of supply-chain risk, including strikes or shutdowns at delivery ports, civil unrest, hostilities or wars (such as the ongoing invasion of Ukraine by Russia), disruptions or shutdowns caused by health crises such as the COVID-19 pandemic, or loss of or damage to hardware products while they are in transit or storage, could limit the supply of such products. We are reliant on one supplier for our legacy Touch product device and one supplier for our latest-generation Touch device, and in the event of a shortage or supply interruption from those suppliers, or should those suppliers be otherwise unable to supply products to us in the quantities and on the time frames we require, we may not be able to develop alternate sources quickly, cost-effectively, or at all. For additional information on these suppliers and our agreements with them, see the section entitled “Business—Platform and Product Offering.” Any interruption or delay in product supply, any increases in product costs, or the inability to obtain this hardware from alternate sources at acceptable prices and within a reasonable amount of time, would harm our ability to provide it to our customers on a timely basis. This could harm our relationships with our customers, prevent us from acquiring new customers, and materially and adversely affect our business.

We rely substantially on one third-party to process payments made by guests of our customers, and if we cannot manage risks related to our relationships with this payment processor or any future third-party payment processors, our business, financial condition, and results of operations could be adversely affected.

We currently substantially rely on Fiserv as our third-party payment processor to process payments made by guests of customers on our platform. While we are seeking to develop payment processing relationships with other payment processors, we expect to continue to rely on a limited number of payment processors for the foreseeable future. In the event that Fiserv or any additional third-party payment processors in the future fail to maintain adequate levels of support, experience interrupted operations, do not provide high quality service, discontinue their lines of business, terminate their contractual arrangements with us, or cease or reduce operations, we may suffer additional burden and be required to pursue new third-party relationships, which could materially disrupt our operations and our ability to provide our products and services, and could divert management’s time and resources. In addition, such incidents could result in periods of time during which our platform cannot function properly, and therefore cannot collect payments from customers and their guests, which could adversely affect our relationships with our customers and our business, reputation, brand, financial condition, and results of operations. It would be difficult to replace third-party processors, including Fiserv, in a timely manner if they were unwilling or unable to provide us with these services in the future, and our business and operations could be adversely affected. If these services fail or are of poor quality, our business, reputation, and operating results could be harmed.

In the event Fiserv or any additional third-party payment processors in the future are subjected to losses, including any fines for reversals, chargebacks, or fraud assessed by Visa, Mastercard and other payment networks (collectively, the “Payment Networks”), that are caused by us or our customers due to failure to comply with the Payment Network rules or applicable law, our third-party payment processor may impose penalties on our customers or restrict our ability to process transactions through the Payment Networks, and we may lose our ability to process payments through one or more Payment Networks. Thus, in the event of a significant loss by Fiserv or any future third-party payment processor, we may be required to expend a large amount of cash promptly upon notification of the occurrence of such an event. A contractual dispute with our processing partner could adversely affect our business, financial condition, or results of operations.

We rely on computer hardware, purchased or leased, and software licensed from and services rendered by third parties in order to run our business.

We rely on computer hardware, purchased or leased, and software licensed from and services rendered by third parties in order to run our business. Third-party hardware, software and services may not continue to be available on commercially reasonable terms, or at all. Any loss of the right to use or any failures of third-party hardware, software or services could result in delays in our ability to run our business until equivalent hardware, software or services are developed by us or, if available, identified, obtained and integrated, which could be costly and time-consuming and may not result in an equivalent solution, any of which could cause an adverse effect on our business and operating results. Further, customers could assert claims against us in connection with service disruptions or cease conducting business with us altogether. Even if not successful, a claim brought against us by any of our customers would likely be time-consuming and costly to defend and could seriously damage our reputation and brand, making it harder for us to sell our solutions.

Payment transactions processed on our platform may subject us to regulatory requirements and the rules of payment card networks, and other risks that could be costly and difficult to comply with or that could harm our business.

The payment card networks require us to comply with payment card network operating rules, including special operating rules that apply to us as a “payment service provider” that provides payment processing-related services to merchants and payment processors. The payment card networks set these network rules and have discretion to interpret them and change them. We are also required by our payment processors to comply with payment card network operating rules and we have agreed to reimburse our payment processors for any fines they are assessed by payment card networks as a result of any rule violations by us or our customers. Any changes to or interpretations of the network rules that are inconsistent with the way we and the payment processors and merchants currently operate may require us to make changes to our business that could be costly or difficult to implement. If we fail to make such changes or otherwise resolve the issue with the payment card networks, the networks could fine us, cancel or suspend our registration as a payment service provider, or prohibit us from processing payment cards, which would have an adverse effect on our business, financial condition, and operating results. In addition, violations of the network rules or any failure to maintain good standing with the payment card networks as a payment service provider could impact our ability to facilitate payment card transactions on our platform, increase our costs, or could otherwise harm our business. If we were unable to facilitate payment card transactions on our platform, or were limited in our ability to do so, our business would be materially and adversely affected.

If we fail to comply with the rules and regulations adopted by the payment card networks, we would be in breach of our contractual obligations to our payment processors, financial institutions, or partners. Such failure to comply may subject us to fines, penalties, damages, higher transaction fees and civil liability, and could eventually prevent us from processing or accepting payment cards or could lead to a loss of payment processor partners, even if there is no compromise of customer or consumer information. In the event that we are found to be in violation of any of these legal or regulatory requirements, our business, financial condition, and results of operations could be harmed.

We believe the licensing requirements of the Financial Crimes Enforcement Network and state agencies that regulate banks, money service businesses, money transmitters, and other providers of electronic commerce services do not apply to us. One or more governmental agencies may conclude that, under its statutes or regulations, we are engaged in activity requiring licensing or registration. In that event, we may be subject to monetary penalties, adverse publicity, and may be required to cease doing business with residents of those states until we obtain the requisite license or registration.

We rely upon Amazon Web Services and other infrastructure to operate our platform, and any disruption of or interference with our use of these providers would adversely affect our business, results of operations, and financial condition.

We outsource substantial portions of our cloud infrastructure to Amazon Web Services (“AWS”), and other infrastructure providers. Our customers need to be able to access our platform at any time, without interruption or degradation of performance. Their failure to access our platform could make us liable for service credits or, in more severe cases, contractual breaches. We are, therefore, vulnerable to service interruptions at AWS and other infrastructure providers, which could negatively impact our revenue. We have experienced, and expect that in the future we may experience interruptions, delays and outages in service and availability due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions, and capacity constraints including those related to the complexity and number of order permutations. Capacity constraints could be due to a number of potential causes, including technical failures, natural disasters, fraud, or security attacks. In addition, if an infrastructure provider’s security is compromised, or our modules or platform are unavailable or our customers or their consumers are unable to use our platform within a reasonable amount of time or at all, then our business, results of operations, and financial condition could be adversely affected. In some instances, we may not be able to identify the cause or causes of these performance problems within a period of time acceptable to our customers. It may become increasingly difficult to maintain and improve our platform performance, especially during peak usage times, as our platform become more complex and the usage of our platform increases. To the extent that we do not effectively address capacity constraints, either through AWS or alternative providers of cloud infrastructure, our business, results of operations, and financial condition may be adversely affected. In addition, any changes in service levels from AWS may adversely affect our ability to meet our customers’ requirements.

Any of the above circumstances or events may harm our reputation, cause customers to stop using our platform, impair our ability to increase revenue from existing customers, impair our ability to grow our customer base, subject us to financial penalties and liabilities under our service level agreements and otherwise harm our business, results of operations, and financial condition.

Certain estimates and information contained in this prospectus are based on information from third-party sources, and we do not independently verify the accuracy or completeness of the data contained in such sources or the methodologies for collecting such data. Any real or perceived inaccuracies in such estimates or information may harm our reputation and adversely affect your ability to evaluate our business.

Certain estimates and information contained in this prospectus, including general expectations concerning our industry and the market in which we operate, our market opportunity, and our market size, are based to some extent on information provided by third parties. This information involves a number of assumptions and limitations, and, although we believe the information from such third-party sources is reliable, we have not independently verified the accuracy or completeness of the information contained in such third-party sources or the methodologies for collecting such information or developing such estimates. If there are any limitations or errors with respect to such information, or if such estimates are inaccurate, your ability to evaluate our business and prospects could be impaired and our reputation with investors could suffer.

For example, market opportunity estimates included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Not every customer included in our market opportunity estimates will necessarily purchase any, or all, of the products on our platform, and some or many of those potential customers may choose to use products offered by our competitors. We cannot be certain that any particular number or percentage of the potential customers included in our calculation of our market opportunity will generate any particular level of revenue for us. Even if the market in which we compete meets the size estimates and growth forecasts in this prospectus, our business could fail to grow for a variety of reasons, including competition, customer preferences and the other risks described in this prospectus. Accordingly, the estimates of market opportunity and forecasts of market growth included in this prospectus should not be taken as necessarily indicative of our future growth.

Our growth depends in part on the success of our strategic relationships with third parties and our ability to integrate with third-party applications and software.

The success of our platform depends, in part, on our ability to integrate third-party applications, software, and other offerings into our platform. We anticipate that the growth of our business will continue to depend on third-party relationships including relationships with our POS systems, digital agencies, payment processors, loyalty providers, and other partners. Identifying, negotiating, and documenting relationships with third parties and integrating third-party content and technology requires significant time and resources, and third-party providers may choose to terminate their relationship with us, compete directly against us, enter into exclusive arrangements with our competitors, or make material changes to their businesses, solutions, or services that could be detrimental to our business.

Third-party developers may change the features of their offering of applications and software or alter the terms governing the use of their offerings in a manner that is adverse to us. We may also be unable to maintain our relationships with certain third-parties if we are unable to integrate our platform with their offerings. In addition, third-parties may refuse to partner with us or limit or restrict our access to their offerings. We may not be able to adapt to the data transfer requirements of third party offerings. If third-party applications or software change such that we do not, or cannot, maintain the compatibility of our platform with these applications and software, or if we fail to ensure there are third-party applications and software that our customers desire to add to their ordering or delivery portals, demand for our platform could decline. If we are unable to maintain technical interoperability, our customers may not be able to effectively integrate our platform with other systems and services they use. If we fail to integrate our platform with new third-party offerings that our customers need to operate their businesses, or to provide the proper support or ease of integration our customers require, we may not be able to offer the functionality that our customers and their consumers expect, which would harm our business.

The third party service providers we integrate with may not perform as expected under our agreements or under their agreements with our customers, we or our customers may in the future have disagreements or disputes with such providers, or such providers may experience reduced growth or change their business models in ways that are disadvantageous to us or our customers. If we lose access to solutions or services from a particular partner, or experience a significant reduction or disruption in the supply of services from a current partner, it could have an adverse effect on our business and operating results.

Our transaction revenue is partly dependent on our third-party developer partners to develop and update all entertainment applications. The decisions of developers to remove their applications or change the terms of our commercial relationship could adversely impact our transaction revenue.

We rely on third-party developers to develop the entertainment applications that we host. Accordingly, our business depends on our ability to promote, enter into and maintain successful commercial relationships with such developers. In general, we rely on standard terms of service for third party developers which govern the distribution, operations and fee sharing arrangements for hosting entertainment applications. In some cases, we rely on negotiated agreements with third party developers that modify our standard terms of service. There can be no assurance that the developers that have developed applications will continue to maintain these entertainment applications or be willing to provide new entertainment applications in the future. If we are unable to attract and maintain these third party developer relationships, if the terms and conditions of such commercial relationships become less favorable to us or if a developer decides to remove their entertainment applications, our transaction revenue would suffer.

In addition, we rely on our developer partners to manage and maintain their entertainment applications, including updating their entertainment applications to include the latest version. The failure of our developer partners to provide timely and reliable updates could adversely impact our financial condition and results of operations and prospects.

Finally, a small number of entertainment applications and related developers have accounted for a substantial portion of our transaction revenue. If these entertainment applications were to become less popular or be removed and we are unable to identify suitable replacements, our transaction revenue would be would suffer.

Failure to effectively expand our sales capabilities could harm our ability to increase our subscriber base and achieve broader market acceptance of our platforms.

Increasing our customer base and achieving broader market acceptance of our platform will depend, in part, on our ability to effectively expand our sales and marketing operations and activities. We are substantially dependent on our direct sales force to obtain new customers. We plan to continue to expand our direct sales force and to increase the number of our sales professionals. Our ability to achieve significant revenue growth in the future will depend, in part, on our success in recruiting, training and retaining a sufficient number of experienced sales professionals. New hires require significant training and time before they achieve full productivity, particularly in new sales segments and territories. Our recent and planned hires may not become productive as quickly as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals in the future in the markets where we do business. Because we do not have a long history of expanding our sales force, we cannot predict whether, or to what extent, our sales will increase as we expand our sales force or how long it will take for sales personnel to become productive. If our sales expansion efforts do not generate a significant increase in revenue, our business and future growth prospects could be harmed.

Risks Related to Government Regulation and Other Compliance Requirements

Our business is subject to a variety of U.S. laws and regulations, many of which are unsettled and still developing, and our or our customers’ failure to comply with such laws and regulations could subject us to claims or otherwise adversely affect our business, financial condition, or results of operations.

The restaurant technology industry and the offering of products therein is relatively nascent and rapidly evolving. We are subject to a variety of U.S. laws and regulations. Laws, regulations and standards governing issues such as worker classification, labor and employment, anti-discrimination, online credit card payments, payment and payroll processing, financial services, gratuities, pricing and commissions, text messaging, subscription services, intellectual property, data retention, privacy, data security, consumer protection, background checks, website and mobile application accessibility, wages, and tax are often complex and subject to varying interpretations, in many cases due to their lack of specificity. The scope and interpretation of existing and new laws, and whether they are applicable to us, is often uncertain and may be conflicting, including varying standards and interpretations between state and federal law, between individual states, and even at the city and municipality level. As a result, their application in practice may change or develop over time through judicial decisions or as new guidance or interpretations are provided by regulatory and governing bodies, such as federal, state, and local administrative agencies.

It is also likely that if our business grows and evolves and our services are used in a greater number of geographies, we would become subject to laws and regulations in additional jurisdictions. It is difficult to predict how existing laws would be applied to our business and the new laws to which it may become subject.

We may not be able to respond quickly or effectively to regulatory, legislative, and other developments, and these changes may in turn impair our ability to offer our existing or planned products and/or increase our cost of doing business. While we have and will need to continue to invest in the development of policies and procedures in order to comply with the requirements of the evolving, highly regulated regulatory regimes applicable to our business and those of our customers, our compliance programs are relatively nascent and we cannot assure that our compliance programs will prevent the violation of one or more laws or regulations. If we are not able to comply with these laws or regulations or if we become liable under these laws or regulations, including any future laws or obligations that we may not be able to anticipate at this time, we could be adversely affected, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources, discontinue certain services or platform features, limit our customer base, or find ways to limit our offerings in particular jurisdictions, which would adversely affect our business. Any failure to comply with applicable laws and regulations could also subject us to claims and other legal and regulatory proceedings, fines, or other penalties, criminal and civil proceedings, forfeiture of significant assets, and other enforcement actions. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could adversely affect our reputation or otherwise impact the growth of our business.

Further, from time to time, we leverage third parties to help conduct our businesses. We may be held liable for any corrupt or other illegal activities of these third-party partners and intermediaries, our employees, representatives, contractors, channel partners, and agents, even if we do not explicitly authorize such activities. While we have policies and procedures to address compliance with such laws, we cannot assure you that our employees and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible.

Illegal or improper activities of customers or customer noncompliance with laws and regulations governing, among other things, online credit card payments, gratuities, pricing and commissions, data retention, privacy, data security, consumer protection, wages, and tax could expose us to liability and adversely affect our business, brand, financial condition, and results of operations. While we have implemented various measures intended to anticipate, identify, and address the risk of these types of activities, these measures may not adequately address or prevent all illegal or improper activities by these parties from occurring and such conduct could expose us to liability, including through litigation, or adversely affect our brand or reputation.

Significant changes in U.S. and international trade policies that restrict imports or increase tariffs could have a material adverse effect on our results of operations.

We depend on third party manufacturers and suppliers located outside of the United States, including in China, in connection with the manufacture of certain of our products and related components. Accordingly, our business is subject to risks associated with international manufacturing. For example, the former Trump Administration imposed significant increases in tariffs on goods imported into the United States from China and other countries. Increased tariffs, including on goods imported from China, or the institution of additional protectionist trade measures could adversely affect our manufacturing costs, and in turn, our business, financial condition, operating results, and cash flows.

We could be required to collect additional sales taxes or be subject to other tax liabilities that may increase the costs our customers would have to pay for our products and adversely affect our results of operations.

An increasing number of states have considered or adopted laws that attempt to impose tax collection obligations on out-of-state companies. Additionally, the Supreme Court of the United States ruled in South Dakota v. Wayfair, Inc. et al (“Wayfair”), that online sellers can be required to collect sales and use tax despite not having a physical presence in the buyer’s state. In response to Wayfair, or otherwise, states or local governments may adopt, or begin to enforce, laws requiring us to calculate, collect, and remit taxes on sales in their jurisdictions. A successful assertion by one or more states requiring us to collect taxes where we presently do not do so, or to collect more taxes in a jurisdiction in which we currently do collect some taxes, could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest. The imposition by state governments or local governments of sales tax collection obligations on out-of-state sellers could also create additional administrative burdens for us, put us at a competitive disadvantage if they do not impose similar obligations on our competitors, and decrease our future sales, which could have a material adverse effect on our business and results of operations.

Government regulation of the internet, mobile devices, and e-commerce is evolving, and unfavorable changes could substantially adversely affect our business, financial condition, and results of operations.

We are subject to general business regulations and laws as well as federal and state regulations and laws specifically governing the internet, mobile devices, and e-commerce that are constantly evolving. Existing and future laws and regulations, or changes thereto, may impede the growth of the internet, mobile devices, or other online services, increase the cost of providing online services, require us to change our business practices, or raise compliance costs or other costs of doing business. These evolving regulations and laws may cover taxation, tariffs, user privacy, data protection, pricing and commissions, content, copyrights, distribution, social media marketing, advertising practices, sweepstakes, mobile, electronic contracts and other communications, consumer protection, and the characteristics and quality of our services. It is not clear how existing laws governing issues such as property ownership, sales, use, and other taxes, and personal privacy apply to the Internet. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation and brand, a loss in business, and proceedings or actions against us by governmental entities or others, which could adversely affect our business, financial condition, and results of operations.

Risks Related to Presto’s Intellectual Property

If we fail to adequately protect our intellectual property rights, our competitive position could be impaired and we may lose valuable assets, generate reduced revenue and become subject to costly litigation to protect our rights.

As of June 30, 2022 we had eight registered domain names for websites that we use in our business, such as presto.com and other variations, and no registered trademarks, patents or copyrights. We rely on trade secret laws in the United States and other jurisdictions, as well as license agreements, confidentiality procedures, non-disclosure agreements with third parties, and other contractual protections, to protect our intellectual property rights, including our proprietary technology, software, know-how, and brand. We require our employees, consultants, and other third parties to enter into confidentiality and proprietary information and invention assignment agreements, and we control and monitor access to our software, documentation, proprietary technology, and other confidential information. Our policy is to require all employees and independent contractors to sign agreements assigning to us any inventions, trade secrets, works of authorship, developments, processes, and other intellectual property generated by them on our behalf and under which they agree to protect our confidential information. In addition, we generally enter into confidentiality agreements with our customers and partners.

We intend to pursue additional intellectual property protection to the extent we believe it would be beneficial and cost-effective. In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Litigation brought to protect and enforce our intellectual property rights could be costly, time consuming, and distracting to management, and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our existing products, impair the functionality of our products, delay introductions of new products, result in our substituting inferior or more costly technologies into our products, or harm our reputation or brand. In addition, we may be required to license additional technology from third parties to develop and market new products, and we may not be able to license that technology on commercially reasonable terms or at all. Our inability to license this technology could harm our ability to compete.

We may be subject to claims by third parties of intellectual property infringement.

The software industry is characterized by the existence of a large number of patents, trademarks, copyrights, trade secrets, and other intellectual property rights, and frequent claims and related litigation regarding such intellectual property rights. Third parties have in the past asserted, and may in the future assert, that our platform, technology, methods or practices infringe, misappropriate, or otherwise violate their intellectual property or other proprietary rights. Such claims may be made by our competitors seeking to obtain a competitive advantage or by other parties. Additionally, non-practicing entities purchasing intellectual property assets for the purpose of making claims of infringement may attempt to extract settlements from us. The risk of claims may increase as the number of modules that we offer and competitors in our market increases and overlaps occur. In addition, to the extent that we gain greater visibility and market exposure, we face a higher risk of being the subject of intellectual property infringement claims.

Any such claims, regardless of merit, that results in litigation could result in substantial expenses, divert the attention of management, cause significant delays in introducing new or enhanced services or technology, materially disrupt the conduct of our business and have a material and adverse effect on our brand, business, financial condition, and results of operations. Although we do not believe that our proprietary technology, processes, and methods have been patented by any third party, it is possible that patents have been issued to third parties that cover all or a portion of our business. As a consequence of any patent or other intellectual property claims, we could be required to pay substantial damages, develop non-infringing technology, enter into royalty-bearing licensing agreements, stop selling or marketing some or all of our products, or re-brand our product. We may also be obligated to indemnify our customers against intellectual property claims, and we may have to pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation and to obtain licenses, or modify applications, which could be costly. If it appears necessary, we may seek to secure license rights to intellectual property that we are alleged to infringe at a significant cost, potentially even if we believe such claims to be without merit. If required licenses cannot be obtained, or if existing licenses are not renewed, litigation could result. Litigation is inherently uncertain and can cause us to expend significant money, time and attention to it, even if we are ultimately successful. Any adverse decision could result in a loss of our proprietary rights, subject us to significant liabilities, require us to seek licenses for alternative technologies from third parties, prevent us from offering all or a portion of our modules and otherwise negatively affect our business and operating results.

We use open source software in our platform, which could negatively affect our ability to sell our services or subject us to litigation or other actions.

We rely on open source software in our proprietary platform and we expect to continue to rely on open source software in our platform in the future. The terms of certain open source licenses to which we are subject have not been interpreted by U.S., and there is a risk that these licenses could be construed in a manner that could impose unanticipated conditions or restrictions on our ability to commercialize our platforms. Certain open source projects also include other open source software and there is a risk that those dependent open source libraries may be subject to inconsistent licensing terms. This could create further uncertainties as to the governing terms for the open source software. Moreover, we cannot ensure that we have not incorporated and are currently relying on additional open source software in our platform in a manner that is inconsistent with the terms of the applicable license or our current policies and procedures. Although we employ open source software license screening measures, if we were to combine our proprietary software platform with open source software in a certain manner we could, under certain open source licenses, be required to release the source code of our proprietary platform, which could allow our customers and competitors to freely use such software solutions without compensation to us. Additionally, we may from time to time face claims from third parties: claiming ownership of, or demanding release of, the open source software or derivative works that we developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and we could be required to incur significant legal expenses defending against such allegations and could be subject to significant damages, required to comply with onerous conditions or restrictions, required to make our proprietary source code for our platform and any modifications and derivative works developed using such open source software generally available at no cost, purchase a costly license or cease offering the implicated services unless and until we can re-engineer them to avoid use of the open source software in dispute, which could disrupt the business dependent on the affected platforms. This re-engineering process could require significant additional research and development resources, and we may not be able to complete it successfully. In addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software. From time to time, there have been claims challenging the ownership rights in open source software against companies that incorporate it into their products and the licensors of such open source software provide no warranties or indemnities with respect to such claims. As a result, we and our customers could be subject to lawsuits by parties claiming ownership of what we believe to be open source software. Some open source projects have known vulnerabilities and architectural instabilities and are provided on an “as-is” basis which, if not properly addressed, could negatively affect the performance of our platform. Any of these risks could be difficult to eliminate or manage, and if not addressed, could have a negative effect on our business, results of operations, and financial condition.

We rely on software licensed from, and services rendered by, third parties in order to provide our products and run our business.

We rely on software licensed from, and services rendered by, third parties in order to provide our products and run our business. Third-party software and services may not continue to be available on commercially reasonable terms, or at all. Any loss of the right to use, or any failures of, third-party software or services could result in delays in our ability to provide our modules or run our business until equivalent software or services are developed by us or, if available, identified, obtained and integrated, which could be costly and time-consuming and may not result in an equivalent product, any of which could cause an adverse effect on our business and operating results. Further, customers could assert claims against us in connection with such service disruption or cease conducting business with us altogether. Even if not successful, a claim brought against us by any of our customers would likely be time-consuming and costly to defend and could seriously damage our reputation and brand, making it harder for us to sell our modules.

We may be unable to continue to use the domain names that we use in our business or prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of our brand, trademarks, or service marks.

We have registered domain names that we use in, or are related to, our business, most importantly www.presto.com. If we lose the ability to use a domain name, whether due to trademark claims, failure to renew the applicable registration, or any other cause, we may be forced to market our offerings under a new domain name, which could cause us substantial harm, or to incur significant expense in order to purchase rights to the domain name in question. In addition, our competitors and others could attempt to capitalize on our brand recognition by using domain names similar to ours. We may be unable to prevent third parties from acquiring and using domain names that infringe on, are similar to, or otherwise decrease the value of our brand or our trademarks or service marks. Protecting, maintaining, and enforcing our rights in our domain names may require litigation, which could result in substantial costs and diversion of resources, which could in turn adversely affect our business, financial condition, and results of operations.

Risks Related to our Operating as Public Company

Our senior management team has limited experience managing a public company, and regulatory compliance obligations may divert its attention from the day-to-day management of our business.

The individuals who now constitute our senior management team have limited experience managing a publicly-traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our senior management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, and results of operations.

As a public reporting company, we are subject to filing deadlines for reports that we file pursuant to the Exchange Act, and our failure to timely file such reports may have material adverse consequences on our business.

In the past, we have not been able to, and may continue to be unable to produce timely financial statements, and file these financial statements as part of a periodic report in a timely manner with the SEC. For example, we failed to timely file with the SEC the requisite Form 10-Q periodic reports for the quarters ended March 31, 2021 and September 30, 2022. Consequently, we were not compliant with the periodic reporting requirements under the

Exchange Act at such time. We cannot guarantee that in the future our reporting will always be timely. Our failure to timely file future periodic reports with the SEC could subject us to enforcement action by the SEC and shareholder lawsuits and could eventually result in the delisting of our Common Stock from Nasdaq, regulatory sanctions from the SEC, and/or the breach of covenants in our credit facilities or of any preferred equity or debt securities we may issue in the future, any of which could have a material adverse impact on our operations and your investment in our Common Stock, and our ability to register with the SEC public offerings of our securities for our benefit or the benefit of our security holders. Additionally, our failure to file our past periodic reports and future periodic reports has resulted in and could result in investors not receiving adequate information regarding us with which to make investment decisions. As a result, investors may not have access to current or timely financial information about our business.

As a public reporting company, we are subject to rules and regulations established from time to time by the SEC regarding our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results or report them in a timely manner.

As a public reporting company, we are subject to the rules and regulations established from time to time by the SEC. These rules and regulations require, among other things, that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes, and controls, as well as on our personnel.

In addition, as a public company we are required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting. Our management is not required to make such certification for the annual report for the year ending June 30, 2023, but will be required for the annual report for the year ending June 30, 2024 and thereafter, which will require us to document and make significant changes to our internal control over financial reporting. Likewise, our independent registered public accounting firm will be required to provide an attestation report on the effectiveness of our internal control over financial reporting at such time as we cease to be an “emerging growth company,” as defined in the JOBS Act, and we become an accelerated or large accelerated filer, although we could potentially qualify as an “emerging growth company.” We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls.

We expect to incur costs related to implementing an internal audit and compliance function in the upcoming years to further improve our internal control environment. If we identify future deficiencies in our internal control over financial reporting or if we are unable to comply with the demands that will be placed upon us as a public company, including the requirements of Section 404 of the Sarbanes-Oxley Act, in a timely manner, we may be unable to accurately report our financial results, or report them within the timeframes required by the SEC. We also could become subject to sanctions or investigations by the SEC or other regulatory authorities. In addition, if we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports, we may face restricted access to the capital markets and our stock price may be adversely affected.

Our current controls and any new controls that we develop may also become inadequate because of changes in our business, and weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could cause us to fail to meet our reporting obligations, result in a restatement of our financial statements for prior periods, undermine investor confidence in us, and adversely affect the trading price of our Common Stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq.

We have identified material weaknesses in our internal control over financial reporting and, if we fail to remediate these material weaknesses, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence and the price of our Common Stock.

We have identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses as of June 30, 2022 that we have identified are listed below.

•        We did not maintain an effective control environment, including not having designed a risk assessment process and not having designed formalized internal controls, including a lack of policies supporting segregation of duties.

•        We did not design and maintain effective controls to address the initial application of complex accounting standards and accounting of non-routine, unusual or complex events and transactions. Further, we did not maintain sufficient accounting resources with appropriate technical knowledge to support our financial reporting requirements.

•        We did not design and maintain effective controls over our financial statement closing process. Specifically, we did not design and maintain effective controls over certain account analyses and account reconciliations.

•        We did not maintain internal accounting records to adequately support the reporting of certain transactions in our financial statements.

These material weaknesses could result in a misstatement of account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

We are in the early stages of designing and implementing a plan to remediate the material weaknesses identified. Our plan includes the following actions:

•        Designing and implementing a risk assessment process supporting the identification of risks facing Presto.

•        Implementing controls to enhance our review of significant accounting transactions and other new technical accounting and financial reporting issues and preparing and reviewing accounting memoranda addressing these issues. Hiring additional experienced accounting, financial reporting and internal control personnel and changing roles and responsibilities of our personnel as we transition to being a public company and are required to comply with Section 404 of the Sarbanes Oxley Act of 2002. We have recently hired additional resources and we are engaging with a third-party consulting firm to assist us with our formal internal control plan and provide staff augmentation of our internal audit function.

•        Implementing controls to enable an effective and timely review of account analyses and account reconciliations.

•        Implementing controls to enable an accurate and timely review of accounting records that support our accounting processes and maintain documents for internal accounting reviews.

We cannot assure you that these measures will significantly improve or remediate the material weaknesses described above. The implementation of these remediation measures is in the early stages and will require validation and testing of the design and operating effectiveness of our internal controls over a sustained period of financial reporting cycles and, as a result, the timing of when we will be able to fully remediate the material weaknesses is uncertain and we may not fully remediate these material weaknesses during the year ended June 30, 2023. If the steps we take do not remediate the material weaknesses in a timely manner, there could be a reasonable possibility that these control deficiencies or others may result in a material misstatement of our annual or interim financial statements that would not be prevented or detected on a timely basis. This, in turn, could jeopardize our ability to comply with our reporting obligations, limit our ability to access the capital markets and adversely impact our stock price.

We and our independent registered public accounting firm are not required to perform an evaluation of our internal control over financial reporting for the year ending June 30, 2023, and were not required to perform such evaluation for the years ending June 30, 2022 and 2021 in accordance with the provisions of the Sarbanes-Oxley Act of 2002. Accordingly, we cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required by reporting requirements under Section 404.

Implementing any appropriate changes to our internal controls may distract our officers and employees, entail substantial costs to modify our existing processes and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis may harm our stock price and make it more difficult for us to effectively market and sell our services to new and existing customers.

We are an emerging growth company and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the adoption dates of recently issued accounting standards not yet adopted for public companies and exemptions from the requirements to hold a nonbinding advisory vote on executive compensation and obtain stockholder approval of any golden parachute payments not previously approved. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (A) following the fifth anniversary of the completion of the VTAQ IPO, (B) in which we have total annual revenue of at least $1.235 billion, or (C) in which we are deemed to be a large accelerated filer, with at least $700 million of equity securities held by non-affiliates as of the end of our second fiscal quarter that year, and (ii) the date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. While we have not made such an irrevocable election, we have not delayed the adoption of any applicable accounting standards.

As a result of the reduced disclosure requirements applicable to us, investor confidence in our company and the market price of our Common Stock may be adversely affected. We cannot predict if investors will find our Common Stock less attractive because we may rely on these exemptions. If some investors find our Common Stock less attractive, there may be a less active trading market for our Common Stock, and our stock price may be more volatile.

We will incur significant costs as a result of operating as a public company.

We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the listing requirements of Nasdaq and other applicable securities laws and regulations. For example, the Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business, financial condition, and results of operations. Compliance with these rules and regulations will increase our legal and financial compliance costs, and increase demand on our systems, particularly after we are no longer an emerging growth company. In addition, as a public company, we may be subject to stockholder activism, which can lead to additional substantial costs, distract management, and impact the manner in which we operate our business in ways we cannot currently anticipate. As a result of disclosure of information in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more difficult, time-consuming, and costly, although we are currently unable to estimate these costs with any degree of certainty.

We also expect that being a public company and being subject to new rules and regulations will make it more expensive for us to obtain directors and officers liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our Common Stock, fines, sanctions, and other regulatory action and potentially civil litigation. These factors may therefore strain our resources, divert management’s attention, and affect our ability to attract and retain qualified board members and executive officers.

Risks Relating to Our Common Stock and Warrants

Provisions in our Charter and Bylaws may discourage, delay or prevent a merger, acquisition or other change in control in our company that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares.

These provisions could also limit the price that investors might be willing to pay in the future for shares of our Common Stock, thereby depressing the market price of our Common Stock. Such provisions including the following:

•        a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Presto Board;

•        the ability of the Presto Board to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquiror;

•        the requirement for the affirmative vote of holders of at least two-thirds of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, to amend the provisions of our Charter or Bylaws, which may inhibit the ability of an acquiror to effect such amendments to facilitate an unsolicited takeover attempt;

•        the exclusive right of the Presto Board to elect a director to fill a vacancy occurring in the Presto Board for any cause, which prevents stockholders from being able to fill vacancies on the Presto Board; and

•        the requirement that a special meeting of stockholders may be called only by the Chairperson of the Board, the Chief Executive Officer, the Lead Independent Director or a majority of the Board then in office, which could delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

These and other provisions in our Charter and Bylaws could make it more difficult for stockholders or potential acquirors to obtain control of the Presto Board of directors or initiate actions that are opposed by the then-current Presto Board, including delay or impede a merger, tender offer or proxy contest involving us. The existence of these provisions could negatively affect the price of our Common Stock and limit opportunities for you to realize value in a corporate transaction.

Our Charter provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America are the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our Charter will provide that the Court of Chancery of the State of Delaware is the exclusive forum for:

•        any derivative action or proceeding brought on our behalf;

•        any action asserting a breach of fiduciary duty;

•        any action asserting a claim against us arising under the DGCL, our Charter or our Bylaws; and

•        any action asserting a claim against us that is governed by the internal-affairs doctrine.

This exclusive-forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the Charter provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. We note that there is uncertainty as to whether a court would enforce these provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Alternatively, if a court were to find these provisions of our Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and the Presto Board.

Provisions in our Charter and Bylaws that will be in effect upon the consummation of the Business Combination could make a merger, tender offer or proxy contest difficult, thereby depressing the trading price of our Common Stock.

Because we do not anticipate paying any cash dividends in the foreseeable future, capital appreciation, if any, would be your sole source of gain.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, capital appreciation, if any, of our Common Stock would be your sole source of gain on an investment in such shares for the foreseeable future.

A market for our securities may not continue, which would adversely affect the liquidity and price of its securities.

The price of our securities may continue to fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Nasdaq may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject us to additional trading restrictions.

Currently, our Common Stock and public warrants are listed on Nasdaq under the symbols “PRST” and “PRSTW.” In order to continue the list of these securities on the NYSE, we are required to maintain certain financial, distribution and stock price levels. Generally, we are required to maintain a minimum market capitalization (generally $45,000,000) and a minimum number of holders of our securities (generally 450 public holders). If Nasdaq delists our securities from trading on its exchange and we are not able to list its securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that our Common Stock is a “penny stock” which will require brokers trading in our Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since our Common Stock and public warrants are listed on Nasdaq, they are covered securities. However, if our securities were no longer listed on Nasdaq, they would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

Our warrants may never be in the money, and they may expire worthless.

The exercise price for our public warrants is $8.21 per share, and the exercise price for our private placement warrants and financing warrants is $11.50 per share (each as subject to adjustment as described herein), which exceeds the market price of our Common Stock, which was $3.87 per share based on the closing price of our Common Stock on Nasdaq on December 12, 2022. If all of our warrants were exercised in full for cash, we would receive an aggregate of approximately $158,498,750. We do not expect warrant holders to exercise their warrants and, therefore, we do not expect to receive cash proceeds from any such exercise, for so long as the warrants remain out-of-the money. There can be no assurance that the public warrants will ever be in the money prior to their expiration and, as such, the warrants may expire worthless.

We may redeem unexpired public warrants prior to their exercise at a time that is disadvantageous to the warrant holders, thereby making the warrants worthless.

We may redeem outstanding warrants (excluding any private placement warrants held by the Sponsor or its permitted transferees) at any time after they become exercisable and prior to their expiration, at $0.01 per warrant, provided that the last reported sales price (or the closing bid price of our Common Stock in the event our Common Stock is not traded on any specific trading day) of our Common Stock equals or exceeds $16.50 per-share for any 20 trading days within a 30 trading-day period ending on the third business day prior to the date we send proper notice of such redemption, provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants, there is an effective registration statement under the Securities Act covering the shares of our Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force a warrant holder: (i) to exercise its warrants and pay the exercise price therefore at a time when it may be disadvantageous for it to do so, (ii) to sell its warrants at the then-current market price when it might otherwise wish to hold its warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, will be substantially less than the market value of its warrants.

Warrants to purchase Presto Common Stock became exercisable on September 21, 2022, which could increase the number of shares eligible for future resale in the public market and result in dilution to its stockholders.

As of the closing of the Business Combination, there were 24,875,000 warrants outstanding, all of which are became exercisable on the Closing Date. Each public warrant entitles its holder to purchase one share of Common Stock at an exercise price of $8.21 per share, and each private placement warrant and financing warrant entitles its holder to purchase one share of Common Stock at an exercise price of $11.50 per share (subject to adjustment as described herein). To the extent warrants are exercised, additional shares of Common Stock will be issued, which will result in dilution to our then existing stockholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could depress the market price of our Common Stock.

The sale of the securities registered for resale hereunder and future sales of substantial amounts of our securities in the public market (including the shares of Common Stock issuable upon exercise of our warrants), or the perception that such sales may occur, may cause the market price of our securities to decline significantly.

The shares of Common Stock offered for resale by the Selling Securityholders in this prospectus represent approximately 64% of total Presto Common Stock outstanding as of December 12, 2022 (assuming no exercise of any of our warrants). The sale of these securities in the public market, or the perception that holders of a large number of securities intend to sell their securities, could reduce the market price of our Common Stock and public warrants.

Although certain of the Selling Securityholders, including former Legacy Presto securityholders, the Sponsor and its permitted transferees, PIPE investors and each other stockholder party to the Registration Rights Agreement, holding substantially all of the shares registered for resale hereunder, are currently prohibited from transferring any of their shares of Common Stock for a period of 18 months following the Closing Date, once such resale restrictions end, the market price of our Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Furthermore, as previously disclosed, the Sponsor paid the nominal price of $0.005 per share for the shares of Common Stock held by it and $1.00 per private placement warrant. The shares held by the Sponsor and its permitted transferees represent approximately 6.3% of the total outstanding shares of the Company’s common stock. As a result of these nominal prices compared with the market prices of our Common Stock and public warrants, which as of December 12, 2022, were $3.87 per share and $0.09 per warrant, respectively, and the $10 per unit price paid in VTAQ’s initial public offering, the Sponsor is likely to earn a positive return on its investment even if other holders of shares of Common Stock, including our public stockholders, experience a negative return on their investment in the Company’s securities. As a result, the Sponsor and its permitted transferees may be incentivized to sell its securities when others are not.

Future offerings of debt or offerings or issuances of equity securities by us may adversely affect the market price of our Common Stock or otherwise dilute all other stockholders.

In the future, we may attempt to obtain financing or to further increase our capital resources by issuing additional shares of Presto Common Stock or offering debt or other equity securities, including commercial paper, medium-term notes, senior or subordinated notes, debt securities convertible into equity or shares of preferred stock. We also expect to grant equity awards to employees, directors, and consultants under our stock incentive plans. Future acquisitions could require substantial additional capital in excess of cash from operations. We would expect to obtain the capital required for acquisitions through a combination of additional issuances of equity, corporate indebtedness and/or cash from operations.

Issuing additional shares of Presto Common Stock or other equity securities or securities convertible into equity may dilute the economic and voting rights of our existing stockholders or reduce the market price of Presto Common Stock or both. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of Presto Common Stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit the our ability to pay dividends to the holders of the Presto Common Stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing and nature of our future offerings.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities is influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause its stock price or trading volume to decline.

We may be subject to securities litigation, which is expensive and could divert management’s attention.

The share price of our Common Stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Presto may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on its business, financial condition, results of operations and prospects. Any adverse determination in litigation could also subject us to significant liabilities.

USE OF PROCEEDS

All of the shares of Common Stock and warrants offered by the Selling Securityholders will be sold by them for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $158,498,750 from the exercise of all public warrants, financing warrants private placement warrants assuming the exercise in full of all such warrants for cash. Our warrants are currently “out-of-the money,” which means that the trading price of the shares of our Common Stock underlying our warrants is below the $8.21 and $11.50 exercise prices, as applicable (subject to adjustment as described herein), of the warrants. For so long as the warrants remain “out-of-the money,” we do not expect warrant holders to exercise their warrants and, therefore, we do not expect to receive cash proceeds from any such exercise. See the section entitled “Description of Securities—Warrants” for more information.

Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for general corporate purposes which may include acquisitions or other strategic investments.

The Selling Securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Securityholders in disposing of their shares of securities, and we will bear all other costs, fees and expenses incurred in effecting the registration of such securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

MARKET PRICE OF OUR COMMON STOCK AND WARRANTS AND DIVIDEND INFORMATION

Market Price of Our Common Stock and Warrants

Trading of our Common Stock and warrants began on Nasdaq on September 22, 2022, under the ticker symbol “PRST” for common stock and “PRSTW” for the warrants. Prior to the Business Combination, the Ventoux Common Stock, Ventoux Warrants, Ventoux Rights and Ventoux Units traded under the ticker symbols “VTAQ”, “VTAQW”, “VTAQR” and “VTAQU”, respectively, on Nasdaq. On December 12, 2022, the closing sale price of our Common Stock was $3.87 per share and the closing price of our warrants was $0.09 per warrant.

Dividend Policy

We have not paid any cash dividends on our Common Stock to date and prior to the Business Combination, Ventoux had not paid any dividends on its ordinary shares. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors. Our ability to declare dividends are limited by the terms of financing and other agreements.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined statements of operations of Presto and VTAQ for the three months ended September 30, 2022 and the year ended June 30, 2022 have been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and presents the combination of the financial information of VTAQ and Presto after giving effect to the Business Combination and related transactions, as described in the accompanying notes.

The unaudited pro forma condensed combined statements of operations of New Presto for the three months ended September 30, 2022 and the year ended June 30, 2022 present the combination of the historical financial information of VTAQ and the historical financial information of Presto on a pro forma basis after giving effect to the Business Combination and related transactions, summarized below:

•        the Business Combination;

•        PIPE Financing;

•        Credit Agreement;

•        the holders of Presto preferred stock having exchanged their preferred shares of Presto for common shares of the combined entity utilizing the conversion ratio stipulated in Presto’s Certificate of Incorporation;

•        the holders of Presto convertible promissory notes having converted such notes into the right to receive common stock of Presto, and concurrently the warrants associated with such notes, as applicable, were cancelled;

•        following the conversion of Presto preferred shares and Presto convertible promissory notes into Presto common stock, all the Presto common stockholders having exchanged their common shares into shares of New Presto using the Exchange Ratio as of September 21, 2022 of approximately 0.8099 shares of New Presto common stock for each share of Presto common stock (the “Exchange Ratio”). The holders of Presto common stock also received the contingent right to receive their proportionate share of the Earnout Shares;

•        the Presto vested and unvested stock option awards having automatically converted into vested and unvested stock options of the combined entity using the Exchange Ratio and also having received the contingent right to receive their proportionate share of the Earnout Shares;

•        the Presto vested and unvested RSUs having automatically converted into vested and unvested RSUs of the combined entity using the Exchange Ratio and also received the contingent right to receive their proportionate share of the Earnout Shares; and

•        all outstanding warrants to purchase shares of Presto being assumed and converted into a newly issued warrant exercisable for common stock of the combined entity using the Exchange Ratio, with the warrant holders receiving the contingent right to receive their proportionate share of the Earnout Shares.

The unaudited pro forma condensed combined statements of operations for the three months ended September 30, 2022 and the year ended June 30, 2022 gives pro forma effect to the Business Combination and related transactions as if they had occurred on July 1, 2021.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the unaudited condensed consolidated interim financial statements of New Presto for the three months ended September 30, 2022, the unaudited condensed consolidated interim financial statements of VTAQ for the six months ended June 30, 2022, the audited consolidated financial statements of VTAQ for the fiscal year ended December 31, 2021, and the audited consolidated financial statements of Presto for the fiscal year ended June 30, 2022, as well as the disclosures contained in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Presto”.

The unaudited pro forma condensed combined statements of operations have been presented for illustrative purposes only and are not necessarily indicative of the financial condition or results of operations that would have been had the Business Combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New Presto. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED SEPTEMBER  30, 2022
(In thousands, Except Share and Per Share Amounts)

	Presto (Historical)	Presto Pro Forma Adjustments		Presto (Pro Forma)	VTAQ (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue, net	$7,779	—		7,779	$—	$—		$7,779
Cost of revenue	7,227	—		7,227	—	—		7,227
Gross profit	552	—		552	—	—		552
Research and development	6,388	—		6,388	—	293	(2)	6,681
Sales and marketing	2,399	—		2,399	—	131	(2)	2,530
General and administrative	5,924	—		5,924	6,830	(5,303)	(1)(2)	7,451
Total operating expenses	14,711	—		14,711	6,830	(4,879)		16,662
Income (loss) from operations	(14,159)	—		(14,159)	(6,830)	4,879		(16,110)
Gain (loss) on change in fair value of warrants and convertible promissory notes	59,822	(48,271)	(3)	11,551	(334)	—		11,217
Interest expense	(3,376)	—		(3,376)	—	202	(4)	(3,174)
Loss on early extinguishment of debt	(7,758)	—		(7,758)	—	—		(7,758)
Other financing and financial instrument (costs) income, net	(1,768)	—		(1,768)	—	—		(1,768)
Other income, net	2,028	—		2,028	40	—		2,068
Income (Loss) before income taxes	34,789	(48,271)		(13,482)	(7,124)	5,081		(15,525)
Provision (benefit) for income taxes	—	—		—	—	—		—
Net income (loss)	$34,789	(48,271)		(13,482)	$(7,124)	$5,081		$(15,525)
Weighted average shares outstanding, basic	29,521,505							50,639,837
Weighted average shares outstanding, diluted	40,366,902							50,639,837
Basic and diluted net income (loss) per common share	$1.18							(0.31)
Diluted net income (loss) per common share	$0.86							(0.31)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 2022
(In thousands, Except Share and Per Share Amounts)

	Presto (Historical)	Presto Pro Forma Adjustments		Presto (Pro Forma)	VTAQ (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue, net	$30,351	—		30,351	$—	$—		$30,351
Cost of revenue	29,718	—		29,718	—	—		29,718
Gross profit	633	—		633	—	—		633
Research and development	16,778	—		16,778	—	1,052	(2)	17,830
Sales and marketing	6,640	—		6,640	—	389	(2)	7,029
General and administrative	9,847	—		9,847	2,338	2,506	(2)	14,691
Loss on infrequent product repairs	582	—		582	—	—		582
Total operating expenses	33,847	—		33,847	2,338	3,947		40,132
Loss from operations	(33,214)	—		(33,214)	(2,338)	(3,947)		(39,499)
Gain (loss) on change in fair value of warrants and convertible promissory notes	(20,528)	18,932	(3)	(1,596)	1,936	—		340
Other income (expense), net	2,632	—		2,632	192	—		2,824
Interest expense	(5,434)	—		(5,434)	—	(8,330)	(4)	(13,764)
Loss before income taxes	(56,544)	18,932		(37,612)	(210)	(12,277)		(50,099)
Provision (benefit) for income taxes	(230)	—		(230)	—	—		(230)
Net income (loss)	$(56,314)	18,932		(37,382)	$(210)	$(12,277)		$(49,869)
Weighted average shares outstanding, basic and diluted	5,325,122				21,562,500			50,639,837
Basic and diluted net income per common share	$(10.58)				(0.01)			(0.98)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Description of the Business Combination (in thousands, except share and per share data)

On November 10, 2021, Ventoux CCM Acquisition Corp. (“VTAQ”) and its subsidiaries, and E La Carte, Inc. (“Presto”) entered into an Agreement and Plan of Merger, as amended on April 1, 2022 and July 25, 2022 (the “Merger Agreement”), which, among other transactions, was consummated on September 21, 2022. In connection with the closing of the Business Combination, VTAQ changed its name to “Presto Automation Inc.” (also referred to herein as “New Presto”). Subject to the terms and conditions set forth in the Merger Agreement, VTAQ agreed to pay (1) Presto stockholders aggregate consideration of 52,500,000 shares or $525.0 million based on an assumed stock price of $10 per share of Common Stock of New Presto, or the Exchange Ratio for each share of Presto Common Stock and (2) up to 15,000,000 of EarnOut Shares, as contingent consideration.

Immediately prior to the effective time of the Merger (the “Effective Time”), VTAQ issued an aggregate of 7,133,687 shares of New Presto Common Stock to certain investors (the “Equity PIPE Investors”) for aggregate proceeds of $55.5 million to New Presto (the “Equity PIPE Investment”). In connection with the Equity PIPE Investment, Ventoux Acquisition Holdings LLC and Chardan International Investments, LLC (together, the “Sponsors”) transferred an aggregate of 456,296 shares of VTAQ Common Stock to certain of the Equity PIPE Investors. The Equity PIPE Investment included a $50.0 million investment from an entity affiliated with Cleveland Avenue, LLC (“Cleveland Avenue”). The investment by Cleveland Avenue takes into account (i) the subscription of 6,593,687 shares of New Presto Common Stock for an aggregate purchase price of $50 million and (ii) the transfer of 406,313 shares of VTAQ Common Stock by the Sponsors to Cleveland Avenue for nominal consideration. As a result, at the closing of the Business Combination, the exercise price of VTAQ’s public warrants was reduced from $11.50 per share to $8.21 per share pursuant to the terms of VTAQ’s warrant agreement, dated as of December 23, 2020 (the “Existing Warrant Agreement”).

At the closing of the Business Combination, pursuant to the Amended and Restated Sponsor Support Agreement, dated as of July 25, 2022, between the Sponsors, certain directors, executive officers, and affiliates of the Sponsors (“Insiders”), VTAQ, and Legacy Presto (the “Sponsor Support Agreement”), the Sponsors and Insiders (and any permitted transferees of the Sponsors and Insiders pursuant to the terms of the Sponsor Support Agreement) (i) subjected an aggregate of 444,500 shares of VTAQ Common Stock held by them to earnout, which shares will be forfeited if certain price-based vesting conditions are not met during the five-year period following the Closing, (ii) subjected all of the shares of VTAQ Common Stock held by them to an 18-month lock-up, (iii) forfeited an aggregate of 550,000 of their VTAQ warrants (the “Private Warrants”), and (iv) waived any adjustment to the exercise price of the Private Warrants held by them pursuant to the Existing Warrant Agreement.

On September 21, 2022, in connection with the consummation of the Business Combination:

•        New Presto entered into a Credit Agreement (the “Credit Agreement”) with Metropolitan Partners Group Administration, LLC, as administrative, payment and collateral agent (the “Agent”), the lenders (“Lenders”) and other parties party thereto, pursuant to which the Lenders extended term loans having an aggregate original principal amount of $55.0 million (the “Term Loans”). The Term Loans were borrowed in full at closing. Amounts outstanding under the Credit Agreement will incur interest at the rate of 15% per annum. The Term Loans mature on March 21, 2025. In connection with the Term Loans, New Presto also agreed to issue the Lenders under the Term Loans 1,500,000 New Presto Warrants, and the Sponsors agreed to transfer the Lenders an aggregate of 600,000 founder shares. The New Presto Warrants have substantially similar terms to the Sponsors’ warrants.

•        VTAQ entered into an Amended and Restated Warrant Agreement (“Amended and Restated Warrant Agreement”) to reflect the issuance of the Metropolitan Warrants, to reflect the transfer of 500,000 Private Warrants (the “Silver Rock Warrants”) to affiliates of Silver Rock Capital Partners LP (“Silver Rock”) and provide that 550,000 of the Private Warrants were cancelled as of the Closing. Each of the Metropolitan Warrants, the Private Warrants and the Silver Rock Warrants is exercisable for one share of New Presto Common Stock at an exercise price of $11.50 per share.

•        VTAQ and Chardan Capital Markets, LLC (“Chardan”) waived certain obligations of New Presto to Chardan in connection with the following agreements: (i) the Business Combination Marketing Agreement, dated December 23, 2020, by and between VTAQ and Chardan, (ii) the Administrative Services Agreement, dated December 23, 2020, by and between VTAQ and Chardan and (iii) the Placement Agency Agreement, dated August 9, 2021, by and between VTAQ and Chardan. In exchange for such waiver, New Presto agreed to pay Chardan approximately $3.5 million, issue an affiliate of Chardan 350,000 shares of New Presto Common Stock and grant Chardan certain rights of first refusal in connection with future financings of New Presto.

•        VTAQ, Legacy Presto and affiliates of Silver Rock agreed to terminate that certain Amended and Restated Convertible Note Subscription Agreement, dated July 25, 2022 (the “Convertible Note Subscription Agreement”), pursuant to a Termination Agreement by and among VTAQ, Legacy Presto and Silver Rock (the “Termination Agreement”). Pursuant to the Termination Agreement, Silver Rock agreed to terminate the Convertible Note Subscription Agreement in exchange for 400,000 shares of common stock of Legacy Presto which were converted into 323,969 shares of New Presto Common Stock pursuant to the terms of the Merger Agreement, 500,000 warrants held by the Sponsors (which will continue to be entitled to registration rights pursuant to the Registration Right Agreement) and the payment of certain expenses of Silver Rock.

At the Effective Time of the Merger:

a)      each share of Presto Series A preferred stock, Series AA-1 preferred stock, Series AA-2 preferred stock, Series B preferred stock, Series B-1 preferred stock, Series C preferred stock and Series C-1 preferred stock issued and outstanding immediately prior to the Effective Time automatically converted into a share of Presto Common Stock;

b)      all Presto Warrants then outstanding and not exercised pursuant to its terms were assumed and converted into a warrant to purchase a number of shares of New Presto common stock, and providing for a contingent right to receive the applicable pro rata portion of Earnout shares. Each exchanged warrant is exercisable for New Presto Common Stock equal to the product of the number of shares of Presto Common Stock issuable immediately prior to the Business Combination and the Exchange Ratio at an exercise price per share equal to the exercise price per share of the warrant immediately prior to the Business Combination divided by the Exchange Ratio;

c)      all holders of Presto convertible promissory notes converted such notes into the right to receive common stock of Presto, and concurrently the warrants associated with such notes, as applicable, were cancelled;

d)      following the preferred stock and convertible note conversions, each share of Presto Common Stock that was issued and outstanding immediately prior to the Effective Time converted into the right to receive the number of shares of Common Stock of New Presto equal to the Exchange Ratio.

e)      the conversion of 3,256,204 Founder Shares into 3,256,204 shares of Common Stock of New Presto in connection with the Business Combination in accordance with terms of the Merger Agreement;

f)      prior to the Effective Time, each outstanding Presto Option, whether vested or unvested, was assumed and converted into a vested or unvested option, respectively (a “Company Option”) with respect to a number of shares of Common Stock of New Presto equal to the number of shares of Presto Common Stock subject to such Presto Options immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounded down to the nearest whole share and at an exercise price per share of Common Stock of New Presto equal to the exercise price per share of Presto Common Stock subject to such Presto Option divided by the Exchange Ratio, and rounded up to the nearest whole cent; provided that the exercise price and the number of shares of Common Stock of New Presto subject to the Company Option shall be determined in a manner consistent with the requirements of Section 409A of the Code;

g)      prior to Effective Time, each outstanding Presto RSU, whether vested or unvested, was assumed and converted into a vested or unvested RSU, respectively (a “Company RSU”) with respect to a number of shares of Common Stock of New Presto equal to the number of shares of Presto Common Stock subject to such Presto RSU immediately prior to the Effective Time multiplied by the Exchange Ratio, and rounded down to the nearest whole share and at an exercise price per share of Common Stock of New Presto equal to the exercise price per share of Presto Common Stock subject to such Presto RSU divided by the Exchange Ratio, and rounded up to the nearest whole cent;

h)      if at any time from and after the Closing until the third anniversary of the Closing the closing share price of the Common Stock of New Presto is greater than $12.50 over any twenty (20) trading days within any 30 trading day period (the “First Trading Price Threshold”), a total of 7,500,000 newly issued Earnout Shares will be payable to Presto stock and equity award holders as of immediately prior to the Effective Time based on the proportion of each such Presto Common Stock holder’s shares of Presto Common Stock relative to the aggregate of all shares of Presto Common Stock held by all such Presto Stockholders in the aggregate;

i)       if at any time from and after the Closing until the fifth anniversary of the Closing the closing share price of the Common Stock of New Presto is greater than $15.00 over any twenty (20) trading days within any 30 trading day period (the “Second Trading Price Threshold”), a total of 7,500,000 newly issued Earnout Shares will be payable to Presto stock and equity award holders as of immediately prior to the Effective Time based on the proportion of each such Presto Common Stock and Presto Restricted Stock Award holder’s shares of Presto Common Stock relative to the aggregate of all shares of Presto Common Stock held by such Presto Stockholders in the aggregate;

j)       any Option Earnout Shares payable to holders of unvested Exchanged Options shall be subject to terms and conditions that are substantially similar to those that applied to the award of such Company Option immediately prior to the Effective Time; and

k)      any Warrant Earnout Shares payable to holders of Exchanged Warrants shall be subject to terms and conditions that are substantially similar to those that applied to the award of such Company Warrant immediately prior to the Effective Time.

The following summarizes consideration:

(in thousands, except per share amounts)
Shares transferred at closing(1)(2)	52,500
Value per share	$10.00
Share consideration(3)	$525,000

____________

(1)      As of September 21, 2022, amount represents the number of shares transferred to Presto Equity Holders using the Exchange Ratio upon consummation of the Business Combination include (i) 28.6 million shares of Common Stock of New Presto, (ii) 10.3 million shares of Common Stock of New Presto issued for Presto Common Stock issued for net exercised warrants, unexercised warrants and convertible notes, at the Effective Time; and (iii) 13.6 million shares of Common Stock of New Presto issued as vested and unvested options and RSUs for Presto options and RSUs; and excludes 15.0 million Earnout Shares as the trading price thresholds have not been met

(2)      The number of New Presto shares presently transferred to Presto Equity Holders upon consummation of the Business Combination.

(3)      Share consideration is calculated using a $10 reference price.

Note 2 — Basis of presentation

The unaudited pro forma condensed combined financial information has been adjusted to include transaction accounting adjustments, which reflect the application of the accounting required by U.S. GAAP, linking the effects of the Business Combination, described above, to the VTAQ and Presto historical financial statements.

The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with U.S. GAAP. Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination was accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, VTAQ is treated as the acquired company and Presto is treated as the acquirer for financial statement reporting purposes. Presto was determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•        The pre-combination stockholders of Presto hold a majority of the voting rights in New Presto;

•        Presto has the ability to appoint the board of directors and the management of New Presto;

•        Senior management of Presto comprise the senior management of New Presto; and

•        The operations of Presto comprise the ongoing operations of New Presto.

Accordingly, for accounting purposes, the consolidated financial statements of New Presto represent a continuation of the consolidated financial statements of Presto with the acquisition being treated as the equivalent of Presto issuing stock for the net assets of VTAQ, accompanied by a recapitalization. The net assets of VTAQ are stated at historical cost, with no goodwill or other intangible assets recorded.

The following table summarizes the pro forma common stock shares outstanding at September 30, 2022:

	Shares	Ownership %
Presto Stockholders(1)	36,760,009	72.6%
VTAQ Sponsors and Initial Stockholders(2)	3,256,204	6.4%
VTAQ Public Stockholders	931,141	1.8%
VTAQ Rightholders	862,500	1.7%
Equity PIPE Investors	7,589,983	15.0%
Credit Agreement Investors	600,000	1.2%
Advisor Investors(3)	640,000	1.3%
Total	50,639,837	100.0%

____________

(1)      The number of outstanding shares held by Presto Equity Holders excludes 15,000,000 Earnout Shares. The Earnout Shares would further increase the ownership percentages of Presto Equity Holders in Common Stock of New Presto and would dilute the ownership of all stockholders of VTAQ Common Stock, as further discussed below. The number also excludes Presto stock options and warrants not exercised as these are exchanged into options and warrants of the new combined entity and are not representative of outstanding shares;

(2)      Amount represents the Founder Shares allocable to the VTAQ Sponsors and Initial Stockholders at closing. In conjunction with the Equity PIPE Investment and Debt PIPE Investment, certain Founders Shares were transferred by the Sponsors to the investing party.

(3)      Amount represents 260,000 shares of New Presto used to pay transaction expenses of Legacy Presto and 380,000 shares of New Presto used to pay transaction expenses of VTAQ.

Earnout Shares payable to Shareholders, Option holders and Warrant holders of legacy Presto

After the consummation of the Business Combination, holders of Presto capital stock, immediately prior to consummation of the Business Combination have the contingent right to receive Earnout Shares. The aggregate number of Earnout Shares is 15,000,000 shares of Common Stock of New Presto. The Earnout Shares may be issued following the Business Combination, as follows:

(1)     7,500,000 shares of Common Stock of New Presto if the closing share price of a share of Common Stock of New Presto is equal to or exceeds $12.50 for 20 trading days in any 30 consecutive trading day period at any time during the period beginning on the first anniversary of the closing and ending on the fourth anniversary of the closing, and

(2)    7,500,000 shares of Common Stock of New Presto if the closing share price of a share of Common Stock of New Presto is equal to or exceeds $15.00 for 20 trading days in any 30 consecutive trading day period at any time during the period beginning on the first anniversary of the closing and ending on the fifth anniversary of the closing.

The Company has concluded that the Earnout Shares issuable to holders of Presto capital stock are accounted for as equity-linked instruments under ASC 815-40, and that the Earnout Shares issuable to holders of Presto capital stock that are employees and directors are accounted for as share-based compensation under ASC 718.

Founder Shares subject to vesting

At the Closing, 444,500 Founders Shares (the “Unvested Founders Shares”) were subject to vesting and forfeiture provisions: (i) the first 25% of such Unvested Founder Shares owned by the Sponsors shall vest at such time as a $12.00 Stock Price Level is achieved on or before the date that is five years after the Closing Date, (ii) the next 25% of such Unvested Founder Shares owned by the Sponsors shall vest at such time as a $15.00 Stock Price Level is achieved on or before the date that is five years after the Closing Date., (iii) the next 25% of such Unvested Founder Shares owned by the Sponsors shall vest at such time as a $20.00 Stock Price Level is achieved on or before the date that is five years after the Closing Date and (iv) the remaining 25% of such Unvested Founder Shares owned by the Sponsors shall vest at such time as a $25.00 Stock Price Level is achieved on or before the date that is five years after the Closing Date. If the applicable Stock Price Level is not achieved on or prior to the date that is five years after the Closing Date, the applicable Unvested Founder Shares shall not vest and shall be automatically forfeited and cancelled for no consideration. Notwithstanding the foregoing, in the event of a change of control, any Unvested Founder Shares automatically vest.

“Stock Price Level” will be considered achieved only when the volume weighted average price of VTAQ’s Common Stock quoted on the NASDAQ is greater than or equal to the applicable threshold for any 40 Trading Days within any 60 trading day period. The Stock Price Levels will be equitably adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting VTAQ’s Common Stock after the date of the Merger Agreement.

The Company has concluded that the Founder Shares are accounted for as equity-linked instruments under ASC 815-40, and that such instruments are liability classified.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments which are based on the statutory rate in effect for the historical periods presented. Management believes this unaudited pro forma condensed combined financial information to not be meaningful given New Presto has incurred significant losses when accounting for the pro forma adjustments during the historical periods presented.

Note 3 — Presto, VTAQ and Other Transaction Accounting Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the three months September 30, 2022 and year ended June 30, 2022

The Presto pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended September 30, 2022 are as follows (amounts in thousands, except share and per share data):

(1)    During the three months ended September 30, 2022, VTAQ incurred $6.5 million fees related to consummating the Business Combination. Such costs were expensed in the statement of operations of historical VTAQ prior to the Business Combination and accordingly have been removed from the pro forma condensed combined statement of operations for the three months ended September 30, 2022, as such costs would not have been incurred by the combined entity had the acquisition occurred on July 1, 2021.

(2)    Reflects the stock-based compensation expense for Earnout shares issued to current employees and directors, resulting in recognition of adjustments of $0.3 million, $0.1 million and $1.2 million in research and development, sales and marketing, and general and administrative expenses, respectively in the pro forma condensed combined statement of operations for the three months ended September 30, 2022. During the year ended June 30, 2022, stock-based compensation expense for Earnout shares issued to current employees and directors resulted in the recognition of adjustments of $1.1 million, $0.4 million, and $2.5 million in research and development, sales and marketing, and general and administrative expenses, respectively in the pro forma condensed combined statement of operations.

(3)    Reflects the removal of the gain on fair value effects of the Presto convertible notes in the amount of $48.3 million and the loss on fair value effects of the Presto convertible notes in the amount of $18.9 million in the pro forma condensed combined statement of operations for the three months ended September 30, 2022 and the year ended June 30, 2022, respectively. The Presto convertible notes converted upon the closing of the Business Combination and accordingly would not have been outstanding during the periods had the Business Combination occurred on July 1. 2021.

(4)    Represents the recognition of interest expense related to the $55.0 million credit facility consummated concurrently with the closing of the Business Combination in the amount of $2.4 million and $11.3 million for the three months ended September 30, 2022 and the year ended June 30, 2022, respectively. Interest expense is reflective of 15% per annum interest, the amortization of debt issuance costs and debt discounts and other interest costs. This is offset by the removal of interest expense of $2.6 million and $2.9 million related to the Presto indebtedness in term loans, current on the pro forma condensed combined balance sheet for the three months ended September 30, 2022 and the year ended June 30, 2022, respectively.

Note 4 — Net loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since July 1, 2021. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

	Three Months Ended September 30, 2022	Year Ended June 30, 2022
	Pro Forma Combined	Pro Forma Combined
Pro forma net loss	$(15,525)	$(49,869)
Basic weighted average shares outstanding	50,639,837	50,639,837
Net loss per share – Basic and Diluted(1)	$(0.31)	$(0.98)
Basic weighted average shares outstanding
Presto existing stockholders	36,760,009	36,760,009
VTAQ Sponsors and Initial Stockholders	3,256,204	3,256,204
VTAQ Public shareholders	931,141	931,141
VTAQ Rightholders	862,500	862,500
Equity PIPE Investors	7,589,983	7,589,983
Credit Agreement Investors	600,000	600,000
Advisor Investors	640,000	640,000
Total	50,639,837	50,639,837

____________

(1)      The per share pro forma net loss per share excludes the impact of outstanding and unexercised VTAQ public and Private Placement Warrants, options, and Earnout Shares as the inclusion of these would have been anti-dilutive.

BUSINESS

Overview

We seek to overlay next-generation digital solutions onto the approximately $3 trillion hospitality industry given its current primarily analog nature and substantial reliance on labor. At present, we are focused on the restaurant industry.

Since our founding in 2008, we have shipped over 250,000 systems of Presto enterprise-grade digital solutions to the restaurant hospitality industry. We have leveraged our deep domain experience to build a technology platform that digitizes on-premise restaurant dining rooms and drive-throughs with the goal of maximizing restaurant profitability and enhancing the guest dining experience.

Our business is underpinned by the guiding principles that our solutions should improve the guest experience and seamlessly and effortlessly increase productivity for staff. These principles ensure that our product focus remains aligned with the objectives of our customers and with our objective of being a leader in the restaurant hospitality technology market.

The restaurant hospitality technology market is rapidly growing. The COVID-19 pandemic created an industry reset, driving restaurants to further embrace technology to solve industry challenges. The restaurant hospitality industry has been racked with labor challenges, including unprecedented shortages and high costs. Customers also have a greater desire for faster service, which increases demand for on-premise technology, across all restaurant segments, viz. casual dining, fast casual, and quick serve ready (QSR).

Process automation is a long-term priority for all physical businesses. As a result, restaurants need reliable and scalable products and technology that easily integrates with old, legacy systems.

Our platform offers a comprehensive set of modular, targeted solutions to increase staff productivity, improve guest experience and deliver actionable insights to restaurants. Our platform enables customers to improve important factors that drive profitability in a low-margin industry. With Presto’s platform, restaurants can benefit from increased table per server ratios, order accuracy, check size, and customer data collection.

Our latest generation Touch product, called Presto Flex, functions as an all-in-one server handheld or tabletop guest ordering, payment, customer personalization and gaming device. Our Vision product consists of an AI-powered computer vision software application that delivers unique and real-time insights to operators. Our Voice products use speech recognition technology in the customer order process and connect with restaurant POS systems to maximize efficiency and minimize costs by automatically transmitting orders to the restaurant’s POS system.

Our Touch product has accounted for the majority of our historical revenue. However, we expect an increasing mix of our future revenue to come from Vision and Voice products.

We benefit from a predictable, recurring revenue model from enterprise restaurant chains. We serve a blue-chip customer base with multibillion-dollar gross merchandise volume potential and high net retention rates. In the future, we may take advantage of several acquisition opportunities in customer relationship management and loyalty, POS products, front of house management, online ordering, AI tools, and integration middleware. As a result of the Business Combination, we expect to have the capital to grow organically and inorganically as we scale the Company. We expect that the Business Combination will help accelerate and enhance our ability to acquire and develop products that serve the restaurant hospitality industry.

Industry and Market Overview

According to a survey of over 400 restaurant owner-operators conducted in October 2021, around 50% of U.S. restaurant operators planned to implement technology-enabled solutions to improve efficiency, labor cost management and revenue growth within the next two to three years. We estimate our addressable market includes $101 billion international enterprise restaurant labor spend, $79 billion domestic enterprise restaurant labor spend and $25 billion global enterprise restaurant technology spend. However, despite the large addressable market and double-digit sales growth in the restaurant and food service industry in 2021 (according to the National Restaurant Association), the restaurant hospitality industry has faced, and continues to face, several challenges.

•        Labor Shortage:    In June 2022, the Department of Labor released a Job Openings and Labor Turnover summary that showed workers were quitting their jobs at a rate of 2.9% or 4.4 million in April 2022. More accommodation and food services workers quit their jobs in April 2022 compared to pre-pandemic levels, and the industry struggles to retain workers and has experienced consistently high quit rates. The restaurant industry consistently has the highest job opening rate relative to other industries and had a total of 1.34 million job openings in April 2022. The U.S. Chamber of Commerce has described the current labor shortage as a national crisis, making it the focus of its “America Works” initiative expanding employer-led workforce and job training programs, advocating for federal and state policy changes and launching efforts to connect employers with talent. Lack of labor leads to operational gaps with fewer staff to manage basic work flows, slower speed of service, lower guest satisfaction and tips, higher turnover, and increases in the overhead in hiring workers.

•        Labor Cost:    For most restaurants, labor has historically been the largest expense category, accounting for approximately 30% of sales on average. High labor costs lead to significantly lower margins and profitability.

•        Lack of Technological Solutions:    Even for some restaurants with enough labor, their operations are still not efficient enough. Employees are not equipped to make good decisions either because managers rely on “gut-feelings” or because they lack data to inform decision-making.

•        Lack of Differentiation:    Restaurants can seem undifferentiated from each other to consumers.

•        Slow and Inconvenient Service:    Many restaurant operations are analog, and customers are looking for speed, personalization and ease of use.

•        Lack of Data:    To make good decisions, leaders need good data. In physical industries like restaurants, it is difficult to measure operations and generate useful data.

Our platform provides restaurant operators with solutions to these challenges. First, we have over a decade of expertise digitizing analog workflow and facilitating automation, thus allowing restaurants to still operate efficiently with fewer staff and lower labor cost. Second, our products provide reliable, scaled solutions to several thousand restaurants with iconic brands. We have built long-term relationships with our customers and established our reputation as we have grown our market share. Third, we integrate with industry incumbents that restaurants use and innovate to meet customers’ changing needs. Fourth, our next-generation solutions unearth data points that were previously impossible to gather. With these solutions, innovations and a comprehensive platform, we seek to reduce significantly the labor requirements for businesses across the restaurant hospitality industry.

Platform and Product Offering

Our products are designed to increase staff productivity, improve guest experiences and deliver actionable insights to managers. We offer a range of Touch, Vision and Voice products.

Touch

Our Touch products enable self-serve ordering, payment processing, customer personalization, and gaming experiences.

Our latest Touch product, Presto Flex, is an all-in-one tablet that can be deployed for a variety of applications. This tablet can serve as a tabletop device, self-serve kiosk or handheld device. The device offers Wi-Fi and LTE connectivity while weighing 25% less than an iPad with three times the battery capacity of comparable tablets. A.I. technology provides speech recognition that allows automated voice ordering by both guests and staff. The device’s front and rear cameras enable coupon scanning. Presto Flex hosts a wide range of payment options and is PCI-DSS compliant. On average, Presto Flex eliminates 65% of POS trips increasing tables serviced and tips per server.

We believe this product offers tremendous value by allowing restaurants to operate dining rooms with fewer staff, personalizing guest experiences, increasing check sizes with automatic upselling and cross-selling functionality and providing more guest insights to the restaurant’s marketing team. In addition, our Touch products offer:

•        Advanced Security:    We have an array of advanced enterprise grade security features. Our Silicon Valley-based engineering team aims to create a secure pay-at-table experience.

•        Wide Payment Options:    We support the latest EMV and mobile payment technologies as well as the ability to split bills.

•        More Than Payments:    Our tablets have a broad range of functionality beyond payments. We enable guests to order on demand, play games, watch videos, and provide instant feedback — all from the table.

Our business has one principal supplier through which we source the tablets used in the legacy version of our Touch product and one principal supplier through which we source the tablets used in the latest generation of our Touch product, Presto Flex.

With respect to our legacy Touch tablets, on October 23, 2015, we entered into an agreement with XAC Taiwan (“XAC”), a company organized under the laws of the Republic of China (Taiwan) (the “Legacy Tablet Agreement”). The Legacy Tablet Agreement had an original term of three years and, since the expiration of the original term, has automatically renewed for successive one year periods. Either party may terminate the Legacy Tablet Agreement upon 180 days’ notice or upon a material breach of the agreement if such breach is not cured within 30 days.

With respect to our Presto Flex product, on September 11, 2019, we entered into a Master Supply Agreement (the “Flex Tablet Agreement”) with Hong Kong-based tablet computer suppliers Billion Time International, Limited (“Billion Time”) and Hong Kong Linktop Technology, Limited (“Linktop”). Under the Flex Tablet Agreement, Billion Time and Linktop develop and manufacture the tablets used in our Presto Flex product and provide technical and repair services for us. The Flex Tablet Agreement has an initial term of three years with automatic one-year renewal periods. Any party may terminate the Flex Tablet Agreement upon 180 days’ notice or upon a material breach of the agreement if such breach is not cured within 60 days.

We maintain inventory that we believe is sufficient to address a potential interruption in supply. In the event of a shortage or supply interruption from XAC, Billion Time or Linktop, if our inventory estimates are incorrect, we may not be able to develop alternative sources for these tablets quickly, cost-effectively, or at all.

Vision

Our AI-powered computer vision application provides real-time error detection, visual order tracking capabilities, and repeat guest identification. Presto Vision uses strategically located cameras and powerful artificial intelligence algorithms to offer unique real-time insights into restaurant operations and analytics.

Our next generation technology quickly identifies dropouts in drive-through lines, repeat customers, errors during food preparation, and missing items in the packing process. Our Vision product’s smart analytics promotes items with short preparation times when queues are long and notifies managers to deploy line-busting tablets when drive-through wait times or abandonment rates are high.

Our Vision product also helps boost order accuracy in the restaurant hospitality industry by deploying its technology to kitchens. This allows management to monitor whether orders going out the door are substantially accurate, thereby reducing refunds, labor cost in remaking food and unhappy guests.

We believe this product can create lower drive-through wait times and reduced drive-through abandonment, higher order accuracy, and improved guest service.

Voice

Our speech recognition technology offers guests voice-based ordering in the drive-through and other restaurant settings. Our technology takes orders using automated A.I. that frees up staff by automatically transmitting orders to the restaurant’s POS system. We believe that our Voice technology can enable faster transactions and improved order accuracy by eliminating human order taking, as well as increasing check sizes with automatic upselling and cross-selling functionality.

Transaction Services

We also offer a range of transaction services geared to enhance the customer dining experience, including premium content (gaming) and other revenue, which includes professional services. We provide the diners at our customers’ restaurants the opportunity to purchase premium content during the dining experience. We control the associated gaming licenses and its accessibility and have influence in establishing the price charged to the diner. In addition, we also generate revenue from professional services, consisting primarily of fees from developing premium content used on the devices and at installation.

Competitive Strengths

We believe that we have a number of competitive strengths that will enable our market leadership to grow. Our competitive strengths include:

•        Industry-Leading Technology Platform:    We have created a hard-to-replicate technology platform that we believe comprehensively addresses the challenges that fast casual and quick service restaurants are facing. This includes multiple back-end integrations, layers of PCI compliance and security, enterprise grade reliability, ability to scale seamlessly and deploy quickly across multiple geographies, and a customer success, support and operations team that understands enterprise challenges.

•        Category-Leading Customer Loyalty:    Customer relationships are core to our business, and we invest to improve our retention. We maintain long-term relationships with our customers that are reflected by our 102% net revenue retention for the fiscal year ended June 30, 2022. Net revenue retention compares our revenue associated with a set of active restaurant logos in a one-year period to the same set of restaurant logos in the prior year period. We calculate net revenue retention by dividing a particular period’s quarterly annual reoccurring revenue, including both Platform and Transaction revenue, by the prior period’s quarterly annual reoccurring revenue using the same set of restaurant logos. Net revenue retention is an indicator of the propensity of our customers to continue working with us and expanding their relationship with us. We assess our net revenue retention quarterly on a rolling basis year-over-year.

•        Business Model That is “Sticky” and High Growth:    Our compelling and differentiated business model has enabled us to grow and expand our business. The “front of the house” or guest facing nature of our technology, as evidenced by the nature of our entertainment apps, and consumer facing voice ordering capabilities, as well as increased adoption by the customer’s staff and customers over the life of a multi-year contract, create a “sticky” relationship and high switching costs.

•        Multiple Channels of Organic Growth:    Both our existing customer base and addressable market offer a compelling opportunity for product cross-sell and upsell. Additionally, continued innovation from our research and development team provides new and innovative use cases for our Vision and Voice products.

•        Exceptional Management Team to Execute on Strategy:    Our management team has a demonstrated history of delivering strong operational results. Our Chief Executive Officer, Raj Suri, co-founded Zimride (now Lyft), the popular ride-sharing company. Our Chief Financial Officer, Ashish Gupta, has driven revenue growth, business model transformation, and cross-border M&A for over 20 years. Our Chief Technology Officer and Chief Revenue Officer both bring experience from well-known companies such as Microsoft, Postmates and Yahoo.

Growth Strategy

We believe that Presto can profitably grow and has tremendous potential based on our total addressable market. Our growth strategies include:

•        A Proven Land & Expand Model:    We initiate a customer relationship in a few test locations where we identify pain points and offer a trial product offering. This allows easy adoption of our products and requires minimal time to value. This also proves out the value proposition of our products. After we complete the land stage, we move to the expand stage where we expand use-cases to additional locations to further demonstrate customer success. With more locations and the opportunity to cross-sell supplemental product offerings, we add value at scale as we eventually expand into potentially all remaining customer locations targeting a 100% penetration rate over time.

•        Strategic & Accretive M&A to Accelerate Growth:    We have identified acquisition opportunities that are from verticals such as customer relationship management and loyalty, POS products, front of house management, online ordering, AI tools, and integration middleware. We have engaged in exploratory conversations with several targets that have expressed an interest in exploring an acquisition by Presto. We believe these potential targets have strong product fits and could add approximately $30 million of additional ARR. With this strategy, we can further expand our product, achieve revenue and cost synergies, and increase scale. Any determination to take action in this regard will be based on market conditions and opportunities existing at the time, and accordingly, the timing, size or success of any efforts and the associated potential capital commitments are unpredictable.

Go-To-Market

Our products serve various roles in a restaurant’s management, including with respect to franchise owners and chief operating officers (COOs), chief management officers (CMOs), chief information officers (CIOs) and chief financial officers (CFOs).

Franchise Owner:    Maintaining quality service standards and overseeing the finances of a restaurant brand are not nearly as challenging as the labor shortage that franchise owners are dealing with today. Labor shortages, increased minimum wage demands and COVID-19 liability concerns are the defining issues challenging the ongoing viability of a restaurant franchise. Our technology can be a franchise owner’s most reliable new hire by helping them augment their existing workforces, implement tools that reduce unnecessary busywork and improve employee retention.

COO:    The COO is challenged with meeting their restaurant’s operational goals due to the incredible strain of the labor shortage. Retaining existing staff and replacing those who have left is their top priority for short-term survival and long-term growth. Our technology seeks to augment their existing workforce and improves employee retention delivering tangible improvements in productivity, throughput and quality.

CMO:    Having a solid understanding of their guest’s ever-changing behavior and meeting marketing metrics defines the success of today’s restaurant CMO. Struggling with fewer marketing resources, shrinking budgets, and protecting their brand from cautious guests have all become their most significant issues. We expect our technology will provide accurate data to measure customer behavior and improve the guest experience.

CIO:    With an increasing focus on customer-facing technology, upgrading legacy POS systems, and management systems, the CIO is challenged to meet increasingly demanding guest experience expectations. Choosing from all the digital transformation options to effectively future-proof their restaurant is the most complicated issue facing any CIO. Our next generation technology platform is a multipurpose, all-in-one solution that can easily integrate into customers’ existing ecosystem.

CFO:    We believe our next generation technology can help the CFO drive sales and profitability growth by delivering incremental revenue through higher check sizes and reducing operating expenses through labor cost savings, improved order accuracy, and speed of service. The CFO can also optimize free cash flow by freeing up capital expenditures for technology towards restaurant core competencies.

Sales and Marketing

Our sales team focuses on new location growth, our customer community, and sales enablement and operations.

To generate demand we have developed a library of focused marketing materials as well as a robust referral network, including many of our current customers. Once we acquire prospective customers, we work with them to produce pricing, packaging and diner interfaces intended to simplify product adoption and support our customers in growing their sales.

We have also developed and nurtured long-term relationships with our largest customers and maintain an ongoing relationship with them that includes technical support and conducting quarterly business reviews in order to build a pathway to successful renewals and product upgrades.

As of June 30, 2022, we had 16 employees across sales and marketing. We intend to continue to invest in our sales and marketing capabilities to capitalize on our market opportunity.

Customers

Both private and public restaurant brands have chosen our platform, including Applebee’s, BJ’s, Checkers, Chili’s, Famous Dave’s, Outback Steakhouse and Red Lobster. We accommodate service models of all types, including quick service, fast-casual and casual dining. Brands use our platform to strengthen their customer relationships and boost their digital orders. Our typical initial contract length is 12 to 48 months, providing visibility into our forward performance.

For each of the years ended June 30, 2022 and 2021, our three largest restaurant customers generated an aggregate of approximately 93% of our revenue. We present a discussion of each of these customers below.

The purchase and services agreement with our largest customer was executed in June 2019, and provided for the onboarding and initial sale of our Touch product. The purchase and services agreement also provides the terms under which the customer may elect to purchase additional Touch devices, as well as a revenue sharing arrangement for the provision of premium content to the customer’s patrons. The purchase and sale agreement has an initial term of three years which can be extended in June 2023 for up to a year or up to an additional six years if the customer purchases upgrades to the Touch products currently in use. If the customer does not decide to move forward with an extension 180 days before a term lapses, we may send a notice that gives the customer 15 days to decide if it will continue for another term. If the customer does not extend in such timeframe, the agreement expires at the end of the then-active term. The customer can also terminate the purchase and services agreement upon 180 days’ notice.

The services agreement with our second largest customer was executed in 2017 along with a first statement of work (SOW) pursuant thereto. The services agreement and SOW provided for the onboarding and initial sale of the Touch product, along with the terms under which the customer may elect to purchase additional Touch devices and a revenue sharing arrangement for the provision of premium content to the customer’s patrons. The services agreement had an initial term of 12 months and has automatically renewed on a year-to-year basis since 2018. The services agreement will continue to automatically renew unless it is terminated with 90 days’ notice by either party. The services agreement can also be terminated by the customer with 30 days prior written notice at any time if there is not an SOW outstanding. If there is no SOW outstanding for 12 months, the services agreement automatically terminates. The SOW has an initial term of 36 months, which may be extended two times, each for a period of 12 months. The current SOW will expire in December 2022. Our customer account team is currently in preliminary discussions with this customer to enter into a new SOW after the first SOW expires.

The service provider agreement with our third largest customer was executed in 2017 with the customer renewing a previous agreement with Presto made in 2013. The agreement governs the ongoing relationship between Presto and the customer as well as the franchisee agreements executed between Presto and each of the customer’s franchisees. The term of the service provider agreement extends until each of the franchisee agreements has been terminated. In addition to governing the terms of further purchases of the Touch product and a revenue sharing arrangement for the provision of premium content to the franchisees’ patrons, the franchisee agreements required that the franchisees replace certain existing Touch products with upgraded versions by way of purchasing the new equipment or leasing it. The franchisee agreements are currently scheduled to terminate in late 2023 unless they are extended.

Technical Support

Our technical team supports our customers through the onboarding process, including by providing employee training, device installation, procedures for troubleshooting and maintenance and advising on best practices, among other things. We are committed to providing a differentiated customer experience. We are able to provide our customers with the option of choosing between on-site, remote, and self-guided implementation.

Following onboarding, we offer our customers support through multiple channels, including chat, phone, web and in person visits as needed. We are focused on providing our customers best-in-class technical support and will continue to make significant investments in an effort to do so.

As of June 30, 2022, we had 16 employees on our customer success team.

Research and Development

We develop products through research on the restaurant industry that focuses on the challenges its participants face now and will face in the future. For example, our current and planned products are designed to, among other things, assist in mitigating the impact of nation-wide labor shortages faced by the restaurant and hospitality industry, as well as the increased cost of employment for these customers due to increasing minimum wages and higher costs of labor in general. We are dedicated to helping our customers grow their business and, by doing so, creating lasting relationships and happy diners.

We organize our team to develop the full-stack of our products, integrating product management, engineering, analytics, data science, and design. We develop our products in three primary research and development locations: San Carlos, California, Addison, Texas and Toronto, Ontario, Canada. As of June 30, 2022, we had 78 employees in our research and development team.

Competition

The markets in which we compete are competitive and evolving rapidly. Our platform combines functionality from numerous product categories, and we therefore compete in each of these categories:

•        with respect to Touch platforms, we primarily compete with OneDine, Ziosk, and POS-proprietary systems;

•        with respect to Vision platforms, we primarily compete with Agot AI, Precitaste and Dragontail Systems; and

•        with respect to Voice platforms, we primarily compete with IBM, Synq3, Valyant AI, Converse Now and Open City.

We believe the principal competitive factors in our market are:

•        the ability to provide an end-to-end software platform specifically designed to meet the existing and future technology needs of prospective customers;

•        ease of deployment, use and flexibility;

•        customer relationship, reputation and brand recognition;

•        customer, technology and platform support; and

•        strength of sales and marketing efforts.

We expect the competition to evolve as the market continues to grow, evolve, and attract new market entrants, especially smaller emerging companies. We believe that with our differentiated products, attractive business model, and unique go-to-market strategy we can compete effectively and favorably within the industry.

For information on risks relating to increased competition in our industry, see the section titled “Risk Factors—Risks Related to Presto’s Competition, Sales and Marketing.”

Social Responsibility and Community Initiatives

Our COVID Tech Connect was founded with a mission to connect critically ill COVID-19 patients with their loved ones. From March 2020 through August 2021, we donated 20,000 tablets and 30,000 charge cords to 2,000 hospitals and care facilities in all 50 states across the United States. We scaled beyond hardware with the development of an award-nominated, free video conferencing solution, that connects hospitalized COVID patients with friends and family through virtual visitations. We also expanded beyond our mission with emergency relief for those communities who were disproportionately affected by COVID-19, both domestically and abroad.

Intellectual Property

As of June 30, 2022, we had eight registered domain names for websites that we use in our business, such as presto.com and other variations, and no registered trademarks, patents or copyrights.

We rely on trade secret laws in the United States and other jurisdictions, as well as license agreements, confidentiality procedures, non-disclosure agreements with third parties, and other contractual protections, to protect our intellectual property rights, including our proprietary technology, software, know-how, and brand. We require our employees, consultants, and other third parties to enter into confidentiality and proprietary information and invention assignment agreements, and we control and monitor access to our software, documentation, proprietary technology, and other confidential information. Our policy is to require all employees and independent contractors to sign agreements assigning to us any inventions, trade secrets, works of authorship, developments, processes, and other intellectual property generated by them on our behalf and under which they agree to protect our confidential information. In addition, we generally enter into confidentiality agreements with our customers and partners.

We intend to pursue additional intellectual property protection to the extent we believe it would be beneficial and cost-effective. Despite our efforts to protect our intellectual property rights, they may not be respected in the future or may be invalidated, circumvented, or challenged. See the section entitled “Risk Factors,” including “Risk Factors—Risks Related to Presto’s Intellectual Property” for a description of the risks related to our intellectual property.

Insurance

We maintain insurance, excess coverage, or reinsurance for property and general liability, professional liability, directors’ and officers’ liability, workers’ compensation, cybersecurity, technology errors and omissions, ocean/marine cargo, commercial crime and other coverage in amounts and on terms deemed adequate by management, based on our actual claims experience and expectations for future claims. However, future claims could exceed our applicable insurance coverage.

Our Facilities

Our corporate headquarters are located at 985 Industrial Road, San Carlos, California 94070 and consist of approximately 4,300 square feet of office space under a lease that expires in January 2025. We also maintain additional offices in Addison, Texas and Toronto, Ontario, Canada.

As a result of COVID-19, our workforce has been working remotely since March 2020. We recognized early on in the COVID-19 pandemic that there was likely to be a shift in the workplace and introduced measures to facilitate a flexible work environment for our employees. We have been continually assessing our physical office footprint, including our corporate headquarters and those locations noted above, and our future flexible work environment may allow us to reduce our current physical office footprint. We believe that our facilities are adequate to meet our needs for the immediate future and that we will be able to secure additional space, as needed, to accommodate expansion of our operations.

Legal Proceedings

From time to time we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition, or cash flows. Regardless of the outcome, legal proceedings can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

In June 2022, we received a favorable arbitrator ruling related to a matter with our third-party subcontractor and we were awarded approximately $11,304 in damages related to our loss on infrequent product repairs and to cover our legal expenses. The award has not met the criteria to be considered realizable as of June 30, 2022. As a result, we have not recognized any gain related to this settlement in our consolidated statement of operations and comprehensive loss.

Government Regulation

Various aspects of our business and service areas are subject to U.S. federal, state, and local regulation. As more fully described below, certain of our services also are, or may be in the future, subject to the laws, rules, and regulations that are related to acceptance of credit cards and debit cards. We also are, or may be in the future, subject to rules promulgated and enforced by multiple authorities and governing bodies in the United States, including federal, state and local agencies, payment card networks and other authorities. These descriptions are not exhaustive, and these laws, regulations, and rules frequently change and are increasing in number.

Card Network and NACHA Rules

We rely on our relationships with financial institutions and third-party payment processors to access the payment card networks, such as Visa and Mastercard, which enable our acceptance of credit cards and debit cards. We pay fees to such financial institutions and third-party payment processors for such services. We are required by these third-party payment processors to register with Visa, Mastercard, and other card networks and to comply with the rules and the requirements of these card networks’ self-regulatory organizations. The payment networks and their member financial institutions routinely update, generally expand, and modify requirements applicable to our customers, including rules regulating data integrity, third-party relationships, merchant chargeback standards and compliance with PCI-DSS. PCI-DSS is a set of requirements designed to ensure that all companies that process, store, or transmit payment card information maintain a secure environment to protect cardholder data.

We are also subject to the operating rules of the National Automated Clearing House Association (“NACHA”). NACHA is a self-regulatory organization which administers and facilitates private-sector operating rules for ACH payments and defines the roles and responsibilities of financial institutions and other ACH network participants. The NACHA Rules and Operating Guidelines impose obligations on us and our partner financial institutions, such as audit and oversight by the financial institutions and the imposition of mandatory corrective action, including termination, for serious violations.

Privacy and Consumer Information Security

In the ordinary course of our business, we access, collect, store, use, transmit and otherwise process certain types of data, including personally identifiable information (“PII”), which subjects us to certain federal and state privacy and information security laws, rules, industry standards and regulations designed to regulate consumer information and data privacy, security and protection, and mitigate identity theft. These laws, some of which are discussed below, impose obligations with respect to the collection, processing, storage, disposal, use, transfer, retention and disclosure of PII, and, with limited exceptions, give consumers the right to prevent use of their PII and disclosure of it to third parties. Such laws and regulations are subject to ongoing changes, and a number of new proposed or recently passed laws or regulations in this area are expected to be applicable to our business.

In addition, under these laws and regulations, including the federal Gramm-Leach-Bliley Act (“GLBA”) and Regulation P promulgated thereunder, we must disclose our privacy policy and practices, including those policies relating to the sharing of nonpublic personal information with third parties. The GLBA may restrict the purposes for which we may use PII obtained from consumers and third parties. We may also be required to provide an opt-out from certain sharing.

On January 1, 2020, the CCPA took effect, directly impacting our California business operations and indirectly impacting our operations nationwide. While personal information that we process that is subject to the GLBA is exempt from the CCPA, the CCPA regulates other personal information that we collect and process. A new California ballot initiative, the CPRA was passed in November 2020. Effective starting on January 1, 2023, the CPRA imposes additional obligations on companies covered by the legislation and will significantly modify the CCPA, including by expanding consumers’ rights with respect to certain sensitive personal information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with Presto’s interim unaudited condensed consolidated financial statements as and for the three months ended September 30, 2022 and 2021, and Presto’s audited consolidated financial statements as of and for the years ended June 30, 2022 and 2021 and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements, within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Presto’s actual results could differ materially from such forward-looking statements. The Company does not undertake to update, revise or correct any of the forward-looking information unless required to do so under the federal securities laws. Readers are cautioned that such forward-looking statements should be read in conjunction with the Company’s disclosures under the heading “Cautionary Statement Regarding Forward-Looking Statements” included in the this report. Additionally, Presto’s historical results are not necessarily indicative of the results that may be expected in any future period. Amounts are presented in U.S. dollars.

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refers to the business and operations of E La Carte Inc. (“Legacy Presto”) and its consolidated subsidiary prior to the Business Combination (defined below) and to Presto Automation Inc. (“Presto”) and its subsidiaries following the Business Combination.

Overview

Presto offers a comprehensive set of modular, targeted solutions to the restaurant industry to increase staff productivity, improve guest experience and deliver actionable insights to restaurants. Since our founding in 2008, we have shipped over 250,000 systems of Presto enterprise-grade digital solutions to the restaurant hospitality industry. We have leveraged our deep domain experience to build a technology platform that digitizes on-premise restaurant dining rooms and drive-throughs with the goal of maximizing restaurant profitability and enhancing the guest dining experience.

Our latest generation Presto Touch product, called Presto Flex, functions as an all-in-one server handheld or tabletop guest ordering, payment, customer personalization and gaming device. Our Vision product consists of an AI-powered computer vision software application that delivers unique and real-time insights to operators. Our Voice products use speech recognition technology in the customer order process and connect with restaurant POS systems to maximize efficiency and minimize costs by automatically transmitting orders to the restaurant’s POS system.

Our Presto Touch product has accounted for the majority of our historical revenue. However, we expect an increasing mix of our future revenue to come from our Vision and Voice products.

We benefit from a predictable, recurring revenue model from enterprise restaurant chains. We serve a blue-chip customer base with multibillion-dollar gross merchandise volume potential and high net retention rates.

Strategy

We seek to overlay next-generation digital solutions onto the approximately $3 trillion hospitality industry given its current primarily analog nature and substantial reliance on labor. At present, we are focused on the restaurant industry.

Our business is underpinned by the guiding principles that our solutions should improve the guest experience and seamlessly and effortlessly increase productivity for staff. These principles ensure that our product focus remains aligned with the objectives of our customers and with our objective of being a leader in the restaurant hospitality technology market.

The restaurant hospitality technology market is rapidly growing. The COVID-19 pandemic created an industry reset, driving restaurants to further embrace technology to solve industry challenges. The restaurant hospitality industry has been racked with labor challenges including unprecedented shortages and high costs. Customers also have a greater desire for faster service, which increases demand for on-premise technology.

Process automation is a long-term priority for all physical businesses. As a result, restaurants need reliable and scalable products and technology that easily integrates with old, legacy systems.

Our platform enables customers to improve important factors that drive profitability in a low-margin industry. With Presto’s platform, restaurants can benefit from increased table per server ratios, order accuracy, check size, and customer data collection.

In the future, we may take advantage of several acquisition opportunities in customer relationship management and loyalty, POS products, front of house management, online ordering, AI tools, and integration middleware.

The Business Combination

On November 10, 2021 and as subsequently amended on April 1, 2022 and July 25, 2022, VTAQ, Ventoux Merger Sub I, Ventoux Merger Sub II and Presto entered into the Merger Agreement, pursuant to which (a) Ventoux Merger Sub I merged with and into Presto, with Presto being the Surviving Corporation in the First Merger and continuing (immediately following the First Merger) as a wholly-owned subsidiary of VTAQ and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation merged with and into Ventoux Merger Sub II, with Ventoux Merger Sub II being the surviving entity in the Second Merger and continuing (immediately following the Second Merger) as a wholly-owned subsidiary of VTAQ. On September 14, 2022, VTAQ held a special meeting of its stockholders and voted to approve the Proposed Business Combination (“the Business Combination” or “the Merger”). Upon the Closing, VTAQ was renamed “Presto Automation Inc.” and the VTAQ Common Stock and the Public Warrants continue to be listed on Nasdaq and trade under the ticker symbols “PRST” and “PRSTW,” respectively.

The Business Combination has been accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC 805, Business Combinations, VTAQ, who is the legal acquirer, has been treated as the “acquired” company for financial reporting purposes and Presto has been treated as the accounting acquirer. This determination was primarily based on Presto having a majority of the voting power of the post-combination company, Presto’s senior management comprising substantially all of the senior management of the post-combination company, the relative size of Presto compared to VTAQ, and Presto’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination has been treated as the equivalent of a capital transaction in which Presto is issuing stock for the net assets of VTAQ. The net assets of VTAQ have been stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination are those of Presto, as Presto is considered the predecessor for financial reporting purposes.

Public Company Costs

Subsequent to the Business Combination, New Presto is an SEC-registered and Nasdaq-listed company. Accordingly, we have hired and expect to hire additional staff and implement new processes and procedures to address public company requirements. We also expect to incur substantial additional expenses for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external costs for investor relations, accounting, audit, legal and other functions.

Impact of COVID-19

Presto was and is subject to risks and uncertainties as a result of the outbreak of a novel strain of coronavirus, designated “COVID-19” and declared to be a pandemic in March 2020. Presto began to experience impacts from COVID-19 in March 2020, as federal, state and local governments reacted to the COVID-19 pandemic by encouraging or requiring social distancing, instituting shelter-in-place orders, and requiring, in varying degrees, reduced operating hours, restaurant dine-in and/or indoor dining limitations, capacity limitations or other restrictions that largely limited restaurants to off-premise sales (take-out and delivery) in the early stages of the pandemic. At the same time, COVID-19 has also had a significant impact on the restaurant and hospitality sector in which Presto operates. Many restaurants closed completely due to lockdowns and staff shortages, especially as multiple waves of COVID-19 continued to debilitate the restaurant and hospitality industry.

Presto experienced three impacts from the initial onset of COVID-19 that resulted in significant charges to the statement of operations for the periods presented:

•        Loss on Infrequent Product Repairs.    Social distancing practices resulted in customers implementing a range of extreme cleaning protocols involving Presto’s products. Specifically, customers started to clean Presto’s devices with highly invasive commercial disinfectant solutions, which leaked into the hardware, causing significant damage to the devices and requiring repair or replacement. This resulted in a significant spike in repair and return merchandise authorization (“RMA”) expenses compared to historical expenses. During the three months ended September 30, 2021, the volume of repair charges Presto experienced were higher than usual due to a liquid ingress issue resulting from COVID-19 related actions by its customers. In order to prevent disruption to customers’ businesses, Presto incurred $0.4 million of loss on infrequent product repairs related to this issue, in the three months ended September 30, 2021 which is presented as a separate line item on Presto’s condensed consolidated statement of operations and comprehensive income (loss). Typically, these issues would be considered to be negligence on the part of the customer and would not be covered by Presto’s standard warranty; however, given the nature of the issues and the fact that the cleaning protocols were a mandatory precaution as a result of COVID-19 and were not expected to cause such widespread damage to the devices, Presto, as a sign of goodwill and for customer satisfaction, incurred the repair and replacement expenses related to the liquid ingress issue. The expenses incurred were not honored by the manufacturer’s warranty under the RMA process. Presto has made a claim to recover the costs from the third-party subcontractor who manufactures the hardware. In June 2022, the Company received a favorable arbitrator ruling related to a matter with its third-party subcontractor and was awarded approximately $11,304 in damages related to the Company’s loss on infrequent product repairs and to cover its legal expenses. The award has not met the criteria to be considered realizable as of September 30, 2022. As a result, the Company has not recognized any gain related to this settlement in its condensed consolidated statement of operations and comprehensive income (loss).

•        Hardware Repair Expenses Related to COVID-19.    As a result of COVID-19, Presto incurred higher than usual repair expenses for one-time, infrequent product repairs that were not covered by Presto’s third-party manufacturer, who typically covers the costs during the three months ended September 30, 2021. The increase in expenses was a result of a higher volume of repair requests due to customer issues arising from COVID-19 related complications and a desire on the part of customers to have Presto reboot and re-certify equipment coming out of COVID-19. During the three months ended September 30, 2021, Presto incurred $0.4 million of hardware repair expenses related to COVID-19. The expenses incurred were not honored by the manufacturer’s warranty under the RMA process. The claim that was made to recover the costs from the third-party subcontractor who manufactures the hardware referred to above also included these hardware repair expenses.

Over the course of fiscal year 2022 and the three months ended September 30, 2022, certain COVID-19 restrictions were relaxed as incidents of infection from the initial outbreak declined, but many of the restrictions were reinstituted as incidents of infection surged. The degree and duration of restriction varied by individual geographic area. The extent of the continuing impact of the COVID-19 pandemic on Presto’s business remains highly uncertain and difficult to predict, as the operating status of restaurants remains fluid and subject to change as government authorities modify existing restrictions or implement new restrictions on restaurant operations in response to changes in the number of COVID-19 infections and the availability and acceptance of vaccines in their respective jurisdictions. Additionally, economies worldwide have been negatively impacted by the COVID-19 pandemic, which resulted in a global economic recession.

Presto has taken several actions to mitigate the effects of the COVID-19 pandemic on its operations and franchisees. In April 2020, Presto received a loan of approximately $2.6 million under the U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”), to assist with the economic hardships caused by the pandemic. In March 2021, Presto received a second loan of $2.0 million under SBA PPP. In August 2021, Presto was granted forgiveness of the first loan in an amount of approximately $2.6 million. In July 2022, Presto was granted forgiveness of the second loan in an amount of approximately $2.0 million.

The severity of the continued impact of the COVID-19 pandemic on Presto’s business will depend on a number of factors, including, but not limited to, how long the pandemic will last, whether/when recurrences of the virus may arise, what restrictions on in-restaurant dining may be enacted or re-enacted, the availability and acceptance of vaccines, the timing and extent of consumer re-engagement with our customers and, in general, what the short- and long-term impact on consumer discretionary spending the COVID-19 pandemic might have on Presto and the restaurant industry as a whole, all of which are uncertain and cannot be predicted. Presto’s future results of operations and liquidity could be impacted adversely by future dine-in restrictions and the failure of any initiatives or programs that Presto may undertake to address financial and operational challenges faced by it and its franchisees. As such, the extent to which the COVID-19 pandemic may continue to materially impact our financial condition, liquidity, or results of operations remains highly uncertain.

Our Revenue Model

Our revenue is driven by our ability to attract new customers, retain existing customers, increase sales from both new and existing customers, and ultimately help our customers grow their businesses. We serve casual dining, quick serve and fast casual restaurants that are made up primarily of named logos with tens to thousands of locations, consisting of both corporates and franchisees.

During the three months ended September 30, 2022 and 2021, we derived our revenues from two revenue streams: (1) sales and leases of the Presto Touch (“platform revenue”), which includes hardware, hardware accessories, software and customer support and maintenance, and (2) Premium Content (gaming) and other revenue, which includes professional services (“transaction revenue”).

•        Platform Revenue:    the platform revenue stream is generated from fees charged to customers for access to our Presto Touch product and is recognized ratably. Part of the total contract value is due upon execution of the contract, and the remainder is due when the customer goes live. Our contracts with customers are generally for a term ranging from 12 to 48 months. Amounts invoiced in excess of revenue recognized are recorded as deferred revenue. Revenue generated from our newly launched Voice and Vision products were not material during the three months ended September 30, 2022 and 2021.

We also maintain arrangements with a certain legacy customer whereby we lease the Presto Touch product to that customer. Revenue associated with the lease was recognized on a straight-line basis as platform revenue over the lease term in the consolidated statements of operations and comprehensive loss.

•        Transaction Revenue:    transaction revenue consists of a single performance obligation recognized at a point in time when the content is delivered and used. Transaction revenue is recognized on a gross basis as we are the principal in the relationship and the restaurant acts as a sales agent between us and the diner to upsell premium content purchases during the dining experience. We are the principal as we are the primary obligor responsible for fulfillment, we control the gaming license and its accessibility and have influence in establishing the price charged to the diner. The portion of gaming service collections withheld by the restaurant for sales commission is recorded to transaction cost of revenue.

We have historically incurred operating losses and negative cash flows from operating activities. We expect to continue to incur operating losses for the foreseeable future as we work to expand our customer base and the number of locations in which our products are used, increase sales of our Voice and Vision products, increase our platform revenues and maintain our relationships with current customers.

Our ability to achieve profitability and positive cash flows from operating activities will depend primarily on our ability to increase revenues due to the following factors:

•        Attracting New Customers and Expanding Locations in which Our Products are Used.    Our future growth depends on our ability to attract new customers and expand the locations across which our current and new customers use our products. For calendar years 2022 and 2023, we expect the majority of our new customer growth and new customer location expansion to come from sales of our Voice and Vision products. In an effort to attract new customers and expand our locations served, since the first calendar quarter of 2022, we have signed several Voice and Vision pilot customers. Certain of these pilot customers have more than a thousand locations each. Our goal is to convert these pilot customers into broader customer relationships in calendar year 2023.

•        Increasing Voice and Vision Product Sales.    Since the first calendar quarter of 2022, we have experienced increased demand for our Voice and Vision products with respect to quick service restaurants, especially from chain enterprises with drive-throughs. This accelerated demand is due to the fact that our products mitigate the impact of severe nation-wide labor shortages faced by the restaurant and hospitality industry, as well as the increased cost of employment for these enterprises due to increasing minimum wages and higher costs of labor in general. For example, in January 2022, we announced the industry’s first enterprise Voice rollout with Checkers, a nation-wide restaurant chain with approximately 840 locations. Our goal is to continue to increase sales of our Voice and Vision products to capture new customers.

•        Increase Platform Revenues.    As described above, we generate revenue through two main revenue streams: (i) platform revenue and (ii) transaction revenue. We believe our overall growth will be largely driven by platform revenue growth, which we eventually expect to have higher margins than transaction revenues. Platform revenue growth will in turn be driven by an increase in sales of our Voice and Vision products.

•        Maintain Relationships with Current Customers.    In order to help foster robust contract renewals, our account management and program management teams conduct quarterly business reviews with our top customers which generate the most value to us, in order to build a pathway to a successful renewal and product upgrade in each fiscal year. Successful renewal of our largest customers is critical to our near-term results of operations and is dependent on product execution, key customer relationships, and in part, health of the franchisees for our customers that have a predominantly franchised model.

We have encountered in the past, and may encounter in the future, risks and uncertainties frequently experienced by growing companies in rapidly changing industries. For example, the size and timing of customer rollouts from quarter-to-quarter can vary given our focus on large chain restaurants, which often have different decision-making cycles and levels of internal preparedness. Lastly, another COVID-19 surge could adversely affect the restaurant industry and our customer base by decreasing restaurant demand through a decrease in consumer visits and foot traffic (which we believe ultimately drives our customers’ top line revenues), thereby decreasing demand for our equipment.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States of America (“U. S. GAAP”), we use certain non-GAAP financial measures, as described below, to understand and evaluate our core operating performance. These non-GAAP financial measures, which may be different than similarly-titled measures used by other companies, are presented to enhance investors’ overall understanding of our financial performance and should not be considered as substitutes for, or superior to, the financial information prepared and presented in accordance with GAAP contained in this prospectus.

We believe that these non-GAAP financial measures provide useful information about our financial performance, enhance the overall understanding of our past performance and future prospects, and allow for greater transparency with respect to important metrics used by our management for financial and operational decision-making. We are presenting these non-GAAP metrics to assist investors in seeing our financial performance using a management view. We believe that these measures provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry.

Adjusted Gross Profit

Adjusted Gross Profit is calculated as gross profit adjusted to add back depreciation and hardware repair expenses related to COVID.

We use Adjusted Gross Profit to understand and evaluate our core operating performance and trends. We believe this metric is a useful measure to us and to our investors to assist in evaluating our performance because it removes the impact of events that do not reflect our core operating performance, thereby providing consistency and direct comparability with our past financial performance and between fiscal periods.

The following table provides a reconciliation of gross profit to Adjusted Gross Profit for each of the periods indicated:

	Three Months Ended September 30,
(in thousands)	2022	2021
Gross profit	$552	$407
Depreciation	291	466
Hardware repair expenses related to COVID	—	373
Adjusted Gross Profit	$843	$1,246

Adjusted EBITDA

Adjusted EBITDA is defined as net loss, adjusted to exclude interest, other income, net, income taxes, depreciation and amortization expense, earnout stock-based compensation expense, stock-based compensation expense, fair value adjustments on warrant liabilities and convertible promissory notes, loss on debt extinguishment, other financing and financial instrument (costs) income, net, deferred compensation and bonuses earned upon closing of the Merger, public relations fee due upon closing of the Merger, hardware repair expenses related to COVID and COVID-related expenses due to damage from liquid ingress.

We believe Adjusted EBITDA is useful for investors to use in comparing our financial performance to other companies and from period to period. Adjusted EBITDA is widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as depreciation and amortization, interest expense, and interest income, which can vary substantially from company to company depending on their financing and capital structures and the method by which their assets were acquired. In addition, Adjusted EBITDA eliminates the impact of certain items that do not reflect our core operating performance, thereby providing consistency and direct comparability with our past financial performance and between fiscal periods. We have also excluded COVID-related expenses relating to loss on infrequent product repairs and excessive hardware repair expenses as the expenses are non-recurring as they occurred directly as a result of issues arising from COVID-19 protocols. They were not present in the years prior to the onset of COVID-19 and are not expected to recur. Excluding these COVID-related expenses serves to better reflect our operating performance and provides consistency and comparability with our past financial performance. We have also excluded nonrecurring costs related to the closing of the Merger, including a deferred compensation and bonuses earned upon the closing of the Merger, and a public relations fee due upon closing of the Merger. Excluding these costs attributable to the Merger better reflects our operating performance and provides consistency and comparability with our past financial performance. Adjusted EBITDA also has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our results as reported under GAAP. For example, although depreciation expense is a non-cash charge, the assets being depreciated may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new asset acquisitions. In addition, Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy. Adjusted EBITDA also does not reflect changes in, or cash requirements for, our working capital needs; interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces the cash available to us; or tax payments that may represent a reduction in cash available to us. The expenses and other items we exclude in our calculation of Adjusted EBITDA may differ from the expenses and other items that other companies may exclude from Adjusted EBITDA when they report their financial results.

The following table provides a reconciliation of net loss to Adjusted EBITDA for each of the periods presented:

	Three Months Ended September 30,
(in thousands)	2022	2021
Net income (loss)	$34,789	$(19,509)
Interest expense	3,376	1,388
Other income, net	(2,028)	(2,630)
Depreciation and amortization	433	535
Stock-based compensation expense	2,175	479
Earnout stock-based compensation expense	178	—
Change in fair value of warrants and convertible promissory notes	(59,822)	13,574
Loss on debt extinguishment	7,758	—
Other financing and financial instrument (costs) income, net	1,768	—
Deferred compensation and bonuses earned upon closing of the Merger	2,232	—
Public relations fee due upon closing of the Merger	250	—
Loss on infrequent product repairs(1)	—	435
Hardware repair expense related to COVID(1)	—	373
Adjusted EBITDA	$(8,891)	$(5,355)

____________

(1)      In June 2022, the Company received a favorable arbitrator ruling related to a matter with its third-party subcontractor and was awarded approximately $11.3 million in damages related to the Company’s loss on infrequent product repairs and to cover its legal expenses. The award has not met the criteria to be considered realizable as of September 30, 2022. As a result, the Company has not recognized any gain related to this settlement in its consolidated statement of operations and comprehensive loss.

Key Performance Indicator

We use one primary key performance indicator to evaluate our operational and financial performance: net revenue retention.

Our ability to retain and increase revenue from our existing customer base is a key driver of our business growth. We expand within our existing customer base by selling additional products, adding more locations, and helping restaurants generate greater sales per location.

Given the long-term and recurring nature of our customer contracts, we use net revenue retention as a key metric. Net revenue retention compares our revenue associated with a set of active restaurant logos in a one-year period to the same set of restaurant logos in the prior year period. We calculate net revenue retention by dividing a particular period’s quarterly annual recurring revenue, including both platform and transaction revenue, by the prior period’s quarterly annual reoccurring revenue using the same set of restaurant logos. Net revenue retention is an indicator of the propensity of our customers to continue working with us and expanding their relationship with us. We assess our net revenue retention quarterly on a rolling basis year-over-year. For the three months ended September 30, 2022, our net revenue retention was 105% while for the three months ended September 30, 2021, it was 119%. The decrease was due to customer relationship cancellations with the enterprise and certain associated franchisees under our third largest customer.

We believe net revenue retention is useful for investors by providing a consistent comparison of customer results and growth across comparable periods within our core, established customer base, unaffected by the impact of new customers on our business.

Key Factors Affecting Our Performance

Support of our Customers’ Revenue Growth

We believe our long-term revenue growth is correlated with the growth of our existing customers’ businesses, and we strive to support their success. Our revenue grows with that of our customers — as our customers generate more sales, we generally see higher platform and transaction revenue. We have a demonstrated track record of partnering with restaurants to help grow their revenue and will continue to invest in our customer success team and in new products that help customers thrive.

Adoption of Additional Products

We offer additional products to existing customers through a combination of customer relationship management investments, product-led growth, and the introduction of new products. We believe that we provide the most value when our customers have multiple touchpoints across our platform. We also believe that adoption of additional products will drive labor savings and profitability improvements for our customers, allowing them to reinvest in their success. Decisions by our customers to adopt more of our products will depend on a number of factors, including our customers’ satisfaction with our platform, competition, pricing, and our ability to demonstrate the value proposition of our products.

Expansion of Locations Per Customer

As our customers grow their businesses and open new locations, we expect to see a corresponding increase in locations on our platform. To that end, we work closely with restaurants across our customer-facing teams to support their expansion efforts. We believe that we are well-positioned to extend our reach to and onboard these new locations based on our customers’ desire to use a single, integrated platform across all locations. This impacts our ability to service individual customers with a dedicated, core team using the appropriate technological resources and personnel, creating operating efficiencies of scale while maintaining growth.

Acquisition of New Locations

We believe there is a substantial opportunity to continue to grow our restaurant locations across the casual dining, quick service and fast casual sectors in the United States. We intend to continue to drive new location growth through our differentiated go-to-market strategy, including an industry advisor network, and enterprise sales representatives who are deeply integrated in the local restaurant and hospitality sector. In addition, we will continue to invest in marketing efforts in key U.S. cities to grow our brand awareness. Our ability to acquire new locations will depend on a number of factors, including the effectiveness and growth of our sales team, the success of our marketing efforts, and the continued satisfaction of, and word-of-mouth referrals generated by, our existing customers. We expect our absolute investment in sales and marketing and other customer acquisition costs related to our hardware and professional services to increase as we continue to grow.

The number of locations is not in itself a key performance indicator utilized by our management because of varying financial arrangements and contribution. Rather, our management uses number of locations as a general measure of scale across our platform.

Innovation and Development of New Products

We have a culture of continuous innovation evidenced by our history of consistent and timely product launches and refinements. We intend to continue to invest in research and development to expand and improve the functionality of our current platform and broaden our capabilities to address new market opportunities. As a result, we expect our total operating expenses will increase over time and, in some cases, have short-term negative impacts on our operating margin. Our ability to successfully develop, market, and sell new products to our customers will affect our competitive posture with our competitors.

Seasonality

We experience seasonality in our transaction revenue, which is largely driven by the level of gross payment volume processed through our platform. For example, customers typically have greater sales during the warmer months, though this effect varies regionally. As a result, our transaction revenue per location has historically been stronger in the second and third quarters. We believe that transaction revenue from both existing and potential future products will continue to represent a material proportion of our overall revenue mix at least in the near term and seasonality will continue to impact our results of operations.

Components of Results of Operations

Revenue

We generate revenue from two main sources that are further described below: (1) platform revenue and (2) transaction revenue.

Platform revenue is generated from fees charged to customers for access to Presto Touch product and is recognized ratably. Revenue generated from Voice and Vision products was not material for the three months ended September 30, 2022 and 2021. Part of the total contract value is due upon execution of the contract, and the remainder is due upon installation of the systems. Our contracts with customers are generally for a term ranging from 12 to 48 months. Amounts invoiced in excess of revenue recognized are recorded as deferred revenue. We also maintained arrangements with a certain legacy customer whereby we leased the Presto Touch product to that customer. Revenue associated with the lease was recognized on a straight-line basis as platform revenue over the lease term in the consolidated statements of operations and comprehensive loss.

Transaction revenue consists of a single performance obligation recognized at a point in time when the content is delivered and used. Transaction revenue is recognized on a gross basis as we are the principal in the relationship and the restaurant acts as a sales agent between us and the diner to upsell premium content purchases during the dining experience. We are the principal as we are the primary obligor responsible for fulfillment, we control the gaming license and its accessibility and have influence in establishing the price charged to the diner. The portion of gaming service collections withheld by the restaurant for sales commission is recorded to transaction cost of revenues. We also generate revenue from professional services, which primarily consists of fees from developing premium content to be used on the devices and installation. We recognize revenue from professional service engagements that occur over a period of time on a proportional performance basis as labor hours are incurred.

Cost of Revenue

Platform cost of revenue consists of four categories: product costs, shipping/freight costs, installation costs and other costs. Product costs consist primarily of the cost to purchase the hardware and hardware accessories for the Presto Touch, Vision and Voice products. Shipping/freight costs consist of all costs to transport equipment to customers. Installation costs include the labor cost to install the hardware in each restaurant. Other costs include the amortization of capitalized software and product support costs.

We also incur costs to refurbish and repair our tablets. These costs are expensed in the period they are incurred, as the costs are expected to be linear and therefore, will match with the timing of revenue recognition over time. In connection with these costs, we also accrue a liability at each reporting period for expected repair costs for customer tablets currently in our Return Merchandize Authorization (“RMA”) process as of the reporting period, which get charged to platform cost of revenue. Our hardware repair expense was higher in the three months ended September 30, 2021 due to COVID-related volume, whereby customers sent back tablets either simply to be checked or reset, or for cosmetic reasons or minor repairs.

Transaction cost of revenue consists primarily of the portion of the fees collected from diners that are then paid to the restaurant as part of the revenue share agreement with each restaurant. As we bear the primary responsibility of the product, we are the principal in the premium content transactions and restaurants act as the agent, whereby we collect all of the fees paid as revenue and remit the revenue share to the restaurants as cost of revenue. The commissions paid to restaurants under our revenue share agreement range on average between 83%-96% and 77%-98% of premium content revenue by customer logo for the three months ended September 30, 2022 and 2021, respectively.

Depreciation and impairment cost of revenue consists primarily of the costs of leased assets that are included in property and equipment, net in the balance sheet that are amortized to cost of revenue and related impairment charges.

Operating Expenses

Operating expenses consist of sales and marketing, research and development, customer and warehouse operations, and general and administrative expenses. The largest single component of operating expenses is employee-related expenses, which include salaries, commissions and bonuses, stock-based compensation, and employee benefit and payroll costs.

Research and development.    Research and development expenses consist primarily of employee-related costs associated with maintenance of our platform and the evaluation and development of new product offerings, as well as allocated overhead and expenses associated with the use of third-party software directly related to preliminary development and maintenance of our products and services. These costs are expensed as incurred unless they meet the requirements for capitalization.

We plan to continue to hire employees to support our research and development efforts to expand the capabilities and scope of our platform and related products and services. As a result, we expect that research and development expenses will increase on an absolute dollar basis as we continue to invest to support these activities and innovate over the long-term.

Sales and Marketing.    Sales and marketing expenses consist primarily of employee-related costs incurred to acquire new customers and increase product adoption across our existing customer base. Marketing expenses also include fees incurred to generate demand through various advertising channels and allocated overhead costs.

We expect that sales and marketing expenses will increase on an absolute dollar basis as we invest to grow our field-based sales team, increase demand generation, and enhance our brand awareness. We expect sales and marketing expenses as a percentage of revenue will vary from period-to-period over the short-term and decrease over the long-term.

General and administrative.    General and administrative expenses consist primarily of expenses related to facilities, finance, human resources and administrative personnel and systems. General and administrative expenses also include costs related to fees paid for certain professional services, including legal, tax and accounting services and bad debt expenses.

We expect that general and administrative expenses will increase on an absolute dollar basis as we add personnel and enhance our systems, processes, and controls to support the growth of our business as well as our increased compliance and reporting requirements as a public company. We expect general and administrative expenses as a percentage of revenue will vary from period-to-period over the short-term and decrease over the long-term.

Loss on infrequent product repairs.    Loss on infrequent product repairs expenses consist primarily of charges incurred in connection with hardware returned for repair or replacement using an RMA. While we have incurred RMA charges in the past and we expect to continue to incur RMA charges in the future, in the three months ended September 30, 2021, the volume of repair charges was extremely unusual and very high due to a liquid ingress issue resulting from COVID-19 related actions by our customers. Our devices failed primarily due to the use of extremely strong commercial disinfectant solutions by our customers to clean the hardware devices as a mandatory precaution protocol due to COVID-19. Due to use of commercial cleaning products, the solution leaked into the hardware causing significant damage to the devices and requiring replacement of such devices.

The standard warranty that we provide covers regular wear and tear and does not cover any damage caused by mishandling of the product. However, given the nature of issues, in order to prevent disruption to our customers’ businesses, we incurred approximately $0.4 million of repair and replacement expenses related to this issue during the three months ended September 30, 2021. We have also made a claim to recover the costs from our third-party subcontractor who manufactures the hardware. In June 2022, the Company received a favorable arbitrator ruling related to a matter with its third-party subcontractor and was awarded approximately $11.3 million in damages related to the Company’s loss on infrequent product repairs and to cover its legal expenses. The award has not met the criteria to be considered realizable as of September 30, 2022. As a result, the Company has not recognized any gain related to this settlement in its condensed consolidated statement of operations and comprehensive income (loss).

Change in Fair Value of Warrants and Convertible Promissory Notes

We account for our warrants in accordance with ASC 815-40 as either liabilities or as equity instruments depending on the specific terms of the warrant agreement. Warrants are classified as liabilities when there is variability in the number of shares, and when the variability is not related to an input in the Black-Scholes valuation model. Liability-classified warrants are remeasured at each reporting date until settlement, with changes in the fair value recognized in the change in fair value of warrants and convertible promissory notes in the condensed consolidated statement of operations and comprehensive income (loss). Warrants that meet the fixed-for-fixed criteria or contain variability related to an input in the Black-Scholes valuation model are classified as equity instruments. Warrants classified as equity instruments are initially recognized at fair value and are not subsequently remeasured.

We elected the fair value option to account for the convertible promissory notes and embedded warrants because we believe it more accurately reflects the value of the debt in our financial statements. The principal amount of the convertible promissory notes is measured at fair value using the Monte Carlo valuation model. The valuation model utilized various key assumptions, such as enterprise value and the probability of expected future events.

Other Income, Net

Other income, net consists of income of $2.0 million and $2.6 million due to the forgiveness of our PPP loans in the three months ended September 30, 2022 and 2021, respectively.

Interest Expense

Interest expense primarily consists of interest incurred on our financing obligations and outstanding loans.

Loss on Early Extinguishment of Debt

Loss on early extinguishment of debt consists of losses incurred related to the extinguishment of our term loans outstanding prior to the Merger during the three months ended September 30, 2022.

Other Financing and Financial Instrument (Costs) Income, Net

Other financing and financial instrument (costs) income, net primarily consists of expense recognized related to the issuance of shares and the transfer of warrants upon termination of a convertible note agreement and associated legal fees, offset by the remeasurement of the liability related to the unvested founder shares.

We account for the arrangement related to the unvested founder shares in accordance with ASC 815-40 as equity-linked instruments and are not indexed to the entity’s own stock and accordingly such instruments are liability classified.

(Benefit) Provision for Income Taxes

We account for income taxes using the asset and liability method whereby deferred tax asset and liability account balances are determined based on temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is established when management estimates that it is more likely than not that deferred tax assets will not be realized. Realization of deferred tax assets is dependent upon future pretax earnings, the reversal of temporary differences between book and tax income, and the expected tax rates in future periods.

We are required to evaluate whether tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount that is initially recognized.

We record interest and penalties related to income tax matters in income tax expense.

Results of Operations

Comparison of the Three Months Ended September 30, 2022 and 2021

The following table summarizes our results of operations for the three months ended September 30, 2022 and 2021:

	Three Months Ended September 30,
(in thousands)	2022	2021
Revenue
Platform	$4,820	$4,537
Transaction	2,959	2,692
Total revenue	7,779	7,229
Cost of revenue
Platform	4,292	4,022
Transaction	2,644	2,334
Depreciation and impairment	291	466
Total cost of revenue	7,227	6,822
Gross profit	552	407
Operating expenses:
Research and development	6,388	4,001
Sales and marketing	2,399	1,174
General and administrative	5,924	1,974
Loss on infrequent product repairs	—	435
Total operating expenses	14,711	7,584
Loss from operations	(14,159)	(7,177)
Change in fair value of warrants and convertible promissory notes	59,822	(13,574)
Interest expense	(3,376)	(1,388)
Loss on early extinguishment of debt	(7,758)	—
Other financing and financial instrument (costs) income, net	(1,768)	—
Other income, net	2,028	2,630
Total other income (expense), net	48,948	(12,332)
Income (loss) before (benefit) provision for income taxes	34,789	(19,509)
Provision for income taxes	—	—
Net income (loss) and comprehensive income (loss)	$34,789	$(19,509)

Revenue

	Three Months Ended September 30,		Change
(in thousands)	2022	2021	Amount	%
Platform	$4,820	$4,537	$283	6%
Transaction	2,959	2,692	267	10%
Total revenue	$7,779	$7,229	$550	8%

Total revenue increased 8% to $7.8 million for the three months ended September 30, 2022, as compared to $7.2 million for the three months ended September 30, 2021.

Platform revenue increased 6% to $4.8 million for the three months ended September 30, 2022, as compared to $4.5 million for the three months ended September 30, 2021. The increase was attributable to increases in certain replacement equipment.

Transaction revenue increased 10% to $3.0 million for the three months ended September 30, 2022, as compared to $2.7 million for the three months ended September 30, 2021. This is due to increases in pricing for the Company’s gaming fees.

At present, the substantial majority of our revenue is generated from our three largest customers (including, as applicable, the franchisees of such restaurants aggregated as a single customer for reporting purposes), which in the three months ended September 30, 2022 and 2021, generated an aggregate of approximately, 92% and 91% of our revenue, respectively. The successful renewal of our agreements with those customers is critical to our near-term results of operations and is dependent on product execution, key customer relationships, and in part, the health of the franchisees of our customers that have a predominantly franchised model. Although we experienced customer relationship cancellations with the enterprise and certain associated franchisees under our third largest customer, the most significant franchisee relationships are still in business or have renewed with us. Each of these agreements are subject to renewal in calendar year 2023.

Cost of Revenue

	Three Months Ended September 30,		Change
(in thousands)	2022	2021	Amount	%
Platform	$4,292	$4,022	$270	7%
Transaction	2,644	2,334	310	13%
Depreciation and impairment	291	466	(175)	(38)%
Total costs of revenue	$7,227	$6,822	$405	6%

Cost of revenue increased 6% to $7.2 million for the three months ended September 30, 2022, as compared to $6.8 million for the three months ended September 30, 2021.

Our platform cost of revenue increased 7% to $4.3 million for the three months ended September 30, 2022, as compared to $4.0 million for the three months ended September 30, 2021. The $0.3 million increase was primarily attributable to increases in installation and shipping costs during the three months ended September 30, 2022, relative to the three months ended September 30, 2021.

Our transaction cost of revenue increased 13% to $2.6 million for the three months ended September 30, 2022, as compared to $2.3 million for the three months ended September 30, 2021. The $0.3 million increase was primarily attributable to increases in the revenue share owed to restaurants as a result of increases in pricing for the Company’s gaming fees and an increase in revenue at restaurants with a lower transaction revenue share to the Company.

Cost of Revenue — Depreciation and Impairment

Our depreciation and impairment cost of revenue decreased 38% to $0.3 million for the three months ended September 30, 2022, as compared to $0.5 million for the three months ended September 30, 2021. The $0.2 million decrease was primarily attributable to the return of leased tablets in fiscal year 2022, which resulted in a lower amount of tablets in use and being depreciated.

Operating Expenses

	Three Months Ended September 30,		Change
(in thousands)	2022	2021	Amount	%
Research and development	$6,388	$4,001	$2,387	60%
Sales and marketing	2,399	1,174	1,225	104%
General and administrative	5,924	1,974	3,950	200%
Loss on infrequent product repairs	—	435	(435)	(100)%
Total operating expenses	$14,711	$7,584	$7,127	94%

Operating expenses increased by 94% to $14.7 million for the three months ended September 30, 2022, as compared to $7.6 million for the three months ended September 30, 2021.

Research and Development

Research and development expenses increased 60% to $6.4 million for the three months ended September 30, 2022, as compared to $4.0 million for the three months ended September 30, 2021. The increase resulted primarily from an increase in salaries and employee benefits expense of $1.9 million.

Sales and Marketing

Sales and marketing expenses increased 104% to $2.4 million for the three months ended September 30, 2022, as compared to $1.2 million for the three months ended September 30, 2021. The increase resulted primarily from an increase in salaries and employee benefits expense of $0.7 million, and a public relations fee paid upon the completion of the Merger of $0.3 million in the three months ended September 30, 2022.

General and Administrative

General and administrative expenses increased 200% to $5.9 million for the three months ended September 30, 2022, as compared to $2.0 million for the three months ended September 30, 2021. The increase resulted primarily from an increase in stock-based compensation expense of $1.7 million, an increase in salaries and employee benefits expense of $1.0 million, and an increase in legal expense, accounting services expense and temporary services expenses of $1.1 million, $0.8 million of which are ancillary professional services fees in preparation for the Merger.

Loss on Infrequent Product Repairs

We had no loss on infrequent product repairs for the three months ended September 30, 2022, as compared to $0.4 million for the three months ended September 30, 2021, as a result of a decrease in the repair and replacement expenses related to damage caused to hardware caused by our customers’ use of extremely strong commercial disinfectant solutions to clean the hardware devices as a mandatory precaution protocol due to COVID-19 in the three months ended September 30, 2021.

Change in Fair Value of Warrants and Convertible Promissory Notes

	Three Months Ended September 30,		Change
(dollars in thousands)	2022	2021	Amount	%
Change in fair value of warrants and convertible promissory notes	$59,822	$(13,574)	$73,396	541%

In the three months ended September 30, 2022, the change in fair value of warrants and convertible promissory notes changed due to a gain of $59.8 million, as compared to a loss of $13.6 million in the three months ended September 30, 2021.

The remeasurement gain recorded during the three months ended September 30, 2022, was primarily driven by two factors. First, immediately prior to the closing of the Merger, the convertible notes and warrants were remeasured to their then fair value of $41.4 million, resulting in a gain on remeasurement of $48.3 million. Second, with the close of the Merger, the Company assumed $9.4 million of warrant liabilities associated with the Private Warrants of VTAQ and issued additional warrants with a fair value of $0.8 million. At September 30, 2022, the warrants were remeasured to fair value based on the September 30, 2022 stock price, resulting in $11.6 million gain on remeasurement. The primary factor affecting the change in fair value of the warrants was the assumption of the Private Warrants, the issuance of additional warrant shares, and the decrease in the Company’s stock price during the three months ended September 30, 2022.

During the three months ended September 30, 2021, the convertible notes and embedded warrants were remeasured to a fair value of $75.2 million, reflecting the increased stock price of the then privately held entity. Such increases to the stock price were in contemplation of the anticipated Merger.

Interest Expense

	Three Months Ended September 30,		Change
(dollars in thousands)	2022	2021	Amount	%
Interest expense	$3,376	$1,388	$1,988	143%

Interest expense increased 143% to $3.4 million for the three months ended September 30, 2022, as compared to $1.4 million for the three months ended September 30, 2021. The increase was due to the Company having more interest bearing debt outstanding during the three months ended September 30, 2022 as compared to the three months ended September 30, 2021.

Loss on Early Extinguishment of Debt

	Three Months Ended September 30,		Change
(dollars in thousands)	2022	2021	Amount	%
Loss on early extinguishment of debt	$7,758	$—	$7,758	100%

Loss on early extinguishment of debt increased 100% to $7.8 million for the three months ended September 30, 2022. The increase was due to the Company’s loss on the extinguishment of its term loans outstanding prior to the Merger during the three months ended September 30, 2022.

Other Financing and Financial Instrument (Costs) Income, Net

	Three Months Ended September 30,		Change
(dollars in thousands)	2022	2021	Amount	%
Other financing and financial instrument (costs) income, net	$1,768	$—	$1,237	100%

Other financing and financial instrument (costs) income, net increased 100% to $1.8 million for the three months ended September 30, 2022. The increase was due to the Company’s expense related to the $2.4 million of expense related to the issuance of shares and transfer of warrants upon termination of a convertible note agreement and $0.5 million of associated legal fees, partially offset by $1.2 million of income from the remeasurement of the unvested founder shares liability.

Other Income, Net

	Three Months Ended September 30,		Change
(dollars in thousands)	2022	2021	Amount	%
Other income, net	$2,028	$2,630	$(602)	(23)%

Other income, net decreased to a $2.0 million gain for the three months ended September 30, 2022, as compared to a $2.6 million gain for the three months ended September 30, 2021. The gains were due to the forgiveness of our PPP loans during the three months ended September 30, 2022 and 2021, respectively.

(Benefit) Provision for Income Taxes

(Benefit) provision for income taxes was not material in the three months ended September 30, 2022 and 2021.

Liquidity and Capital Resources

As of September 30, 2022 and June 30, 2022, our principal sources of liquidity were cash and cash equivalents of $59.2 million and $3.0 million, respectively, which were held for working capital purposes.

Since inception, we have financed our operations primarily through financing transactions such as the issuance of convertible promissory notes and loans, and sales of convertible preferred stock. We have incurred recurring operating losses since our inception, including operating losses of $14.2 million and $7.2 million for the three months ended September 30, 2022 and 2021, respectively. As of September 30, 2022 and June 30, 2022, we had an accumulated deficit of $166.0 million and $200.8 million and we expect to continue to generate operating losses for the near term. Cash from operations could also be affected by various risks and uncertainties, including, but not limited to, the effects of the COVID-19 pandemic, including timing of cash collections from customers and other risks. While we received cash of $49.8 million from the completion of the Merger and net cash of $13.7 million from the issuance of the Credit Agreement and concurrent repayment of other debt obligations, additional capital infusion will be necessary in order to fund currently anticipated expenditures, and to meet our obligations as they come due. Our future capital requirements will depend on many factors, including the revenue growth rate, subscription renewal activity, billing frequency, the success of future product development, and the timing and extent of spending to support further sales and marketing and research and development efforts.

While the Merger and concurrent debt financing improved our financial position, in the future we expect to require additional funding from either public or private financing sources. These plans for additional financings are intended to mitigate the conditions or events that raise substantial doubt about our ability to continue as a going concern, however, as the plan are outside of our control, we cannot ensure they will be effectively implemented. In the event that additional financing is required from outside sources, we cannot be sure that any additional financing will be available to us on acceptable terms if at all. If we are unable to raise additional capital when desired, our business, operating results, and financial condition could be materially and adversely affected. As a result, substantial doubt exists about our ability to continue as a going concern within one year after the date that the financial statements are available to be issued. Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

As of the date of this prospectus, our warrants are “out-of-the money,” which means that the trading price of the shares of our common stock underlying our warrants is below the $8.21 or $11.50 exercise price, as applicable (subject to adjustment pursuant to the terms of our Warrant Agreement), of the warrants. For so long as the warrants remain “out-of-the money,” we do not expect warrant holders to exercise their warrants, and therefore any cash proceeds that we may receive in relation to the exercise of such securities being offered for sale in this prospectus will be dependent on the trading price of our common stock. If the market price for our common stock is less than the exercise price of the private and public warrants, we believe the holders of such securities will be unlikely to exercise such securities. We expect to use the net proceeds from the exercise of such warrants, if any, for general corporate purposes. See the section entitled “Description of Securities—Warrants” for more information.

Approximately 64% of the total shares of Common Stock outstanding as of December 12, 2022 are being registered for resale under this prospectus (assuming no exercise of any of our warrants). Following the expiration of the applicable lock-up restrictions described herein, the sale of all of the securities registered for resale hereunder (and the shares of common stock issuable upon exercise of our warrants), or the perception that such sales may occur, may cause the market prices of our securities to decline significantly and our ability to raise capital, if at all, may be negatively effected. See “Risk Factors — The sale of the securities registered for resale hereunder and future sales of substantial amounts of our securities in the public market (including the shares of Common Stock issuable upon exercise of our warrants), or the perception that such sales may occur, may cause the market price of our securities to decline significantly.” for more information.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Three Months Ended September 30,
(in thousands)	2022	2021
Net cash (used in) operating activities	$(11,156)	$(15,408)
Net cash (used in) investing activities	(1,374)	(455)
Net cash provided by financing activities	68,762	333
Net increase (decrease) in cash	$56,232	$(15,530)

Operating Activities

For the three months ended September 30, 2022, net cash used in operating activities was $11.2 million. This consisted of adjustments for non-cash charges of $48.2 million partially offset by net income of $34.8 million and net proceeds of cash from changes in operating assets and liabilities of $2.3 million. The net proceeds of cash from changes in operating assets and liabilities primarily relate to decreases in deferred costs of $3.5 million and increases in accrued liabilities of $0.5 million, partially offset by decreases in deferred revenue of $3.4 million and an increase in accounts payable of $1.7 million. The non-cash adjustments primarily relate to the change in fair value of warrants and convertible promissory notes of $48.3 million, change in fair value of our liability classified warrants of $11.6 million, forgiveness of our outstanding PPP loan of $2.0 million, and change in fair value of unvested founder shares liability of $1.2 million, partially offset by stock-based compensation expense related to the earnout shares of $0.2 million, other stock-based compensation expense of $2.2 million, share and warrant cost on termination of convertible note agreement of $2.4 million, loss on debt extinguishment of $7.8 million, and amortization of debt discount of $1.4 million.

For the three months ended September 30, 2021, net cash used in operating activities was $15.4 million. This consisted of our net loss of $19.5 million and a net use of cash from changes in operating assets and liabilities of $8.0 million, partially offset by adjustments for non-cash charges of $12.1 million. The net use of cash from changes in operating assets and liabilities primarily relate to decreases in vendor financing facility of $3.7 million, deferred revenue of $3.1 million, accounts payable of $2.4 million and accrued liabilities of $1.5 million, partially offset by decreases in deferred costs of $2.8 million. The non-cash adjustments primarily relate to changes in the fair value of convertible promissory notes of $12.1 million, change in fair value of our liability-classified warrants of $1.5 million, partially offset by forgiveness of one of our PPP loans of $2.6 million.

Investing Activities

For the three months ended September 30, 2022, cash used in investing activities was $1.4 million which primarily consisted of cash outflows for capitalized software of $1.3 million.

For the three months ended September 30, 2021, cash used in investing activities was $0.5 million which primarily consisted of cash outflows for capitalized software of $0.4 million.

Financing Activities

For the three months ended September 30, 2022, cash provided by financing activities was $68.8 million, which consisted primarily of proceeds from term loans of $60.3 million, contributions from the Merger and PIPE financing, net of transaction costs, of $49.8 million, proceeds from the issuance of common stock of $1.0 million, partially offset by repayment of term loans of $33.0 million, penalties and other costs on extinguishment of debt of $5.7 million, and principal payments of financing obligations of $0.9 million, payment of debt issuance costs of $1.1 million, and payment of deferred transactions costs of $1.7 million.

For the three months ended September 30, 2021, cash provided by financing activities was $0.3 million, which consisted primarily of proceeds from the issuance of convertible promissory notes of $0.5 million, partially offset by principal payments of financing obligations of $0.2 million.

Financing Obligations

As of September 30, 2022 and June 30, 2022, the Company’s financing obligations consisted of the following:

	As of September 30,	As of June 30,
(in thousands)	2022
Receivable financing facility	$5,803	$5,911
Equipment financing facility	1,413	2,929
Total financing obligations	7,216	8,840
Less: financing obligations, current	(7,216)	(8,840)
Total financing obligations, non-current	$—	$—

Receivable Financing Facility

On April 27, 2021, we entered into an investment arrangement in which we provide future receivables available to an outside investor to invest in exchange for an upfront payment. Through this arrangement, we obtain financing in the form of a large upfront payment, which we account for as a borrowing by recording the proceeds received as a financing obligation, which will be repaid through payments collected from accounts receivable debtors relating to future receivables. The financing obligation is non-recourse; however, we are responsible for collections as we must first collect payments from the debtors and remit them to the investor. We recognize interest on the financed amount using the effective interest method. The effective interest rate is the interest rate that equates the present value of the cash amounts to be received by the investor with the present value of the cash amounts paid by the investor to us. The receivable financing facility has a term of 5 years and the arrangement allows us and the financier to mutually agree to roll forward our borrowings as they come due.

On August 15, 2021, November 16, 2021, February 22, 2022 and May 31, 2022, and August 18, 2022, in accordance with the terms of the receivable financing facility, we rolled forward the receivable financing facility, enabling us to continue our quarterly borrowings for a minimum of twelve-months. Subject to the approval of the financier, we expect to continue rolling forward the receivable financing facility.

Equipment Financing Facility

Beginning in 2019, we entered into arrangements with third party financiers to secure payments of certain tablet purchases. Such arrangements generally have terms ranging from 3 to 5 years and interest rates ranging from 8% to 14%. We then lease the tablets monetized by the financiers to our customers through operating leases that have 4-year terms.

In fiscal year 2022, due to our liquidity position and other commitments, we postponed certain payments on certain arrangements with third party financiers, which resulted in us defaulting on said arrangements. We are seeking to remedy the matter via repayment agreements with our third party financiers. Non-payment under the arrangements permits the financiers to declare the amounts owed under the arrangement due and payable and exercise their right to secure the tablets under lease. Although we intend to repay, we have classified all of our obligations under these arrangements as short-term within financing obligations, current as of September 30, 2022 and June 30, 2022.

Debt

As of September 30, 2022 and June 30, 2022, our outstanding debt, net of debt discounts, consisted of the following:

	As of September 30,	As of June 30,
(in thousands)	2022
Convertible promissory notes	$—	$89,663
Term loans	49,424	25,443
PPP Loans	—	2,000
Total debt	49,424	117,106
Less: debt, current	—	(115,106)
Total debt, noncurrent	$49,424	$2,000

Convertible Promissory Notes

As of June 30, 2022, we had convertible notes outstanding to various investors, all of which were accounted for under the fair value option. As of June 30, 2022, the fair value of such convertible promissory notes was $89.7 million. In conjunction with the Merger, all convertible promissory notes converted into shares of common stock. Further certain convertible notes which were together with warrants also had the related warrants converted into shares of common stock. As a consequence of the note and warrant conversion, 8,147,938 shares of common stock were issued. Immediately prior to conversion, the convertible promissory notes were remeasured to the then fair value of $41.4 million, resulting in a gain on remeasurement of $48.3 million which was recorded within change in fair value of warrants and convertible promissory notes on the condensed consolidated statement of operations and comprehensive income (loss) for the three months ended September 30, 2022. During the three months ended September 30, 2021, we recorded a loss on remeasurement of $12.1 million which was recorded within change in fair value of warrants and convertible promissory notes on the condensed consolidated statement of operations and comprehensive income (loss).

Term Loans

Horizon Loan

On March 4, 2021, we entered into a loan agreement (the “Horizon Loan”) with Horizon Technology Finance Corporation (“Horizon”), which provided us with $15.0 million, bears interest at prime rate plus 6.5% per annum, and has a term of 54 months from each loan funding date. The Horizon Loan payment terms require repayment of accrued interest only on the outstanding principal amount over the first 24 payment dates and an equal payment of principal plus accrued interest on the next 30 payment dates identified in the notes applicable to the loan. We pledged certain assets against the Horizon Loan. The Horizon Loan contains financial covenants that require the maintenance of an unrestricted cash plus accounts receivable balance and achievement of quarterly bookings targets. On March 11, 2022, we amended the Horizon Loan to shorten the total term to 24 months with a maturity date of March 20, 2023.

In connection with the entry into the Credit Agreement, (defined below), on September 21, 2022, we repaid the Horizon Loan making a cash disbursement of $17.0 million, of which $15.0 million was repayment of principal and $0.6 million was payment of interest expense and accrued interest. Further, $1.7 million was recorded as a loss on early extinguishment of debt on our condensed consolidated statement of operations and comprehensive income (loss).

Lago Loans

On March 11, 2022, we entered into a loan agreement (the “Lago Loan”) with Lago Innovation Fund I & II, LLC, which provided us with $12.6 million, bears interest at the greater of 12% plus the greater of 1% or 30 day LIBOR, bears 2% payable in kind interest, and matures on April 1, 2023. We pledged certain assets against the Lago Loan. The Lago Loan payment terms require repayment of accrued interest only on the outstanding principal over the first 12 payment dates and payment of principal plus remaining accrued interest on the last payment date identified in the notes applicable to the loan. We may prepay at any time for a fee, dependent on the time of prepayment. The Lago

Loan contains financial covenants that require the maintenance of unrestricted cash plus accounts receivable balance and achievement of quarterly bookings targets. We issued 205,602 warrants to purchase common stock with the Lago Loan. Refer to Note 11 of the interim unaudited condensed consolidated financial statements as of for the three months ended September 30, 2022 for further details.

On August 4, 2022, we received an additional tranche of term loan in the amount of $5.3 million via an amendment to the Lago Loan. Further, we issued an additional 169,310 warrants to purchase common stock with the additional tranche. We determined that the amendment with the lender should be accounted for as an extinguishment and recorded a loss on early extinguishment of debt of $6.0 million on our condensed consolidated statement of operations and comprehensive income (loss).

In connection with the entry into the Credit Agreement (defined below) on September 21, 2022, we repaid all outstanding loans by making a cash disbursement of $22.3 million, of which $17.8 million was repayment of principal and $0.1 million was payment of payable in kind interest. Further $4.4 million of cash was paid related to prepayment and other penalties.

Credit Agreement

On September 21, 2022, in connection with the consummation of the Business Combination, we entered into a Credit Agreement (the “Credit Agreement”) with the subsidiary guarantors party thereto, Metropolitan Partners Group Administration, LLC, as administrative, payment and collateral agent (the “Agent”), the lenders (“Lenders”) and other parties party thereto, pursuant to which the Lenders extended term loans having an aggregate original principal amount of $55.0 million (the “Term Loans”).

The Term Loans were borrowed in full at closing. Amounts outstanding under the Credit Agreement will incur interest at the rate of 15% per annum. During the first 18 months following the closing date, we may elect to pay a portion of the accrued and unpaid interest by capitalizing the amount of such interest on a monthly basis and adding the same to the principal balance of the Term Loans, after which such capitalized interest shall accrue interest at the interest rate and otherwise constitute principal under the Term Loan (“PIK Interest”). With respect to interest accruing during the first six months after the closing date, we may elect for 100% of the interest payment to be capitalized as PIK Interest on a monthly basis. With respect to interest accruing after the six month anniversary of the closing date, but before the 18 month anniversary of the closing date, we may elect for 50% of the interest payment to be capitalized as PIK Interest on a monthly basis. The Term Loans mature on March 21, 2025.

The Term Loans may be prepaid by us; however, any voluntary or mandatory prepayment made prior to the 18 month anniversary of the closing date must be accompanied by payment of a make whole premium equal to the interest and fees that would have accrued on the aggregate principal amount of the Term Loans (including any interest that could have been capitalized as PIK Interest during such period) from the date of payment through the 18 month anniversary of the closing date. The Term Loans may not be reborrowed once repaid. We are required to pay the Agent certain upfront fees and administrative fees in connection with the Term Loans. Our obligations under the Credit Agreement are secured by substantially all of our assets.

We must comply with certain financial covenants as set forth in the Credit Agreement, including a minimum cash covenant and maximum net leverage ratio of 1.20 to 1.00. The Credit Agreement also contains customary affirmative and restrictive covenants, including covenants regarding the incurrence of additional indebtedness or liens, investments, transactions with affiliates, delivery of financial statements, payment of taxes, maintenance of insurance, dispositions of property, mergers or acquisitions, among other customary covenants. We are also restricted from paying dividends or making other distributions or payments on our capital stock, subject to limited exceptions. The Credit Agreement also includes customary representations and warranties, events of default and termination provisions, upon which the Term Loans may be accelerated and the interest rate applicable to any outstanding payment obligations will increase by 5%. As of September 30, 2022, we were in compliance with all applicable covenants.

In conjunction with the Credit agreement, we issued 1,500,000 warrants to purchase common stock to the Lenders. Such warrants were determined to be equity classified and we recorded the value associated with such warrants of $2.1 million within additional paid in capital, with an offsetting debt discount being recorded.

As a condition to entering into the Credit Agreement, Ventoux Acquisition Holdings LLC and Chardan International Investments LLC, the co-sponsors of VTAQ (“the Sponsors”) agreed to transfer 600,000 shares to the Lenders to the Credit Agreement. The share transfer by the Sponsor to the Lenders to the Credit Agreement was such that the substance of the transaction was that the Sponsors made a capital contribution to us, and we then made a share-based payment to the Lenders as an incentive for the Lenders to enter into the Credit Agreement. Accordingly, we recorded the transaction as debt issuance costs discount of $2.8 million in our condensed consolidated balance sheet with an offsetting increase to additional paid-in capital for the contribution.

We incurred cash debt issuance costs of $1.0 million in conjunction with the signing of the Credit Agreement which were recorded as a debt discount.

During the three months ended September 30, 2022, we recorded PIK interest expense amounts of $0.2 million, which has been reflected as an increase to the outstanding debt balance. Further, during the three months ended September 30, 2022 we recorded interest expense associated with the amortization of debt discounts in the amount $0.1 million. Accordingly at September 30, 2022, the term loans, noncurrent balance of $49.4 million reflects $55.0 million of principal and $0.2 million PIK interest accrual, as reduced by unamortized debt issuance costs of $5.8 million.

Paycheck Protection Program Loan

In April 2020, the Company obtained a Paycheck Protection Program (“PPP”) loan for $2.6 million through the U.S. Small Business Administration. In March 2021, a second PPP loan was obtained in the amount of $2.0 million, for a total of $4.6 million. The loans will be fully forgiven if the funds are used for payroll costs, interest on mortgages, rent, and utilities, with at least 60% being used for payroll. We used the funds for these expenses and applied for loan forgiveness of the PPP funds. Should the loans be forgiven, the forgiven loan balance will be recognized as income at that time. During the fiscal years ended June 30, 2022, we received forgiveness for the first PPP loan of $2.6 million and recognized as other income, net during the fiscal years ended June 30, 2022. No collateral or personal guarantees were required for the loan. These PPP loans would bear an interest rate of 1% and a maturity of two years for the first loan and five years for the second loan. We account for the loans as debt subject to the accounting guidance in ASC 470, Debt. In July 2022, we were granted forgiveness of the second loan in an amount of approximately $2.0 million.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of September 30, 2022 and June 30, 2022.

Other Recent Developments

In June 2022, we received a favorable arbitrator ruling related to a matter with our third-party subcontractor and were awarded approximately $11.3 million in damages related to our loss on infrequent product repairs and to cover our legal expenses. The award has not met the criteria to be considered realizable as of September 30, 2022. As a result, we have not recognized any gain related to this settlement in our consolidated statement of operations and comprehensive income (loss).

Related Party Transactions

We have certain convertible promissory notes and embedded warrants with entities in which a member of our board of directors is an officer of the entity and has a financial interest in the entity (“affiliated entities”). As of June 30, 2022, $9.6 million of our convertible promissory notes and embedded warrants balance is due to a related party, all of which are due within 12 months. The convertible notes and embedded warrants converted into shares of common stock during the three months ended September 30, 2022. Refer to Note 7 of the interim unaudited condensed consolidated financial statements as of for the three months ended September 30, 2022 for further details.

During the three months ended, we received an equity investment of $1,000 from an investor in exchange for 133,333 shares in the Company. Refer to Note 10 of the interim unaudited condensed consolidated financial statements as of for the three months ended September 30, 2022 for further details. In addition, we granted 1,200,000 of RSUs to a director of the Company with a grant date fair value of $4.56 per RSU. Refer to Note 12 of the interim unaudited condensed consolidated financial statements as of for the three months ended September 30, 2022 for further details.

In September 2022, in connection with but prior to the Closing, upon receipt of the approval of Presto’s disinterested shareholders, we granted 1,200,000 RSUs to Krishna K. Gupta, a director and significant stockholder of the Company, for services rendered in connection with the Business Combination. The RSUs, are subject to the same terms as the 2018 Plan (although they were granted outside of the 2018 Plan). The RSUs vest in the following tranches, subject to the continuous service through each applicable vesting date: 33.33% of the RSUs shall vest on September 30, 2022, 56.67% of the RSUs shall vest in equal monthly installments on the last day of each month during the subsequent 23-month period, and the remaining 10% shall vest upon the third anniversary of the vesting commencement date. The RSUs time-based vesting will accelerate upon an acquisition of the Company.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires us to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues, expenses and disclosures. Our most significant estimates and judgments are related to collectability of accounts receivable, the useful lives of property and equipment and intangible assets, inventory valuation, the fair value of financial instruments, valuation of deferred tax assets and liabilities, valuation assumptions utilized in calculating the estimated value of stock-based compensation, valuation of warrants, earnout and unvested founder shares arrangements, valuation of goodwill and intangible assets acquired and impairment of long-lived assets. Actual results may differ from these estimates. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations, and cash flows will be affected.

We believe that the accounting policies described below involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our financial condition and results of operations. For further information, see Note 1 to the audited consolidated financial statements as of and for the years ended June 30, 2022 and 2021.

Revenue Recognition

Revenue is recognized when promised goods or services are transferred to the customer in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services, net of any taxes collected from customers (e.g., sales and other indirect taxes), which are subsequently remitted to government authorities.

During the three months ended September 30, 2022 and 2021, we derived our revenues from two revenue streams: (1) sales and leases of the Presto Touch product (“Platform revenue”), which includes hardware, hardware accessories, software and customer support and maintenance, and (2) Premium Content (gaming) and other revenue, which includes professional services (“Transaction revenue”).

Platform Revenue

The platform revenue stream is generated from fees charged to customers for access to our Presto Touch products and is recognized ratably. Part of the total contract value is due upon execution of the contract, and the remainder is due monthly over the term of the contract. Our contracts with customers are generally for a term ranging from 12 to 48 months. Amounts invoiced in excess of revenue recognized are recorded as deferred revenue. Revenue generated from our newly launched Voice and Vision products were not material during the three months ended September 30, 2022 and 2021.We also maintain arrangements with a certain customer whereby we leased the Presto Touch product to that customer. Revenue associated with the lease was recognized on a straight-line basis as platform revenue over the lease term in the consolidated statements of operations and comprehensive income (loss).

Transaction Revenue

Transaction revenue consists of a single performance obligation recognized at a point in time when the content is delivered and used. Transaction revenue is recognized on a gross basis as we are the principal in the relationship and the restaurant acts as a sales agent between us and the diner to upsell premium content purchases during the dining experience. We are the principal as we are the primary obligor responsible for fulfillment, we control the gaming license and its accessibility and have influence in establishing the price charged to the diner. The portion of gaming service collections withheld by the restaurant for sales commission is recorded to transaction cost of revenue.

We determine revenue recognition through the following steps:

1.      Identification of the contract, or contracts, with a customer — We enter into a master sales agreement (“MSA”) with the customer which is signed by both parties. The rights and obligations are outlined in the MSA and payment terms are clearly defined. We then enter into a license agreement, typically with each franchisee, which outlines the specified goods and services to be provided. We also enter into separate gaming agreements with diners, whereby our customer agrees to pay for use of the premium content. Each MSA, in conjunction with a license agreement, and each gaming agreement, has commercial substance, whereby we are to provide products and services in exchange for payment, and collectability is probable.

2.      Identification of the performance obligations in the contract — Our contracts with customers include promises to transfer multiple services. For all arrangements with multiple services, we evaluate whether the individual services qualify as distinct performance obligations. In our assessment of whether a service is a distinct performance obligation, we determine whether the customer can benefit from the service on its own or with other readily available resources and whether the service is separately identifiable from other services in the contract. This evaluation requires us to assess the nature of each individual service offering and how the services are provided in the context of the contract, including whether the services are significantly integrated, highly interrelated, or significantly modify each other, which may require judgment based on the facts and circumstances of the contract.

We identified the following performance obligations: for the MSAs and license agreements, 1) sales or leases of hardware, SaaS and maintenance as one combined performance obligation for the Presto Touch product, and for gaming agreements, 2) premium content, or gaming. Professional services were insignificant during the three months ended September 30, 2022 and 2021.

The Presto Touch product is considered a single performance obligation because each element of the Presto Touch product is interdependent and cannot function independently. The software and hardware represent one combined output and the customer cannot benefit from the use of one element without the other.

When we enter into gaming agreements, our Presto Touch product includes the capability of providing entertainment services, designed (either on its own or through other subcontractors) and provided by us via internet, that can be purchased by diners. The games are only accessible over the internet, and upon the diner making the decision to pay for the content, the diner receives the right to access the game on the Presto Touch product. Gaming fees are usage based through the diner’s use of the device and stipulated in a separate contract with the diner. Any fees that are incurred are collected by the restaurant as part of the normal payment for the dining check from the diner and remitted back to us, net of commissions paid to the restaurant as the sales. Premium content revenue, or gaming revenue, is therefore one performance obligation.

3.      Determination of the transaction price — our MSAs stipulate the terms and conditions, and separate license agreements dictate the transaction price, and typically outlines as a price per store location or number of Presto Touch product. The transaction price is generally fixed fee, with a portion due upfront upon signing of the contract and the remainder due upon installation of the Presto Touch products. The transaction price for transaction revenue is a fixed fee charged per game. We occasionally provide consideration payable to a customer, which is recorded as a capitalized asset upon payment and included as part of deferred costs and amortized as contra-revenue over the expected customer life.

4.      Allocation of the transaction price to the performance obligations in the contract — As the Presto Touch product is one combined performance obligation, no reallocation of the contract price is required. Our premium content contract is comprised of one performance obligation and does not require reallocation of the contract price.

5.      Recognition of revenue when, or as, we satisfy a performance obligation — As the customer simultaneously receives and consumes the benefits provided by us through continuous access to our SaaS platform, revenue from the Presto Touch product is satisfied ratably over the contract period as the service is provided, commencing when the subscription service is made available to the customer. Transaction revenue does not meet the criteria for ratable recognition and is recognized at a point in time when the gaming service is provided.

Stock-Based Compensation

We have a stock incentive plan under which incentive stock options and restricted stock units (“RSUs”) are granted to employees and non-qualified stock options are granted to employees, investors, directors and consultants. The options and RSU’s granted vest over time with a specified service period, except for performance-based grants. Stock-based compensation expense related to equity awards is recognized based on the fair value of the awards granted. The fair value of our common stock underlying the awards has historically been determined by the board of directors with input from management and third-party valuation specialists, as there was no public market for our common stock. The board of directors determines the fair value of the common stock by considering a number of objective and subjective factors including: the valuation of comparable companies, our operating and financial performance, the lack of liquidity of common stock, transactions in our preferred or common stock, and general and industry specific economic outlook, amongst other factors. The fair value of each option award is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of subjective assumptions, including the fair value of the underlying common stock, risk-free interest rates, the expected term of the option, expected volatility, and expected dividend yield. The fair value of each RSU is the fair value of the underlying common stock on the grant date. The related stock-based compensation expense is recognized on a straight-line basis over the requisite service period of the awards, which is generally four years. For awards with performance conditions, the related cumulative stock-based compensation expense from inception to date is recognized when it is probable that the performance condition will be achieved. We account for forfeitures as they occur.

We estimated the fair values of each option awarded on the date of grant using the Black-Scholes-Merton option pricing model utilizing the assumptions noted below.

•        Risk-free interest rate — The risk-free interest rate was calculated using the average of the published interest rates of U.S. Treasury zero-coupon issues with maturities that approximate the expected term. The dividend yield assumption is zero as we have no history of, nor plans to distribute, dividend payments.

•        Expected term — The expected term of the options is based on the average period the stock options are expected to remain outstanding, calculated as the midpoint of the options vesting term and the contractual expiration period, as we did not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

•        Expected volatility — The expected stock price volatility for our stock was determined by examining the historical volatilities of our industry peers as we did not have any trading history of our common stock.

•        Expected dividend yield — The dividend yield assumption is zero as we have no history of, nor plans to distribute, dividend payments.

We did not grant options during the three months ended September 30, 2022.

The earnout shares are equity classified since they do not meet the liability classification criteria outlined in ASC 480, Distinguishing Liabilities from Equity and are under ASC 815-40 are both (i) indexed to the Company’s own shares and (ii) meet the criteria for equity classification. The fair value of the earnout shares is determined based on “Level 3” inputs, due to a lack of market data over inputs such as the volatility and the time incurred to meet the minimum VWAP as discussed above. At initial recognition, the earnout shares were measured at fair value using the Monte Carlo valuation model. The valuation model utilized various key assumptions, such as volatility, discount rate and time incurred to meet the minimum VWAP.

Inventories

Inventories are valued at the lower of cost or net realizable value using the weighted average cost method, which approximates the first-in first-out inventory method. This method is consistent and valued separately across new inventories and refurbished inventories. Inventories are comprised of finished goods (tablets) and related component parts. We purchase our inventories from a third-party manufacturer as finished goods and store the inventory partially in our own warehouse and partially at a third-party warehouse. We establish provisions for excess and obsolete inventories after an evaluation of historical sales, future demand and market conditions, expected product life cycles, and current inventory levels to reduce such inventories to their estimated net realizable value. Such provisions are made in the normal course of business and are charged to cost of revenue in the consolidated statements of operations and comprehensive loss. The provision for excess and obsolete inventories was immaterial for the three months ended September 30, 2022 and 2021.

Fair Value Measurements

Fair value is defined as the exchange price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. We measure financial assets and liabilities at fair value at each reporting period using a fair value hierarchy which requires us to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value:

•        Level 1 — Quoted prices in active markets for identical assets as of the reporting date.

•        Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets, quoted prices for identical or similar assets in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets.

•        Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets.

Financial instruments consist of cash equivalents, accounts receivable, accounts payable, convertible promissory notes and embedded warrants, warrant liabilities, and unvested founder shares liability. Accounts receivable and accounts payable are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date.

We elected the fair value option to account for the convertible promissory notes and embedded warrants because we believe it more accurately reflects the value of the debt in the financial statements. The principal amount of the convertible promissory notes, embedded warrants and accrued interest is measured at fair value using the Monte Carlo valuation model. The valuation model utilized various key assumptions, such as enterprise value and management assessments of the probability of expected future events, including conversion upon next private financing of preferred stock, conversion upon next financing in a public liquidity event, conversion upon a change in control, conversion upon maturity and default. Other inputs included a discount rate of 16.5% for the principal amount of the convertible promissory notes as of June 30, 2022. Changes in the fair value of the convertible promissory notes and embedded warrants were included in change in fair value of warrants and convertible promissory notes in the consolidated statement of operations and comprehensive loss.

The fair value of the unvested founder shares liability was determined using a Monte Carlo valuation model, which requires significant estimates including the expected volatility of our common stock. The expected annual volatility of our common stock was estimated to be 76.2% and 76.0% as of the Merger date and September 30, 2022, respectively, based on the historical volatility of comparable publicly traded companies.

Impairment of Long-Lived Assets

We evaluate the carrying value of long-lived assets on an annual basis, or more frequently whenever circumstances indicate a long-lived asset may be impaired. When indicators of impairment exist, we estimate future undiscounted cash flows attributable to such assets. In the event cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair value.

Business Combinations

The Company accounts for acquisitions using the acquisition method of accounting. Assets acquired and liabilities assumed are recorded at their respective fair values at the acquisition date. The fair value of the consideration transferred in a business combination, including any contingent consideration, is allocated to the assets acquired and liabilities assumed based on their respective fair values. The excess of the consideration transferred over the fair values of the assets acquired and the liabilities assumed is recorded as goodwill.

Recent Accounting Pronouncements

See the sections entitled “Recently Adopted Accounting Standards” and “Recently Issued Accounting Standards Not Yet Adopted” in Note 1 to our condensed consolidated financial statements included elsewhere in this prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this prospectus.

Emerging Growth Company

We are an emerging growth company, as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act for the adoption of certain accounting standards until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Quantitative and Qualitative Disclosures About Market Risk

We have operations both in the United States and in Canada, and we are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate, credit and inflation risks. We are not exposed to significant foreign exchange risk.

Interest Rate Sensitivity

Our cash and cash equivalents are held primarily in cash deposits and money market funds. The fair value of our cash and cash equivalents would not be significantly affected by either an increase or decrease in interest rates due mainly to the short-term nature of these instruments. A hypothetical 10% change in interest rates would not have a material impact on our current results of operations due to the short-term nature of our cash and cash equivalents. Additionally, changes to interest rates will not impact the cost of our currently outstanding borrowings. Interest rates on the Credit Agreement are fixed. Potential changes in interest rates would also not materially impact the interest expense associated with our financing obligations.

Credit Risk

We are exposed to credit risk on accounts receivable and merchant cash advance balances. A small number of customers represent significant portions of our consolidated accounts receivable and revenue. We evaluate the solvency of our customers on an ongoing basis to determine if allowances for doubtful accounts need to be recorded.

The following customers accounted for more than 10% of revenues during the following periods:

	Three Months Ended September 30,
	2022	2021
Customer A	57%	48%
Customer B	23%	26%
Customer C(1)	12%	17%
	92%	91%

The following customers accounted for more than 10% of accounts receivable as of September 30, 2022 and June 30, 2022:

	September 30, 2022	June 30, 2022
Customer A	39%	31%
Customer B	17%	41%
Customer C(2)	—%	—%
Customer D	22%	11%
	78%	83%

____________

(1)      The decrease in revenue is attributable to the customer relationship cancellation with certain franchisees within Customer C.

(2)      Customers with a dash accounted for less than 10% of accounts receivable at period end.

We are exposed to vendor concentration risk as we supply tablets from one vendor. Our operating results could be adversely affected should the vendor increase prices or incur disruptions in its tablet supply.

Inflation Risk

Our results of operations and financial condition are presented based on historical cost. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, we believe the effects of inflation, if any, on our results of operations and financial condition have been immaterial. We cannot assure you our business will not be affected in the future by inflation.

MANAGEMENT

Board of Directors and Management

The following persons serve as Presto’s executive officers and directors. Each director will hold office until his or her term expires at the next annual meeting of stockholders for such director’s class or until his or her death, resignation, removal or the earlier termination of his or her term of office. The ages of the executive officers and directors of Presto indicated in this section are as of September 27, 2022.

Name	Age	Position
Executive Officers
Rajat Suri	37	Chief Executive Officer, Founder and Director
Ashish Gupta	54	Chief Financial Officer
William (Bill) Healey	39	Chief Technology Officer
Dan Mosher	50	Chief Revenue Officer
Non-Executive Directors:
Krishna K. Gupta	35	Chairman
Ilya Golubovich	37	Director
Keith Kravcik	61	Director
Kim Axel Lopdrup	64	Director
Gail Zauder	65	Director
Edward Scheetz	57	Director

The following is a biographical summary of the experience of our executive officers and directors:

Executive Officers

Rajat Suri is the founder of Presto and has served as Chief Executive Officer since April 2008 and as a member of Presto’s board of directors since October 2008. Previously, Mr. Suri was a co-founder of Zimride, Inc., now Lyft, Inc., from April 2007 to April 2008. He holds a B.S. in chemical engineering and economics from the University of Waterloo and attended a Ph.D. / M.B.A. program at Massachusetts Institute of Technology. Mr. Suri was nominated to serve on the board of directors of Presto due to his perspective and experience from serving as the founder and Chief Executive Officer of Presto.

Ashish Gupta has served as Chief Financial Officer of Presto since September 2019. Prior to joining Presto, Mr. Gupta served as Chief Financial Officer of Moz, Inc., an SEO software company, from February 2018 to September 2019 and as Chief Financial Officer and Chief Operating Officer of TapInflence Inc., an influencer marketing platform, from October 2016 to May 2018. Mr. Gupta previously held various executive and financial positions with HotChalk, Inc., an education technology company, UniversityNow, Inc., an online higher education startup, Rafter Inc., a cloud-based provider of textbook and course materials, Cengage Group, an educational content, technology and services company and Microsoft Corporation, a multinational technology company. Mr. Gupta holds a B.S. in electrical engineering from University of Florida, an M.S. in engineering from Caltech and an M.B.A. from Columbia Business School.

William (Bill) Healey has served as Chief Technology Officer of Presto since September 2014, having previously served as Lead Software Architect from August 2013 to September 2014 and as Engineering Lead from October 2011 to August 2013. Prior to joining Presto, Mr. Healey worked on P2P protocols and wireless WAN as a Software Development Engineer at Microsoft Corporation. Mr. Healey holds an M.S. in computer engineering and computer science from University of Illinois Urbana-Champaign.

Dan Mosher has served as Chief Revenue Officer of Presto since March 2021. Prior to joining Presto, Mr. Mosher served as Chief Operating Officer at VuMedi, Inc., a video education platform for doctors, from March 2020 to January 2021. From June 2017 to March 2020, Mr. Mosher was Senior Vice President and Merchant Lead at Postmates Inc., an on-demand delivery platform, where he built and led the team responsible for acquiring new merchants for the platform. From 2011 to June 2017, Mr. Mosher managed BrightRoll, Inc.’s exchange, BRX, an online advertising marketplace, serving first as Senior Vice President and General Manager at BrightRoll, Inc. and, following BrightRoll,

Inc.’s 2014 acquisition by Yahoo Inc., as Vice President and General Manager, BrightRoll Exchange at Yahoo Inc. Mr. Mosher also currently serves on the board of directors of Czinger Vehicles, Inc., a manufacturer of hybrid sports cars. Mr. Mosher holds a B.S. in finance from University of California, Berkeley — Walter A. Haas School of Business.

Non-Executive Directors

Pursuant to the Merger Agreement and the Governance Agreement, the parties elected and appointed the below individuals as directors of Presto. Pursuant to the terms of the Governance Agreement, REMUS Capital designated Mr. Gupta for appointment to Presto’s board, Mr. Suri designated himself for appointment to the board and Cleveland Avenue designated Keith Kravcik for appointment to the board.

Ilya Golubovich has served as a member of Presto’s board of directors since 2017. Mr. Golubovich has been Founding Partner and Managing Director of I2BF Global Ventures, a venture fund facilitating the advancement of the second wave of digital transformation, headquartered in New York City, since 2007. Mr. Golubovich serves as a director on the boards of OctiTV (SuperMediaFuture Corp.), an augmented reality social networking company, Enki Labs, Inc., a developer of business learning solutions and Buzzoola Group, Inc., a leading native advertising platform in Russia and the Commonwealth of Independent States. His investment portfolio includes companies in vertical SaaS, deep tech, and new media. In 2014, Mr. Golubovich co-founded Aeroxo, a long-range aerial robotics and data gathering company, where he also serves as Chief Strategist. Since 2015, Mr. Golubovich has also served as a member of the Advisory Council of the Physics and Astronomy Department of Johns Hopkins University. Mr. Golubovich holds a B.S. in management science and engineering from Stanford University. Mr. Golubovich was nominated to serve on the board of directors of Presto due to his experience investing in software companies.

Krishna K. Gupta has served as a member of Presto’s board of directors since 2017. Mr. Gupta is the founder of REMUS Capital and Romulus Capital (collectively referred to herein as “REMUS Capital”), technology-focused venture capital firms he initially founded in 2008. Mr. Gupta serves as a director on the boards of several privately held companies, including: Allurion Technologies, a weight loss technology platform; Ceres Imaging, which provides computer vision-analytics in agriculture; Cogito, which provides voice AI for large enterprises; Cohealo, Inc., which provides equipment sharing service for health systems; Spotta, which develops smart insect and pest monitoring solutions; and ZeroCater, which provides catering technology for enterprises. Prior to REMUS Capital, Mr. Gupta held roles at McKinsey & Company, a management consulting firm, and JPMorgan, an investment banking firm, where he advised several Fortune 100 clients on tech M&A deals. Mr. Gupta holds B.S. degrees in materials science and engineering, as well as in management sciences, both from the Massachusetts Institute of Technology. Mr. Gupta was nominated to serve on the board of directors of Presto due to his experience investing in technology-enabled businesses.

Keith Kravcik is currently the Chief Financial Officer and Chief Investment Officer of all of Cleveland Avenue’s various Investment Funds. He has been at Cleveland Avenue since its inception in September 2015. Prior to Cleveland Avenue, he served as the Chief Financial Officer of Ovation Brands (d/b/a Buffet Inc.), an operator of a number of American national buffet chain restaurants, from July 2013 to August 2015. He previously served as Group Vice President, Controller and Corporate Officer of SUPERVALU Inc., an American wholesaler and retailer of grocery products, between April 2011 and June 2013 where he was the key strategic partner in developing financial and operational strategies to turnaround results and create shareholder value. This effort culminated in him becoming the strategy and financial resource lead during the completion of the $3.3B sale of underperforming retail grocery chains to the Cerberus Capital consortium. Prior to SUPERVALU Inc, Keith spent 16 years at McDonald’s, where he held four progressive executive management positions including being responsible for all of Worldwide Financial Reporting as well as Strategy and Corporate Development when McDonald’s acquired Chipotle. He also became the CFO of Latin America where his strategies reversed losses by increasing sales over 100% in a three-year period, and ultimately the Corporate Vice President and Controller for McDonald’s USA, LLC., in which during his tenure, he developed company operated restaurant ownership and profit optimization plans which significantly improved operating margins and increased operating profits by $198mm in a three-year period. Keith began his career at Ernst & Young where he worked his way up the audit ranks in the Chicago office during his eleven-year tenure. He studied at DePaul University, where he has a Bachelor of Science in Accounting degree and is a Certified Public Accountant. Keith maintains several board positions on businesses within the Cleveland Avenue investment portfolio and advises several founders of entrepreneurial food and technology concepts. He has also served as a Board member of the Illinois CPA Society Technical Accounting Committee as well as having served on the Board of Directors of other not for profit organizations. Mr. Kravcik was nominated to serve on the board of directors of Presto due to his financial expertise and experience in the food service industry.

Kim Axel Lopdrup has served as a member of Presto’s board of directors since 2021. Mr. Lopdrup was the Chief Executive Officer and a director of Red Lobster Hospitality LLC, a national seafood restaurant chain from 2014 following its separation from Darden Restaurants, Inc. to August 2021. From 2003 to 2014, Mr. Lopdrup held various roles with Darden Restaurants, Inc., a multi-brand restaurant operator, including serving as Darden’s President of Specialty Restaurant Group and New Business, and as President of Red Lobster. Mr. Lopdrup was also previously employed as Executive Vice President and Chief Operating Officer for North American operations of Burger King Corporation, an operator and franchiser of fast food restaurants from 2001 to 2002, and he worked for Allied Domecq Quick Service Restaurants, a franchiser of quick service restaurants including Dunkin’ Donuts, Baskin-Robbins and Togo’s Eateries, from 1985 until 2001, where he held progressively more responsible positions in marketing, strategic and general management roles, eventually serving as Chief Executive Officer of ADQSR International. Mr. Lopdrup currently serves on the board of directors of Wawa, Inc., a convenience store chain, Bob Evans Restaurants, a restaurant chain, Botrista Technology, a robotic beverage equipment company, and Kalera, a hydroponically-grown produce company. Mr. Lopdrup holds a B.B.A. from The College of William & Mary and an M.B.A. from Harvard Business School. Mr. Lopdrup was nominated to serve on the board of directors of Presto due to his significant leadership experience across the food service industry.

Gail Zauder has over 35 years of experience as an investment banker specializing in M&A and financings in the consumer products, beauty, luxury goods and retail and apparel sectors. She is also an experienced director and operating executive. Since January 2002, Ms. Zauder has served as Managing Partner of Elixir Advisors LLC, a financial and strategic advisory firm she founded to focus on entrepreneur-led companies in the luxury goods, beauty, retail, apparel and consumer products sectors. Ms. Zauder was the Chief Financial Officer of Urban Zen, Ms. Donna Karan’s luxury lifestyle brand and foundation, from May 2012 to December 2013 and the Chief Executive Officer of Soap & Glory Ltd, a global beauty products company, from July 2011 to February 2012 and from November 2012 until April 2014. Ms. Zauder began her investment banking career in 1985 as a member of the Mergers & Acquisitions Group at The First Boston Corporation, and served in various senior leadership roles at Credit Suisse First Boston, its successor firm, until 2001, including as the Head of M&A for Retail and Apparel Investment Banking and the Worldwide Head of Luxury Goods Investment Banking. Ms. Zauder has served as a director on numerous private company boards, including Kenneth Cole Productions, since December 2017, where she is compensation committee chair, and Siddhi Acquisition Corp., a blank-check company targeting “better-for-you” food and beverage companies which has filed to list on the NYSE, since March 2021, where she serves on the audit and nominating and governance committees. Previously, she was a member of the boards of Altuzarra LLC, a women’s luxury ready-to-wear and accessories company, from September 2013 to February 2021, Edun Apparel Ltd, an ethical apparel brand, from May 2009 to September 2018, and Allurion Technologies, a consumer-facing medical device company disrupting the treatment of obesity, from October 2017 to July 2021, where she served as audit committee chair. She joined the board of Soap & Glory in November 2008 and became Chairman in July 2009, serving in this capacity until November 2014 when the company was acquired by Alliance Boots. She is also currently a director of the Gordon A. Rich Memorial Foundation, 122E82 Owners Corp. and the Smith College Business Advisory Network. Ms. Zauder holds a B.A. in urban environmental studies from Smith College and an M.B.A. from Yale University’s School of Management. Ms. Zauder was nominated to serve on the board of directors of Presto due to her relationships, contacts and experience.

Edward Scheetz has been VTAQ’s Chief Executive Officer and Chairman since August 2020. He is also the co-founder, Chief Executive Officer and Chairman of Ventoux Acquisition Holdings LLC (“Ventoux Acquisition”), VTAQ’s co-sponsor. From November, 2016 until present, Mr. Scheetz has actively pursued a range of projects in the hospitality and real estate sectors. In June 2018, Mr. Scheetz, with partners, acquired a mixed use hotel and condominium project in West Hollywood, CA. In March 2020, he began the redevelopment and expansion of the project. From 2013 until October 2016, Mr. Scheetz was Chief Executive Officer of Chelsea Hotels until the sale of that company. In March, 2011, Mr. Scheetz founded and served as Chief Executive Officer of King & Grove Hotels until 2013 when King & Grove Hotels became Chelsea Hotels. In 2005, Mr. Scheetz became Chief Executive Officer of Morgans Hotel Group Co. In 2006, he took Morgans public (NASDAQ: MHGC). Morgans was the developer, owner and operator of such iconic hotel properties as Delano and Shore Club in Miami, Mondrian in Los Angeles, Morgans, Royalton, Paramount and Hudson in New York, and Sanderson and St. Martin’s Lane in London. In 1997, Mr. Scheetz co-founded NorthStar Capital Investment Corp. (“NCIC”). While at NCIC, Mr. Scheetz co-founded real estate investment trust NorthStar Realty Finance Corp., which went public in 2004 (NYSE: NRF). Mr. Scheetz continued to serve as Executive Chairman of NRF through 2007. From 1993 until 1997, Mr. Scheetz was a partner at Apollo Management where he was the co-head of Apollo Real Estate Advisors and raised, invested and managed their first three real estate funds. Prior to his work at Apollo, Mr. Scheetz was at The Trammell Crow Companies and Crow Family Ventures where he was involved with Wyndham Hotels, assisted the Chief Financial Officer in restructuring The Trammell Crow Companies, and was a Principal at Trammell Crow Ventures. Mr. Scheetz graduated from Princeton University where he earned an A.B. in Economics. We believe Mr. Scheetz is well qualified to serve as a director based on his extensive industry and transaction expertise and wide network of relationships with industry participants.

Family Relationships

There are no family relationships among our directors and executive officers.

Corporate Governance

Composition of the Board of Directors

Presto’s business affairs will be managed under the direction of the board. The Presto Board consists of eight members, divided into three classes of staggered three-year terms, with one vacancy to be filled by an individual proposed by Presto’s nominating and governance committee and approved by the Presto Board.

The Company entered into the Governance Agreement with Rajat Suri, the REMUS Capital Stockholders, Cleveland Avenue and I2BF Global Investments Ltd. Pursuant to the Governance Agreement, for so long as the REMUS Capital Stockholders and any of their affiliates hold, in the aggregate, not less than 5% of the outstanding voting securities of Presto, the REMUS Capital Stockholders shall be entitled to nominate and require Presto’s board to include one Class I director in the slate of nominees recommended by the Presto Board, for so long as Mr. Suri and his affiliates hold, in the aggregate, not less 5% of the outstanding voting securities of Presto, he shall be entitled to nominate and require the Presto Board to include one Class II director in the slate of nominees recommended by the Presto Board and for so long as Cleveland Avenue and its affiliates hold, in the aggregate, not less than 75.0% of the shares of Presto Common Stock they hold immediately following the Mergers, Cleveland Avenue shall be entitled to nominate and require the Presto Board to include one Class I director in the slate of nominees recommended by the Presto Board.

Such designees shall comply with the requirements of the charter for, and related guidelines of, Presto’s nominating and governance committee.

Pursuant to the Governance Agreement, the parties thereto further agreed that the initial board upon the completion of the Business Combination consists of the following seven individuals: Ilya Golubovich, Krishna K. Gupta, Keith Kravcik, Kim Axel Lopdrup, Rajat Suri, Gail Zauder and Edward Scheetz. Mr. Gupta will serve as the chairman of the board and will continue in such role following the 2022 annual meeting of stockholders until the earlier of (i) such time as he is no longer a director of Presto and (ii) the next annual meeting of stockholders at which his class of directors is subject to reelection.

The Presto Board is divided into three staggered classes of directors. At each annual meeting of its stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring, as follows:

•        the Class I directors, whose terms will expire at the annual meeting of stockholders to be held in 2023, will be Krishna K. Gupta, Keith Kravcik and Edward Scheetz;

•        the Class II directors, whose terms will expire at the annual meeting of stockholders to be held in 2024, will be Ilya Golubovich and Rajat Suri; and

•        the Class III directors, whose terms will expire at the annual meeting of stockholders to be held in 2025, will be Kim Axel Lopdrup and Gail Zauder.

Pursuant to the Certificate of Incorporation and the Governance Agreement, any change to the size of the Presto Board must be authorized by the affirmative vote of a majority of the entire board.

Director Independence

As a result of Presto’s common stock being listed on Nasdaq, Presto is required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of the business combination, the parties undertook a review of the independence of the individuals named above and determined that each of Krishna K. Gupta, Ilya Golubovich, Kim Axel Lopdrup, Gail Zauder, Keith Kravcik and Edward Scheetz qualifies as “independent” as defined under the applicable Nasdaq rules.

Committees of the Board of Directors

The Presto Board directs the management of its business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. Presto has a standing audit committee, compensation committee and nominating and governance committee, each of which will operate under a written charter.

In addition, from time to time, special committees may be established under the direction of the Presto Board when the board deems it necessary or advisable to address specific issues. Current copies of Presto’s committee charters are posted on its website, www.presto.com, as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this prospectus and does not form part of this prospectus.

Audit Committee

Presto’s audit committee consists of Keith Kravcik, Ilya Golubovich, Gail Zauder and Edward Scheetz. Mr. Kravcik serves as the chair of the audit committee. VTAQ’s board of directors has determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. Each member of Presto’s audit committee is able to read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

VTAQ’s board of directors has determined that Ms. Zauder qualifies as an audit committee financial expert within the meaning of SEC regulations and meet the financial sophistication requirements of the Nasdaq rules. In making this determination, VTAQ’s board considered formal education and previous and current experience in financial and accounting roles. Both Presto’s independent registered public accounting firm and management periodically will meet privately with Presto’s audit committee.

The audit committee’s responsibilities will include, among other things:

•        appointing, compensating, retaining, evaluating, terminating and overseeing Presto’s independent registered public accounting firm;

•        discussing with Presto’s independent registered public accounting firm their independence from management;

•        reviewing with Presto’s independent registered public accounting firm the scope and results of their audit;

•        pre-approving all audit and permissible non-audit services to be performed by Presto’s independent registered public accounting firm;

•        overseeing the financial reporting process and discussing with management and Presto’s independent registered public accounting firm the interim and annual financial statements that Presto’s files with the SEC;

•        reviewing and monitoring Presto’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•        establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

Presto’s compensation committee consists of Edward Scheetz, Kim Axel Lopdrup and Gail Zauder. Mr. Lopdrup serves as the chair of the compensation committee. All members are be non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. VTAQ’s board of directors has determined that each proposed member is “independent” as defined under the applicable Nasdaq listing standards, including the standards specific to members of a compensation committee. The compensation committee’s responsibilities include, among other things:

•        reviewing and setting or making recommendations to the Presto Board regarding the compensation of Presto’s executive officers;

•        making recommendations to the Presto Board regarding the compensation of Presto’s directors;

•        reviewing and approving or making recommendations to the Presto Board regarding Presto’s incentive compensation and equity-based plans and arrangements; and

•        appointing and overseeing any compensation consultants.

We believe that the composition and functioning of Presto’s compensation committee will meet the requirements for independence under the current Nasdaq listing standards.

Nominating and Governance Committee

Presto’s nominating and governance committee consists of Ilya Golubovich, Krishna K. Gupta and Keith Kravcik. Mr. Golubovich serves as the chair of the nominating and governance committee. VTAQ’s board of directors has determined that each proposed member is “independent” as defined under the applicable Nasdaq listing standards. The nominating and governance committee’s responsibilities include, among other things:

•        identifying, evaluating and selecting, or making recommendations to the Presto Board regarding, nominees for election to the board and its committees;

•        evaluating the performance of the board and of individual directors;

•        considering, and making recommendations to the board regarding the composition of the board and its committees;

•        reviewing developments in corporate governance practices;

•        evaluating the adequacy of the corporate governance practices and reporting;

•        reviewing related person transactions; and

•        developing, and making recommendations to the board regarding, corporate governance guidelines and matters.

The nominating and governance committee consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board. The nominating and governance committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating and governance committee will not distinguish among nominees recommended by stockholders and other persons.

Code of Ethics

Presto has a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics is available on Presto’s website, www.presto.com. The information on or available through any of such website is not deemed incorporated in this prospectus and does not form part of this prospectus. Presto intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

None of Presto’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than Presto, that has one or more executive officers serving as a member of the Presto Board.

EXECUTIVE AND DIRECTOR COMPENSATION

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of Presto.    and its subsidiaries. This discussion may contain forward-looking statements that are based on Presto’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that it adopts may differ materially from the currently planned programs summarized in this discussion. All unit counts in this section are shown on a post-Business Combination basis.

As an emerging growth company under the JOBS Act, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which permit us to limit reporting of executive compensation to our principal executive officer and our two other most highly compensated executive officers.

Our executive compensation program is designed to attract, motivate and retain high quality leadership and incentivize our executive officers to achieve performance goals over the short-and long-term, which also aligns the interests of our executive officers with those of our stockholders.

Our named executive officers (or “NEOs”) for the fiscal year ended June, 30 2022, which consist of our principal executive officer and our two other most highly compensated executive officers, were:

•        Rajat Suri, our Chief Executive Officer;

•        Ashish Gupta, Chief Financial Officer; and

•        Dan Mosher, Chief Revenue Officer.

Summary Compensation Table

The following table presents compensation awarded to, earned by and paid to our named executive officers for the fiscal year ended June 30, 2022 (which is used for purposes of this section because it is the last day of the most recent fiscal year end of Presto).

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)(2)	Non-Equity Incentive Plan Compensation ($)		Option Awards ($)(3)	Total ($)
Rajat Suri	2022	250,000		—	—		—	250,000
Chief Executive Officer	2021	217,187		—	—		1,022,753	1,239,940
Ashish Gupta	2022	340,167		50,000	—		—	390,167
Chief Financial Officer	2021	323,409		50,000	—		171,210	544,619
Dan Mosher	2022	240,765		—	152,044	(4)	—	392,809
Chief Revenue Officer	2021	67,083	(5)	—	—		520,252	587,335

____________

(1)      Includes amounts paid to Messrs. Suri and Gupta to restore prior salary reductions implemented in 2020 due to COVID.

(2)      Reflects an annual bonus, with the amount payable determined by our Chief Executive Officer.

(3)      The amounts reported here do not reflect the actual economic value realized by each NEO. In accordance with SEC rules, these columns represent the grant date fair value of shares underlying stock options, calculated in accordance with Accounting Standards Update 718, “Compensation — Stock Compensation (Topic 718).” For additional information, see Note 11. Share-Based Compensation to the notes accompanying our audited consolidated financial statements located elsewhere in this prospectus. The assumptions used in calculating the grant date fair value of the stock options reported in this table are set forth in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Presto — Critical Accounting Policies and Estimates — Stock Based Compensation.”

(4)      Reflects commission-based annual incentive payments.

(5)      Reflects the prorated portion of Mr. Mosher’s $230,000 annual base salary paid from his start date on March 15, 2021 through June 30, 2021.

Narrative Disclosure to Summary Compensation Table

The following describes the material elements of our compensation program for the fiscal year ended June 30, 2022 as applicable to our named executive officers and reflected in the Summary Compensation Table above.

Base Salary

Base salaries for our executive officers were established primarily based on individual negotiations with the executive officers when they joined us. In determining compensation for our executive officers, we considered salaries provided to executive officers of our peer companies, each executive officer’s anticipated role criticality relative to others at the Company and our determination of the essential need to attract and retain these executive officers.

Annual Incentive Awards

Mr. Gupta received an annual cash bonus of $50,000, with the amount payable determined by our Chief Executive Officer, and Mr. Mosher received commission-based annual incentive payments of $152,044.

Employee Benefits and Perquisites

We provide health, dental, vision, life and disability insurance benefits to our named executive officers, on the same terms and conditions as provided to our other senior executives. We generally do not provide perquisites to our NEOs.

Retirement Benefits

401(k) Plan.    We maintain a 401(k) plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Code limits, which are updated annually. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their own contributions. The Company may elect to make matching or other contributions into participant’s individual accounts, but made no such contributions in 2020. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not taxable to the employees until withdrawn or distributed from the 401(k) plan.

Employment Agreements

We entered into offer letters with each of Messrs. Gupta and Mosher in August 2019 and February 2021, respectively, each of which provides for at-will employment and sets forth each NEO’s initial base salary, certain employee benefits, eligibility (subject to Board approval) to receive a grant of stock options and, in the case of Mr. Gupta, eligibility to participate in the Company’s annual cash bonus program. The offer letters do not provide for any severance in the event of a termination of employment. Mr. Mosher also entered into a restrictive covenant agreement that includes perpetual confidentiality and twelve-month post-termination employee non-solicitation provisions.

Long-Term Incentives

In December 2020, the Company granted Mr. Gupta 127,962 stock options to purchase shares of our Common Stock with an exercise price of $1.44 and subject to the terms of our 2018 Equity Incentive Plan (the “2018 Plan”) (which is described in “Equity Plans—2018 Equity Incentive Plan”) and the applicable award agreement. These stock options are subject to a four-year vesting schedule, with 25% vesting upon the first anniversary of the vesting commencement date, and the remainder vesting monthly in equal installments, subject to Mr. Gupta’s continued employment. The stock options will fully vest in the event Mr. Gupta is terminated without “Cause” (as defined in the 2018 Plan) or resigns for “Good Reason” (as defined in the award agreement) 90 days prior to or 12 months following a change in control (within the meaning of the 2018 Plan).

In March, 2021, each of Messrs. Suri and Gupta were granted 1,562,019 and 143,770, respectively, stock options to purchase shares of our Common Stock with an exercise price of $1.44 and subject to the terms of our 2018 Plan and the applicable award agreement. 961,267 of Mr. Suri’s stock options vest in monthly installments over four years, subject to continued employment and 600,752 are subject to performance-based vesting conditions, with half of such options vesting in connection with the closing of the next financing and half in connection with a public liquidity event. Mr. Gupta’s stock options vest in equal monthly installments over two years, subject to continued employment.

In April 2021, in connection with his hiring, Mr. Mosher was granted 513,358 stock options to purchase shares of our Common Stock with an exercise price of $2.23 and subject to the terms of our 2018 Plan and the applicable award agreement. These stock options are subject to a four-year vesting schedule, with 25% vesting upon the first anniversary of the vesting commencement date, and the remainder vesting monthly in equal installments, subject to Mr. Mosher’s continued employment. Fifty percent of any unvested stock options will vest in the event Mr. Mosher is terminated without “Cause” within three months following a “Change in Control” (in each case, as defined in his offer letter).

In March 2022, we entered into an agreement to grant Mr. Mosher, 64,793 stock options to purchase shares or our Common Stock, subject to the approval of our Board and subject to the terms of our 2018 Plan and the applicable award agreement. These stock options will be subject to a five-year vesting schedule, with 20% vesting upon the first anniversary of the vesting commencement date and the remainder vesting annually in equal installments, subject to Mr. Mosher’s continued employment.

Potential Payments Upon Termination or Change in Control

Generally, our NEOs would not be entitled to any payments and benefits that would be payable upon a termination of employment or a change in control other than Mr. Gupta’s stock option’s granted in 2019 and 2020 and Mr. Mosher’s options, which would accelerate upon certain terminations in connection with a change in control as described below in the Section entitled “—Outstanding Equity Awards at Fiscal Year-End.”

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding outstanding equity awards held by our NEOs as of June 30, 2022.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date
Rajat Suri	2,221,689	—		—		0.02	8/26/2027
	791,292	—		—		0.02	8/26/2027
	723,528	—		—		0.02	8/26/2027
	—	—		600,752	(5)	1.44	3/4/2031
	340,448	620,818	(1)	—		1.44	3/4/2031

Ashish Gupta	313,390	142,696	(2)	—		0.41	9/21/2029
	55,982	71,979	(2)	—		1.44	12/16/2030
	101,836	41,933	(3)	—		1.44	3/4/2031

Dan Mosher	160,423	352,934	(4)	—		2.23	4/25/2031

____________

(1)      Reflects time-based stock options that vest in equal monthly installments over four years from the vesting commencement date, subject to the NEO’s continued employment.

(2)      Reflects time-based stock options that vest over four years, with 25% vesting upon the first anniversary of the vesting commencement date, and the remainder vesting monthly in equal installments, subject to the NEO’s continued employment, and will fully vest in the event of a termination by the Company without “Cause” (as defined in the 2018 Plan) or the NEO resigns for “Good Reason” (as defined in the applicable award agreement) 90 days prior to or 12 months following a change in control (within the meaning of the 2018 Plan).

(3)      Reflects time-based stock options that vest in equal monthly installments over two years from the vesting commencement date, subject to the NEO’s continued employment.

(4)      Reflects time-based stock options that vest over four-years, with 25% vesting upon the first anniversary of the vesting commencement date, and the remainder vesting monthly in equal installments, subject to the NEO’s continued employment. Fifty percent of any unvested stock options will vest in the event of a termination without “Cause” within three months following a “Change in Control” (in each case, as defined in his offer letter).

(5)      Reflects performance based options, with half of such options vesting in connection with the closing of the next financing and half in connection with a public liquidity event, subject to the NEO’s continued employment.

Equity Plans

2022 Equity Incentive Plan

In connection with the closing of the Business Combination, our shareholders approved and we adopted the 2022 Incentive Award Plan (the “2022 Plan”). The material terms of the 2022 Plan are summarized below.

Administration.    The Compensation Committee of the Presto Board administers the 2022 Plan. The Committee generally has the authority to designate participants, determine the type or types of awards to be granted to a participant, determine the terms and conditions of any agreements evidencing any awards granted under the 2022 Plan, accelerate the vesting or exercisability of, payment for or lapse of restrictions on, awards and to adopt, alter and repeal rules, guidelines and practices relating to the 2022 Plan. The Compensation Committee has full discretion to administer and interpret the 2022 Plan and to make any other determinations and/or take any other action that it deems necessary or desirable for the administration of the 2022 Plan, and any such determinations or actions taken by the Committee shall be final, conclusive and binding upon all persons and entities. The Committee may delegate to one or more officers of Presto or any affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation or election that is the responsibility of or that is allocated to the Committee in the 2022 Plan and that may be so delegated as a matter of law, except for grants of awards to persons subject to Section 16 of the Exchange Act.

Eligibility.    Certain employees, directors, officers, advisors or consultants of Presto or its affiliates are eligible to participate in the 2022 Plan. Approximately 190 employees, consultants, advisors and service providers and all of our non-executive officer directors are eligible to participate in the 2022 Plan.

Number of Shares Authorized.    The 2022 Plan provides for an aggregate of 4,617,400 shares of Presto Common Stock to be delivered, plus any shares representing Optionholder Earnout Shares (as defined in the Merger Agreement) that are forfeited by reason of a termination of service or employment following the effective date, not to exceed an aggregate of 4,500,000 shares.

The number of shares reserved for issuance under the 2022 Plan will increase automatically on January 1 of each of 2023 through 2032 by the number of shares equal to the lesser of (i) one percent (1%) of the total number of outstanding shares (rounded down to the nearest whole share) of Presto Common Stock as of the immediately preceding December 31, or (ii) a number as may be determined by the Presto Board. Notwithstanding anything to the contrary in the 2022 Plan, no more than 23,087,000 shares of Presto Common Stock may be issued pursuant to the exercise of ISOs under the 2022 Plan.

Shares of Presto Common Stock underlying awards under the 2022 Plan that are forfeited, canceled, expire unexercised or are settled in cash will be available again for new awards under the 2022 Plan. If there is any change in our corporate capitalization, the Committee in its sole discretion may make substitutions or adjustments to the number of shares of Presto Common Stock reserved for issuance under the 2022 Plan, the number of shares of Presto Common Stock covered by awards then outstanding under the 2022 Plan, the limitations on awards under the 2022 Plan, the exercise price of outstanding options and such other equitable substitutions or adjustments as it may determine appropriate.

The 2022 Plan will have a term of not more than 10 years from the date it is approved by stockholders, and no further awards may be granted under the 2022 Plan after that date, provided, however, in the case of an ISO, no ISO shall be granted on or after 10 years from the date our stockholders approves the 2022 Plan.

Awards Available for Grant.    The Committee may grant awards of nonqualified stock options, ISOs, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), other stock-based awards, other cash-based awards, dividend equivalents, and/or performance compensation awards or any combination of the foregoing.

Stock Options and Stock Appreciation Rights.    Stock options provide for the purchase of shares of Presto Common Stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

Restricted Stock.    Restricted stock is an award of nontransferable shares of Presto Common Stock that are subject to certain vesting conditions and other restrictions.

RSUs.    RSUs are contractual promises to deliver shares of Presto Common Stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of Common Stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The Committee may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the Committee, subject to the conditions and limitations contained in the 2022 Plan.

Other Stock or Cash-Based Awards.    Other stock or cash based awards are awards of cash, fully vested shares of Presto Common Stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of Presto Common Stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

Dividend Equivalents.    Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of Presto Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the Committee.

Performance Awards.    Performance awards granted pursuant to the 2022 Plan may be in the form of a cash bonus, or an award of performance shares or performance units denominated in shares of Presto Common Stock, that may be settled in cash, property or by issuance of those shares subject to the satisfaction or achievement of specified performance conditions.

Transferability.    Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable aw, by the participant’s guardian or legal representative and may not be otherwise assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution. The Committee, however, may permit awards (other than ISOs) to be transferred to family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or stockholders are the participant and his or her family members or anyone else approved by it.

Amendment and Termination; Repricing.    In general, our Board may amend, alter, suspend, discontinue or terminate the 2022 Plan at any time. However, stockholder approval to amend the 2022 Plan may be necessary if the law or the 2022 Plan so requires. No amendment, alteration, suspension, discontinuance or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient. Stockholder approval will not be required for any amendment that reduces the exercise price of any stock option or SAR, or cancels any stock option or SAR that has an exercise price that is greater than the then-current fair market value of Presto Common Stock in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.

Adjustments; Corporate Transactions.    In the event of certain capitalization events or corporate transactions (as set forth in the 2022 Plan), including the consummation of a merger or consolidation of Presto with another corporation, the Committee may adjust the number of shares of Presto Common Stock or other securities of Presto (or number and kind of other securities or other property) subject to an award, the exercise or strike price of an award, or any applicable performance measure, and may provide for the substitution or assumption of outstanding awards in a manner that substantially preserves the terms of such awards, the acceleration of the exercisability or lapse of restrictions applicable to outstanding awards and the cancellation of outstanding awards in exchange for the consideration received by stockholders of Presto in connection with such transaction.

2018 Equity Incentive Plan

Our 2018 Equity Incentive Plan (the “2018 Plan”) was adopted by our Board in November 2018. Our 2018 Plan provides for the grant of qualified and non-qualified stock options, restricted stock, RSUs and stock appreciation rights. Subject to applicable law, awards may be granted to our officers, employees, directors, independent contractors and consultants of the Company, its parent or any subsidiary who are key employees or service providers.

As of June 30, 2022, stock options to purchase 6,328,902 shares of our Common Stock with a weighted-average exercise price of $1.27 per share, and 305,911 RSUs were outstanding. Shares of our Common Stock reacquired pursuant to a forfeiture or repurchase provision; underlying forfeited, canceled or cash-settled awards; or used to pay any exercise price or applicable tax withholding obligation with respect to an award will again be available for issuance under the 2018 Plan.

Our 2018 Plan is administered by a committee consisting of at least one member of our Board or, if no such members are designated, our Board. The committee has the authority to construe and interpret the 2018 Plan and any award agreement; prescribe and modify the 2018 Plan, or grant any waiver of any conditions of the 2018 Plan or any award; approve grantees, and determine the form and terms of, awards; interpret the 2018 Plan (including correcting any defects or inconsistencies); adopt rules and procedures related to the administration of the 2018 Plan outside the United States; and make all other determinations and findings necessary or advisable for the administration of the 2018 Plan. The committee’s determinations under the 2018 Plan are final and binding. The committee may delegate its authority to grant an award to officers of the Company or other committees of our Board to the extent permitted by law.

In the event that the Company’s common stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or other change in the capital structure of the Company affecting shares of our Common Stock without consideration, then appropriate adjustments will be made to (a) the number and class of shares reserved for issuance under the 2018 Plan or subject to outstanding awards and (b) the exercise prices, as applicable, and other terms and conditions of outstanding awards.

In the event of a “change in control” (referred to as an “acquisition or other combination” in the 2018 Plan), the 2018 Plan provides that an award will be subject to the terms of the applicable transaction agreement, which will provide for one or more of the following: (1) continuation by the Company, (2) assumption or substitution, (3) full or partial vesting, (4) cash-out (including the cancelation for no consideration of any underwater stock option) or (5) cancelation of an unvested or unexercised award for no consideration.

Awards granted under our 2018 Plan generally may not be transferred or assigned in any manner other than by will, by the laws of descent and distribution, unless otherwise permitted by the committee.

The Presto Board may terminate any outstanding award upon a dissolution or liquidation of the Company, followed by payment of the Company’s creditors and distribution of remaining funds to the Company’s stockholders.

Our 2018 Plan terminated in connection with the adoption of the 2022 Plan, although outstanding awards continue to be governed by the terms of the 2018 Plan.

2008 Stock Incentive Plan

Our 2008 Stock Incentive Plan (the “2008 Plan”) was adopted by our Board in 2008. Our 2008 Plan provides for the grant of qualified and non-qualified stock options, restricted stock, RSUs and other stock-based award. Subject to applicable law, awards may be granted to our officers, employees, directors, consultants and advisors of the Company.

As of June 30, 2022, stock options to purchase 6,045,058 shares of our Common Stock with a weighted-average exercise price of $0.04 per share were outstanding.

Our 2008 Plan is administered by our Board. The Presto Board has authority to grant awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable; to construe and interpret the terms of the 2008 Plan and any award agreements; to accelerate the vesting of any award;

to correct any defect, supply any omission or reconcile any inconsistency in the 2008 Plan or any award. The Presto Board’s determinations under the 2008 Plan are final and binding. To the extent permitted by applicable law, the Board may delegate its authority to a committee of our Board and, subject to certain limitations set forth in the 2008 Plan, officers of the Company.

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution other than an ordinary cash dividend, then appropriate adjustments will be made to (i) the number and class of securities available under 2008 Plan or any award, (ii) the exercise or repurchase price, as applicable, of any award and (iii) the terms of each other outstanding Award.

In the event of a “change in control” (referred to as a “reorganization event” in the 2008 Plan), the 2008 Plan provides that the Presto Board may take one or more of the following actions with respect to outstanding awards on terms determined by the Presto Board: (1) assumption or substitution, (2) termination if unexercised, (3) accelerate vesting or exercisability, (4) cash-out any in-the-money options or (5) cancelation of an unvested or unexercised award for no consideration.

Awards granted under our 2008 Plan generally may not be transferred or assigned in any manner other than by will, by the laws of descent and distribution, unless otherwise permitted by the Presto Board.

The Presto Board may amend or terminate any award without a participant’s consent unless such amendment or termination would adversely impact the rights of the participant and may amend or substitute any award, without stockholder approval, to provide an exercise price that is lower than that provided in the applicable award.

Our 2008 Plan terminated in connection with the adoption of the 2018 Plan, although outstanding awards continue to be governed by the terms of the 2008 Plan.

Non-Employee Director Compensation

During 2022, no director received cash, equity or other non-equity compensation for service on Presto’s Board. The Company currently has no formal arrangements under which directors receive compensation for their service on its Board or its committees.

The Company entered into a directorship letter with each of Kim Lopdrup, in September 2021, and Gail Zauder, in November 2021, pursuant to which Mr. Lopdrup and Ms. Zauder were invited to serve as members of our Board of Directors upon formal election for a 24 month term for Mr. Lopdrup and a term ending upon the earlier of the end of a and 36 month period and the 2024 annual meeting for Ms. Zauder. Each directorship letter provides, among other things, for the grant of 50,000 and 75,000 stock options, respectively, upon Board approval with an exercise price equal to the fair market value on the grant date and which would vest in equal monthly installments over three years and for full acceleration upon a change in control, subject to continued service and the terms of the applicable Presto equity plan. The Company is in the process of amending the terms of the directorship letter to increase the Ms. Lodrup’s term to 36 months and intends to issue 50,000 and 75,000 Presto RSUs to each of Mr. Lopdrup and Ms. Zauder, respectively, with such issuance replacing Presto’s prior commitment (subject to Board approval) to issue the same of number of stock options.

In connection with but prior to the Closing, the Presto Board, upon receipt of the approval of Presto’s disinterested shareholders, granted Krishna K. Gupta approximately 1.2 million Presto RSUs, which are subject to the same terms as the 2018 Plan (although they were granted outside of the 2018 Plan) and the terms of the award agreement governing such RSUs and are subject to a three year service-based vesting schedule.

Presto’s Board expects to review director compensation periodically to ensure that director compensation remains competitive such that Presto is able to recruit and retain qualified directors. Upon the consummation of the Business Combination, Presto will adopt a director compensation program that is designed to align compensation with its business objectives and the creation of stockholder value, while enabling Presto to attract, retain, incentivize and reward directors who contribute to the long-term success of Presto.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth the beneficial ownership of Presto Common Stock as of November 30, 2022 by:

•        each person who is the beneficial owner of more than 5% of Presto Common Stock;

•        each person who is an executive officer or director of the Company; and

•        all executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security or the right to acquire such power within 60 days.

There were 51,108,930 shares of Presto Common Stock issued and outstanding as of November 30, 2022. In the Company’s Current Report on Form 8-K filed on September 27, 2022, the Company incorrectly reported that there were 52,762,713 shares of Presto Common Stock issued and outstanding immediately following the consummation of the Business Combination due to the inclusion of shares of Presto Common Stock underlying warrants of Legacy Presto that were deemed exercised in connection with the closing of the Business Combination, but which were not exercised as of such date.

Unless otherwise indicated, the Company believes that all persons named below have sole voting and investment power with respect to the voting securities indicated in the table below and the corresponding footnotes as being beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of shares of Presto Common Stock	% of Presto Common Stock
Directors and Executive Officers
Krishna K. Gupta(2)	13,699,026	26.7%
Rajat Suri(3)	6,759,732	12.2%
Keith Kravcik	—	—%
Gail Zauder	—	—%
Ilya Golubovich(4)	4,579,508	9.0%
Kim Axel Lopdrup(5)	35,310	* %
Ashish Gupta(6)	598,935	1.2%
William (Bill) Healey(7)	1,012,962	1.9%
Dan Mosher(8)	235,289	* %
Edward Scheetz(9)	2,008,033	4.1%
All Directors and Executive Officers as a group (ten individuals)	28,928,765	55.2%
Five Percent Holders:
Cleveland Avenue, LLC(10)	7,000,000	13.8%
Chardan International Investments, LLC(11)	2,983,171	5.7%

____________

*        Less than one percent.

(1)      Unless otherwise noted, the business address of each of Presto’s stockholders is c/o Presto Automation Inc., 985 Industrial Road, San Carlos, CA 94070.

(2)      Consists of (i) (a) 279,680 shares of Presto Common Stock held of record by, (b) 459,503 shares of Presto Common Stock underlying RSUs that have vested as of the date of this prospectus owned by and (c) 59,133 shares of Presto Common Stock underlying RSUs that will vest within 60 day owned by KKG Enterprises LLC, for which Krishna K. Gupta is the managing member; (ii) 239,399 shares of Presto Common Stock held of record by Romulus Capital I, L.P. (“Romulus I”), for which Mr. Gupta is one of two members of Palatine Hill Ventures GP LLC, the general partner of Romulus I, through which Mr. Gupta exercises joint voting and dispositive control of the Presto Common Stock held by Romulus I; (iii) 3,608,384 shares of Presto Common Stock held of record by Romulus Capital II, L.P. (“Romulus II”), for which Mr. Gupta is one of two managing members of Romulus Capital II GP, LLC (the “Romulus GP”), the general partner of Romulus II, through which Mr. Gupta exercises joint voting and dispositive control of the Presto Common Stock held by Romulus II; (iv) 8,225,642 shares of Presto Common Stock held of record by Romulus Capital III, L.P. (“Romulus III”), for which Mr. Gupta is one of two managing members of Romulus GP, which is the general partner of Romulus III, through which Mr. Gupta exercises joint voting and dispositive control of the Presto Common Stock held by Romulus III; (v) 159,209 shares of Presto Common Stock held of record by Romulus ELC B3 Special Opportunity, L.P. (“Romulus Special Opportunity”), for which Mr. Gupta is one of two managing members of Romulus GP, which is the general partner of Romulus Special Opportunity, through which Mr. Gupta exercises joint voting and dispositive control of the Presto Common Stock held by Romulus Special Opportunity; and (vi) 638,076 shares of Presto Common Stock held of record by Zaffran Special Opportunities LLC, for which Mr. Gupta is the sole general partner.

(3)      Consists of (i) 2,224,703 shares of Presto Common Stock and (ii) 4,525,029 options to purchase shares of Presto Common Stock exercisable within 60 days.

(4)      Represents shares of Presto Common Stock held of record by I2BF Global Investments LTD (“I2BF”). Ilya Golubovich is the sole director of I2BF and possesses both voting and dispositive power over the shares. The business address of I2BF is C/O HSM Corporate Services Ltd. 68 Fort Street, PO Box 31726, Grand Cayman KY 1-1297, Cayman Islands.

(5)      Consists of (i) 10,000 shares of Presto Common Stock and (ii) 25,310 restricted stock units that vest within 60 days.

(6)      Consists of 598,935 options to purchase shares of Presto Common Stock exercisable within 60 days.

(7)      Consists of (i) 40,496 shares of Presto Common Stock and (ii) 972,466 options to purchase shares of Presto Common Stock exercisable within 60 days.

(8)      Consists of 235,289 options to purchase shares of Presto Common Stock exercisable within 60 days.

(9)      Includes shares owned by Ventoux Acquisition Holdings LLC, for which Edward Scheetz is a managing member and has voting and/or dispositive powers with respect to such shares.

(10)    Consists of 7,000,000 shares of Presto Common Stock held of record by Presto CA LLC (“Presto CA”). Cleveland Avenue Food and Beverage Fund II, LP (“CAFB Fund II”) is the sole member of Presto CA. Cleveland Avenue GP II, LLC (“Cleveland Avenue GP II”) is the general partner of CAFB Fund II. Cleveland Avenue, LLC (“CA LLC”) is the sole member of Cleveland Avenue GP II. Donald Thompson is the sole manager of CA LLC. Consequently, Mr. Thompson may be deemed to have sole voting and dispositive power over the shares held directly by Presto CA. Mr. Thompson disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein. The principal business address of Presto CA is c/o Cleveland Avenue, 222 N. Canal St., Chicago, IL 60606.

(11)    Consists of (i) 1,108,171 shares of Presto Common Stock and 1,875,000 private placement warrants held by Chardan International Investments, LLC. 155,575 of the shares of Presto Common Stock held by Chardan International Investments, LLC are subject to vesting based upon achievement of certain stock price thresholds in accordance with the terms of the Merger Agreement. The business address for such entities is c/o Chardan Capital Markets LLC, 17 State Street, 21st Floor, New York, NY 10004.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders of (a) up to 48,149,324 shares of Common Stock, which includes (i) 4,312,500 founder shares, (ii) 7,143,687 of the PIPE shares and (iii) 7,433,040 shares of Common Stock that may be issued from time to time upon achievement of certain stock price thresholds and (b) up to 6,125,000 private placement warrants to purchase common stock and 1,500,000 financing warrants to purchase common stock. The Selling Securityholders may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Common Stock other than through a public sale. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Common Stock. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of Common Stock in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that all of the Earnout Shares have been issued in accordance with the terms of the Business Combination Agreement and the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

The following table sets forth, as of the date of this filing (or such other date as such information was provided to us by the applicable Selling Securityholders), the name and address of the Selling Securityholders, the number of shares of Common Stock beneficially owned, the number of shares of Common Stock that the Selling Securityholders may offer pursuant to this prospectus and the number of shares of Common Stock beneficially owned by the Selling Securityholders after the sale of the securities offered hereby.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Beneficially Owned Before the Offering					Beneficially Owned After the Offering
Selling Securityholder	Shares of Common Stock(1)	% of Common Stock	Number of Private Placement Warrants	Number of Shares of Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Number of Shares of Common Stock	% of Common Stock	Number of Private Placement Warrants
80Five LLC(3)	77,232	*	52,476	77,232	52,476	—	—	—
Acadia Woods Partners, LLC(4)	31,250	*	—	31,250	—	—	—	—
Adam Eskin(3)	44,866	*	26,238	44,866	26,238	—	—	—
Adam Feil(3)	6,250	*	—	6,250	—	—	—	—
Aloha Partners, LLC(5)	12,500	*	—	12,500	—	—	—	—
Arbat Capital Group Ltd.(29)	100,000	*	—	100,000	—	—	—	—
Art Spigel(3)	77,232	*	52,476	77,232	—	—	—	—
Blind 1212, LLC(3)	447,274	*	288,616	447,274	288,616	—	—	—
Brock Strasbourger(3)	390,905	*	269,850	390,905	269,850	—	—	—
Cabbaj Capital Ltd.(7)	50,000	*	—	50,000	—	—	—	—
CEOF Holdings LP(21)	267,274	*	190,909	267,274	190,909	—	—	—
Chardan Capital Markets LLC(23)	350,000	*	—	350,000	—	—	—	—
Chardan International Investments, LLC(23)	2,983,171	5.7%	1,875,000	2,983,171	1,875,000	—	—	—
Chris Ahrens(3)	61,116	*	26,238	61,116	26,238	—	—	—
Cindat USA LLC(17)	1,374,148	2.7%	918,387	1,374,148	918,387	—	—	—
Cleveland Avenue LLC	7,000,000	13.8%	—	7,000,000	—	—	—	—
Cliff Moskowitz(3)	44,866	*	26,238	44,866	26,238	—	—	—
Cosme Fagundo(2)	10,000	*	—	10,000	—	—	—	—
Dan Bordessa(3)	77,232	*	52,476	77,232	52,476	—	—	—
David Allan DeHorn(3)	77,232	*	52,476	77,232	52,476	—	—	—
Dentons US LLP(13)	15,000	*	—	15,000	—	—	—	—
Ed Scheetz(3)(11)	1,321,389	2.6%	705,762	1,032,464	705,762	—	—	—
Greg Flynn(18)	10,000	*	—	10,000	—	—	—	—

	Beneficially Owned Before the Offering					Beneficially Owned After the Offering
Selling Securityholder	Shares of Common Stock(1)	% of Common Stock	Number of Private Placement Warrants	Number of Shares of Common Stock Being Offered	Number of Private Placement Warrants Being Offered	Number of Shares of Common Stock	% of Common Stock	Number of Private Placement Warrants
HighSage Ventures LLC(19)	100,000	*	—	100,000	—	—	—	—
I2BF Global Investments Ltd.(6)	5,682,225	9.9%	—	5,682,225	—	—	—	—
Jameson Weber(3)	77,232	*	52,476	77,232	52,476	—	—	—
Jasminder Singh(3)	115,848	*	78,714	115,848	78,714	—	—	—
Jay Lidell(3)	6,250	*	—	6,250	—	—	—	—
Jeff Jones(20)	10,000	*	—	10,000	—	—	—	—
Jefferies LLC(24)	150,000	*	—	150,000	—	—	—	—
Julie Atkinson(3)	37,946	*	10,495	37,946	10,495	—	—	—
Kim Lopdrup(2)	10,000	*	—	10,000	—	—	—	—
Lago Innovation(25)	156,233	*	—	156,233	—	—	—	—
Matt Armstrong(3)	77,232	*	52,476	77,232	52,476	—	—	—
Matt MacDonald(3)(11)	1,036,253	2.0%	512,024	747,328	512,024	—	—	—
Metropolitan Partners Group(22)	1,832,727	3.6%	1,309,091	1,832,727	—	—	—	—
Paul Liberman(3)	38,616	*	26,238	38,616	26,238	—	—	—
Prasad Phatak(3)	604,758	1.2%	415,154	604,758	415,154	—	—	—
Rajat Suri(2)(15)	8,623,814	15.1%	—	4,386,655	—	—	—	—
Robert Martin(3)	77,232	*	52,476	77,232	52,476	—	—	—
Romulus Capital(9)	18,111,939	33.3%	—	18,111,939	—	—	—	—
Silver Rock Capital Partners(10)	500,000	*	500,000	500,000	500,000	—	—	—
Thomas P Botts(3)	115,848	*	78,714	115,848	78,714	—	—	—
Ventoux Acquisition Holdings LLC(3)(16)	288,925	*	—	288,925	—	—	—	—
White & Case LLP(12)	110,000	*	—	110,000	—	—	—	—
William (Bill) Healey(2)(26)	307,318	*	—	307,318	—	—	—	—
Wilton Trustees (IOM) Limited ATO Dalmia Trust(15)	50,000	*	—	50,000	—	—	—	—
Woolery & Co PLLC(9)	15,000	*	—	15,000	—	—	—	—

____________

*        Indicates beneficial ownership of less than 1%.

(1)      Includes such number of shares of Presto Common Stock underlying the private placement warrants and financing warrants registered hereby as such warrants are currently exercisable.

(2)      Unless otherwise noted, the business address of these securityholders is c/o Presto Automation Inc., 985 Industrial Road, San Carlos, CA 94070.

(3)      The business address of each of these securityholders is c/o Ventoux Acquisition Holdings LLC, 1 East Putnam Avenue, Floor 4, Greenwich, CT 06830.

(4)      The business address of Acadia Woods Partners, LLC is c/o Hawkes Financial LLC, 77 Bedford Road, Katonah, NY 10536.

(5)      The business address of Aloha Partners, LLC is c/o Hawkes Financial LLC 77 Bedford Road, Omaha, NE 68127.

(6)      Consists of Presto Common Stock held of record by I2BF Global Investments LTD (“I2BF”) and 1,252,717 Earnout Shares that may be issued to I2BF from time to time upon achievement of certain stock price thresholds in accordance with the terms of the Merger Agreement. Ilya Golubovich is the sole director of I2BF and possesses both voting and dispositive power over the shares. The business address of I2BF is C/O HSM Corporate Services Ltd. 68 Fort Street, PO Box 31726, Grand Cayman KY 1-1297, Cayman Islands.

(7)      The business address of Cabbaj Capital Ltd. is Georgiou Katsounotou, 6, 3026, Limassol, Cyprus.

(8)      Consists of 7,000,000 shares of Presto Common Stock held of record by Presto CA LLC (“Presto CA”). Cleveland Avenue Food and Beverage Fund II, LP (“CAFB Fund II”) is the sole member of Presto CA. Cleveland Avenue GP II, LLC (“Cleveland Avenue GP II”) is the general partner of CAFB Fund II. Cleveland Avenue, LLC (“CA LLC”) is the sole member of Cleveland Avenue GP II. Donald Thompson is the sole manager of CA LLC. Consequently, Mr. Thompson may be deemed to have sole voting and dispositive power over the shares held directly by Presto CA. Mr. Thompson disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein. The principal business address of Presto CA is c/o Cleveland Avenue, 222 N. Canal St., Chicago, IL 60606.

(9)      Consists of (i) 279,680 shares of Presto Common Stock held of record by KKG Enterprises LLC, for which Krishna K. Gupta is the managing member; (ii) 239,399 shares of Presto Common Stock held of record by Romulus Capital I, L.P. (“Romulus I”), for which Mr. Gupta is one of two members of Palatine Hill Ventures GP LLC, the general partner of Romulus I, through which Mr. Gupta exercises joint voting and dispositive control of the Presto Common Stock held by Romulus I; (iii) 3,608,384 shares of Presto Common Stock held of record by Romulus Capital II, L.P. (“Romulus II”), for which Mr. Gupta is one of two managing members of Romulus Capital II GP, LLC (the “Romulus GP”), the general partner of Romulus II, through which Mr. Gupta exercises joint voting and dispositive control of the Presto Common Stock held by Romulus II; (iv) 8,225,642 shares of Presto Common Stock held of record by Romulus Capital III, L.P. (“Romulus III”), for which Mr. Gupta is one of two managing members of Romulus GP, which is the general partner of Romulus III, through which Mr. Gupta exercises joint voting and dispositive control of the Presto Common Stock held by Romulus III; (v) 159,209 shares of Presto Common Stock held of record by Romulus ELC B3 Special Opportunity, L.P. (“Romulus Special Opportunity”), for which Mr. Gupta is one of two managing members of Romulus GP, which is the general partner of Romulus Special Opportunity, through which Mr. Gupta exercises joint voting and dispositive control of the Presto Common Stock held by Romulus Special Opportunity; (vi) 638,076 shares of Presto Common Stock held of record by Zaffran Special Opportunities LLC, for which Mr. Gupta is the sole general partner; (vii) 1,200,000 shares of Common Stock underlying outstanding restricted stock units that Legacy Presto granted to Mr. Gupta for services rendered prior to and in connection with the Business Combination and (viii) 3,761,549 Earnout Shares that may be issued to such entities from time to time upon achievement of certain stock price thresholds in accordance with the terms of the Merger Agreement.

(10)    Consists of 500,000 private placement warrants held of record by Lake Vineyard Fund LP and Silver Rock Empire Fund LP — Series 2022, for which Silver Rock Capital Partners LP acts as investment advisor and possesses voting and dispositive power over such private placement warrants. Vinay Kumar is the Managing Partner of Silver Rock Capital Partners LP.

(11)    Includes shares owned by Ventoux Acquisition Holdings LLC, for which Edward Scheetz and Matt MacDonald are the managing members and have voting and/or dispositive powers with respect to such shares.

(12)    The business address of White & Case LLP is 1221 Avenue of the Americas New York, NY 10020. White & Case LLP served as counsel to Legacy Presto in connection with the Business Combination.

(13)    The business address of Dentons US LLP is 233 South Wacker Drive, Suite 5900, Chicago, IL 60606. Dentons US LLP served as co-counsel to VTAQ in connection with the Business Combination.

(14)    The business address of Woolery & Co. PLLC is 1 Pier 76, 408 12th Ave New York, NY 10018. Woolery & Co. PLLC served as co-counsel to VTAQ in connection with the Business Combination.

(15)    Beneficial ownership consists of (i) 2,234,703 shares of Presto Common Stock currently owned by Rajat Suri, our Chief Executive Officer and a member of the Presto Board, (ii) 4,237,159 shares of Presto Common Stock underlying stock options that are currently exercisable or exercisable within 60 days and (iii) up to 2,151,952 Earnout Shares that may be issued to Mr. Suri from time to time upon achievement of certain stock price thresholds in accordance with the terms of the Merger Agreement. The 2,234,703 shares of Presto Common Stock and 2,151,952 Earnout Shares are being offered by this prospectus.

(16)    Includes 288,925 shares of Presto Common Stock that are subject to vesting based upon achievement of certain stock price thresholds in accordance with the terms of the Merger Agreement.

(17)    The business address of Cindat USA LLC is Beijing Yintai Center, Tower C, Suite 5101, 2 Jianwai Avenue, Beijing 100022, PRC.

(18)    The business address of Greg Flynn is 225 Bush Street, Suite 1800, San Francisco, CA 94104.

(19)    The business address of HighSage Ventures, LLC is 200 Clarendon Street, 59th Floor, Boston, MA, 02116.

(20)    The business address of Jeff Jones is 1180 NW Maple St Ste 105, Issaquah, WA 98027.

(21)    Corbin Capital Partners, L.P., is the investment manager of CEOF Holdings LP (“CEOF”). Craig Bergstrom is the Chief Investment Officer of Corbin Capital Partners, L.P. and directs the voting and investment decisions with respect to the shares held by CEOF. The business address of CEOF is 590 Madison Avenue, 31st Floor, New York, New York 10022. Mr. Bergstrom disclaims beneficial ownership of shares held by CEOF.

(22)    MPF VII GP, LLC, an affiliate of Metropolitan Partners Group, is the general partner of Metropolitan Levered Partners Fund VII, LP and Metropolitan Partners Fund VII, LP. Paul Lisiak, Alice Wang, Miles Peet and Dougal Gold are the Managing Partner and Chief Executive Officer, Chief Operating Officer, Deputy Chief Operating Officer and Chief Accounting Officer, respectively, of MPF VII GP, LLC and direct the voting and investment decisions with respect to the shares held by such entities. The business address of such entities is 850, Third Avenue, 18th Floor, New York, New York 10022.

(23)    Consists of (i) 1,108,171 shares of Presto Common Stock and 1,875,000 private placement warrants held by Chardan International Investments, LLC and (ii) 350,000 shares of Presto Common Stock held by Chardan Capital Markets, LLC. 155,575 of the shares of Presto Common Stock held by Chardan International Investments, LLC are subject to vesting based upon achievement of certain stock price thresholds in accordance with the terms of the Merger Agreement. The business address for such entities is c/o Chardan Capital Markets LLC, 17 State Street, 21st Floor, New York, NY 10004.

(24)    The business address of Jefferies LLC is 520 Madison Avenue, 10th Floor, New York, NY 10022. Jefferies LLC served as financial advisor to Legacy Presto in connection with the Business Combination.

(25)    Consists of 93,739, 31,247 and 31,247 shares of Presto Common Stock held by Lago Acceleration I, LLC, Lago Innovation Fund I, LLC and Lago Innovation Fund II, LLC, respectively. Tim Gottfried and Heather La Freniere are the managing members of each of these entities and have voting and/or dispositive powers with respect to such shares. The business address of such holders is 211 West Wacker Drive 1500A, Chicago, IL 60606.

(26)    Includes 266,822 Earnout Shares that may be issued from time to time upon achievement of certain stock price thresholds in accordance with the terms of the Merger Agreement.

(27)    The business address of Wilton Trustees (IOM) Limited ATO Dalmia Trust is Grosvenor House 66-67 Athol Street, Isle of Man IM1 IJE.

(28)    The business address of Cosme Fagundo is 711 Calle Artis San Jose, CA 95131.

(29)    The business address of Arbat Capital Group Ltd. (“Arbat”). Mr. Golubovich is a director of Arbat and disclaims beneficial ownership of the common stock held by Arbat except to the extent of his pecuniary interest therein. The business address of Arbat is Room 207 Mortlake Business Centre, 20 Mortlake High Street, London, SW14 8JN, UK.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

VTAQ Related Person Transactions

On August 20, 2020, VTAQ issued an unsecured promissory note to one of its sponsors, Ventoux Acquisition Holdings LLC. The outstanding balance under the promissory note of $151,812 was repaid in full on December 31, 2020.

In addition, at the closing of the IPO, VTAQ’s stockholders prior to the IPO purchased from the Company an aggregate of 6,000,000 Private Warrants at $1.00 per Private Warrant (for a total purchase price of $6,000,000). In connection with the closing of the issuance sale of the Over-Allotment Option Units, the Company’s stockholders prior to the IPO purchased from VTAQ an aggregate of 675,000 Private Warrants at $1.00 per Private Warrant (for a total purchase price of $675,000). As of December 31, 2020, VTAQ had no loans outstanding, including any loans from its directors or officers.

Jonas Grossman and Alex Weil are affiliated with Chardan Capital Markets, in addition to being directors of the Company. While no direct compensation arrangements regarding such individuals have been entered into regarding such fees, these executives may benefit indirectly from any such amounts payable to Chardan Capital Markets in respect of marketing fees, costs and expenses incurred by Chardan Capital Markets in connection with the identification, review and negotiation and approval of the initial business combination and in respect of fees in connection with VTAQ’s capital raising efforts. Prior to the Closing, VTAQ and Presto intend to take reasonable steps to negotiate with their service providers to reduce their respective transaction expenses to be paid at the consummation of the Business Combination. The results of these negotiations are uncertain since the service providers can discontinue negotiations at any time and require the full amount of their fees payable upon the consummation of the Business Combination.

VTAQ entered into an agreement, commencing on December 23, 2020 through VTAQ’s consummation of a Business Combination or its liquidation, to pay Chardan Capital Markets, LLC a total of $10,000 per month for office space, utilities and secretarial support.

On March 29, 2022, Ventoux Acquisition Holdings LLC and Chardan International Investments, LLC, as the Sponsors, loaned $1,150,000 and $575,000 to VTAQ for the purpose of depositing such amounts into the Trust Account in order to extend the deadline for VTAQ to consummate the Business Combination from March 30, 2022 to June 30, 2022, in accordance with VTAQ’s certificate of incorporation and the trust agreement governing the Trust Account. In consideration for such loans, VTAQ issued two unsecured promissory notes (the “Extension Notes”) in the amounts of $1,150,000 and $575,000 to Ventoux Acquisition Holdings LLC and Chardan International Investments, LLC, respectively. On the same day, VTAQ wired the sum of $1,725,000 to Continental, as Trustee of the Trust Account, for the purpose of extending the deadline for VTAQ to consummate the Business Combination from March 30, 2022 to June 30, 2022.

Also on March 29, 2022, Ventoux Acquisition Holdings LLC and Chardan International Investments, LLC loaned VTAQ $250,000 and $125,000 for additional working capital purposes. In consideration for such loans, VTAQ issued two unsecured promissory notes (the “Working Capital Notes”) in amounts of $250,000 and $125,000 to Ventoux Acquisition Holdings LLC and Chardan International Investments, LLC, respectively.

The Extension Notes and Working Capital Notes were approved by VTAQ’s audit committee and VTAQ’s Board of Directors. The Extension Notes and Working Capital Notes do not bear interest and mature and are payable (subject to the waiver against trust provisions) upon on the earlier of (i) the date on which the Business Combination is consummated and (ii) the date of VTAQ’s liquidation.

VTAQ’s officers and directors are entitled to reimbursement for any out-of-pocket expenses incurred in connection with activities on VTAQ’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. VTAQ’s audit committee reviews on a quarterly basis all payments that were made to our Sponsor, VTAQ’s officers, directors or its or their affiliates.

In addition, in order to finance transaction costs in connection with an intended initial business combination, our Sponsors or an affiliate of our Sponsors or certain of its officers and directors may, but are not obligated to, loan VTAQ funds as may be required on a non-interest basis. Upon completion of the Business Combination, VTAQ repaid such loaned amounts.

Presto Related Party Transactions

We have certain convertible promissory notes with entities controlled by Krishna K. Gupta and Ilya Golubovich, each of whom is a member of our board of directors. In fiscal year 2021, we issued $1.5 million and $1 million of the July 2020 Notes and embedded warrants to the entities controlled by Mr. Gupta and Mr. Golubovich, respectively, and $2 million of the Q3 2021 Notes and embedded warrants to the entity controlled by Mr. Golubovich.

We have elected the fair value option for our convertible promissory notes. As of June 30, 2022 and June 30, 2021, $9.6 million and $6.4 million of convertible promissory notes and embedded warrants were due to Mr. Gupta and Mr. Golubovich, respectively, of which $9.6 million and $3.6 million, respectively are due within 12 months.

In September 2022, in connection with but prior to the Closing, upon receipt of the approval of Presto’s disinterested shareholders, we granted 1,200,000 RSUs to Krishna K. Gupta, a director and significant stockholder of the Company, for services rendered in connection with the Business Combination. The RSUs, are subject to the same terms as the 2018 Plan (although they were granted outside of the 2018 Plan). The RSUs vest in the following tranches, subject to the continuous service through each applicable vesting date: 33.33% of the RSUs shall vest on September 30, 2022, 56.67% of the RSUs shall vest in equal monthly installments on the last day of each month during the subsequent 23-month period, and the remaining 10% shall vest upon the third anniversary of the vesting commencement date. The RSUs time-based vesting will accelerate upon an acquisition of the Company.

Policies and Procedures for Related Person Transactions

The Presto Board adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a financial transaction, arrangement or relationship or any series of similar transactions, arrangement or relationships, in which Presto or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest, other than an employment relationship or transaction involving an executive officer and any related compensation. A “Related Person” means:

•        any person who is, or at any time during the applicable period was, one of Presto’s executive officers, a member or a member nominee of the Presto Board;

•        any person who is known by Presto to be the beneficial owner of more than 5% of its voting stock at the time of occurrence or existence of the Related Person Transaction; and

•        any immediate family member of any of the foregoing persons, which includes any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of Presto’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, director nominee, executive officer or beneficial owner of more than 5% of Presto’s voting stock.

It is also anticipated that Presto will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the ownership and disposition of our shares of Common Stock and warrants, which we refer to collectively as our securities. This discussion applies only to our securities that are held as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that any distributions made (or deemed made) by us on our Common Stock and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our securities will be in U.S. dollars.

This discussion does not address the U.S. federal income tax consequences to our founders, sponsors, officers or directors. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•        banks, financial institutions or financial services entities;

•        broker-dealers;

•        governments or agencies or instrumentalities thereof;

•        regulated investment companies;

•        real estate investment trusts;

•        expatriates or former long-term residents of the United States;

•        except as specifically provided below, persons that actually or constructively own five percent or more (by vote or value) of our shares;

•        persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        insurance companies;

•        dealers or traders subject to a mark-to-market method of accounting with respect to our securities;

•        persons holding our securities as part of a “straddle,” constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;

•        tax-exempt entities;

•        controlled foreign corporations; and

•        passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our securities who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions.    If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below.

Dividends we pay to a U.S. holder that is treated as a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants.

Upon a sale or other taxable disposition of our Common Stock or warrants (which, in general, would include a redemption of warrants that is treated as a sale of such warrants as described below), a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock or warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock or warrants so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the shares or warrants would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock or warrants so disposed of. A U.S. holder’s adjusted tax basis in its common stock or warrants generally will equal the U.S. holder’s acquisition cost for the common stock or warrants, as applicable, less any prior distributions treated as a return of capital, or in the case of a U.S. holder that acquired common stock upon exercise of a warrant for cash, as described below in “U.S. Holders—Exercise, Lapse or Redemption of a Warrant”.

Exercise, Lapse or Redemption of a Warrant.

A U.S. holder generally will not recognize taxable gain or loss on the acquisition of our Common Stock upon exercise of a warrant for cash. The U.S. holder’s tax basis in the share of our Common Stock received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in the warrant and the exercise price of such warrant. It is unclear whether the U.S. holder’s holding period for the common stock received upon exercise of the warrants will begin on the date following the date of exercise or on the date of exercise of the warrants; in either case, the holding period will not include the period during which the U.S. holder held the warrants. If a warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. holder’s basis in the common stock received would equal the holder’s basis in the warrants exercised therefor. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. holder’s holding period in the common stock would be treated as commencing on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. holder held the warrants. If the cashless exercise were treated as a recapitalization, the holding period of the common stock would include the holding period of the warrants exercised therefor.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder could be deemed to have surrendered a number of warrants equal to the number of shares of Common Stock having a value equal to the exercise price for the total number of warrants to be exercised. In such case, the U.S. holder would recognize capital gain or loss with respect to the warrants deemed surrendered in an amount equal to the difference between the fair market value of the common stock that would have been received in a regular exercise of the warrants deemed surrendered and the U.S. holder’s tax basis in the warrants deemed surrendered. In this case, a U.S. holder’s aggregate tax basis in the common stock received would equal the sum of the U.S. holder’s initial investment in the warrants deemed exercised and the aggregate exercise price of such warrants. It is unclear whether a U.S. holder’s holding period for the common stock would commence on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. holder held the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the common stock received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

If we redeem warrants for cash pursuant to the redemption provisions described in the section of this prospectus entitled “Description of Securities—Warrants” or if we purchase warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. holder, taxed as described above under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants.”

Information Reporting and Backup Withholding.

In general, information reporting requirements may apply to distributions paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of Common Stock and warrants, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our securities who or that is for U.S. federal income tax purposes:

•        a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•        a foreign corporation; or

•        an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of our securities. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the ownership or sale or other disposition of our securities.

Taxation of Distributions.

In general, any distributions (including constructive distributions, but not including certain distributions of our stock or rights to acquire our stock) we make to a Non-U.S. holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. holder by us or the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” below), we generally will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Exercise, Lapse or Redemption of a Warrant.

The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a warrant, or the lapse of a warrant held by a Non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “U.S. Holders—Exercise, Lapse or Redemption of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described below in “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants.”

The characterization for U.S. federal income tax purposes of the redemption of the Non-U.S. holder’s warrants generally will correspond to the U.S. federal income tax treatment of such a redemption of a U.S. holder’s warrants, as described under “U.S. Holders—Exercise, Lapse or Redemption of a Warrant” above, and the consequences of the redemption to the Non-U.S. holder will be as described below under the heading “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants” depending on such characterization.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock and Warrants.

A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock or warrants (including an expiration or redemption of our warrants), unless:

•        the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•        we are or have been a “United States real property holding corporation” (as defined below) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. holder’s holding period for the applicable security, except, in the case where shares of our Common Stock are “regularly traded on an established securities market” (within the meaning of applicable Treasury Regulations, referred to herein as “regularly traded”), (i) the Non-U.S. holder is disposing of Common Stock and has owned, directly or constructively, 5% or less of our Common Stock at all times within the shorter of the five-year period preceding such disposition of Common Stock or such Non-U.S. holder’s holding period for such common stock or (ii) the Non-U.S. holder is disposing of warrants and has owned, directly or constructively, 5% or less of the total fair market value of our warrants (provided our warrants are considered to be regularly traded) at all times within the shorter of the five-year period preceding such disposition of warrants or such Non-U.S. holder’s holding period for such warrants. It is unclear how the rules for determining the 5% threshold for this purpose would be applied with respect to our Common Stock and warrants, including how a Non-U.S. holder’s ownership of warrants impacts the 5% threshold determination with respect to its common stock and whether the 5% threshold determination with respect to our warrants must be made with or without reference to the private placement warrants. In addition, special rules may apply in the case of a disposition of warrants if our Common Stock is considered to be regularly traded, but the warrants are not considered to be regularly traded. We can provide no assurance as to our future status as a United States real property holding corporation or as to whether our Common Stock or warrants will be considered to be regularly traded. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our Common Stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Common Stock or warrants from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition.

We would be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we are not currently a United States real property holding corporation; however, there can be no assurance that we will not become a United States real property holding corporation in the future.

Information Reporting and Backup Withholding.

Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of shares of Common Stock and warrants. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes.

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on our Common Stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be no assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our securities.

DESCRIPTION OF SECURITIES

As a result of the Business Combination, VTAQ Stockholders who receive shares of Presto Common Stock in the transactions, as well as stockholders of Legacy Presto, will become Presto stockholders. Your rights as Presto stockholders will be governed by the DGCL, the Charter and the Bylaws. The following description of the material terms of Presto’s securities reflects the anticipated state of affairs upon completion of the Business Combination. This description is a summary and is not complete. You are encouraged to read the applicable provisions of Delaware law, the Charter and the Bylaws in their entirety for a complete description of the rights and preferences of Presto’s securities.

Authorized and Outstanding Stock

The Charter authorizes the issuance of shares of Presto capital stock, each with a par value of $0.0001, consisting of (a) 180,000,000 shares of Presto Common Stock and (b) 1,500,000 shares of preferred stock. The outstanding shares of VTAQ’s stock are, and the shares of VTAQ Common Stock issuable in connection with the Business Combination and the PIPE Investments will be, duly authorized, validly issued, fully paid and non-assessable.

Common Stock

The Charter provides the following with respect to the rights, powers, preferences and privileges of the common stock.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Charter, the holders of Presto Common Stock will possess all voting power for the election of directors and all other matters requiring stockholder action and will be entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock, under the Charter, holders of Presto Common Stock will be entitled to the payment of dividends when, as and if declared by the Presto Board in accordance with applicable law.

Liquidation, Dissolution and Winding Up

Subject to the rights and preferences of any holders of any shares of any outstanding series of preferred stock, in the event of the voluntary or involuntary liquidation, dissolution, or winding-up of Presto, the holders of Presto Common Stock will be entitled to receive all the funds and assets of Presto available for distribution to stockholders, ratably in proportion to the number of shares of Presto Common Stock held by them, after the rights of creditors of Presto and the holders of any outstanding shares of preferred stock have been satisfied.

Preemptive or Other Rights

The holders of Presto Common Stock will not have preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to Presto Common Stock.

Preferred Stock

Presto Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed in the Charter and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Presto Board.

Warrants

There are currently outstanding an aggregate of 24,875,000 warrants, which, following the consummation of the Business Combination, will entitle the holder to acquire Presto Common Stock.

Each Public Warrant entitles the registered holder to purchase one-half of one share of Presto Common Stock at a price of $11.50 per whole share, subject to adjustment as described below, at any time commencing on the date of the completion of an initial business combination. However, no Public Warrants will be exercisable for cash unless Presto has an effective and current registration statement covering the shares of Presto Common Stock issuable upon exercise of the warrants and a current prospectus relating to such shares. Notwithstanding the foregoing, if a registration statement covering the shares of Presto Common Stock issuable upon exercise of the Public Warrants is not effective within 120 days from the closing of VTAQ’s initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when Presto shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The warrants will expire five years from the closing of VTAQ’s initial business combination at 5:00 p.m., Eastern time.

The private warrants and financing warrants are identical to the Public Warrants except that (i) each private warrant and each financing warrant is exercisable for one share of Presto Common Stock at an exercise price of $11.50 per share instead of $8.21 per share, and (ii) such private warrants and financing warrants will be exercisable for cash (even if a registration statement covering the shares of Presto Common Stock issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by Presto, (in the case of the private warrants, only so long as they are still held by the initial purchasers or their affiliates). The private warrants purchased by Chardan Investments will not be exercisable more than five years from the date VTAQ’s registration statement used in connection with the VTAQ IPO was declared effective, in accordance with FINRA Rule 5110(g)(8), as long as Chardan or any of its related persons beneficially own these private warrants.

Presto may call the outstanding warrants for redemption (excluding the private warrants and financing warrants but including any warrants already issued upon exercise of the unit purchase option), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the shares of Presto Common Stock equals or exceeds 165% of the volume weighted average price of Common Stock during the 20 trading day period starting on the trading day prior to the Closing, for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the shares of Presto Common Stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant. For context, recent common stock trading prices have not met or exceeded the threshold that would allow the company to redeem public warrants. In order to exercise the warrant redemption rights, Presto is required to mail notice to the registered holders of the warrants by first class mail, postage prepaid, not less than 30 days prior to the redemption date.

The redemption criteria for Presto’s warrants were established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of Presto’s redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If Presto calls the warrants for redemption as described above, Presto’s management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of Presto Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” by (y) the fair market value. The “fair market value” means the average reported last sale price of Presto Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether

Presto will exercise its option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of Presto Common Stock at the time the warrants are called for redemption, its cash needs at such time and concerns regarding dilutive share issuances.

The warrants have been issued in registered form under a warrant agreement between Continental, as warrant agent, and VTAQ, amended at Closing as described in the section entitled “Amended and Restated Warrant Agreement.” The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Presto Common Stock and any voting rights until they exercise their warrants and receive shares of Presto Common Stock. After the issuance of shares of Presto Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no Public Warrants will be exercisable for cash, and Presto will not be obligated to issue shares of its common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to such shares issuable upon exercise of the warrants is current and such shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, Presto has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to such shares issuable upon exercise of the warrants until the expiration of the warrants. However, Presto cannot assure you that it will be able to do so and, if it does not maintain a current prospectus relating to such shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants, and Presto will not be required to settle any such warrant exercise. If the prospectus relating to such shares issuable upon the exercise of the warrants is not current or if such shares are not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, Presto will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited, and the warrants may expire worthless.

A holder of a warrant may notify Presto in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.99% (or such other amount as a holder may specify) of Presto Common Stock outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Presto will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the warrant holder.

Presto has agreed that, subject to applicable law, any action, proceeding or claim against Presto arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and Presto irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Contractual Arrangements with respect to Certain Warrants

Presto has agreed that Presto will not redeem the private warrants and financing warrants and will allow the holders to exercise such warrants on a cashless basis (even if a registration statement covering the shares of Presto Common Stock issuable upon exercise of such warrants is not effective). However, once any of the private warrants are transferred from the initial purchasers or their affiliates, these arrangements will no longer apply. Furthermore, because the private warrants and the financing warrants were issued in a private transaction, the holders and their transferees are allowed to exercise the private warrants for cash even if a registration statement covering the shares of Common Stock issuable upon exercise of such warrants is not effective and receive unregistered shares of Common Stock.

Dividends

VTAQ has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon many factors, including Presto’s financial condition, results of operations, projections, liquidity, earnings, legal requirements, restrictions in its debt agreements and other factors that its board of directors deems relevant.

Anti-Takeover Provisions

Authorized but Unissued Shares

The Charter authorizes 181,500,000 shares of capital stock, consisting of 180,000,000 shares of Presto Common Stock and 1,500,000 shares of preferred stock.

Exclusive Forum for Certain Lawsuits

The Charter provides that, unless Presto consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder to bring: (i) any derivative action, suit or proceeding brought on its behalf; (ii) any action asserting a breach of fiduciary duty owed by any current or former director, officer or other employee of Presto to Presto or its stockholders; (iii) any action asserting a claim against Presto, its directors, officers or employees arising under the DGCL, the Charter or the Bylaws or (iv) any action, suit or proceeding asserting a claim against Presto or any current or former director, officer or stockholder governed by the internal affairs doctrine, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to (A) the personal jurisdiction of the state and federal courts within Delaware and (B) service of process on such stockholder’s counsel. The provision of the Charter described in the immediately preceding sentence does not apply to (i) suits brought to enforce a duty or liability created by the Securities Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) any action arising under the Exchange Act, as to which the federal courts for the United States of America shall have exclusive jurisdiction.

Special Meetings of Stockholders

The Charter provides that special meetings of Presto stockholders may be called at any time by the chairperson of the Presto Board, the Chief Executive Officer or the board of directors acting pursuant to a resolution adopted by a majority of the Presto Board, and may not be called by any other person or persons, subject to the rights of holders of any series of preferred stock then outstanding.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide Presto with certain information. Generally, to be timely, a stockholder’s notice must be received at Presto’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (for the purposes of the first annual meeting of the stockholders of Presto following the adoption of the Bylaws, the date of the preceding annual meeting will be deemed to be September 14th of the preceding calendar year). The Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of Presto.

The Presto Board or the chairman of the meeting may adjourn the meeting to another time or place (whether or not a quorum is present), and notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which such adjournment is made. At the adjourned meeting, Presto may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Presto’s stock entitled to vote thereon were present and voted, unless Presto’s then-effective charter provides otherwise. Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any other outstanding class or series of stock of Presto, the Charter does not permit Presto’s holders of Common Stock to act by consent in writing.

Dissenter’s Rights of Appraisal and Payment

Appraisal rights are statutory rights under the DGCL that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances.

Stockholders’ Derivative Actions

Under the DGCL, any of Presto’s stockholders may bring an action in Presto’s name to procure a judgment in Presto’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of Presto’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Conflicts of Interest

The Charter will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that Presto has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our directors or their affiliates, other than those directors or affiliates who are its employees. The Charter provides that, to the fullest extent permitted by law, none of the directors who are not employed by Presto (including any non-employee director who serves as one of its officers in both his or her director and officer capacities) or his or her affiliates will have any fiduciary duty to refrain from (i) engaging or possessing interests in a corporate opportunity in the same or similar lines of business in which Presto or its affiliates now engage or propose to engage or (ii) otherwise competing with Presto or its affiliates. The Charter will not renounce Presto’s interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of Presto. To the fullest extent permitted by law, a business opportunity will not be deemed to be a potential corporate opportunity for Presto if Presto is neither financially nor legally able, nor contractually permitted to undertake the opportunity, the opportunity is not in the line of Presto’s business or is of no practical advantage to Presto or it is one in which Presto has no interest or reasonable expectancy.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

The Bylaws provide that Presto must indemnify and advance expenses to Presto’s directors and officers to the fullest extent authorized by the DGCL. Presto also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for Presto directors, officers, and certain employees for some liabilities. Presto believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Charter and Bylaws may discourage stockholders from bringing lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Presto and its stockholders. In addition, your investment may be adversely affected to the extent Presto pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

Registration Rights

Presto, the Sponsors, the PIPE Investors and other holders of Presto capital stock (the “Presto Holders” and together with the Sponsors and PIPE Investors, the “Holders”) entered into the Amended and Restated Registration Rights Agreement. Pursuant to the terms of the Amended and Restated Registration Rights Agreement and the Equity Subscription Agreements, within 30 days of the Closing, Presto is required to file a registration statement to register the resale of (i) 8,756,250 shares of Presto Common Stock that will be issued to the investors in the PIPE Investment; (ii) 27,983,240 shares of Presto Common Stock held by Presto’s directors and officers; and (iii) 3,223,687 shares of Presto Common Stock, 5,775,000 Private Placement Warrants and the underlying 5,775,000 shares of Presto Common Stock underlying such warrants held by our Sponsors and independent directors. The Amended and Restated Registration Rights Agreement also provides the Holders with certain “demand” and “piggy-back” registration rights, subject to certain requirements and customary conditions. Because certain of the Holders would have acquired their Presto Common Stock at an effective price that is less than Ventoux’s IPO price of $10.00 per share, such Holders may have an incentive to sell even if the trading price of Presto Common Stock is less than $10.00 per share following the Closing. Therefore, upon the effectiveness of the registration statement covering the resale of shares issued to the PIPE Investors, and the expiration of the lock-up period eighteen months following the Closing, the market price of Presto Common Stock may experience negative selling pressure from potential sales by the Holders.

Assuming no redemptions, immediately following the Closing, 2,117,518 shares of Presto Common Stock, representing approximately 3.6% of the outstanding shares of Presto Common Stock, will be freely transferable. In addition, effective at Closing, the Presto Board may release certain unaffiliated Presto stockholders receiving registered shares of Presto Common Stock in the Business Combination from the applicable lock up in Presto’s Bylaws as needed to satisfy the initial listing requirements of Nasdaq. Such amount is not currently expected to exceed 637,500 shares of Presto Common Stock.

Transfer Agent, Warrant Agent and Registrar

The transfer agent for Presto capital stock is Continental. Presto agreed to indemnify Continental in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Listing of Securities

Presto’s common stock and public warrants are listed on the Nasdaq Stock Market under the symbols “PRST” and “PRSTW,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Resales under Rule 144

Under the Securities Act, securities may be sold only if the sale is registered under the Securities Act or qualifies for an exemption from registration, including an exemption under Rule 144 under the Securities Act (“Rule 144”).

Rule 144(b)(1) provides a safe harbor pursuant to which certain persons may sell shares of Presto Common Stock that constitute “restricted securities” as defined in Rule 144 without registration under the Securities Act. “Restricted securities” include, among other things, securities acquired directly or indirectly from the issuer, or from an affiliate of the issuer, in a transaction or chain of transactions not involving any public offering. In general, the conditions that must be met for a person to sell shares of Presto Common Stock pursuant to Rule 144(b)(1) are as follows: (i) the person selling the shares must not be an affiliate of Presto at the time of the sale, and must not have been an affiliate of Presto during the preceding three months, and (2) either (A) at least one year must have elapsed since the date of acquisition of the restricted securities from Presto or any of its affiliates or (B) if Presto satisfies the current public information requirements set forth in Rule 144, at least six months have elapsed since the date of acquisition of the restricted securities from Presto or any of its affiliates.

Rule 144(b)(2) provides a safe harbor pursuant to which persons who are affiliates of Presto may sell shares of its stock, whether restricted securities or not, without registration under the Securities Act if certain conditions are met. In general, the conditions that must be met for a person who is an affiliate of Presto (or has been within three months prior to the date of sale) to sell shares of stock of Presto pursuant to Rule 144(b)(2) are as follows (1) if the shares being sold are restricted securities, at least six months must have elapsed since the date of acquisition of the shares of stock from Presto or any of its affiliates, (2) the seller must comply with volume limitations, manner of sale restrictions and notice requirements and (3) Presto must satisfy the current public information requirements set forth in Rule 144. In order to comply with the volume limitations, a seller may not sell, in any three month period, more than the following number of shares:

•        of the shares of Presto Common Stock then outstanding as shown by the most recent report or statement published by Presto;

•        the average weekly reported volume of trading in Presto Common Stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of the notice required to be filed by the seller under Rule 144 or if no such notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker; or

•        the average weekly volume of trading in such securities reported pursuant to an effective transaction report plan or an effective national market system plan, as defined in Regulation NMS under the Exchange Act, during the four week period described in the preceding bullet.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company unless the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of the Closing Date, we had 50,639,837 shares of Common Stock outstanding. Of these shares, approximately 20,696,420 shares are freely tradable without restriction pursuant to, or further registration under, the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144. All of 4,312,500 shares of our Common Stock owned by the Sponsors and their permitted transferees (the “Sponsor Shares”) are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. All of the 7,143,687 PIPE Shares we issued to the PIPE Investors pursuant to the Subscription Agreements are also restricted securities for purposes of Rule 144. The registration statement of which this prospectus is a part registers for resale all of the PIPE Shares and Sponsor Shares, 6,125,000 shares of Common Stock underlying the private placement warrants, 1,500,000 shares of Common Stock underlying the financing warrants and we are obligated to maintain the effectiveness of such registration statement in accordance with the terms and conditions of the Amended and Restated Registration Rights Agreement or applicable Subscription Agreements.

As of the date of this registration statement, there are 24,875,000 warrants outstanding, consisting of 17,250,000 public warrants originally sold as part of the units issued in the IPO, 6,125,000 private placement warrants that were sold by the Company (formerly known as Ventoux CCM Acquisition Corp.) to the Sponsor in a private sale prior to the Initial Public Offering and 1,500,000 financing warrants issued to the lenders party to Presto’s Credit Agreement. Each public warrant is exercisable for a half of share of our Common Stock, and each private placement and financing warrant is exercisable for one share of our Common stock, in each case in accordance with the terms of the Warrant Agreement governing the warrants. The public warrants are freely tradable. In addition, we have filed the registration statement of which this prospectus is a part under the Securities Act covering the 16,250,000 shares of our Common stock that may be issued upon exercise of the warrants and resales by the Selling Securityholders of the 6,125,000 and 1,500,000 private placement warrants and financing warrants, respectively, and the shares underlying such private placement warrants, and we are obligated to maintain the effectiveness of such registration statement until the expiration or redemption of the warrants.

While we were formed as a shell company, since the completion of the Business Combination we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Lock-up Agreements

Bylaws and Company Support Agreement

VTAQ, Presto and certain Presto stockholders entered into an amended and restated Presto Stockholder Support Agreement to subject substantially all shares of Presto Common Stock held by Legacy Presto stockholders to an 18-month lockup period. In addition, the Bylaws apply the same corresponding lockup to certain Presto stockholders.

Sponsor Support Agreement

In connection with the execution of the Merger Agreement, the Sponsors, Presto’s directors and officers and certain affiliates of the Sponsors (together, the “Sponsor Parties”) entered into a Sponsor Support Agreement (the “Sponsor Agreement”) with the Company and Presto, pursuant to which the Sponsor Parties agreed to subject the founder shares they acquired prior to the Company’s initial public offering and any privately placed warrants acquired prior to the Company initial public offering to lock-up restrictions. During the period beginning on the Closing Date and ending on the date that is 18 months after the Closing Date, the Sponsor Parties may not transfer any of its, his or her founder shares or private placement warrants, in each case, except for certain limited permitted transfers.

The Sponsors also agreed to subject a total of 444,500 of their founders shares to vesting and forfeiture provisions as set forth in the Sponsor Support Agreement (such shares, the “Sponsors’ Contingent Consideration”). Pursuant to the Sponsor Support Agreement, at the Closing, (i) the first 25% of the Sponsors’ Contingent Consideration shall vest at such time as a $12.00 Stock Price Level (as defined below) is achieved on or before the date that is five years after the Closing Date, (ii) the next 25% of the Sponsors’ Contingent Consideration owned by the Sponsors shall vest at such time as a $15.00 Stock Price Level (as defined below) is achieved on or before the date that is five years after the Closing Date, (iii) the next 25% of the Sponsors’ Contingent Consideration owned by the Sponsors shall vest at such time as a $20.00 Stock Price Level (as defined below) is achieved on or before the date that is five years after the Closing Date and (iv) the remaining 25% of the Sponsors’ Contingent Consideration owned by the Sponsors’ shall vest at such time as a $25.00 Stock Price Level (as defined below) is achieved on or before the date that is five years after the Closing Date. For the avoidance of doubt, if the applicable Stock Price Level is not achieved on or prior to the date that is five years after the Closing Date, the applicable Sponsors’ Contingent Consideration shall not vest and shall be automatically forfeited and cancelled for no consideration.

Subscription Agreements

Pursuant to the Subscription Agreements, the PIPE investors are contractually restricted from selling or transferring the PIPE Shares for a period of 18 months following the Closing (subject to certain exceptions contained therein).

PLAN OF DISTRIBUTION

This prospectus relates to from time to time the resale of (a) an aggregate of 48,149,324 shares of Common Stock of the Company and (b) 6,125,000 private placement warrants and 1,500,000 financing warrants to purchase shares of Common Stock by certain of the Selling Securityholders named in this prospectus.

We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders.

Upon effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•        purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•        ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        an over-the-counter distribution in accordance with the rules of the applicable exchange;

•        settlement of short sales entered into after the date of this prospectus;

•        agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        through a combination of any of the above methods of sale; or

•        any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

To the extent required, the shares of Common Stock to be sold to PIPE Investors (the “PIPE Shares”), the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In connection with the sale of the PIPE Shares, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the PIPE Shares in the course of hedging the positions they assume. The Selling Securityholders may also sell the PIPE shares short and deliver these securities to close out their short positions, or loan or pledge the PIPE Shares to broker-dealers that in turn may sell these shares. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

LEGAL MATTERS

White & Case LLP, New York, New York has passed upon the validity of the common stock and warrants offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The consolidated financial statements of E La Carte, Inc. (dba Presto) as of June 30, 2022 and 2021, and for the years then ended, included in this prospectus have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a going concern uncertainty). Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

On October 27, 2022, the Audit Committee of the Board of Directors of the Company (the “Audit Committee”) approved the dismissal of Withum Smith+Brown, PC (“Withum”) as the Company’s independent registered public accounting firm.

Withum’s report of independent registered public accounting firm on VTAQ’s financial statements as of December 31, 2021, and for the fiscal years ended December 31, 2021 and December 31, 2020, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles except for an explanatory paragraph regarding substantial doubt about VTAQ’s ability to continue as a going concern.

During the fiscal years ended December 31, 2021 and 2020, and during the subsequent interim period through October 27, 2022, there were no disagreements with Withum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused it to make reference to the subject matter of the disagreements in its reports on the VTAQ’s financial statements for such period.

During the years ended December 31, 2021 and 2020, and during the subsequent interim periods through October 27, 2022, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended) other than the material weakness in internal controls identified by management related to the classification of a portion of VTAQ’s Class A Common Stock in permanent equity rather than temporary equity, which resulted in the restatement of VTAQ’s consolidated financial statements for the year ended December 31, 2021 as set forth in VTAQ’s Form 10-K/A for the year ended December 31, 2020, as filed with the Securities and Exchange Commission (the “SEC”) on December 3, 2021, and for the quarters ended March 31, 2021 and June 30, 2021, as set forth in VTAQ’s Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2021, as filed with the SEC on December 6, 2021.

The Company has provided Withum with a copy of the foregoing disclosures and requested that Withum furnish the Company with a letter addressed to the SEC stating whether Withum agrees with the statements made by the Company set forth above. A copy of Withum’s letter, dated November 2, 2022, is attached as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

On October 27, 2022, the Audit Committee approved the engagement of Moss Adams LLP (“Moss Adams”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending June 30, 2023. Moss Adams previously served as the independent registered public accounting firm of Legacy Presto prior to the Business Combination. During the years ended June 30, 2022 and 2021, and the subsequent interim period through October 27, 2022, neither the Company nor anyone on its behalf consulted Moss Adams with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company that Moss Adams concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investors” at www.presto.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

INDEX TO FINANCIAL STATEMENTS

PRESTO AUTOMATION INC.

Unaudited Financial Statements of Presto Automation Inc. as of and for the three months ended September 30, 2022 and 2021

Audited Financial Statements of E La Carte, Inc. (dba Presto) as of and for the year ended June 30, 2022 and 2021

PRESTO AUTOMATION INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In thousands, except share and par value)

	As of September 30, 2022	As of June 30, 2022
Assets
Current assets:
Cash and cash equivalents	$59,249	$3,017
Accounts receivable, net of allowance for doubtful accounts of $126 and $353 as of September 30, 2022 and June 30, 2022, respectively	2,063	1,518
Inventories	484	869
Deferred costs, current	6,662	8,443
Prepaid expenses and other current assets	1,001	707
Total current assets	69,459	14,554
Deferred costs, net of current portion	1,157	2,842
Deferred transaction costs	—	5,765
Property and equipment, net	1,691	1,975
Intangible assets, net	5,630	4,226
Goodwill	1,156	1,156
Other long-term assets	766	18
Total assets	$79,859	$30,536

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$4,612	$5,916
Accrued liabilities	7,282	6,215
Financing obligations, current	7,216	8,840
Term loans, current	—	25,443
Convertible promissory notes and embedded warrants, current	—	89,663
Deferred revenue, current	6,640	10,532
Total current liabilities	25,750	146,609
Term loans, noncurrent	49,424	—
PPP loans	—	2,000
Warrant liabilities	1,999	4,149
Deferred revenue, net of current portion	699	237
Other long-term liabilities	820	—
Total liabilities	78,692	152,995

Commitments and Contingencies (Refer to Note 8)
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value–1,500,000 shares authorized as of September 30, 2022 and June 30, 2022, respectively; no shares issued and outstanding as of September 30, 2022 and June 30, 2022, respectively	—	—
Common stock, $0.0001 par value–180,000,000 shares authorized as of September 30, 2022 and June 30, 2022, respectively; 50,639,837 and 27,574,417 shares issued and outstanding as of September 30, 2022 and June 30, 2022, respectively	5	3
Additional paid-in capital	167,156	78,321
Accumulated deficit	(165,994)	(200,783)
Total stockholders’ equity (deficit)	1,167	(122,459)
Total liabilities and stockholders’ equity (deficit)	$79,859	$30,536

The accompanying notes are an integral part of these condensed consolidated financial statements.

PRESTO AUTOMATION INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)
(in thousands, except share and per share amounts)

	Three Months Ended September 30,
	2022	2021
Revenue
Platform	$4,820	$4,537
Transaction	2,959	2,692
Total revenue	7,779	7,229

Cost of revenue
Platform	4,292	4,022
Transaction	2,644	2,334
Depreciation and impairment	291	466
Total cost of revenue	7,227	6,822
Gross profit	552	407

Operating expenses:
Research and development	6,388	4,001
Sales and marketing	2,399	1,174
General and administrative	5,924	1,974
Loss on infrequent product repairs	—	435
Total operating expenses	14,711	7,584
Loss from operations	(14,159)	(7,177)
Change in fair value of warrants and convertible promissory notes	59,822	(13,574)
Interest expense	(3,376)	(1,388)
Loss on early extinguishment of debt	(7,758)	—
Other financing and financial instrument (costs) income, net	(1,768)	—
Other income, net	2,028	2,630
Total other income (expense), net	48,948	(12,332)
Income (loss) before provision for income taxes	34,789	(19,509)
Provision for income taxes	—	—
Net income (loss) and comprehensive income (loss)	$34,789	$(19,509)
Net income (loss) per share attributable to common stockholders, basic	$1.18	$(0.72)
Net income (loss) per share attributable to common stockholders, diluted	$0.86	$(0.72)
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders, basic	29,521,505	27,137,792
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders, diluted	40,366,902	27,137,792

The accompanying notes are an integral part of these condensed consolidated financial statements.

PRESTO AUTOMATION INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(UNAUDITED)
(in thousands, except share data)

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ (Deficit)
	Shares	Amount	Shares	Amount
Balance at June 30, 2021	28,343,420	$28	5,132,354	$5	$74,417	$(144,469)	$(70,019)
Retrospective application of recapitalization (Note 1)	(28,343,420)	(28)	21,980,406	(2)	30	—	—
Adjusted balance, beginning of period	—	—	27,112,760	3	74,447	(144,469)	(70,019)
Issuance of common stock upon exercise of stock options	—	—	78,916	—	20	—	20
Stock-based compensation	—	—	—	—	485	—	485
Net loss	—	—	—	—	—	(19,509)	(19,509)
Balance at September 30, 2021	—	$—	27,191,676	$3	$74,952	$(163,978)	$(89,023)
	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at June 30, 2022	28,343,420	$28	6,196,257	$6	$78,290	$(200,783)	$(122,459)
Retrospective application of recapitalization (Note 1)	(28,343,420)	(28)	21,378,160	(3)	31	—	—
Adjusted balance, beginning of period	—	—	27,574,417	3	78,321	(200,783)	(122,459)
Issuance of common stock upon exercise of stock options	—	—	43,712	—	36	—	36
Issuance of common stock upon net exercise of warrants	—	—	136,681	—	—	—	—
Issuance of common stock (Note 10)	—	—	133,333	—	1,000	—	1,000
Issuance of common stock upon vesting of restricted stock units (Note 12)	—	—	399,960	—	—	—	—
Issuance of shares and transfer of warrants upon termination of convertible note agreement (Note 10)	—	—	323,968	—	2,412	—	2,412
Conversion of convertible notes into common stock (Note 7)	—	—	8,147,938	1	41,391	—	41,392
Warrants issued with Credit Agreement (Note 7)	—	—	—	—	2,076	—	2,076
Reclassification of liability classified warrants to equity (Note 11)	—	—	—	—	830	—	830
Contribution by shareholder in conjunction with Credit Agreement (Note 7)	—	—	—	—	2,779	—	2,779
Earnout shares stock-based compensation (Note 1)	—	—	—	—	178	—	178
Merger and PIPE Financing (Note 1)	—	—	13,879,828	1	35,737	—	35,738
Stock-based compensation (Note 12)	—	—	—	—	2,396	—	2,396
Net income	—	—	—	—	—	34,789	34,789
Balance at September 30, 2022	—	$—	50,639,837	$5	$167,156	$(165,994)	$1,167

The accompanying notes are an integral part of these condensed consolidated financial statements.

PRESTO AUTOMATION INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Three Months Ended September 30,
	2022	2021
Cash Flows from Operating Activities
Net income (loss)	$34,789	$(19,509)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation, amortization and impairment	462	535
Stock-based compensation	2,175	479
Earnout share stock-based compensation	178	—
Noncash expense attributable to fair value liabilities assumed in Merger	34	—
Change in fair value of liability classified warrants	(11,551)	1,457
Change in fair value of warrants and convertible promissory notes	(48,271)	12,117
Amortization of debt discount and debt issuance costs	1,371	88
Loss on debt extinguishment	7,758	—
Paid-in-kind interest expense	281	—
Share and warrant cost on termination of convertible note agreement	2,412	—
Forgiveness of PPP Loan	(2,000)	(2,599)
Change in fair value of unvested founder shares liability	(1,175)	—
Noncash lease expense	76	—
Loss on disposal off property and equipment	14	—
Changes in operating assets and liabilities:
Accounts receivable, net	(545)	(502)
Inventories	385	132
Deferred costs	3,466	2,828
Prepaid expenses and other current assets	260	352
Other long-term assets	—	(83)
Accounts payable	1,678	(2,363)
Vendor financing facility	—	(3,722)
Accrued liabilities	477	(1,485)
Deferred revenue	(3,430)	(3,139)
Net cash used in operating activities	(11,156)	(15,414)

Cash Flows from Investing Activities
Purchase of property and equipment	(47)	(76)
Payments relating to capitalized software	(1,327)	(373)
Net cash used in investing activities	(1,374)	(449)

Cash Flows from Financing Activities
Proceeds from the exercise of common stock options	36	19
Proceeds from the issuance of term loans	60,250	—
Payment of debt issuance costs	(1,094)	—
Repayment of term loans	(32,980)	—
Payment of penalties and other costs on extinguishment of debt	(5,734)	—
Proceeds from issuance of convertible promissory notes and embedded warrants	—	500
Principal payments of financing obligations	(886)	(186)
Proceeds from the issuance of common stock	1,000	—
Contributions from Merger and PIPE financing, net of transaction costs and other payments	49,840	—
Payments of deferred transaction costs	(1,670)	—
Net cash provided by financing activities	68,762	333

Net increase (decrease) in cash and cash equivalents	56,232	(15,530)
Cash and cash equivalents at beginning of period	3,017	36,909
Cash and cash equivalents at end of period	$59,249	$21,379

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Capitalization of stock-based compensation expense to capitalized software	$221	$6
Capital contribution from shareholder in conjunction with Credit Agreement	2,779	—
Issuance of warrants in conjunction with Credit Agreement	2,076	—
Issuance of warrants in conjunction with Lago Term Loan	843	—
Convertible note conversion to common stock	41,392	—
Reclassification of warrants from liabilities to equity	830	—
Recognition of liability classified warrants upon Merger	9,388	—
Recognition of Unvested Founder Shares liability	1,588	—
Forgiveness of PPP Loan	(2,000)	(2,599)
Transaction costs recorded in accounts payable and accrued liabilities	220	551
Right of use asset in exchange for operating lease liability	308	—

The accompanying notes are an integral part of these condensed consolidated financial statements.

PRESTO AUTOMATION INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

1. Summary of Business and Significant Accounting Policies

Description of Business

Presto Automation Inc. and subsidiaries (together, “Presto” or the “Company”) is headquartered in San Carlos, California. Prior to the Merger (as defined below), the Company operated as E la Carte, Inc. (“Legacy Presto”). E la Carte, Inc. was incorporated in the State of Delaware in October 2008. In 2018, E la Carte, Inc. together with its subsidiary adopted “Presto” as its trade name or doing business as (“dba”) name. In February 2019, the Company formed Presto Technology, Inc. as a wholly owned subsidiary located in Ontario, Canada.

The Company is the developer of the Presto Smart Dining system (“Presto Touch”), which offers operations efficiency, guest self-service and marketing benefits for casual dining operators. The solution includes a portfolio of tabletop, handheld and wearable devices supported by a suite of powerful, cloud-based services to enable guest ordering, payment and surveys as well as cloud-based operations metrics, security and support monitoring in real time. The Company’s voice products (“Presto Voice”) use speech recognition technology in the customer order process and connects Presto’s cloud-based solution with restaurant point of sale (“POS”) systems to maximize efficiency and minimize costs by automatically transmitting orders to the restaurant’s POS system. The Company’s vision product consists of a platform-based artificial intelligence powered computer vision software application that delivers unique and real-time insights to operators (“Presto Vision”). The Presto solution improves operations efficiency and serves as the restaurant operating system, connecting front of house and back of house operations across dine-in, takeout, and delivery channels, with access to data that was previously inaccessible, allowing restaurant operators to make the smart decisions required to thrive in the highly competitive casual dining market.

Merger with Ventoux CCM Acquisition Corp.

On September 21, 2022, Ventoux CCM Acquisition Corp. (“Ventoux”) and its subsidiaries, then a special purpose acquisition corporation, acquired Legacy Presto via a series of mergers, whereby Legacy Presto became a limited liability company and a wholly owned subsidiary of Ventoux (the “Merger”). Ventoux was renamed Presto Automation Inc. Prior to the Merger, Ventoux Acquisition Holdings LLC and Chardan International Investments, LLC were the co-sponsors of Ventoux (together the “Sponsors”) and with the close of the Merger remained significant shareholders in the Company.

Trust Proceeds and PIPE investment

Following the closing of the Ventoux’s initial public offering on December 30, 2020, $151,500 was placed in a trust account, (the “Trust”), for which various redemptions of amounts in the Trust were made up until the date of the Merger. At the closing date of the Merger, $9,498 of unredeemed funds were released to Ventoux from the Trust.

In connection with the execution of the Merger, Ventoux entered into separate subscription with a number of investors, pursuant to which the subscribers agreed to purchase, and Ventoux agreed to sell to the subscribers, an aggregate of 7,133,687 shares of common stock (the “PIPE Shares”), for an aggregate purchase price of $55,400, in a private placement pursuant to the subscription agreements (the “PIPE”). The PIPE investment closed simultaneously with the consummation of the Merger.

Upon consummation of the Merger, Presto received approximately $49,840 from the Trust and PIPE, net of transaction costs and other payments as set forth as follows:

Net Cash
Cash – Ventoux Trust and working capital cash	$9,584
Cash – PIPE investment	55,400
Less: transaction costs and other payments(1)	(15,144)
Total	$49,840

__________

(1)      Amount reflects (1) the repayment of $1,925 of Ventoux related party loans utilizing proceeds from Trust, (2) the payment of $7,771 in Ventoux transaction costs related to the Merger, (3) the payment of $4,874 in Legacy Presto transaction costs related to the Merger and (4) the payment of certain other costs not directly related to the Merger in the amount of $499. Legacy Presto also incurred $2,090 in transaction costs which were paid via the issuance of 260,000 Company shares.

PRESTO AUTOMATION INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

1. Summary of Business and Significant Accounting Policies (cont.)

Further in conjunction with the Merger, Legacy Presto incurred $3,247 in transaction costs which were either paid prior to or after the Merger and as of September 30, 2022 $220 of transaction costs incurred by Legacy Presto remain unpaid. Accordingly, in total Legacy Presto incurred transaction costs of $10,431.

Legacy Presto Convertible Promissory Notes and Equity and the Exchange

Immediately prior to the closing of the Merger, all convertible promissory notes converted into Legacy Presto common stock, all shares of outstanding redeemable convertible preferred stock of Legacy Presto were automatically converted into shares of Legacy Presto common stock, and all outstanding warrants for Legacy Presto shares were either exercised or exchange into warrants of common stock of Presto. Upon the consummation of the Merger, each share of Legacy Presto common stock issued and outstanding was canceled and converted into the right to receive 0.8099 shares (the “Exchange Ratio”) of common stock of Ventoux. Further the outstanding equity awards (including warrant, stock option and RSU holders) of Legacy Presto were canceled and converted using the Exchange Ratio with the holders receiving equivalent outstanding equity awards (including warrant, stock option and RSU holders) in the Company.

Earnout Arrangement with holders of Legacy Presto common stock and outstanding equity awards

Concurrent with the closing of the Merger, holders of Legacy Presto common stock and outstanding equity awards (including warrant, stock option and RSU holders) had the right to receive up to an aggregate amount of 15,000,000 shares of Company common stock (or equivalent equity award) that would be issued as follows:

•        7,500,000 shares, if, during the period from and after the closing of the Merger until the third anniversary of the closing of the Merger, the Volume Weighted Average Price (“VWAP” as defined in the Business Combination Agreement) of Presto common stock is greater than or equal to $12.50 for any 20 trading days within a period of 30 consecutive trading days, and

•        an additional 7,500,000 shares, if, during the period from and after the closing of the Merger until the fifth anniversary of the closing of the Merger, the VWAP of Presto common stock is greater than or equal to $15.00 for any 20 trading days within a period of 30 consecutive trading days

The earnout shares are equity classified since they do not meet the liability classification criteria outlined in ASC 480, Distinguishing Liabilities from Equity and are under ASC 815-40 are both (i) indexed to the Company’s own shares and (ii) meet the criteria for equity classification. The fair value of the earnout shares is determined based on “Level 3” inputs, due to a lack of market data over inputs such as the volatility and the time incurred to meet the minimum VWAP as discussed above. The earnout shares are measured at fair value using the Monte Carlo valuation model. The valuation model utilized various key assumptions, such as volatility, discount rate and time incurred to meet the minimum VWAP. The grant date fair value of each earnout share was $3.17. Of the 15,000,000 earn-out shares, 4,771,116 earnout shares were given to common stock, option and RSU holders that are held by current employees and directors are accounted for under ASC 718 and during the period from the date of the Merger through September 30, 2022, the Company recorded stock-based compensation expense associated with earnouts in the amount of $178 to equity award holders who held awards associated with the Company’s equity incentive plan and to common stock holders held by current employees and directors, of which $132, $32, and $14 are recorded within general and administrative, research and development and sales and marketing expenses, respectively, in the condensed consolidated statement of operations and comprehensive income (loss). As of September 30, 2022 unrecognized stock-based compensation expense was $13,917, which is expected to be recognized over a weighted-average period of 2.23 years. Unrecognized stock-based compensation expense for awards with a performance-based vesting condition that was not deemed probable of occurring as of September 30, 2022 is $1,024, which is expected to time-vest over a remaining weighted-average period of 4.71 years, subject to the performance-based vesting condition being satisfied or deemed probable, at which point the Company will recognize a cumulative adjustment for the service condition satisfied at such point. The Earnout shares given to common stock holders not held by current employees and directors

PRESTO AUTOMATION INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

1. Summary of Business and Significant Accounting Policies (cont.)

and warrant holders have been recorded with equal and offsetting effects on additional paid-in capital on its condensed consolidated balance sheet. As of September 30, 2022, all of the earnout shares remain unissued as the conditions to issuance have not been achieved.

Unvested Founder Share Arrangement with Founders

At the Closing, 444,500 founders shares held by the Sponsors (the “unvested founders shares”) became subject to the following vesting and forfeiture provisions:

(i)     the first 25% of such Unvested Founder Shares owned by the Sponsors vest at such time as a $12.00 Stock Price Level is achieved on or before the date that is five years after the Closing Date,

(ii)    the next 25% of such unvested founder shares owned by the Sponsors vests at such time as a $15.00 Stock Price Level is achieved on or before the date that is five years after the Closing Date.,

(iii)   the next 25% of such unvested founder shares owned by the Sponsors vest at such time as a $20.00 Stock Price Level is achieved on or before the date that is five years after the Closing Date and

(iv)   the remaining 25% of such unvested founder shares owned by the Sponsors shall vest at such time as a $25.00 Stock Price Level is achieved on or before the date that is five years after the Closing Date.

A “Stock Price Level” is considered achieved when the VWAP of the common stock is greater than or equal to the applicable threshold for any 40 consecutive trading days within a 60 trading day period. If the applicable Stock Price Level is not achieved on or prior to the date that is five years after the Closing Date, the applicable unvested founder shares shall not vest and shall be automatically forfeited and cancelled for no consideration. In the event of a change of control, any unvested founder shares shall automatically vest. As of September 30, 2022, all of the unvested founder shares remain unvested as the conditions to vesting have not been achieved.

The Company has concluded that the unvested founder shares are accounted for as equity-linked instruments under ASC 815-40 and are not indexed to the entity’s own stock and accordingly such instruments are liability classified. With the closing of the Merger the Company recorded $1,588 within other long-term liabilities. During the period from the closing of the Merger until September 30, 2022, the Company recorded a gain on remeasurement of the liability of $1,175 which is included in other financing and financial instrument (costs) income, net in the condensed consolidated statement of operations and comprehensive income (loss).

Upon the closing of the Merger, Ventoux’s certificate of incorporation was amended and restated to, among other things, change the name of Ventoux to Presto Automation Inc., increase the total number of authorized shares of all classes of capital stock to 181,500,000 shares, of which 180,000,000 shares are designated as common stock, $0.0001 par value per share; and 1,500,000 shares designated preferred stock, $0.0001 par value per share. Immediately following the closing of the Merger, there were 50,639,837 shares of the Company’s common stock issued and outstanding and warrants to purchase 18,415,453 shares of the Company’s common stock outstanding.

The Merger is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Ventoux was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Merger was treated as the equivalent of Legacy Presto issuing stock for the net assets of Ventoux, accompanied by a recapitalization. Accordingly, all historical financial information presented in the unaudited condensed consolidated financial statements represents the accounts of Presto and its wholly owned subsidiaries as if Legacy Presto is the predecessor to the Company. The shares and net loss per common share, prior to the Merger, have been retroactively restated as shares reflecting the Exchange Ratio established in the Merger (0.8099 shares of Company common stock for every one share of Legacy Presto common stock).

PRESTO AUTOMATION INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

1. Summary of Business and Significant Accounting Policies (cont.)

Total net liabilities of Ventoux assumed by the Company was $9,768, which is inclusive of a liability for the private warrants of $9,389. The remaining net liabilities assumed were immaterial to the Company. Such amount, excludes the 55,400 in PIPE proceeds raised by Ventoux immediately prior to the Merger.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as those standards apply to private companies.

The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company (i) is no longer an emerging growth company or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, the Company’s condensed consolidated financial statements may not be comparable to financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards based on public company effective dates.

The Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the Company’s total annual gross revenue is at least $1,070,000, (ii) the last day of the fiscal year following the fifth anniversary of the completion of Ventoux’s initial public offering, which occurred on December 30, 2020, (iii) the date on which the Company issued more than $1,000,000 in non-convertible debt securities during the prior three-year period, or (iv) the date on which the Company becomes a large accelerated filer.

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”).

The condensed consolidated financial statements include the accounts of the Company. All intercompany balances and transactions have been eliminated in consolidation. References to ASC and ASU included herein refer to the Accounting Standards Codification and Accounting Standards Update established by the Financial Accounting Standards Board (“FASB”) as the source of authoritative U.S. GAAP.

Unaudited Interim Condensed Consolidated Financial Statements

The accompanying condensed consolidated balance sheet as of September 30, 2022, and the related condensed consolidated statements of operations and comprehensive income (loss), condensed consolidated statements of stockholders’ equity (deficit), and condensed consolidated statements of cash flows for the three months ended September 30, 2022, and 2021 and amounts relating to the interim periods included in the accompanying notes to the interim condensed consolidated financial statements are unaudited.

The unaudited interim condensed consolidated financial statements are presented in accordance with the rules and regulations of the SEC and do not include all disclosures normally required in annual consolidated financial statements prepared in accordance with U.S. GAAP. In management’s opinion, the unaudited interim condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements. They include all adjustments, consisting of only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of September 30, 2022, and its results of operations and cash flows for the three months ended September 30, 2022, and 2021. The results for the three months ended September 30, 2022, are not necessarily indicative of the results expected for the year or any other periods. These interim financial statements should be read in conjunction with the Legacy Presto’s financial statements and related notes for the fiscal year ended June 30, 2022 included as Exhibit 99.2 of the Current Report on Form 8-K as filed with the SEC on September 27,

PRESTO AUTOMATION INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

1. Summary of Business and Significant Accounting Policies (cont.)

2022. The unaudited condensed consolidated balance sheet as of June 30, 2022, has been derived from the Company’s audited financial statements. Certain prior period balances have been reclassified to conform to the current period presentation in the condensed consolidated financial statements and the accompanying notes.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets, liabilities, revenues, expenses, and disclosures. Accordingly, actual amounts could differ from those estimates, and those differences could be material.

Uses of estimates include, but are not limited to, the collectability of accounts receivable, the useful lives of property and equipment and intangible assets, inventory valuation, the fair value of financial instruments, valuation of deferred tax assets and liabilities, valuation assumptions utilized in calculating the estimated value of stock-based compensation, valuation of warrants, earnout arrangements and unvested founder shares, valuation of goodwill and intangible assets acquired and impairment of long-lived assets. The Company has assessed the impact and is not aware of any specific events or circumstances that required an update to the Company’s estimates and assumptions or materially affected the carrying value of the Company’s assets or liabilities as of the date of issuance of this report. These estimates may change as new events occur and additional information is obtained.

Risk and Uncertainties

The Company is subject to a number of risks common to emerging, technology-based companies, including a limited operating history; dependence on key individuals; rapid technological changes; competition from substitute products and larger companies; the need for additional financing to fund future operations; and the successful development, marketing, and outsourced manufacturing of the Company’s products and services as well as the impact of the novel coronavirus disease (“COVID-19”) on the restaurant industry.

Impact of COVID-19

The Company was and is subject to risks and uncertainties as a result of the outbreak of a novel strain of coronavirus, designated “COVID-19” and declared to be a pandemic in March 2020. The Company first began to experience impacts from COVID-19 in March 2020, as federal, state and local governments reacted to the COVID-19 pandemic by encouraging or requiring social distancing, instituting shelter-in-place orders, and requiring, in varying degrees, reduced operating hours, restaurant dine-in and/or indoor dining limitations, capacity limitations or other restrictions that largely limited restaurants to off-premise sales (take-out and delivery) in the early stages of the pandemic.

Over the course of the three months ended September 30, 2022, and the fiscal years ended 2022 and 2021, certain of these restrictions were relaxed as incidents of infection from the initial outbreak declined, but many of the restrictions were reinstituted as incidents of infection surged. The degree and duration of restriction varied by individual geographic area. The extent of the continuing impact of the COVID-19 pandemic on the Company’s business remains highly uncertain and difficult to predict, as the operating status of restaurants remains fluid and subject to change as government authorities modify existing restrictions or implement new restrictions on restaurant operations in response to changes in the number of COVID-19 infections and the availability and acceptance of vaccines in their respective jurisdictions. Additionally, economies worldwide have been negatively impacted by the COVID-19 pandemic, which resulted in a global economic recession.

The Company has taken several actions to mitigate the effects of the COVID-19 pandemic on its operations and franchisees. In April 2020, the Company received a loan of approximately $2,599 under the U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”), to assist with the economic hardships caused by the pandemic. In March 2021, the Company received a second loan of approximately $2,000 under the PPP. In August 2021, the Company was granted forgiveness of the first loan of approximately $2,599. In July 2022, the Company was granted forgiveness of the second loan of approximately $2,000. Refer to Note 7 for further details.

PRESTO AUTOMATION INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

1. Summary of Business and Significant Accounting Policies (cont.)

In the three months ended September 30, 2021, the volume of repair charges the Company experienced was higher than usual due to a liquid ingress issue resulting from COVID-19 related actions by its customers. The Company’s devices failed primarily due to the use of extremely strong commercial disinfectant solutions by customers to clean the hardware devices as a mandatory precaution protocol due to COVID-19. Due to use of commercial cleaning products, the solution leaked into the hardware causing significant damage to the devices and requiring replacement of such devices. To prevent disruption to customers’ businesses, the Company incurred $435 of loss on infrequent customer repairs related to this issue for the three months ended September 30, 2021, which is presented as a separate line item on the Company’s condensed consolidated statement of operations and comprehensive income (loss). The Company has claimed to recover the costs from its third-party subcontractor who manufactures the hardware, for which the Company received a favorable arbitrator ruling. Refer to Note 8 for further details.

The severity of the continued impact of the COVID-19 pandemic on the Company’s business will depend on a number of factors, including, but not limited to, how long the pandemic will last, whether/when recurrences of the virus may arise, what restrictions on in-restaurant dining may be enacted or re-enacted, the availability and acceptance of vaccines, the timing, and extent of customer re-engagement with its brands and, in general, what the short- and long-term impact on consumer discretionary spending the COVID-19 pandemic might have on the Company and the restaurant industry as a whole, all of which are uncertain and cannot be predicted. The Company’s future results of operations and liquidity could be impacted adversely by future dine-in restrictions and the failure of any initiatives or programs that the Company may undertake to address financial and operational challenges faced by it and its franchisees. As such, the extent to which the COVID-19 pandemic may continue to materially impact the Company’s financial condition , liquidity, or results of operations remains highly uncertain.

Liquidity and Capital Resources

As of September 30, 2022 and June 30, 2022, the Company’s principal sources of liquidity were cash and cash equivalents of $59,249 and $3,017, respectively, which were held for working capital purposes.

Since inception, the Company has financed its operations primarily through financing transactions such as the issuance of convertible promissory notes and loans, and sales of convertible preferred stock. The Company has incurred recurring operating losses since its inception, including operating losses of $14,159 and $7,177 for the three months ended September 30, 2022 and 2021, respectively. As of September 30, 2022 and June 30 ,2022, respectively, the Company had an accumulated deficit of $165,994 and $200,783 and the Company expects to generate operating and net losses for the near term. Cash from operations could also be affected by various risks and uncertainties, including, but not limited to, the effects of the COVID-19 pandemic, including timing of cash collections from customers. While the Company received net cash of $49,840 from the completion of the Merger and raised net cash proceeds of $13,730 from the issuance of new debt and payment of certain legacy debt obligations, additional capital infusion will be necessary in order to fund currently anticipated expenditures, and to meet the Company’s obligations as they come due. The Company’s future capital requirements will depend on many factors, including the revenue growth rate, subscription renewal activity, billing frequency, the success of future product development, and the timing and extent of spending to support further sales and marketing and research and development efforts.

The Company intends to secure additional fundings from either public or private financing sources, and these plans for additional financings are intended to mitigate the conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern, however as the plans are outside of management’s control, the Company cannot ensure they will be effectively implemented. In the event that additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to it or at all. If the Company is unable to raise additional capital when desired, its business, results of operations, and financial condition would be materially and adversely affected. As a result, substantial doubt exists about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued. The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

PRESTO AUTOMATION INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

1. Summary of Business and Significant Accounting Policies (cont.)

Concentrations of Risks, Significant Customers and Investments

The Company’s financial instruments are exposed to concentrations of credit risk and consist primarily of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents with high-quality financial institutions with investment-grade ratings.

The following three largest restaurant logos (including, as applicable, the franchisees of such restaurants aggregated as a single customer for reporting purposes) accounted for more than 10% of revenues during the three months ended September 30:

	2022	2021
Customer A	57%	48%
Customer B	23%	26%
Customer C1	12%	17%
	92%	91%

____________

1        The decrease in revenue is attributable to the customer relationship cancellation with certain franchisees within Customer C.

The following three restaurant logos accounted for more than 10% of accounts receivable as of September 30, 2022 and June 30, 2022:

	September 30, 2022	June 30, 2022
Customer A	39%	31%
Customer B	17%	41%
Customer C*	—%	—%
Customer D	22%	11%
	78%	83%

____________

*        Customers with a dash accounted for less than 10% of accounts receivable at period end.

The Company is exposed to vendor concentration risk as it supplies tablets from one vendor. The Company’s operating results could be adversely affected should the vendor increase prices or incur disruptions in its tablet supply.

Comprehensive Income (Loss)

Comprehensive income (loss) is comprised of net income (loss) and other comprehensive income (loss). The Company has no components of other comprehensive income (loss). Therefore, net income (loss) equals comprehensive income (loss) for all periods presented.

Segment Information

Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company’s Co-CODMs are the Chief Executive Officer and the Chief Financial Officer, who review financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. As such, the Company’s operations constitute a single operating segment and one reportable segment.

The Company has operations in the United States and Canada. The Company earns primarily all of its revenue in the United States and all of its long-lived assets are held in the United States.

PRESTO AUTOMATION INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

1. Summary of Business and Significant Accounting Policies (cont.)

Leases

The Company leases real estate facilities under a non-cancelable operating lease with remaining lease terms of 6 months to 3 years. The Company determines if an arrangement contains a lease at inception based on whether there is an identified property or equipment and whether the Company controls the use of the identified asset throughout the period of use.

The Company adopted ASU No. 2016-02, Leases (Topic 842) on July 1, 2022, using the modified retrospective approach

Upon adoption the Company recorded a right of use asset (“ROU”) and an operating lease liabilities. The operating lease ROU asset represents the Company’s right to use the underlying asset for the lease term and the lease liability represents the Company’s obligation to make lease payments arising from the lease.

The operating lease liability is measured and recognized at the lease inception date based on the present value of lease payments over the lease term discounted based on the more readily determinable of (i) the rate implicit in the lease or (ii) the Company’s incremental borrowing rate (which is the estimated rate the Company would be required to pay for a collateralized borrowing equal to the total lease payments over the term of the lease). Because the Company’s operating lease does not provide an implicit rate, the Company estimates its incremental borrowing rate based on the information available at lease commencement date for borrowings with a similar term.

The Company’s operating lease ROU asset is measured based on the corresponding operating lease liability adjusted for (i) payments made to the lessor at or before the commencement date, (ii) initial direct costs incurred, and (iii) tenant incentives under the lease. The Company does not assume renewals or early terminations unless it is reasonably certain to exercise these options at commencement. The Company does not allocate consideration between lease and non-lease components. The Company’s lease agreement contains variable costs such as common area maintenance, operating expenses, or other costs. Variable lease payments are recognized in the period in which the obligation for those payments are incurred. In addition, the Company does not recognize ROU assets or lease liabilities for leases with a term of 12 months or less of all asset classes; lease expense from these leases are recognized on a straight-line basis over the lease term.

Net Income (Loss) Per Share

The Company computes earnings per share (“EPS”) following ASC Topic 260, Earnings per share. Basic EPS is measured as the income or loss available to common stockholders divided by the weighted average common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per-share basis from the potential conversion of convertible securities or the exercise of options and or warrants; the dilutive impacts of potentially convertible securities are calculated using the if-converted method; the potentially dilutive effect of options or warrants are computed using the treasury stock method. Securities that are potentially an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from diluted EPS calculation.

Recently Adopted Accounting Standards

In February 2016, the FASB issued Topic 842, Leases, which generally requires companies to recognize operating and financing lease liabilities and corresponding ROU assets on the balance sheet. The Company adopted the standard as of July 1, 2022, using the modified retrospective approach and has elected to use the optional transition method which allows the Company to apply the guidance of ASC 840, including disclosure requirements, in the comparative periods presented. The Company elected certain practical expedients, including the option not to apply lease recognition for short-term leases; an election to not separate lease from non-lease components; and a package of practical expedients such that, upon the initial adoption of Topic 842, the Company did not reassess whether expired or existing contracts contain leases, nor did the Company reassess the lease classification for expired or existing leases. The Company did not elect the practical expedient to use hindsight in determining the lease term and in assessing impairment of ROU assets.

PRESTO AUTOMATION INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

1. Summary of Business and Significant Accounting Policies (cont.)

The adoption of the new standard resulted in recognition of an operating lease ROU asset and operating lease liability of $510 and $516, respectively, as of July 1, 2022. There was no cumulative impact of transition to retained earnings as of the adoption date. The standard did not impact the accompanying condensed consolidated statements of operations and comprehensive income (loss) and the accompanying condensed consolidated statements of cash flows.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by eliminating some exceptions to the general approach in ASC 740, Income Taxes in order to reduce cost and complexity of its application. The standard is effective for the Company beginning in fiscal year 2023 and interim periods in the following years. Most amendments within this guidance are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. We adopted this guidance on July 1, 2022 and it did not have a material impact at the time of adoption on our condensed consolidated financial statements.

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires an acquirer to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with ASC 606. The standard is effective for the Company beginning in fiscal year 2023 and interim periods within that year. We adopted this guidance on July 1, 2022 and it did not have a material impact at the time of adoption on our condensed consolidated financial statements.

Recently Issued Accounting Standards Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments Topic 326: Credit Losses Measurement of Credit Losses on Financial Instruments (Topic 326), which requires an entity to utilize a new impairment model known as the current expected credit loss (CECL) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in more timely recognition of credit losses. This guidance also requires new disclosures for financial assets measured at amortized cost, loans, and available-for-sale debt securities. Entities will apply the standard’s provisions as a cumulative effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The FASB subsequently issued ASU 2018-19, ASU 2019-04, and ASU 2019-10, which clarified the implementation guidance and effective date of Topic 326. Topic 326 is effective for the Company beginning fiscal year 2024. The Company is currently evaluating the impact of the adoption of this standard on the Company’s condensed consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity, which simplifies the accounting for convertible debt and convertible preferred stock by removing the requirements to separately present certain conversion features in equity. The standard also simplifies guidance in Topic 815-40 by removing certain criteria that must be satisfied in order to classify a contract as equity and revises the guidance on calculating earnings per share, requiring the use of the if-converted method for all convertible instruments. The standard is effective for the Company beginning in fiscal year 2025. The Company is currently evaluating the impact of the adoption of this standard on the Company’s condensed consolidated financial statements.

In March 2020 with an update in January 2021, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, and ASU 2021-01, Reference Rate Reform (Topic 848), which provides optional expedients and exceptions for applying current U.S. GAAP to contracts, hedging relationships, and other transactions affected by the discontinuation of the London Interbank Offered Rate (“LIBOR”) or by another reference rate expected to be discontinued. The guidance can be adopted immediately and is applicable to contracts entered into on or before December 31, 2022. The Company is currently evaluating its contracts that reference LIBOR and the potential effects of adopting this new guidance but does not expect this standard to have a material effect. The Company does not intend to adopt the standard early.

PRESTO AUTOMATION INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

2. Revenue

Contract Balances

The Company receives payments from customers based on a billing schedule as established in its customer contracts. Accounts receivable is recorded when the Company contractually has the right to consideration. In some arrangements, a right to consideration for its performance under the customer contract may occur before invoicing to the customer, resulting in contract assets. The amount of contract assets included within accounts receivable before allowances, in the condensed consolidated balance sheets was $731 and $516 as of September 30, 2022 and June 30, 2022, respectively.

Contract liabilities consist of deferred revenue. Deferred revenue represents amounts that have been invoiced in advance of revenue recognition, and the balance is recognized as revenue when transfer of control to customers has occurred or services have been provided. The current portion of deferred revenue balances are recognized during the following 12-month period.

The following table summarizes the activity in deferred revenue:

Deferred Revenue
Deferred revenue, beginning of year – June 30, 2021	$25,623
Additions	4,481
Revenue recognized	(19,335)
Deferred revenue, end of period – June 30, 2022	10,769
Additions	681
Revenue recognized	(4,111)
Deferred revenue, end of period – September 30, 2022	$7,339

As of September 30, 2022, approximately $8,109 of revenue is expected to be recognized from remaining performance obligations for customer contracts. The Company expects to recognize revenue on approximately $7,410 of these remaining performance obligations over the next 12 months with the balance recognized thereafter.

On July 29, 2019, the Company entered into an arrangement with Customer A whereby it agreed to provide a $5,000 marketing development payment once the roll out phase was completed, which occurred on June 4, 2020, with the payment coming due on July 4, 2020. This payment is treated as an offset to revenue recognized under the contract over 4 years and interest accrues on the unpaid balance at a rate of 12% per annum. The payment due on July 4, 2020 was not paid by the Company. During the three months ended September 30, 2022 and 2021, the Company had incurred $0 and $170 of interest expense, respectively.

On September 29, 2021, the Company entered into a settlement agreement with Customer A regarding the payment of a $5,000 marketing development payment and related accrued interest to be made to the customer and $2,000 in handheld services to be provided to the customer under a previous contract. Through the settlement agreement, the Company agreed to provide certain alternative installation and replacement services with a value of $2,000 and cover expenses on behalf of the customer related to a liquid ingress issue resulting from COVID-19 of $3,333. The liquid ingress issue was a result of the Company’s devices failure primarily due to the use of extremely strong commercial disinfectant solutions by the Company’s customers to clean the hardware devices as a mandatory precaution protocol due to COVID-19. In return, the customer agreed to reduce the payment to be made from $5,000 to $3,200, waive the related accrued interest of $805 and no longer request a refund on a $2,000 payment it had previously made for handheld services. Of the amounts, $2,879 was accounted for as contra-loss on infrequent product repairs, $2,434 as a reduction to accounts payable for the principal and accrued interest owed, $274 as a reduction to deferred revenue, and $171 as prepaid interest as of and for the fiscal year ended June 30, 2021. Subsequently, $171 interest expense was recognized against the prepaid interest balance, $3,200 was recognized as a reduction to accounts payable for the payment of the outstanding marketing development amount in October 2021 and $252 and $32 was recognized

PRESTO AUTOMATION INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

2. Revenue (cont.)

as revenue relating to the installation and replacement services provided as part of the contract modification as of and for the three months ended September 30, 2022 and 2021, respectively. The Company will continue to offset revenue recognized based on the original $5,000 marketing development fund.

On October 29, 2021, the Company entered into an arrangement with a customer whereby it issued a warrant to purchase 404,961 shares of common stock. Refer to Note 11 for further details. The fair value of the warrant is treated as a reduction to the transaction price of the customer contract and will be recorded as contra-revenue. Contra-revenue recognized related to the warrant was not material for the three months ended September 30, 2022.

Transaction Revenue

The commissions paid to restaurants under the Company’s revenue share agreement ranged between 83% – 96% and 77% – 98% of premium content revenue by customer logo for the three months ended September 30, 2022 and 2021, respectively.

Disaggregation of Revenue

No single country other than the United States represented 10% or more of the Company’s revenue during the three months ended September 30, 2022 and 2021.

For the three months ended September 30, 2022 and 2021, $400 and $634 of revenues were from leasing arrangements.

3. Fair Value Measurements

Fair value accounting is applied for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.

The Company elected the fair value option to account for the convertible promissory notes and embedded warrants because the Company believes it more accurately reflects the value of the debt in the financial statements. Changes in the fair value of the convertible promissory notes and embedded warrants were included in change in fair value of warrants and convertible promissory notes in the condensed consolidated statement of operations and comprehensive income (loss).

The following table provides a summary of all financial instruments measured at fair value on a recurring basis as of September 30, 2022 and June 30, 2022:

	September 30, 2022
	Level 1	Level 2	Level 3	Total
Financial Liabilities:
Unvested founder shares liability	$—	$—	$413	$413
Warrant liabilities	—	—	1,999	1,999
Total	$—	$—	$2,412	$2,412
	June 30, 2022
	Level 1	Level 2	Level 3	Total
Financial Liabilities:
Convertible promissory notes and embedded warrants	$—	$—	$89,663	$89,663
Warrant liabilities	—	—	4,149	4,149
Total	$—	$—	$93,812	$93,812

PRESTO AUTOMATION INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

3. Fair Value Measurements (cont.)

The fair value of the unvested founder shares liability was determined using a Monte Carlo valuation model, which requires significant estimates including the expected volatility of our common stock. The expected annual volatility of our common stock was estimated to be 76.2% and 76.0% as of the Merger date and September 30, 2022, respectively, based on the historical volatility of comparable publicly traded companies.

The fair value of the convertible promissory notes and embedded warrants is determined based on “Level 3” inputs, due to a lack of market data over inputs such as the probability weighting of the various scenarios that can impact the settlement. The principal amount of the convertible promissory notes, embedded warrants and accrued interest is measured at fair value using the Monte Carlo valuation model. The valuation model utilized various key assumptions, such as enterprise value and management assessments of the probability of expected future events, including conversion upon next financing of private preferred stock, conversion upon a next financing in a public liquidity event, conversion upon a change in control, conversion upon maturity and default. A public liquidity event is defined as the issuance and sale of shares in an initial public offering or a deSPAC. As part of the convertible promissory notes and embedded warrants valuation at each reporting date, the Company determined that credit risk associated with the convertible notes was immaterial.

The Company estimated the fair value of the convertible promissory notes, embedded warrants and accrued interest using the following weighted average assumptions:

	As of June 30, 2022
	Next Financing – Private	Next Financing – Public	Change in Control	Maturity Date	Default
Probability of conversion	10%	80%	5%	5%	—
Expected term (in years)	0.3	0.2	0.2	0.3	—
Discount rate	16.5%	16.5%	16.5%	—	—

The fair value of the warrant liabilities are determined based on “Level 3” inputs, due to the lack of relevant observable market data over fair value inputs (volatility, stock price, risk-free rate, expected term, and dividend yield), used in the Black-Scholes-Merton model. The following table indicates the weighted-average assumptions made in estimating the fair value:

	As of September 30, 2022	As of June 30, 2022
Risk-free interest rate	4.05%	3.00%
Expected term (in years)	5.40	5.93
Expected volatility	61.31%	65.72%
Expected dividend yield	—	—
Exercise price	$10.32	$7.48

The following table sets forth a summary of the difference between the carrying amount and the fair value of Level 3 convertible promissory notes and embedded warrants for which the fair value option was elected:

	June 30, 2022
	Carrying Amount	Amount Charged to Earnings	Fair Value
Convertible promissory notes and embedded warrants	$51,816	$37,847	$89,663
Total	$51,816	$37,847	$89,663

PRESTO AUTOMATION INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

3. Fair Value Measurements (cont.)

The following table sets forth a summary of changes in the fair value of Level 3 convertible promissory notes and embedded warrants, Level 3 warrant liabilities and Level 3 unvested founder shares liability, for the three months ended September 30, 2022 and 2021:

	Convertible Promissory Notes and Embedded Warrants	Warrant Liabilities	Unvested Founder Shares Liability
Balance at June 30, 2021	$62,581	$1,434	$—
Issuance of convertible promissory notes	500	—	—
Change in fair value	12,117	1,457	—
Balance at September 30, 2021	$75,198	$2,891	$—

Balance at June 30, 2022	$89,663	$4,149	$—
Reclassification of liability classified warrants to equity	—	(830)	—
Issuance of warrants	—	843	—
Recognition of warrants and unvested founder shares liabilities assumed upon Merger	—	9,388	1,588
Change in fair value	(48,271)	(11,551)	(1,175)
Conversion of warrant liabilities and convertible promissory notes	(41,392)	—	—
Balance at September 30, 2022	$—	$1,999	$413

The Company measures certain non-financial assets and liabilities, including property and equipment, intangible assets, and inventory, at fair value on a non-recurring basis. Fair value measurements of non-financial assets and non-financial liabilities are used primarily in the impairment analyses of property and equipment, intangible assets and inventory.

4. Consolidated Balance Sheet Components

Inventories

Inventories consisted of the following:

	As of September 30, 2022	As of June 30, 2022
Finished goods	$484	$869
Total inventories	$484	$869

Property and Equipment, net

Property and equipment, net consisted of the following:

	As of September 30, 2022	As of June 30, 2022
Tablets	$5,663	$5,663
Computer equipment	544	519
Software	20	562
Total property and equipment	6,227	6,744
Less: accumulated depreciation	(4,536)	(4,769)
Property and equipment, net	$1,691	$1,975

Depreciation expense was $318 and $505 for the three months ended September 30, 2022 and 2021, respectively.

PRESTO AUTOMATION INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

4. Consolidated Balance Sheet Components (cont.)

Intangible Assets, Net

Intangible assets, net consisted of the following:

	As of September 30, 2022	As of June 30, 2022
Capitalized software	$4,593	$3,135
Developed technology	1,300	1,300
Domain name	151	151
Intangible assets, gross	6,044	4,586
Less: accumulated amortization	(414)	(360)
Intangible assets, net	$5,630	$4,226

Intangible assets have weighted-average amortization periods as follows:

Years
Capitalized software	4
Developed technology	4
Domain Name	15

Amortization expense of intangible assets was $115 and $30 for the three months ended September 30, 2022 and 2021, respectively. Within capitalized software on September 30, 2022 and June 30, 2022, $4,305 and $2,786, respectively, are in process capitalized software costs and accordingly, the amortization of such costs are excluded from the table below.

Total future amortization expense for intangible assets was estimated as follows:

2023	$235
2024	350
2025	339
2026	335
2027	10
Thereafter	56
Total	$1,325

Accrued Liabilities

Accrued liabilities consisted of the following:

	As of September 30, 2022	As of June 30, 2022
Accrued expenses	$2,863	$2,176
Repair cost reserve (Refer to Note 8)	229	724
COVID-19 deferred compensation and deferred payroll tax	198	204
Accrued sales tax	89	86
Accrued vacation	939	874
Accrued interest	232	402
Operating lease liability – current portion	349	—
Accrued other	2,383	1,749
Total accrued liabilities	$7,282	$6,215

PRESTO AUTOMATION INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

5. Leases

At September 30, 2022 the Company recorded a right of use asset of $748 within other noncurrent assets on condensed consolidated balance sheet. The Company also has $349 of operating lease liabilities, current and $407 presented within other long-term liabilities on condensed consolidated balance sheet at September 30, 2022. For the three months ended September 30, 2022, the Company recorded operating lease costs of $95 including variable operating lease costs of $15.

Supplemental information related to the Company’s operating lease was as follows for the three months ended September 30, 2022:

Operating cash flows used for operating lease	$95
Operating lease liability arising from obtaining ROU asset(1)	$824
Weighted average remaining lease term	2.0 years
Weighted average discount rate	15.0%

____________

(1)      Amount includes (i) $516 related to the adoption of ASC 842 for existing operating leases on July 1, 2022, (ii) $308 related to the Company entering into a new non-cancelable operating lease agreement during the three months ending September 30, 2022.

Future minimum lease payments under the Company’s non-cancelable operating leases with an initial lease term in excess of one year subsequent to September 30, 2022 are as follows:

Remainder of 2023	$336
2024	404
2025	143
Gross lease payments	883
Less: imputed interest	(127)
Present value of net future minimum lease payments	$756

As of September 30, 2022, the present value of net future minimum lease payments is recorded in the amount of $349 within accrued liabilities on the condensed consolidated balance sheet and $407 within other long-term liabilities on the condensed consolidated balance sheet.

Under the previous lease accounting standard ASC 840, Leases, the aggregate future minimum lease payments under the Company’s non-cancelable operating lease, as of June 30, 2022, was as follows:

2023	$273
2024	218
2025	127
Total	$618

Rent expense for the three months ended September 30, 2021 was $108.

6. Financing Obligations

The Company’s financing obligations, net of discounts, consist of the following:

	As of September 30, 2022	As of June 30, 2022
Receivable financing facility	$5,803	$5,911
Equipment financing facility	1,413	2,929
Total financing obligations	7,216	8,840
Less: financing obligations, current	(7,216)	(8,840)
Total financing obligations, noncurrent	$—	$—

PRESTO AUTOMATION INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

6. Financing Obligations (cont.)

Receivable financing facility

On April 27, 2021, the Company entered into an investment arrangement in which the Company provides future receivables available to an outside investor to invest in, in exchange for an upfront payment. Through this arrangement, the Company obtains financing in the form of a large upfront payment, which the Company accounts for as a borrowing by recording the proceeds received as a financing obligation, which will be repaid through payments collected from accounts receivable debtors relating to future receivables. The financing obligation is non-recourse; however, the Company is responsible for collections as the Company must first collect payments from the debtors and remit them to the investor. The Company recognizes interest on the financed amount using the effective interest method. The effective interest rate is the interest rate that equates the present value of the cash amounts to be received by the investor with the present value of the cash amounts paid by the investor to the Company. The receivable financing facility has a term of 5 years and the arrangement allows the Company and the financier to mutually agree to roll forward the Company’s borrowings as they come due.

On August 15, 2021, November 16, 2021, February 22, 2022, May 31, 2022, and August 18, 2022 in accordance with the terms of the receivable financing facility, the Company rolled forward the receivable financing facility, enabling the Company to continue its quarterly borrowings for a minimum of a rolling twelve-months. Subject to the approval of the financier, the Company expects to continue rolling forward the receivable financing facility.

Equipment financing facility

Beginning in 2019, the Company entered into arrangements with third party financiers to secure payments of certain tablet purchases. Such arrangements generally have terms ranging from 3 – 5 years and interest rates ranging from 8% – 14%. The Company then leases the tablets monetized by the financiers to one of its customers through operating leases that have 4-year terms.

In fiscal year 2022 and during the three months ended September 30, 2022, due to the Company’s liquidity position and other commitments, the Company postponed certain payments on certain arrangements with third party financiers, which resulted in the Company defaulting on said arrangements. The Company is seeking to remedy the matter via repayment agreements with its third-party financiers. Non-payment under the arrangements permits the financiers to declare the amounts owed under the arrangement due and payable and exercise their right to secure the tablets under lease. Although we intend to repay, we have classified all of our obligations under these arrangements as short-term within financing obligations, current as of September 30, 2022 and June 30, 2022.

7. Debt Arrangements

The Company’s outstanding debt, net of debt discounts, consists of the following:

	As of September 30, 2022	As of June 30, 2022
Convertible promissory notes	$—	$89,663
Term loans	49,424	25,443
PPP Loan	—	2,000
Total debt	49,424	117,106
Less: debt, current	—	(115,106)
Total debt, noncurrent	$49,424	$2,000

PRESTO AUTOMATION INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

7. Debt Arrangements (cont.)

Convertible promissory notes

As of June 30, 2022, the Company had convertible notes outstanding to various investors, all of which were accounted for under the fair value option. As of June 30, 2022, the fair value of such convertible promissory notes was $89,663. In conjunction with the Merger all convertible promissory notes converted into shares of common stock. Further, certain convertible notes which were together with warrants also had the related warrants converted into shares of common stock. As a consequence of the note and warrant conversion, 8,147,938 shares of common stock were issued. Immediately prior to conversion, the convertible promissory notes were remeasured to the then fair value of $41,392, resulting in a gain on remeasurement of $48,271 which was recorded within change in fair value of warrants and convertible promissory notes on the condensed consolidated statement of operations and comprehensive income (loss) for the three months ended September 30, 2022. As a consequence of the conversion, $41,392 was reclassified into additional paid-in capital.

During the three months ended September 30, 2021 the Company issued $500 of convertible promissory notes and recorded a loss on remeasurement of $12,117 on all outstanding convertible promissory notes which was recorded within change in fair value of warrants and convertible promissory notes on the condensed consolidated statement of operations and comprehensive income (loss).

Term loans

Horizon Term Loan

On March 4, 2021, the Company entered into a loan agreement (the “Horizon Loan”) with Horizon Technology Finance Corporation, which provided the Company with $15,000, bears interest at prime rate plus 6.5% per annum, and has a term of 54 months from each loan funding date. The Horizon Loan payment terms require repayment of accrued interest only on the outstanding principal amount over the first 24 payment dates and an equal payment of principal plus accrued interest on the next 30 payment dates identified in the notes applicable to the loan. The Company pledged certain assets against the Horizon Loan. The Horizon Loan contains financial covenants that require the maintenance of an unrestricted cash plus accounts receivable balance and achievement of quarterly bookings targets. On March 11, 2022, the Company amended the Horizon Loan to shorten the total term to 24 months.

In connection with the entry into the Credit Agreement (defined below), on September 21, 2022 the Company repaid the Horizon Loan making a cash disbursement of $17,012, of which $15,000 was repayment of principal and $649 was payment of interest expense and accrued interest. Further, $1,737 was recorded as a loss on early extinguishment of debt on the condensed consolidated statement of operations and comprehensive income (loss).

Lago Term Loans

On March 11, 2022, the Company entered into a loan agreement (the “Lago Loan”) with Lago Innovation Fund I & II, LLC, which provided the Company with $12,600, bears interest at the greater of 12% plus the greater of 1% or 30 day LIBOR, bears 2% payable in kind interest, and matures on April 1, 2023. The Company pledged certain assets against the Lago Loan. The Lago Loan payment terms require repayment of accrued interest only on the outstanding principal over the first 12 payment dates and payment of principal plus remaining accrued interest on the last payment date identified in the notes applicable to the loan. The Company may prepay at any time for a fee, dependent on the time of prepayment. The Lago Loan contains financial covenants that require the maintenance of unrestricted cash plus accounts receivable balance and achievement of quarterly bookings targets. The Company issued 205,602 warrants to purchase common stock with the Lago Loan. Refer to Note 11 for further details.

On August 4, 2022, the Company amended the Lago Loan which provided the Company with $5,250. Further, as part of the amendment to the Lago Loan, the Company issued an additional 169,310 warrants to purchase common stock with the additional tranche. The Company determined that the amendment with the lender should be accounted for as an extinguishment and recorded a loss on early extinguishment of debt of $6,022 on its condensed consolidated statement of operations and comprehensive income (loss).

PRESTO AUTOMATION INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

7. Debt Arrangements (cont.)

In connection with the entry into the Credit Agreement (defined below) on September 21, 2022, the Company repaid all outstanding loans by making a cash disbursement of $22,351, of which $17,850 was repayment of principal and $130 was payment of payable in kind interest. Further $4,371 of cash was paid related to prepayment and other penalties.

Credit Agreement

On September 21, 2022, in connection with the consummation of the Merger, the Company entered into a Credit Agreement (the “Credit Agreement”) with the subsidiary guarantors party thereto, Metropolitan Partners Group Administration, LLC, as administrative, payment and collateral agent (the “Agent”), the lenders (“Lenders”) and other parties party thereto, pursuant to which the Lenders extended term loans having an aggregate original principal amount of $55,000 (the “Term Loans”).

The Term Loans were borrowed in full on September 21, 2022. Amounts outstanding under the Credit Agreement will incur interest at the rate of 15% per annum. During the first 18 months following the closing date, the Company may elect to pay a portion of the accrued and unpaid interest by capitalizing the amount of such interest on a monthly basis and adding the same to the principal balance of the Term Loans, after which such capitalized interest shall accrue interest at the interest rate and otherwise constitute principal under the Term Loan (“PIK Interest”). With respect to interest accruing during the first six months after the closing date, the Company may elect for 100% of the interest payment to be capitalized as PIK Interest on a monthly basis. With respect to interest accruing after the six month anniversary of the closing date, but before the 18 month anniversary of the closing date, the Company may elect for 50% of the interest payment to be capitalized as PIK Interest on a monthly basis. The Term Loans mature on March 21, 2025.

The Term Loans may be prepaid by the Company; however, any voluntary or mandatory prepayment made prior to the 18 month anniversary of the closing date must be accompanied by payment of a make whole premium equal to the interest and fees that would have accrued on the aggregate principal amount of the Term Loans (including any interest that could have been capitalized as PIK Interest during such period) from the date of payment through the 18 month anniversary of the closing date. The Term Loans may not be reborrowed once repaid. The Company is required to pay the Agent certain upfront fees and administrative fees in connection with the Term Loans. The Company’s obligations under the Credit Agreement are secured by substantially all of the Company’s assets.

The Company must comply with certain financial covenants as set forth in the Credit Agreement, including a minimum cash covenant and maximum net leverage ratio of 1.20 to 1.00. The Credit Agreement also contains customary affirmative and restrictive covenants, including covenants regarding the incurrence of additional indebtedness or liens, investments, transactions with affiliates, delivery of financial statements, payment of taxes, maintenance of insurance, dispositions of property, mergers or acquisitions, among other customary covenants. The Company is also restricted from paying dividends or making other distributions or payments on its capital stock, subject to limited exceptions. The Credit Agreement also includes customary representations and warranties, events of default and termination provisions, upon which the Term Loans may be accelerated and the interest rate applicable to any outstanding payment obligations will increase by 5%. As of September 20, 2022, the Company was in compliance with all applicable covenants.

In conjunction with the Credit agreement, the Company issued 1,500,000 warrants to purchase common stock to the Lenders. Such warrants were determined to be equity classified and the Company recorded the value associated with such warrants of $2,076 within additional paid in capital, with an offsetting debt discount being recorded. Refer to Note 11 for further details on the aforementioned warrants.

As a condition to entering into the Credit Agreement, the Sponsors agreed to transfer 600,000 Presto Automation Inc. shares to the Lender to the Credit Agreement. The share transfer by the Sponsor to the Lenders to the Credit Agreement was such that the substance of the transaction was that the Sponsors made a capital contribution to the Company, and the Company then made a share-based payment to the Lenders as an incentive for the Lenders to enter into the Credit Agreement. Accordingly, the Company recorded the transaction as debt issuance costs discount of $2,779 in condensed consolidated balance sheet with an offsetting increase to additional paid-in capital for the contribution.

PRESTO AUTOMATION INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

7. Debt Arrangements (cont.)

The Company incurred other debt issuance costs associated with professional services and fees paid to the lender of $1,006 in conjunction with the signing of the Credit Agreement which were recorded as a debt discount.

During the three months ended September 30, 2022, the Company recorded PIK interest expense amounts of $229, which has been reflected as an increase to the outstanding debt balance. Further, during the three months ended September 30, 2022 the Company recorded interest expense associated with the amortization of debt discounts in the amount $56. Accordingly at September 30, 2022, the term loans, noncurrent balance of $49,424 reflects $55,000 of principal and $229 PIK interest accrual, as reduced by unamortized debt issuance costs of $5,805.

Paycheck Protection Program Loans

In April 2020, we obtained a Paycheck Protection Program (“PPP”) loan for $2,599 through the U.S. Small Business Administration. In March 2021, a second PPP loan was obtained in the amount of $2,000, for a total of $4,599 received in PPP loans. The loans were to be fully forgiven if the funds received were used for payroll costs, interest on mortgages, rent, and utilities, with at least 60% being used for payroll. The Company utilized the funds for these purposes and applied for loan forgiveness of the PPP funds. The Company’s accounting policy provides that if the loans are forgiven, the forgiven loan balance will be recognized as income in the period of forgiveness. During the three months ended September 30, 2021, the Company received forgiveness of the first PPP loan of $2,599 and recognized income on forgiveness within other income, net during the three months ended September 30, 2021. During the three months ended September 30, 2022, the Company received forgiveness of the second PPP loan of $2,000 and recognized income on forgiveness within other income, net during the three months ended September 30, 2022.

As of September 30, 2022, future principal payments on debt were as follows:

Year Ended June 30,
2023 (remaining)	$—
2024	—
2025	55,000
Total future payments on debt obligations	$55,000

8. Commitments and Contingencies

Warranties, Indemnification, and Contingencies

The Company enters into service level agreements with customers which warrant defined levels of uptime and support response times and permit those customers to receive credits for prepaid amounts in the event that those performance and response levels are not met. In the three months ended September 30, 2022 and 2021, the Company has incurred costs to refurbish customer tablets of $658 and $617 recorded in cost of platform revenue in the Company’s condensed consolidated statement of operations and comprehensive income (loss). In connection with the service level agreements, the Company has recorded $229 and $724 in accrued liabilities in the condensed consolidated balance sheets for expected repair costs for customer tablets currently in the Company’s return merchandise authorization process as of September 30, 2022 and June 30, 2022, respectively.

In the ordinary course of business, the Company enters into contractual arrangements under which the Company agrees to provide indemnification of varying scope and terms to business partners and other parties with respect to certain matters, including, but not limited to, losses arising out of the breach of such agreements, intellectual property infringement claims made by third parties, and other liabilities relating to or arising from the Company’s platform or the Company’s acts or omissions. In these circumstances, payment may be conditional on the other party making a claim pursuant to the procedures specified in the particular contract. Further, the Company’s obligations under these agreements may be limited in terms of time and/or amount, and in some instances, the Company may have recourse against third parties for certain payments.

PRESTO AUTOMATION INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

8. Commitments and Contingencies (cont.)

In addition, the Company has agreed to indemnify the Company’s directors and executive officers for costs associated with any fees, expenses, judgments, fines, and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as a director or officer, including any action by the Company, arising out of that person’s services as the Company’s director or officer or that person’s services provided to any other company or enterprise at the Company’s request. The Company maintains director and officer insurance coverage that may enable the Company to recover a portion of any future amounts paid.

Legal Proceedings

In the ordinary course of business, the Company may be subject from time to time to various proceedings, lawsuits, disputes, or claims. The Company makes a provision for a liability relating to legal matters when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These estimates are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, estimated settlements, legal rulings, advice of legal counsel, and other information and events pertaining to a particular matter. In general, the resolution of a legal matter could be material to the Company’s financial condition or cash flows, or both, or could otherwise adversely affect the Company’s operating results. The outcomes of legal proceedings and other contingencies are, however, inherently unpredictable, and subject to significant uncertainties. At this time, the Company does not have any such matters that, if resolved unfavorably, would have a material impact on its financial condition, results of operations or cash flows.

In June 2022, the Company received a favorable arbitrator ruling related to a matter with its third-party subcontractor and was awarded approximately $11,304 in damages related to the Company’s loss on infrequent product repairs and to cover its legal expenses. The award has not met the criteria to be considered realizable as of September 30, 2022. As a result, the Company has not recognized any gain related to this settlement in its condensed consolidated statement of operations and comprehensive income (loss).

9. Loss on Infrequent Product Repairs

During the three months ended September 30, 2021, the Company experienced an increase in hardware returned for repair or replacement using a Return Merchandise Authorization (“RMA”). While the Company has incurred RMA charges in the past, the volume of repair charges was extremely unusual and very high due to a liquid ingress issue resulting from COVID-19 related actions by the Company’s customers. The Company’s devices failed primarily due to the use of extremely strong commercial disinfectant solutions by the Company’s customers to clean the hardware devices as a mandatory precaution protocol due to COVID-19. Due to use of commercial cleaning products, the solution leaked into the hardware causing significant damage to the devices and requiring replacement of such devices.

The standard warranty the Company provides covers regular wear and tear and does not cover any damage caused by mishandling of the product. However, given the nature of issues, the Company, in order to prevent disruption to the Company’s customers’ businesses, incurred approximately $435 of repair and replacement expenses related to this issue during the three months ended September 30, 2021. The Company provided repair and replacement of its hardware devices to all of its customers as a one-time only offer due to COVID-19. The Company has also made a claim to recover the costs from its third-party subcontractor who manufactures the hardware. Refer to Note 8 for further details

PRESTO AUTOMATION INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

10. Stockholders’ Equity (Deficit)

Effective with the closing of the closing of the Merger the Company restated its articles of incorporation. Under the amended and restated articles of incorporation the Company is authorized to issue 180,000,000 shares of common stock and 1,500,000 shares of preferred stock. The holders of common stock shall have the right to one vote for each share of common stock held. The holders of non-voting common stock do not have the right to vote on any matter.

On September 15, 2022, the Company (then Legacy Presto), received an equity investment of $1,000 from an investor in exchange for 133,333 shares in the Company. Further, such investor held a significant portion of outstanding convertible notes on the date the investment was made. The Company recorded the proceeds received as an increase to additional paid-in capital.

On September 21, 2022, in connection with the closing of the Merger, Ventoux and Legacy Presto and a proposed convertible note lender (“Silver Rock”) agreed to terminate the proposed amended and restated convertible note subscription agreement, dated July 25, 2022, which was to be funded at the closing of the Merger. Pursuant to the termination agreement, Silver Rock agreed to the termination in exchange for 400,000 shares of common stock of Legacy Presto which were converted into 322,868 shares of Company common stock pursuant to the terms of the Merger Agreement. The share transfer was determined to be termination fee valued at $1,646 recorded within other financing and financial instrument (costs) income, net on the condensed consolidated statement of operations and comprehensive income (loss), with an offsetting increase to additional paid-in capital. The Company also agreed to pay certain expenses of Silver Rock in the amount of $531 which is recorded within other financing and financial instrument (costs) income, net on the condensed consolidated statement of operations and comprehensive income (loss). In addition to the consideration transferred directly by the Company, 500,000 warrants to purchase common stock, held by the Sponsors, were transferred to Silver Rock. The substance of the warrant transfer by the Sponsor to Silver Rock under the termination agreement was such that the Sponsors made a capital contribution to the Company, and the Company then made a share-based payment to Silver Rock in exchange for termination of the convertible note agreement. Accordingly, the Company recorded the transaction as an other financing cost of $766 within other financing and financial instrument (costs) income, net on the condensed consolidated statement of operations and comprehensive income (loss) with an offsetting increase to additional paid-in capital for the contribution.

The Company has the following shares of common stock reserved for future issuance:

As of September 30, 2022
Warrants to purchase common stock	18,415,453
Options to purchase common stock and RSUs	12,976,520
Stock options available for future grants	4,617,400
Earnout shares	15,000,000
51,009,373

11. Warrants

Since inception, the Company has issued warrants in conjunction with various debt financings. The Company accounts for its warrants in accordance with ASC 815-40 as either liabilities or as equity instruments depending on the specific terms of the warrant agreement. Warrants are classified as liabilities when there is variability in the number of shares, and when the variability is not related to an implicit or explicit input to the valuation of the Company. Liability-classified warrants are remeasured at each reporting date until settlement, with changes in the fair value recognized in change in fair value of warrants and convertible promissory notes in the condensed consolidated statement of operations and comprehensive income (loss). Warrants that meet the fixed-for-fixed criteria or contain variability related to an implicit or explicit input to the valuation of the Company are classified as equity instruments. Warrants classified as equity instruments are initially recognized at fair value and are not subsequently remeasured.

PRESTO AUTOMATION INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

11. Warrants (cont.)

During the period from June 30, 2022, through the date of the Merger, the Company had various warrant transactions:

•        The issuance of 169,309 warrants to purchase common stock in conjunction with an amendment to the warrant agreement with Lago Loan, such amendment occurring in August of 2022.

•        In September 2022, the holder of 141,970 warrants net exercised such warrants with the Company issuing 136,681 common shares to the holder.

•        The issuance at the Merger date of 1,500,000 warrants to the Lenders to the Credit Agreement.

•        With the Merger, the Company assumed 8,625,000 public warrants and 6,125,000 private warrants.

•        With the consummation of the Merger and the repayment of the Horizon loan, 294,725 of previously liability classified warrants were reclassified to equity in the amount of $830.

The following tables represent the warrants on common stock outstanding at September 30, 2022 and June 30, 2022:

	As of September 30, 2022
	Expiration date	Exercise Price	Number of Shares	Term (years)	Classification
Common	[C]	$7.80	12,811	7	Equity
Common	[C]	$7.80	41,636	7	Equity
Common	[C]	$7.80	16,654	7	Equity
Common	March 2026	$9.25	84,461	6.5	Liability
Common	June 2028	$0.01	404,961[E]	6.7	Equity
Common	[F]	$0.37	178,395	10	Equity
Common	March 2026	$0.37	57,952	10	Liability
Common	March 2026	$9.25	86,532	6	Liability
Common	July 2027	$0.37	402,679	6	Equity
Common	[A]	$8.16	182,158	[A]	Equity
Common	January 2031	$8.16	27,577	10	Liability
Common	[B]	$6.53	294,725[B]	10	Equity
Common	March 2032	$8.16	374,912	10	Liability
Common	September 2027	$11.50	1,500,000	5	Equity
Common	September 2027	$8.21	8,625,000	5	Equity
Common	September 2027	$11.50	6,125,000	5	Liability
Total			18,415,453

PRESTO AUTOMATION INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

11. Warrants (cont.)

		As of June 30, 2022
	Expiration date	Exercise Price	Number of Shares	Term (years)	Classification
Common	[C]	$7.80	12,811	7	Equity
Common	[C]	$7.80	41,636	7	Equity
Common	[C]	$7.80	16,654	7	Equity
Common	March 2026	$9.25	84,461	10	Liability
Common	October 2027	$0.37	141,970	10	Equity
Common	[D]	$0.01	2,575,190	[D]	Liability
Common	June 2028	$0.01	404,961[E]	6.7	Equity
Common	March 2026	$0.37	178,395	10	Equity
Common	March 2026	$0.37	57,952	10	Liability
Common	March 2026	$9.25	86,532	10	Liability
Common	July 2027	$7.80	402,679	10	Liability
Common	[A]	$8.16	182,158	[A]	Equity
Common	January 2031	$8.16	27,577	10	Liability
Common	March 2031	$6.53	294,725[B]	10	Liability
Common	March 2032	$8.16	205,602	10	Liability
Total			4,713,303

____________

[A] —Warrants will expire at the earliest of a consummation of an acquisition or one year after the effective date of a registration statement for an initial public offering.

[B] —Warrant has the option of being converted into a variable number of shares based on the class of shares that the warrant is exercised at the discretion of the warrant holder. The Company notes the most likely conversion is to Common Stock and have calculated the number of shares as the quotient of the aggregate warrant intrinsic value of $1,925 over the exercise price of $6.53 as of September 30, 2022 and June 30, 2022. Warrant will also expire at the earliest of 10 years from the issuance date of March 5, 2021 or a consummation of an acquisition in which the sole consideration is cash or marketable securities.

[C] —Warrants expire 5 years from the effective date of a registration statement for an initial public offering should one occur.

[D] —Warrants are exercisable after the conversion of the related convertible notes and will expire, if not exercised, at the earliest of a public liquidity event, the effective date of a registration statement for an initial public offering and 5 years from the issuance date. Warrants are exercisable for a variable number of shares dependent on the fully diluted capitalization and are estimated at each reporting date. The warrants were converted into Common Stock on September 21, 2022 in conjunction with the Merger.

[E] —Warrants were issued in October 2021 and are exercisable contingent on rollouts of the Company’s products and services to the warrant holder. Number of shares represents the maximum number of shares to be issued to the warrant holder of 404,961, of which 265,249 and 321,943 remained contingent as of September and June 30, 2022. Expense related to these warrants will be recognized as a reduction to revenue in the Company’s condensed consolidated statements of operations and comprehensive income (loss).

[F] —Warrants will expire at the earliest of 10 years from the issuance date of March 11, 2016, a consummation of an acquisition or one year after the effective date of a registration statement for an initial public offering.

PRESTO AUTOMATION INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

12. Stock-Based Compensation

Prior to the Merger, the Company utilized the 2018 equity incentive plan (“2018 Plan”) which replaced the 2008 Stock Incentive Plan (“2008 Plan”). Effective with the Merger, the Board of Directors adopted the 2022 Incentive Award Plan (the “2022 Plan”). As of September 30, 2022, the number of shares of common stock reserved for future issuance under the 2022 Plan was 4,617,400.

The Board of Directors may grant incentive and non-statutory stock options and restricted stock units (“RSUs”) to employees, outside directors, investors and consultants at an exercise price of not less than 100% of the fair market value, as determined by the Board of Directors, at the date of grant. Awards generally vest ratably over periods determined by the Board of Directors, generally 4 years, and expire no later than ten years from the date of grant. For options subject to the one-year cliff, the expense is recognized as 25% of the total option value, which is recognized on a straight-line basis over the first year and remaining option expense continues to be recognized straight-line as vesting occurs monthly thereafter.

In July 2022, the Company granted 836,657 RSUs to its employees and consultants that contain a service-based vesting condition and a performance-based vesting condition, with a grant date fair value of $8.26 per RSU. Such RSUs are in addition to the 350,426 of RSUs that were outstanding at June 30, 2022, which contain the same vesting conditions. The service-based vesting condition is generally satisfied by rendering continuous service for 5 years, with 20% vesting each year. The performance-based vesting condition is satisfied in connection with an initial public offering or a change in control. However, the consummation of the deSPAC does not result in satisfaction of the performance condition. The Company did not record compensation expense during the three months ended September 30, 2022 related to these RSUs as achievement of the performance-based vesting condition was not deemed probable of occurring. As of September 30, 2022, $9,108 of stock-based compensation related to these RSUs remains unrecognized, which is expected to time-vest over a remaining weighted-average period of 4.71 years, subject to the performance-based vesting condition being satisfied or deemed probable at which point the Company will recognize a cumulative adjustment for the service condition satisfied at such point.

In September 2022, the Company granted 1,200,000 of RSUs to a director of the Company with a grant date fair value of $4.56 per RSU. The RSUs vest in the following tranches, subject to the continuous service through each applicable vesting date: 33.33% of the RSUs shall vest on September 30, 2022, 56.67% of the RSUs shall vest in equal monthly installments on the last day of each month during the subsequent 23-month period, and the remaining 10% shall vest upon the third anniversary of the vesting commencement date. The Company recorded compensation expense during the three months ended September 30, 2022 related to the RSUs of $1,824. As of September 30, 2022, $3,649 of stock-based compensation related to the RSU remains unrecognized, which is expected to be recognized over a remaining weighted-average period of 2.96 years. The RSUs time-based vesting would accelerate upon an acquisition of the Company. A deSPAC does not meet the definition of an acquisition as defined in the 2018 Plan.

During fiscal year 2021, the Company granted 600,752 performance-based options that contained a service-based vesting condition and a performance-based vesting condition. The service-based vesting condition is satisfied by rendering continuous service for 4 years after the performance-based vesting condition occurs. The performance-based vesting condition is satisfied in connection with a financing event or a public liquidity event for a first group of 300,376 options and in connection with a public liquidity event for a second group of 300,376 options. A financing event occurred as of June 30, 2021 that satisfied the performance-based vesting condition for the first group of 300,376 options. Effective with the closing of the Merger, the public liquidity event performance condition was achieved for the second group of 300,376 options. The Company recognized expense associated with these options in the amount of $27 for the three months ended September 30, 2022.

In the event of voluntary or involuntary termination of employment with the Company for any reason, with or without cause, all unvested options are forfeited and all vested options must be exercised within a 90-day period under the 2018 Plan and within a 30-day period under the 2008 Plan or they are forfeited.

PRESTO AUTOMATION INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

12. Stock-Based Compensation (cont.)

The following summary of the equity incentive plan activity for the three months ended September 30, 2022 is shown collectively for the 2022 Plan, the 2018 Plan and the 2008 Plan:

	Number of Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
Balance – June 30, 2022	13,845,291	$0.59	6.66	—
Retrospective application of recapitalization	(2,631,676)	0.14	—	—
Adjusted Balance – beginning of period	11,213,615	0.73	6.66
Exercised	(43,712)	$0.76	—	—
Forfeited and expired	(117,601)	$1.15	—	—
Balance – September 30, 2022	11,052,302	$0.73	6.43	—
Vested and expected to vest at September 30, 2022	11,052,302	$0.73	6.43	$14,554
Exercisable at September 30, 2022	8,840,903	$0.42	5.84	$13,793

The aggregate intrinsic value of options exercised during the three months ended September 30, 2022 was $56.

The following is a summary of the equity incentive plan RSU activity for the three months ended September 30, 2022 for the 2022 Plan and the 2018 Plan:

	Number of Awards Outstanding	Weighted- Average Grant Date Fair Value
Unvested Balance – June 30, 2022	432,666	$6.46
Retrospective application of recapitalization	(82,240)	$1.52
Adjusted, unvested balance – beginning of period	350,426	$7.98
Granted	2,036,657	$6.75
Vested	(399,960)	$4.56
Forfeited	(62,905)	$6.46
Unvested Balance – September 30, 2022	1,924,218	$6.93

Stock-based compensation expense

Stock-based compensation expense, excluding stock-based compensation in capitalized software, related to employees and non-employees was $2,175 and $479 for the three months ended September 30, 2022 and 2021, respectively.

Stock-based compensation expense, excluding stock-based compensation in capitalized software, by function is as follows:

	Three months ended September 30, 2022	Three months ended September 30, 2021
Research and development	$151	$105
Sales and marketing	98	99
General and administrative	1,926	275
	$2,175	$479

PRESTO AUTOMATION INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

12. Stock-Based Compensation (cont.)

Stock-based compensation allocated to cost of goods sold was not material for the three months ended September 30, 2022 and 2021. The weighted-average grant date fair value of options vested during the three months ended September 30, 2022 was $1.38. As of September 30, 2022, the unrecognized stock-based compensation expense related to outstanding unvested stock options was $3,796, which is expected to be recognized over a weighted-average period of 2.89 years.

Further, for the three months ended September 30, 2022 the Company recorded $178 of stock-based compensation expense associated with earnout shares granted to holders of common stock held by current employees and directors and holders of options and RSUs. Refer to Note 1 for further discussion of compensation recorded related to earnout shares granted to holders of common stock, options and RSUs.

Employee Stock Purchase Plan

Effective with the closing of the Merger, the Company adopted and employee stock purchase plan (“ESPP”). The ESPP allows eligible employees to purchase shares of the Company’s common stock at a discount through payroll deductions of up to 15% of their eligible compensation, subject to any plan limitations, during designated 6 month offering periods. At the end of each offering period, employees are able to purchase shares at the lesser of (i) 85% of the fair market value of the Company’s common stock on the first day of the offering period and (ii) 85% of the fair market value of the Company’s common stock on the last day of the offering period, based on the closing sales price of the Company’s common stock as quoted on the NASDAQ on such date.

There was no activity under the plan during the three months ended September 30, 2022.

Other Stock-based Compensation

In connection with the acquisition of CyborgOps (see Note 15), the Company issued 475,638 shares of common stock to former employees of CyborOps who have continued employment with the Company, and are accounted for as stock-based compensation because the shares are subject to forfeiture based on post-acquisition time-based service vesting. The shares vest in monthly increments over four years commencing on June 11, 2022. The fair value was determined to be $8.75 per share based on the acquisition date fair value. During the three months ended September 30, 2022, the Company recognized $264 of stock-based compensation expense related to these awards. As of September 30, 2022, unrecognized stock-based compensation expense was $3,799, which is expected to be recognized over a weighted-average period of 3.62 years.

13. Income Taxes

The Company is subject to U.S. federal, state, and local corporate income taxes. The Company’s income tax expense was not material for the three months ended September 30, 2022 and 2021. The Company does not expect any material changes in tax position for the remainder of the fiscal year.

PRESTO AUTOMATION INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

14. Net Income (Loss) Per Share

The following table sets forth the computation of basic and diluted net income (loss) per share attributable to common stockholders for the periods presented:

	Three months ended September 30,
	2022	2021
Numerator:
Net income (loss) attributable to common stockholders, basic and diluted	$34,789	$(19,509)
Denominator:
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders, basic	29,521,505	27,137,792
Add: Weighted average dilutive effect of stock options, RSUs and warrants	10,845,397	—
Weighted average shares outstanding – diluted	40,366,902	27,137,792
Net income (loss) per share attributable to common stockholders, basic	$1.18	$(0.72)
Net income (loss) per share attributable to common stockholders, diluted	$0.86	$(0.72)

The potential weighted average shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive are as follows:

	Three months ended September 30,
	2022	2021
Stock options and RSUs	221,140	11,570,149
Convertible notes	—	3,435,080
Common stock warrants	2,887,771	4,747,754
Total potential shares of common stock excluded from the computation of diluted net income (loss) per share	3,108,911	19,752,983

Warrants to purchase a weighted average of 2,887,771 shares of common stock were outstanding during the three months ended September 30, 2022 but were not included in the computation of diluted EPS because the warrants’ exercise price was greater than the average market price of the common shares.

The Company excluded a weighted average of 906,553 and 300,375 RSU’s and options from the calculation of diluted EPS as they are subject to performance conditions for which the necessary conditions have not been satisfied as of September 30, 2022 and 2021, respectively.

The Company excluded a weighted average of 1,630,435 earnout shares from the calculation of diluted EPS as they are subject to market conditions for which the necessary conditions have not been satisfied as of September 30, 2022.

15. Cyborg Ops

As a consequence, to the closing of the Merger, bonus and deferred consideration amounts owed to certain founding members of CyborgOps became due and payable resulting in an expense of $1,946, of which $1,878, and $68 has been recorded within research and development and sales and marketing, respectively, in the condensed consolidated statement of operations and comprehensive income (loss).

PRESTO AUTOMATION INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

16. Related Party Transactions

The Company has certain convertible promissory notes and embedded warrants with entities in which a member of the Company’s board of directors is an officer of the entity and has a financial interest in the entity (“affiliated entities”). As of June 30, 2022, $9,566 of the Company’s convertible promissory notes and embedded warrants balance is due to a related party, all of which are due within 12 months. The convertible promissory notes and embedded warrants converted into shares of common stock during the three months ended September 30, 2022. Refer to Note 7 for further details.

During the three months ended September 30, 2022, the Company received an equity investment of $1,000 from an investor in exchange for 133,333 shares in the Company. Refer to Note 10 for further details. In addition, the Company granted 1,200,000 of RSUs to a director of the Company with a grant date fair value of $4.56 per RSU. Refer to Note 12 for further details.

17. Subsequent Events

There have been no subsequent events that occurred during the period subsequent to the date of these condensed consolidated financial statements that would require adjustment to our disclosure in the condensed consolidated financial statements as presented.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of
E La Carte, Inc. (dba Presto)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of E La Carte, Inc. (dba Presto) (the “Company”) as of June 30, 2022 and 2021, the related consolidated statements of operations and comprehensive loss, stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of June 30, 2022 and 2021, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures to respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Moss Adams LLP

San Francisco, California
September 27, 2022 (December 16, 2022, as to the effects of the reverse capitalization described in Note 1)

We have served as the Company’s auditor since 2021.

E LA CARTE, INC.
(dba PRESTO)
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value)

	As of June 30,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$3,017	$36,909
Accounts receivable, net of allowance for doubtful accounts of $353 and $902 as of June 30, 2022 and 2021, respectively	1,518	1,183
Inventories	869	3,320
Deferred costs, current	8,443	11,264
Prepaid expenses and other current assets	707	1,511
Total current assets	14,554	54,187
Deferred costs, net of current portion	2,842	10,670
Deferred transaction costs	5,765	—
Property and equipment, net	1,975	3,925
Intangible assets, net	4,226	1,334
Goodwill	1,156	—
Other long-term assets	18	143
Total assets	$30,536	$70,259

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$5,916	$6,037
Accrued liabilities	6,215	7,256
Financing obligations, current	8,840	15,763
Term loans, current	25,443	—
Convertible promissory notes and embedded warrants, current	89,663	9,854
PPP loan, current	—	2,599
Deferred revenue, current	10,532	13,980
Total current liabilities	146,609	55,489
Term loans, net of current portion	—	14,011
Financing obligations, net of current portion	—	2,772
Convertible promissory notes and embedded warrants, net of current portion	—	52,727
PPP loan, net of current portion	2,000	2,000
Warrant liabilities	4,149	1,434
Deferred revenue, net of current portion	237	11,643
Other long-term liabilities	—	202
Total liabilities	152,995	140,278

Commitments and Contingencies (Refer to Note 8)
Stockholders’ deficit:
Preferred stock, $0.0001 par value–1,500,000 shares authorized as of June 30, 2022 and June 30, 2021 after recapitalization; no shares issued and outstanding as of June 30, 2022 and June 30, 2021 after recapitalization	—	—
Common stock, $0.0001 par value–180,000,000 shares authorized as of June 30, 2022 and June 30, 2021, respectively; 27,974,439 and 27,112,760 shares issued and outstanding as of June 30, 2022 and June 30, 2021, respectively	3	3
Additional paid-in capital	78,321	74,447
Accumulated deficit	(200,783)	(144,469)
Total stockholders’ deficit	(122,459)	(70,019)
Total liabilities and stockholders’ deficit	$30,536	$70,259

The accompanying notes are an integral part of these consolidated financial statements.

E LA CARTE, INC.
(dba PRESTO)
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except share and per share amounts)

	Years Ended June 30,
	2022	2021
Revenue
Platform	$20,053	$19,074
Transaction	10,298	10,838
Total revenue	30,351	29,912
Cost of revenue
Platform	18,687	14,813
Transaction	8,998	8,497
Depreciation and impairment	2,033	5,554
Total cost of revenue	29,718	28,864
Gross profit	633	1,048

Operating expenses:
Research and development	16,778	14,985
Sales and marketing	6,640	2,895
General and administrative	9,847	4,344
Loss on infrequent product repairs	582	3,342
Total operating expenses	33,847	25,566
Loss from operations	(33,214)	(24,518)
Change in fair value of warrants and convertible promissory notes	(20,528)	(19,996)
Interest expense	(5,434)	(4,664)
Other income (expense), net	2,632	(601)
Total other expense, net	(23,330)	(25,261)
Loss before (benefit) provision for income taxes	(56,544)	(49,779)
(Benefit) provision for income taxes	(230)	23
Net loss and comprehensive loss	$(56,314)	$(49,802)
Net loss per share attributable to common stockholders, basic and diluted	$(2.07)	$(1.84)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	27,268,887	27,065,512

The accompanying notes are an integral part of these consolidated financial statements.

E LA CARTE, INC.
(dba PRESTO)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
(in thousands, except share data)

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at June 30, 2020,	28,343,420	$28	5,034,446	$5	$73,654	(94,667)	$(20,980)
Retrospective application of recapitalization (Note 1)	(28,343,420)	(28)	21,999,016	(2)	30	—	—
Adjusted balance, beginning of period	—	—	27,033,462	3	73,684	(94,667)	(20,980)
Issuance of common stock upon exercise of stock options	—	—	79,298	—	13	—	13
Stock-based compensation	—	—	—	—	750	—	750
Net loss	—	—	—	—	—	(49,802)	(49,802)
Balance at June 30, 2021	—	$—	27,112,760	$3	$74,447	$(144,469)	$(70,019)
	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at June 30, 2021	28,343,420	$28	5,132,354	$5	$74,417	$(144,469)	$(70,019)
Retrospective application of recapitalization (Note 1)	(28,343,420)	(28)	21,980,406	(2)	30	—	—
Adjusted balance, beginning of period	—	—	27,112,760	3	74,447	(144,469)	(70,019)
Issuance of common stock upon exercise of stock options	—	—	259,915	—	111	—	111
Stock-based compensation	—	—	—	—	1,947	—	1,947
Fair value of newly issued non-voting common stock warrants (refer to Note 2)	—	—	—	—	712	—	712
Issuance of common stock for CyborgOps acquisition (refer to Note 15)	—	—	601,764	—	1,104	—	1,104
Net loss	—	—	—	—	—	(56,314)	(56,314)
Balance at June 30, 2022	—	$—	27,974,439	$3	$78,321	$(200,783)	$(122,459)

The accompanying notes are an integral part of these consolidated financial statements.

E LA CARTE, INC.
(dba PRESTO)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended June 30,
	2022	2021
Cash Flows from Operating Activities
Net loss	$(56,314)	$(49,802)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and impairment	2,397	5,872
Stock-based compensation	1,947	736
Change in fair value of liability classified warrants	1,597	19
Change in fair value of warrants and convertible promissory notes	18,932	18,915
Amortization of debt discount and debt issuance costs	1,215	1,229
Deferred taxes	(247)	—
Loss on debt extinguishment	—	616
Paid-in-kind interest expense	79	—
Forgiveness of PPP loan	(2,599)	—
Other	19	—
Changes in operating assets and liabilities:
Accounts receivable, net	(335)	1,089
Inventories	2,451	1,367
Deferred costs	11,361	8,082
Prepaid expenses and other current assets	1,073	(385)
Other long-term assets	(144)	(43)
Accounts payable	(3,322)	(1,244)
Vendor financing facility	(6,792)	306
Accrued liabilities	(3,562)	2,192
Deferred revenue	(14,854)	(12,391)
Other long-term liabilities	(201)	(330)
Net cash used in operating activities	(47,299)	(23,772)

Cash Flows from Investing Activities
Purchase of property and equipment	(260)	(17)
Payments relating to capitalized software	(1,798)	(529)
Acquisition of CyborgOps	(155)	—
Net cash used in investing activities	(2,213)	(546)
Cash Flows from Financing Activities
Proceeds from the exercise of common stock options	110	13
Repayment of term loans	—	(6,195)
Proceeds from issuance of convertible promissory notes and embedded warrants	8,150	43,666
Principal payments of financing obligations	(2,376)	(2,389)
Payment of debt issuance costs	(1,287)	(1,225)
Proceeds from the issuance of term loans	12,600	15,000
Proceeds from the issuance of PPP loans	—	2,000
Proceeds from issuance of financing obligations	—	6,170
Payments of deferred transaction costs	(1,577)	—
Net cash provided by financing activities	15,620	57,040

Net increase (decrease) in cash and cash equivalents	(33,892)	32,722
Cash and cash equivalents at beginning of year	36,909	4,187
Cash and cash equivalents at end of year	$3,017	$36,909
Supplemental Disclosure
Cash paid for income taxes	$26	$24
Cash paid for interest	3,854	4,664

Supplemental Disclosure of Non-Cash Investing and Financing Activities
Cancellation of June 2021 Note and related accrued interest, with issuance of February 2022 Note	$20,663	$—
Issuance of warrants	1,831	947
Forgiveness of PPP loan	(2,599)	—
Common stock issued in CyborgOps acquisition	1,104	—
Deferred consideration – CyborgOps acquisition	950	—
Deferred transaction costs recorded in accounts payable and accrued liabilities	4,188	—

The accompanying notes are an integral part of these consolidated financial statements.

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

1. Summary of Business and Significant Accounting Policies

Description of Business

E la Carte, Inc.(formerly, KHR Technologies, Inc.) was incorporated in the State of Delaware in October 2008. In 2018, E la Carte, Inc. together with its subsidiary (the “Company”) adopted “Presto” as its trade name or doing business as (“dba”) name. In February 2019, the Company formed Presto Technology, Inc. as a wholly owned subsidiary located in Ontario, Canada. The Company is headquartered in Redwood City, California.

The Company is the developer of the Presto Smart Dining system (“Presto Touch”), which offers operations efficiency, guest self-service and marketing benefits for casual dining operators. The solution includes a portfolio of tabletop, handheld and wearable devices supported by a suite of powerful, cloud-based services to enable guest ordering, payment and surveys as well as cloud-based operations metrics, security and support monitoring in real time. The Company’s voice products (“Presto Voice”) use speech recognition technology in the customer order process and connects Presto’s cloud-based solution with restaurant point of sale (“POS”) systems to maximize efficiency and minimize costs by automatically transmitting orders to the restaurant’s POS system. The Company’s vision product consists of a platform-based artificial intelligence powered computer vision software application that delivers unique and real-time insights to operators (“Presto Vision”). The Presto solution improves operations efficiency and serves as the restaurant operating system, connecting front of house and back of house operations across dine-in, takeout, and delivery channels, with access to data that was previously inaccessible, allowing restaurant operators to make the smart decisions required to thrive in the highly competitive casual dining market.

Fiscal Year

The Company’s fiscal year ends on June 30. References to fiscal 2022, for example, refer to the fiscal year ended June 30, 2022.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Company. All intercompany balances and transactions have been eliminated in consolidation. References to ASC and ASU included hereinafter refer to the Accounting Standards Codification and Accounting Standards Update established by the Financial Accounting Standards Board (“FASB”) as the source of authoritative U.S. GAAP.

On November 10, 2021, Ventoux CCM Acquisition Corp. (“Ventoux”) and its subsidiaries, and E La Carte, Inc. (“Presto”) entered into an Agreement and Plan of Merger, as amended on April 1, 2022 and July 25, 2022 (the “Merger Agreement”), which, among other transactions, was consummated on September 21, 2022. Upon the consummation of the Merger, each share of the Company’s common stock then issued and outstanding was canceled and converted into the right to receive 0.8099 shares (the “Exchange Ratio”) of common stock of Ventoux. Refer to Note 18 for further details regarding the Merger.

The Merger is accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Ventoux was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Merger was treated as the equivalent of Presto issuing stock for the net assets of Ventoux, accompanied by a recapitalization.

Pursuant to U.S. GAAP, the Company retroactively applied the recapitalization to the Company’s equity structure, including the consolidated statements of stockholders’ deficit for the years ended June 30, 2022 and 2021, the components within total stockholders’ deficit within the Company’s consolidated balance sheets as of June 30, 2022 and 2021 and to the net loss per share and weighted average outstanding shares basic and diluted within the

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

1. Summary of Business and Significant Accounting Policies (cont.)

consolidated statement of operations and comprehensive loss, the for the years ended June 30, 2022 and 2021. Further, the Company has retroactively applied the recapitalization to certain notes to the consolidated financial statements, as indicated.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of certain assets, liabilities, revenues, expenses, and disclosures. Accordingly, actual amounts could differ from those estimates and those differences could be material.

Uses of estimates include, but are not limited to, the collectability of accounts receivable, the useful lives of property and equipment and intangible assets, inventory valuation, fair value of financial instruments, valuation of deferred tax assets and liabilities, valuation assumptions utilized in calculating the estimated value of stock-based compensation, valuation of warrants, valuation of goodwill and intangible assets acquired and impairment of long-lived assets. The Company has assessed the impact and are not aware of any specific events or circumstances that required an update to the Company’s estimates and assumptions or materially affected the carrying value of the Company’s assets or liabilities as of the date of issuance of this report. These estimates may change as new events occur and additional information is obtained.

Risk and Uncertainties

The Company is subject to a number of risks common to emerging, technology-based companies, including a limited operating history; dependence on key individuals; rapid technological changes; competition from substitute products and larger companies; the need for additional financing to fund future operations; and the successful development, marketing, and outsourced manufacturing of the Company’s products and services as well as the impact of the novel coronavirus disease (“COVID-19”) on the restaurant industry.

Impact of COVID-19

The Company was subject to risks and uncertainties as a result of the outbreak of a novel strain of coronavirus, designated “COVID-19” and declared to be a pandemic in March 2020. The Company first began to experience impacts from COVID-19 in March 2020, as federal, state and local governments reacted to the COVID-19 pandemic by encouraging or requiring social distancing, instituting shelter-in-place orders, and requiring, in varying degrees, reduced operating hours, restaurant dine-in and/or indoor dining limitations, capacity limitations or other restrictions that largely limited restaurants to off-premise sales (take-out and delivery) in the early stages of the pandemic.

Over the course of fiscal 2022 and 2021, certain of these restrictions were relaxed as incidents of infection from the initial outbreak declined, but many of the restrictions were reinstituted as incidents of infection surged. The degree and duration of restriction varied by individual geographic area. The extent of the continuing impact of the COVID-19 pandemic on the Company’s business remains highly uncertain and difficult to predict, as the operating status of restaurants remains fluid and subject to change as government authorities modify existing restrictions or implement new restrictions on restaurant operations in response to changes in the number of COVID-19 infections and the availability and acceptance of vaccines in their respective jurisdictions. Additionally, economies worldwide have been negatively impacted by the COVID-19 pandemic.

The Company has taken several actions to mitigate the effects of the COVID-19 pandemic on its operations and franchisees. In April 2020, the Company received a loan of approximately $2,599 under the U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”), to assist with the economic hardships caused by the pandemic. In March 2021, the Company received a second loan of approximately $2,000 under the PPP. In August 2021, the Company was granted forgiveness of the first loan of approximately $2,599. Refer to Note 7 for further details.

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

1. Summary of Business and Significant Accounting Policies (cont.)

In fiscal years 2022 and 2021, the volume of repair charges the Company experienced was higher than usual due to a liquid ingress issue resulting from COVID-19 related actions by its customers. The Company’s devices failed primarily due to the use of extremely strong commercial disinfectant solutions by customers to clean the hardware devices as a mandatory precaution protocol due to COVID-19. Due to use of commercial cleaning products, the solution leaked into the hardware causing significant damage to the devices and requiring replacement of such devices. To prevent disruption to customers’ businesses, the Company has incurred $582 and $3,342 of loss on infrequent customer repairs related to this issue, which is presented as a separate line item on the Company’s consolidated statement of operations and comprehensive loss. The Company has claimed to recover the costs from its third-party subcontractor who manufactures the hardware, for which the Company received a favorable arbitrator ruling. Refer to Note 8 for further details.

The severity of the continued impact of the COVID-19 pandemic on the Company’s business will depend on a number of factors, including, but not limited to, how long the pandemic will last, whether/when recurrences of the virus may arise, what restrictions on in-restaurant dining may be enacted or re-enacted, the availability and acceptance of vaccines, the timing and extent of customer re-engagement with its brands and, in general, what the short- and long-term impact on consumer discretionary spending the COVID-19 pandemic might have on the Company and the restaurant industry as a whole, all of which are uncertain and cannot be predicted. The Company’s future results of operations and liquidity could be impacted adversely by future dine-in restrictions and the failure of any initiatives or programs that the Company may undertake to address financial and operational challenges faced by it and its franchisees. As such, the extent to which the COVID-19 pandemic may continue to materially impact the Company’s financial condition, liquidity, or results of operations remains highly uncertain.

Liquidity and Capital Resources

As of June 30, 2022 and 2021, the Company’s principal sources of liquidity were cash and cash equivalents of $3,017 and $36,909, respectively, which were held for working capital purposes.

Since inception, the Company has financed its operations primarily through financing transactions such as the issuance of convertible promissory notes and loans, and sales of convertible preferred stock. The Company has incurred recurring losses since its inception, including net losses of $56,314 and $49,802 for the years ended June 30, 2022 and 2021, respectively. As of June 30, 2022 and 2021, respectively, the Company had an accumulated deficit of $200,783 and $144,469 and the Company expects to generate operating losses for the near term. Cash from operations could also be affected by various risks and uncertainties, including, but not limited to, the effects of the COVID-19 pandemic, including timing of cash collections from customers. Additional capital infusion is necessary in order to fund currently anticipated expenditures, and to meet the Company’s obligations as they come due. The Company’s future capital requirements will depend on many factors, including the revenue growth rate, subscription renewal activity, billing frequency, the success of future product development, and the timing and extent of spending to support further sales and marketing and research and development efforts.

The Company may, in the future, enter into arrangements to acquire or invest in complementary businesses, services, and technologies, including intellectual property rights. As of the date of this report, the Company has completed a deSPAC transaction (“deSPAC”). Subsequent to the deSPAC transaction, the Company may need to raise additional capital through equity or debt financing. These plans for additional financings are intended to mitigate the conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern, however as the plans are outside of management’s control, the Company cannot ensure they will be effectively implemented. In the event that additional financing is required from outside sources, the Company may not be able to raise it on terms acceptable to it or at all. If the Company is unable to raise additional capital when desired, its business, results of operations, and financial condition would be materially and adversely affected. As a result, substantial doubt exists

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

1. Summary of Business and Significant Accounting Policies (cont.)

about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued. The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

Concentrations of Risks, Significant Customers and Investments

The Company’s financial instruments are exposed to concentrations of credit risk and consist primarily of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents with high-quality financial institutions with investment-grade ratings.

The following customers accounted for more than 10% of revenues during the years ended June 30:

	2022	2021
Customer A	53%	46%
Customer B	25%	25%
Customer C	15%	22%
	93%	93%

The following customers accounted for more than 10% of accounts receivable during the years ended June 30:

	2022	2021
Customer A	31%	11%
Customer B	41%	35%
Customer C*	—%	46%
Customer D*	11%	—%
	83%	92%

____________

*        Customers with a dash accounted for less than 10% of accounts receivable at period end.

The Company is exposed to vendor concentration risk as it supplies tablets from one vendor. The Company’s operating results could be adversely affected should the vendor increase prices or incur disruptions in its tablet supply. As of June 30, 2022 and 2021, the Company had $0 and $6,792, respectively, due to the vendor as part of its vendor financing facility.

Comprehensive Loss

Comprehensive loss is comprised of net loss and other comprehensive income (loss). The Company has no components of other comprehensive loss. Therefore, net loss equals comprehensive loss for all periods presented.

Fair Value Measurements

Fair value is defined as the exchange price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company measures financial assets and liabilities at fair value at each reporting period using a fair value hierarchy which requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value:

•        Level 1 — Quoted prices in active markets for identical assets as of the reporting date.

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

1. Summary of Business and Significant Accounting Policies (cont.)

•        Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets, quoted prices for identical or similar assets in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets.

•        Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets.

Financial instruments consist of cash equivalents, accounts receivable, accounts payable, convertible promissory notes and warrant liabilities. Accounts receivable and accounts payable are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date.

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments purchased with original maturities of three months or less to be cash equivalents. As of June 30, 2022 and 2021, cash and cash equivalents consists solely of cash held in financial institutions.

Accounts Receivable, Net and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amounts net of an allowance for doubtful accounts. The Company regularly reviews the outstanding accounts receivable and allowance for doubtful accounts and at each reporting date, makes judgments as to collectability of outstanding receivables. The Company determines the allowance for doubtful accounts receivable by making its best estimate of specific uncollectible accounts considering its historical accounts receivable collection experience and the information that management has regarding the current status of the Company’s accounts receivable balances. The allowance for doubtful accounts at June 30, 2022 and 2021 was $353 and $902, respectively.

Inventories

Inventories are valued at the lower of cost or net realizable value using the weighted average cost method, which approximates the first-in first-out inventory method. This method is consistent and valued separately across new inventories and refurbished inventories. Inventories are comprised of finished goods (tablets) and related component parts. The Company purchases its inventories from a third-party manufacturer as finished goods and stores the inventory partially in its own warehouse and partially at a third-party warehouse. The Company establishes provisions for excess and obsolete inventories after an evaluation of historical sales, future demand and market conditions, expected product life cycles, and current inventory levels to reduce such inventories to their estimated net realizable value. Such provisions are made in the normal course of business and are charged to cost of revenue in the consolidated statements of operations and comprehensive loss. The provision for excess and obsolete inventories was immaterial for the years ended June 30, 2022 and 2021.

Business Combinations

The Company accounts for acquisitions using the acquisition method of accounting. Assets acquired and liabilities assumed are recorded at their respective fair values at the acquisition date. The fair value of the consideration transferred in a business combination, including any contingent consideration, is allocated to the assets acquired and liabilities assumed based on their respective fair values. The excess of the consideration transferred over the fair values of the assets acquired and the liabilities assumed is recorded as goodwill.

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

1. Summary of Business and Significant Accounting Policies (cont.)

Intangible assets, Net

Intangible assets consist of the Company’s capitalized software costs, developed technology as part of the Company’s acquisition of CyborgOps and domain name rights acquired for “Presto.com”. The Company’s domain name is being amortized on a straight-line basis over 15 years. The capitalized software and developed technology is amortized on a straight-line basis over the estimated useful lives of the software, which is generally 4 years. Software development costs include costs to develop software to be used to meet internal needs and applications used to deliver its services. Refer to Note 15 for further details of the developed technology. The Company accounts for its internal use software in accordance with the guidance in Accounting Standard Codification (“ASC”) 350-40, Internal-Use Software. The costs incurred in the preliminary stages of development are expensed as incurred. The Company capitalizes development costs related to these software applications once the preliminary project stage is complete and it is probable that the project will be completed, and the software will be used to perform the function intended. Costs capitalized for developing such software applications were $1,783 and $540, respectively, for the years ended June 30, 2022, and 2021.

Property and Equipment, Net

Property and equipment, net, are stated at cost, less accumulated depreciation. Substantially all of the Company’s property and equipment is comprised of tablets which are leased to customers. Property and equipment, net also includes equipment and software for general employee use. Depreciation is recognized using the straight-line method over the estimated useful lives of the respective assets, which is four years for tablets and three years for other property and equipment. Leasehold improvements are depreciated over the shorter of the life of the assets or the remaining term of the lease. Routine maintenance and repair costs are expensed as incurred. The costs of major additions, replacements and improvements are capitalized. Gains and losses realized on the sale or disposal of property and equipment are recognized or charged to other expense, net in the consolidated statements of operations and comprehensive loss.

For tablets classified as property and equipment, net, the Company has historically entered into equipment financing facilities with financing partners, whereby the Company legally sells the tablets to such financing partners. The Company accounts for these as property and equipment with a corresponding financing obligation, as the Company retains substantially all of the benefits and risks of ownership of the property sold.

Impairment of Long-Lived Assets

The Company evaluates the carrying value of long-lived assets on an annual basis, or more frequently whenever circumstances indicate a long-lived asset may be impaired. When indicators of impairment exist, the Company estimates future undiscounted cash flows attributable to such assets. In the event cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair value. For the years ended June 30, 2022, and 2021, the Company recorded $579 and $2,965, respectively, in write offs related to the impairment of tablets. Refer to Note 4 for further details.

Financing Obligations

The Company entered various arrangements in which the Company incurred financing obligations in exchange for an upfront payment. The Company recognizes interest on the financed amount using either the effective interest method or stated interest, depending on the arrangement.

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

1. Summary of Business and Significant Accounting Policies (cont.)

Revenue Recognition

The Company accounts for its revenue in accordance with ASC 606 Revenue from Contracts with Customers. Revenue is recognized when promised goods or services are transferred to the customer in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services, net of any taxes collected from customers (e.g., sales and other indirect taxes), which are subsequently remitted to government authorities.

During the years ended June 30, 2022 and 2021, the Company derived its revenues from two revenue streams: (1) sales and leases of the Presto Touch product (“Platform revenue”), which includes hardware, hardware accessories, software and customer support and maintenance, and (2) Premium Content (gaming) and other revenue, which includes professional services (“Transaction revenue”).

Platform Revenue

The platform revenue stream is generated from fees charged to customers for access to the Company’s Presto Touch, which is recognized ratably. Revenue generated by Presto Voice and Presto Vision products are not material for the fiscal years ended June 30, 2022 and 2021. Part of the total contract value is due upon execution of the contract, and the remainder is due upon installation of the Presto Touch. Certain contracts allow the total contract value to be paid monthly over the term of the contract. The Company’s contracts with customers are generally for a term ranging from 12 to 48 months. Amounts invoiced in excess of revenue recognized are recorded as deferred revenue.

The Company also maintains arrangements with certain customers whereby the Company leases the Presto Touch to its customer, which are accounted for in accordance with ASC 840. Revenue associated with the lease is recognized on a straight-line basis as platform revenue over the lease term in the consolidated statements of operations and comprehensive loss.

Transaction Revenue

Transaction revenue consists of a single performance obligation recognized at a point in time when the content is delivered and used. Transaction revenue is recognized on a gross basis as the Company is the principal in the relationship and the restaurant acts as a sales agent between the Company and the diner to upsell premium content purchases during the dining experience. The Company is the principal as the Company is the primary obligor responsible for fulfillment, the Company controls the gaming license and its accessibility and has influence in establishing the price charged to the diner. The portion of gaming service collections withheld by the restaurant for sales commission are recorded to transaction cost of revenues.

The Company determines revenue recognition through the following steps:

1.      Identification of the contract, or contracts, with a customer — the Company enters into a master sales agreement (“MSA”) with the customer which is signed by both parties. The rights and obligations are outlined in the MSA and payment terms are clearly defined. The Company then enters into a license agreement, typically with each franchisee, which outlines the specified goods and services to be provided. The Company also enters into separate gaming agreements with diners, whereby the customer agrees to pay for use of the premium content. Each MSA, in conjunction with a license agreement, and each gaming agreement, has commercial substance, whereby the Company is to provide products and services in exchange for payment, and collectability is probable.

2.      Identification of the performance obligations in the contract — The Company’s contracts with customers include promises to transfer multiple goods and services. For all arrangements with multiple services, the Company evaluates whether the individual services qualify as distinct performance obligations. In the Company’s assessment of whether a service is a distinct performance obligation, the Company determines

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

1. Summary of Business and Significant Accounting Policies (cont.)

whether the customer can benefit from the service on its own or with other readily available resources and whether the service is separately identifiable from other services in the contract. This evaluation requires the Company to assess the nature of each individual service offering and how the services are provided in the context of the contract, including whether the services are significantly integrated, highly interrelated, or significantly modify each other, which may require judgment based on the facts and circumstances of the contract.

The Company identified the following performance obligations: for the MSAs and license agreements, 1) sales or leases of hardware, software-as-a-service (“Saas”) and maintenance as one combined performance obligation (“Presto Touch”) and for gaming agreements, 2) premium content, or gaming. Professional services were insignificant during fiscal years 2022 and 2021.

The Presto Touch is considered a single performance obligation because each element of the Presto Touch is interdependent and cannot function independently. The software and hardware represent one combined output and the customer cannot benefit from the use of one element without the other.

When the Company enters into gaming agreements, the Company’s Presto Touch includes the capability of providing entertainment services, designed (either on its own or through other subcontractors) and provided by the Company via internet, that can be purchased by diners. The games are only accessible over the internet, and upon the diner making the decision to pay for the content, the diner receives the right to access the game on the Presto Touch. Gaming fees are usage based through the diner’s use of the device and stipulated in a separate contract with the diner. Any fees that are incurred are collected by the restaurant as part of the normal payment for the dining check from the diner and remitted back to the Company, net of commissions paid to the restaurant as the sales agent. Premium content revenue, or gaming revenue, is therefore one performance obligation.

3.      Determination of the transaction price — the Company’s MSAs stipulate the terms and conditions, and separate license agreements dictate the transaction price, and typically outlines as a price per store location or number of Presto Touch. The transaction price is generally a fixed fee, with a portion due upfront upon signing of the contract and the remainder due upon installation of the Presto Touch. The transaction price for transaction revenue is a fixed fee charged per game. The Company occasionally provides consideration payable to a customer, which is recorded as a capitalized asset upon payment and included as part of deferred costs and amortized as contra-revenue over the expected customer life.

4.      Allocation of the transaction price to the performance obligations in the contract — As the Presto Touch is one combined performance obligation, no reallocation of the contract price is required. The Company’s premium content contract is comprised of one performance obligation and does not require reallocation of the contract price.

5.      Recognition of revenue when, or as, the Company satisfies a performance obligation — As the customer simultaneously receives and consumes the benefits provided by the Company through continuous access to its SaaS platform, revenue from the Presto Touch is satisfied ratably over the contract period as the service is provided, commencing when the subscription service is made available to the customer. Transaction revenue does not meet the criteria for ratable recognition and is recognized at a point in time when the gaming service is provided.

Costs Capitalized to Obtain Revenue Contracts

Sales commissions and associated payroll taxes paid to internal sales personnel that are incremental costs resulting from obtaining a non-cancelable contract with a customer are capitalized and recognized over the estimated customer life, if material.

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

1. Summary of Business and Significant Accounting Policies (cont.)

Incremental costs incurred to obtain a contract were immaterial during the years ended June 30, 2022, and 2021.

Deferred Revenue and Deferred Costs

Deferred revenue consists of deferred platform revenue, which arises from timing differences between the advance payment and satisfaction of all revenue recognition criteria consistent with the Company’s revenue recognition policy. Deferred costs consist of the direct costs associated with the purchase of the hardware in the Presto Touch and other equipment, shipping and freight costs, and installation costs. Costs are deferred in the same manner as revenue that is deferred. Deferred revenue and associated deferred costs expected to be realized within one year are classified as deferred revenue, current, and deferred costs, current, respectively.

Cost of Revenue

Platform Cost of Revenue

Platform cost of revenue consists of four categories: product costs, shipping/freight costs, installation costs, and other costs. Product costs consist primarily of the cost to purchase the hardware and hardware accessories for the Presto Touch. Shipping/freight costs consist of all costs to transport the Presto Touch to the customers. Installation costs include the labor cost to install the hardware in each restaurant. Other costs include the amortization of capitalized software and product support costs.

The Company also incurs costs to refurbish and repair its tablets. These costs are expensed in the period they are incurred, as the costs are expected to be linear and therefore, will match with the timing of revenue recognition over time. In connection with these costs, the Company also accrues a liability at each reporting period for expected repair costs for customer tablets currently in the Company’s return merchandise authorization process as of the reporting period, which get charged to platform cost of revenue. Refer to Note 9 for further details.

Transaction Cost of Revenue

Transaction cost of revenue consists primarily of the portion of the fees collected from diners that are then paid to the restaurant as part of the revenue share agreement with each restaurant. As the Company bears the primary responsibility of the product, the Company is the principal in the premium content transactions and restaurants act as the agent, whereby the Company collect all of the fees paid as revenue and remit the revenue share to the restaurants as cost of revenue. The commissions paid to restaurants under the Company’s revenue share agreement range on average between 70% and 90% of premium content revenue by customer logo.

Depreciation and Impairment Cost of Revenue

Depreciation and impairment cost of revenue consists primarily of the costs of assets that are included in property and equipment, net in the balance sheet that are amortized to cost of revenue and related impairment charges.

Operating Expenses

Operating expenses consist of sales and marketing, research and development, and general and administrative expenses. The largest single component of operating expenses is employee-related expenses, which include salaries, commissions and bonuses, stock-based compensation, and employee benefit and payroll costs. Operating expenses for the year ended June 30, 2022 and 2021 include $582 and $3,342, respectively, in losses on infrequent product repairs (refer to “Impact of COVID-19”). These damages were caused by customers’ use of commercial disinfectant solutions as a precautionary protocol in response to COVID-19, which caused damage to the devices and required significant repairs or replacement.

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

1. Summary of Business and Significant Accounting Policies (cont.)

Research and development expenses consist primarily of employee-related costs associated with maintenance of the Company’s platform and the evaluation and preliminary development of new product offerings, as well as allocated overhead and expenses associated with the use of third-party software directly related to preliminary development and maintenance of the Company’s products and services. These costs are expensed as incurred as they do not meet the requirements for capitalization.

Sales and marketing expenses consist primarily of employee-related costs incurred to acquire new customers and increase product adoption across the Company’s existing customer base. Marketing expenses also include fees incurred to generate demand through various advertising channels and allocated overhead costs.

General and administrative expenses consist primarily of expenses related to facilities, finance, human resources and administrative personnel. General and administrative expenses also include costs related to fees paid for certain professional services, including legal, tax and accounting services and bad debt expenses.

Advertising Costs

The Company’s advertising and promotional costs are expensed as incurred. Advertising costs were $36 and $10 for the years ended June 30, 2022 and 2021, respectively and are included in sales and marketing expense.

Leases

The Company accounts for leases in accordance with ASC 840, Leases (ASC 840). The Company categorizes leases at their inception as either operating or capital leases, with the Company’s current lease portfolio consisting of operating leases for office spaces, and tablets leased to customers. In certain lease agreements, the Company may receive rent holidays and other incentives. For operating leases, the Company recognizes lease costs on a straight-line basis once control of the space is achieved, without regard to deferred payment terms such as rent holidays that defer the commencement date of required payments. Additionally, incentives received are treated as a reduction of costs over the term of the agreement.

Stock-Based Compensation

The Company has a stock incentive plan under which incentive stock options and restricted stock units (“RSUs”) are granted to employees and non-qualified stock options are granted to employees, investors, directors and consultants. The options and RSUs granted vest over time with a specified service period, except for performance-based grants. Stock-based compensation expense related to equity awards is recognized based on the fair value of the awards granted. The fair value of the Company’s common stock underlying the awards has historically been determined by the board of directors with input from management and third-party valuation specialists, as there was no public market for the Company’s common stock. The board of directors determines the fair value of the common stock by considering a number of objective and subjective factors including: the valuation of comparable companies, the Company’s operating and financial performance, the lack of liquidity of common stock, transactions in the Company’s preferred or common stock, and general and industry specific economic outlook, amongst other factors. The fair value of each option award is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of subjective assumptions, including the fair value of the underlying common stock, risk-free interest rates, the expected term of the option, expected volatility, and expected dividend yield. The fair value of each RSU is the fair value of the underlying common stock on the grant date. The related stock-based compensation expense is recognized on a straight-line basis over the requisite service period of the awards, which is generally four years. For awards with performance conditions, the related cumulative stock-based compensation expense from inception to date is recognized when it is probable that the performance condition will be achieved. The Company accounts for forfeitures as they occur.

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

1. Summary of Business and Significant Accounting Policies (cont.)

Shipping and handling costs and sales tax

Shipping and handling costs are classified as a component of cost of revenue. Fees charged to customers for shipping and handling are recorded as revenue.

Sales tax collected from customers and remitted to taxing authorities is excluded from revenue and is included in accrued liabilities on the Company’s consolidated balance sheets.

Foreign Currency

The functional currency of the Company’s foreign subsidiary is the U.S. Dollar (USD). Monetary assets and liabilities are remeasured using foreign currency exchange rates at the end of the period, and non-monetary assets and liabilities are held based on historical exchange rates. Transactions denominated in currencies other than USD are recorded at the average exchange rates during the year. Gains and losses due to foreign currency are the result of either the remeasurement of subsidiary balances or transactions denominated in currencies other than the foreign subsidiaries’ functional currency and are included in other income (expense), net in the Company’s consolidated statement of operations and comprehensive loss.

Income Taxes

The Company accounts for income taxes using the asset and liability method whereby deferred tax asset and liability account balances are determined based on temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is established when management estimates that it is more likely than not that deferred tax assets will not be realized. Realization of deferred tax assets is dependent upon future pretax earnings, the reversal of temporary differences between book and tax income, and the expected tax rates in future periods.

The Company is required to evaluate whether tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount that is initially recognized.

The Company records interest and penalties related to income tax matters in income tax expense. As of June 30, 2022 and 2021, the Company has no accrued interest and penalties related to uncertain tax positions.

Net Loss Per Share

Subsequent to the impact of the retroactive application of the recapitalization, the Company calculated basic net loss per share by dividing net loss attributable to common stockholders by the recapitalized weighted-average number of ordinary shares outstanding during the period. Net loss attributable to common stockholders is net loss minus convertible preferred stock dividends declared, of which there were none during the periods presented. Prior to the impact of the retroactive application of the recapitalization, the Company applied the two-class method to calculate basic net loss per share for the Company’s common stock and non-voting common stock. The net loss attributable to common stockholders is allocated to common stock and non-voting common stock on a pro rata portion of the total common stock outstanding. The Company’s preferred stockholders are not included in the basic net loss per share calculation because they are not contractually obligated to share in the Company’s losses.

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

1. Summary of Business and Significant Accounting Policies (cont.)

The Company’s potentially dilutive securities, which include stock options and RSUs, convertible notes, convertible preferred stock and warrants, have been excluded from the computation of diluted net loss per share as the effect would be anti-dilutive and reduce the net loss per share. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same for the years presented.

Segment Information

Operating segments are defined as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance. The Company’s Co-CODMs are the Chief Executive Officer and the Chief Financial Officer, who review financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. As such, the Company’s operations constitute a single operating segment and one reportable segment.

The Company has operations in the United States and Canada. The Company earns primarily all of its revenue in the United States and all of its long-lived assets are held in the United States.

Recently Adopted Accounting Standards

The Company qualifies as emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to “opt in” to the extended transition related to complying with new or revised accounting standards, which means that when a standard is issued or revised and it has different application dates for public and nonpublic companies, the Company will adopt the new or revised standard at the time nonpublic companies adopt the new or revised standard and will do so until such time that the Company either (i) irrevocably elects to “opt out” of such extended transition period or (ii) no longer qualifies as an emerging growth company. The Company may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for nonpublic companies. In August 2018, the FASB issued ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract, which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The accounting for the service element of a hosting arrangement that is a service contract is not affected by this new guidance. The Company adopted the standard prospectively on July 1, 2021. The adoption of this standard resulted in an increase to capitalized software of $45 as of the adoption date and did not have an impact on the consolidated statement of operations and comprehensive loss and consolidated statement of cash flows.

In March 2020, the FASB issued ASU 2020-03, Codification Improvements to Financial Instruments, which amended the disclosure requirements for debt for which the fair value option was elected. The Company adopted the standard on July 1, 2021. The adoption of this standard did not have an impact on the consolidated financial statements other than the required disclosures.

Recently Issued Accounting Standards Not Yet Adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments Topic 326: Credit Losses Measurement of Credit Losses on Financial Instruments (Topic 326), which requires an entity to utilize a new impairment model known as the current expected credit loss (CECL) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial asset, presents the net amount expected to be collected on the financial asset. The CECL model is expected to result in more timely recognition of credit losses. This guidance also requires new disclosures for financial assets measured

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

1. Summary of Business and Significant Accounting Policies (cont.)

at amortized cost, loans, and available-for-sale debt securities. Entities will apply the standard’s provisions as a cumulative effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. The FASB subsequently issued ASU 2018-19, ASU 2019-04, and ASU 2019-10, which clarified the implementation guidance and effective date of Topic 326. Topic 326 is effective for the Company beginning fiscal year 2024. The Company is currently evaluating the impact of the adoption of this standard on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Topic 842: Leases (Topic 842), which supersedes the guidance in ASC 840: Leases. This standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less will be accounted for similarly to existing guidance for operating leases today. The Company will be required to recognize and measure leases existing at, or entered into after, the beginning of the period of adoption using a modified retrospective approach, with certain practical expedients available. Under the standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The FASB subsequently issued ASU 2018-10, ASU 2018-11, ASU 2019-01, ASU 2019-10, ASU 2020-05, and ASU 2021-05, which clarified the implementation guidance and effective date of Topic 842. The standard is effective for the Company beginning in fiscal year 2023 and early adoption is permitted. The Company is currently evaluating the impact of the adoption of this standard on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by eliminating some exceptions to the general approach in ASC 740, Income Taxes in order to reduce cost and complexity of its application. The standard is effective for the Company beginning in fiscal year 2023 and interim periods in the following years. Most amendments within this guidance are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. The Company is currently evaluating the impact of the adoption of this standard on the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity, which simplifies the accounting for convertible debt and convertible preferred stock by removing the requirements to separately present certain conversion features in equity. The standard also simplifies guidance in Topic 815-40 by removing certain criteria that must be satisfied in order to classify a contract as equity and revises the guidance on calculating earnings per share, requiring the use of the if-converted method for all convertible instruments. The standard is effective for the Company beginning in fiscal year 2025. The Company is currently evaluating the impact of the adoption of this standard on the Company’s consolidated financial statements.

In March 2020 with an update in January 2021, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, and ASU 2021-01, Reference Rate Reform (Topic 848), which provides optional expedients and exceptions for applying current U.S. GAAP to contracts, hedging relationships, and other transactions affected by the discontinuation of the London Interbank Offered Rate (“LIBOR”) or by another reference rate expected to be discontinued. The guidance can be adopted immediately and is applicable to contracts entered into on or before December 31, 2022. The Company is currently evaluating its contracts that reference LIBOR and the potential effects of adopting this new guidance but does not expect this standard to have a material effect. The Company does not intend to adopt the standard early.

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

1. Summary of Business and Significant Accounting Policies (cont.)

In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which requires an acquirer to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with ASC 606. The standard is effective for the Company beginning in fiscal year 2023 and interim periods within that year. The Company is currently evaluating the impact of the adoption of this standard on the Company’s consolidated financial statements.

2. Revenue

Contract Balances

The Company receives payments from customers based on a billing schedule as established in its customer contracts. Accounts receivable is recorded when the Company contractually has the right to consideration. In some arrangements, a right to consideration for its performance under the customer contract may occur before invoicing to the customer, resulting in contract assets. The amount of contract assets included within accounts receivable before allowances, in the consolidated balance sheets was $516 and $446 as of June 30, 2022, and 2021, respectively.

Contract liabilities consist of deferred revenue. Deferred revenue represents amounts that have been invoiced in advance of revenue recognition, and the balance is recognized as revenue when transfer of control to customers has occurred or services have been provided. The current portion of deferred revenue balances are recognized during the following 12-month period.

The following table summarizes the activity in deferred revenue:

Deferred Revenue
Deferred revenue, beginning of year – June 30, 2020	$38,013
Additions	2,999
Revenue recognized	(15,389)
Deferred revenue, end of period – June 30, 2021	25,623
Additions	4,481
Revenue recognized	(19,335)
Deferred revenue, end of period – June 30, 2022	$10,769

As of June 30, 2022, approximately $12,309 of revenue is expected to be recognized from remaining performance obligations for customer contracts. The Company expects to recognize revenue on approximately $12,072 of these remaining performance obligations over the next 12 months, with the balance recognized thereafter.

On July 29, 2019, the Company entered into an arrangement with Customer A whereby it agreed to provide a $5,000 marketing development payment once the roll out phase was completed, which occurred on June 4, 2020, with the payment coming due on July 4, 2020. This payment is treated as an offset to revenue recognized under the contract over 4 years and interest accrues on the unpaid balance at a rate of 12% per annum. The payment due on July 4, 2020 was not paid by the Company. For the years ended June 30, 2022 and June 30, 2021 the Company had incurred $170 and $634 of interest expense, respectively.

On September 29, 2021, the Company entered into an agreement with Customer A regarding the payment of a $5,000 marketing development payment and related accrued interest to be made to the customer and $2,000 in handheld services to be provided to the customer under a previous contract. Through the settlement agreement, the Company agreed to provide certain alternative installation and replacement services with a value of $2,000 and cover expenses on behalf of the customer related to a liquid ingress issue resulting from COVID-19 of $3,333. The liquid ingress issue was a result of the Company’s devices failure primarily due to the use of extremely strong commercial disinfectant solutions by the Company’s customers to clean the hardware devices as a mandatory precaution protocol

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

2. Revenue (cont.)

due to COVID-19. In return, the customer agreed to reduce the payment to be made from $5,000 to $3,200, waive the related accrued interest of $805 and no longer request a refund on a $2,000 payment it had previously made for handheld services. Of the amounts, $2,879 was accounted for as contra-loss on infrequent product repairs, $2,434 as a reduction to accounts payable for the principal and accrued interest owed, $274 as a reduction to deferred revenue, and $171 as prepaid interest as of and for the fiscal year ended June 30, 2021. Subsequently, $170 interest expense was recognized against the prepaid interest balance, $3,200 was recognized as a reduction to accounts payable for the payment of the outstanding marketing development amount in October 2021 and $1,227 was recognized as revenue relating to the installation and replacement services provided as part of the contract modification as of and for the fiscal year ended June 30, 2022. The Company will continue to offset revenue recognized based on the original $5,000 marketing development fund.

On October 29, 2021, the Company entered into an arrangement with a customer whereby it issued a warrant to purchase 404,961 shares of non-voting common stock. Refer to Note 11 for further details. The fair value of the warrant is treated as a reduction to the transaction price of the customer contract and will be recorded as contra-revenue. Contra-revenue recognized related to the warrant was not material for the fiscal year 2022.

Disaggregation of Revenue

No single country other than the United States represented 10% or more of the Company’s revenue during the years ended June 30, 2022 and 2021.

For the years ended June 30, 2022 and 2021, $2,316 and $3,540 of revenue were from leasing arrangements.

3. Fair Value Measurements

Fair value accounting is applied for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis.

The Company elected the fair value option to account for the convertible promissory notes and embedded warrants because the Company believes it more accurately reflects the value of the debt in the financial statements. Changes in the fair value of the convertible promissory notes and embedded warrants were included in change in fair value of warrants and convertible promissory notes in the consolidated statement of operations and comprehensive loss.

The following table provides a summary of all financial instruments measured at fair value on a recurring basis as of June 30, 2022 and 2021:

	June 30, 2022
	Level 1	Level 2	Level 3	Total
Financial Liabilities:
Convertible promissory notes and embedded warrants	$—	$—	$89,663	$89,663
Warrant liabilities	—	—	4,149	4,149
Total	$—	$—	$93,812	$93,812
	June 30, 2021
	Level 1	Level 2	Level 3	Total
Financial Liabilities:
Convertible promissory notes and embedded warrants	$—	$—	$62,581	$62,581
Warrant liabilities	—	—	1,434	1,434
Total	$—	$—	$64,015	$64,015

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

3. Fair Value Measurements (cont.)

The fair value of the convertible notes is determined based on “Level 3” inputs, due to a lack of market data over inputs such as the probability weighting of the various scenarios that can impact the settlement. The principal amount of the convertible promissory notes, embedded warrants and accrued interest is measured at fair value using the Monte Carlo valuation model. The valuation model utilized various key assumptions, such as enterprise value and management assessments of the probability of expected future events, including conversion upon next financing of private preferred stock, conversion upon a next financing in a public liquidity event, conversion upon a change in control, conversion upon maturity and default. A public liquidity event is defined as the issuance and sale of shares in an initial public offering or a deSPAC. As part of the convertible promissory notes and embedded warrants valuation at each reporting date, the Company determined that credit risk associated with the convertible promissory notes and embedded warrants was immaterial.

The Company estimated the fair value of the convertible promissory notes, embedded warrants and accrued interest using the following weighted average assumptions:

	As of June 30, 2022
	Next Financing – Private	Next Financing – Public	Change in Control	Maturity Date	Default
Probability of conversion	10%	80%	5%	5%	—
Expected term (in years)	0.3	0.2	0.2	0.3	—
Discount rate	16.5%	16.5%	16.5%	—	—
	As of June 30, 2021
	Next Financing – Private	Next Financing – Public	Maturity Date	Default
Probability of conversion	70%	20%	5%	5%
Expected term (in years)	1.0	1.0	1.5	—
Discount rate	15%	15%	—	—

The fair value of the warrants are determined based on “Level 3” inputs, due to the lack of relevant observable market data over fair value inputs (volatility, stock price, risk-free rate, expected term, and dividend yield), used in the Black-Scholes-Merton model. The following table indicates the weighted-average assumptions made in estimating the fair value:

	As of June 30,
	2022	2021
Risk-free interest rate	3.00%	1.07%
Expected term (in years)	5.93	6.75
Expected volatility	65.72%	49.20%
Expected dividend yield	—	—
Exercise price	$6.06	$5.96

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

3. Fair Value Measurements (cont.)

The following table sets forth a summary of the difference between the carrying amount and the fair value of Level 3 convertible promissory notes and embedded warrants for which the fair value option was elected:

	June 30, 2022
	Carrying Amount	Amount Charged to Earnings	Fair Value
Convertible promissory notes and embedded warrants	$51,816	$37,847	$89,663
Total	$51,816	$37,847	$89,663
	June 30, 2021
	Carrying Amount	Amount Charged to Earnings	Fair Value
Convertible promissory notes and embedded warrants	$43,666	$18,915	$62,581
Total	$43,666	$18,915	$62,581

The following table sets forth a summary of changes in the fair value of Level 3 warrant liabilities and Level 3 convertible promissory notes and embedded warrants for the years ended June 30, 2022 and 2021:

	Convertible Promissory Notes and Embedded Warrants	Warrant Liabilities
Balance at June 30, 2020	—	$468
Issuance of convertible promissory notes	43,666	—
Issuance of warrants	—	947
Change in fair value of warrant liabilities and convertible promissory notes	18,915	19
Balance at June 30, 2021	$62,581	$1,434
Issuance of convertible promissory notes	8,150	—
Issuance of warrants	—	1,118
Change in fair value of warrant liabilities and convertible promissory notes	18,932	1,597
Balance at June 30, 2022	$89,663	$4,149

The Company measures certain non-financial assets and liabilities, including property and equipment, intangible assets, and inventory, at fair value on a non-recurring basis. Fair value measurements of non-financial assets and non-financial liabilities are used primarily in the impairment analyses of property and equipment, intangible assets and inventory. The Company determined that impairment indicators exist for its property and equipment, so the fair value of the property and equipment was compared to its carrying value (refer to “Property and Equipment, Net”). The fair value was calculated using a discounted cash flow model determined using “Level 3” inputs, due to the lack of relevant observable market data over fair value inputs.

During fiscal year 2022, the Company acquired in-process technology that was measured at fair value as part of an acquisition. The Company used the replacement cost method which leverages Level 3 inputs such as estimated time spent to recreate the technology plus a developer’s margin. Refer to Note 5 and Note 15 for further details.

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

4. Consolidated Balance Sheet Components

Accounts Receivable, net

The Company’s allowance for doubtful accounts is as follows:

Allowance for doubtful accounts, beginning of year – June 30, 2020	$251
Additions	651
Write-offs	—
Allowance for doubtful accounts, end of period – June 30, 2021	902
Additions	265
Recoveries	(338)
Write-offs	(476)
Allowance for doubtful accounts, end of period – June 30, 2022	$353

Inventories

Inventories consisted of the following:

	As of June 30,
	2022	2021
Finished goods	$869	$3,320
Total inventories	$869	$3,320

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	As of June 30,
	2022	2021
Security deposits	$351	$82
Prepaid expenses	263	1,387
Prepaid insurance	93	42
Total prepaid expenses and other current assets	$707	$1,511

Property and Equipment, Net

Property and equipment, net consisted of the following:

	As of June 30,
	2022	2021
Tablets	$5,663	$8,031
Computer equipment	519	326
Software	562	562
Leasehold Improvements	—	38
Total property and equipment	6,744	8,957
Less: accumulated depreciation	(4,769)	(5,032)
Property and equipment, net	$1,975	$3,925

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

4. Consolidated Balance Sheet Components (cont.)

Depreciation expense was $1,612 and $2,907 for the years ended June 30, 2022 and 2021, respectively, of which $1,454 and $2,589, respectively, was related to capital leased equipment and was recorded in cost of revenue in the Company’s consolidated statement of operations and comprehensive loss. The remainder of depreciation expense was recorded in operating expenses for the years ended June 30, 2022 and 2021.

During the years ended June 30, 2022 and 2021, respectively, the Company recognized a loss on impairment of $579 and $2,965 in cost of revenue in the Company’s consolidated statement of operations and comprehensive loss. The impairment charge was primarily related to specific assets under lease with customers that terminated their contracts. Accordingly, the Company experienced a significant adverse change in the extent the property and equipment were being used. The Company evaluated the recoverability of the assets and concluded they were not recoverable.

The useful life of property and equipment, net consisted of the following:

Years
Tablets	4
Computer equipment	3
Software	3
Leasehold Improvements	Shorter of estimated useful life or remaining lease term

Accrued Liabilities

Accrued liabilities consisted of the following:

	As of June 30,
	2022	2021
Accrued expenses	$2,176	$2,557
Repair cost reserve (Refer to Note 8)	724	1,166
COVID-19 deferred compensation and deferred payroll tax	204	2,330
Accrued sales tax	86	90
Accrued vacation	874	751
Accrued interest	402	262
Accrued other	1,749	100
Total accrued liabilities	$6,215	$7,256

5. Intangible Assets, Net

Intangible assets consisted of the following:

	As of June 30,
	2022	2021
Capitalized software	$3,135	$1,470
Developed technology	1,300	—
Domain name	151	151
Intangible assets, gross	4,586	1,621
Less: accumulated amortization	(360)	(287)
Intangible assets, net	$4,226	$1,334

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

5. Intangible Assets, Net (cont.)

Intangible assets have weighted-average amortization periods as follows:

Years
Capitalized software	4
Developed technology	4
Domain Name	15

Amortization expense of intangible assets was $73 and $95 for the years ended June 30, 2022 and 2021, respectively. During the year ended June 30, 2022, the Company recognized a loss on impairment of $133 related to its capitalized software in cost of revenue in the Company’s consolidated statement of operations and comprehensive loss. Within capitalized software on June 30, 2022 and 2021, $2,786 and $1,033, respectively, are in process capitalized software costs and accordingly, the amortization of such costs are excluded from the table below.

Total future amortization expense for intangible assets was estimated as follows:

2023	$377
2024	350
2025	339
2026	308
2027	10
Thereafter	56
Total	$1,440

6. Financing Obligations

The Company’s financing obligations consist of the following:

	As of June 30,
	2022	2021
Vendor financing facility	$—	$6,735
Receivable financing facility	5,911	6,170
Equipment financing facility	2,929	5,630
Total financing obligations	8,840	18,535
Less: financing obligations, current	(8,840)	(15,763)
Total financing obligations, noncurrent	$—	$2,772

Vendor financing facility

The Company entered into an interest-bearing vendor financing arrangement used to finance certain inventory purchases. The arrangement extends the repayment terms of normal invoices beyond the original due date and as such is classified outside of accounts payable on the Company’s consolidated balance sheet. Through the agreement, payments are made over the course of an 18-month term, with the unpaid balance bearing interest at a rate of 18% – 26%. As of June 30, 2022 and 2021, the Company had an outstanding principal balance of $0 and $6,792, respectively.

Receivable financing facility

On April 27, 2021, the Company entered into an investment arrangement in which the Company provides future receivables available to an outside investor to invest in, in exchange for an upfront payment. Through this arrangement, the Company obtains financing in the form of a large upfront payment, which the Company accounts for as a borrowing by recording the proceeds received as a financing obligation, which will be repaid through payments

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

6. Financing Obligations (cont.)

collected from accounts receivable debtors relating to future receivables. The financing obligation is non-recourse; however, the Company is responsible for collections as the Company must first collect payments from the debtors and remit them to the investor. The Company recognizes interest on the financed amount using the effective interest method. The effective interest rate is the interest rate that equates the present value of the cash amounts to be received by the investor with the present value of the cash amounts paid by the investor to the Company. The receivable financing facility has a term of 5 years and the arrangement allows the Company and the financier to mutually agree to roll forward the Company’s borrowings as they come due.

On August 15, 2021, November 16, 2021, February 22, 2022 and May 31, 2022, in accordance with the terms of the receivable financing facility, the Company rolled forward the receivable financing facility, enabling the Company to continue its quarterly borrowings for a minimum of a rolling twelve-months. Subject to the approval of the financier, the Company expects to continue rolling forward the receivable financing facility.

Equipment financing facility

Beginning in 2019, the Company entered into arrangements with third party financiers to secure payments of certain tablet purchases. Such arrangements generally have terms ranging from 3 – 5 years and interest rates ranging from 8%-14%. The Company then leases the tablets monetized by the financiers to one of its customers through operating leases that have 4-year terms.

In fiscal year 2022, the Company defaulted on certain arrangements with third party financiers due to non-payment of rent. As of September 27, 2022, the Company was in default related to required monthly payments from April 2022 through September 2022. Default under the arrangements permits the financiers to declare the amounts owed under the arrangement due and payable and exercise its right to secure the tablets under lease. Although the Company intends to cure the lease default, the Company cannot provide assurance that it will be successful. As a result, the Company reclassified all of its obligations under these arrangements that are in default as short-term within financing obligations, current as of June 30, 2022.

7. Debt Arrangements

The Company’s outstanding debt, net of debt discounts, consisted of the following:

	As of June 30,
	2022	2021
Convertible promissory notes	$89,663	$62,581
Term loans	25,443	14,011
PPP Loan	2,000	4,599
Total debt	117,106	81,191
Less: debt, current	(115,106)	(12,453)
Total debt, noncurrent	$2,000	$68,738

Convertible promissory notes

Fiscal Year 2021 Notes

July 2020 Notes — In July 2020 the Company issued convertible promissory notes (the “July 2020 Notes”) in the amount of $5,500 with an annual interest rate of 5%. The July 2020 Notes mature at the earlier of (a) 18 months from the note issuance date or (b) an event of default. If the notes have not converted prior to maturity, then at maturity the outstanding principal and accrued interest shall be automatically converted into shares of common stock based on a per-share conversion price equal to (a) $310,000 divided by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the Maturity Date or upon election of the holder, be repaid in cash. Prior to maturity and upon the

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

7. Debt Arrangements (cont.)

closing of the next private financing of preferred stock or public liquidity event, the entire outstanding principal and accrued interest shall automatically be cancelled and converted into that number of shares of private preferred stock sold in such next financing as obtained by dividing (a) the entire principal and accrued interest balance by the lower of (i) 85% of the per-share selling price at which the Company issues shares of Conversion Stock in the Next Financing or (ii) the quotient obtained by dividing (a) $310,000 by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the Next Financing.

Upon a public liquidity event, the holder has the option to convert the entire outstanding principal and accrued interest into that number of shares of preferred stock as obtained by dividing (a) the entire principal and accrued interest balance by the lower of (i) 85% of the per-share selling price at which the Company issues shares of Conversion Stock in the Next Financing or (ii) the quotient obtained by dividing (a) $310,000 by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the public liquidity event. In November 2021, the Company amended its July 2020 Notes to remove the note holders option to elect repayment in cash at maturity. In January 2022, the Company amended its July 2020 Notes to extend the maturity date to the earlier of (a) March 31, 2022 or (b) an event of default.

Concurrent with the issuance of the July 2020 Notes, the Company issued warrants to purchase common stock at an exercise price of $0.01 and expire in July 2025. The warrants were determined to not be freestanding financial instruments and are embedded in the convertible notes.

Q3 2021 Notes — During January 2021 through March 2021 the Company issued convertible promissory notes (the “Q3 2021 Notes”) in the amount of $18,166 with an annual interest rate of 5%. The Q3 2021 Notes mature at the earlier of (a) 20 months from the note issuance date or (b) an event of default. If the notes have not converted prior to maturity, then at maturity the outstanding principal and accrued interest shall be automatically converted into shares of a new series of preferred stock of the Company (with terms substantially similar to the Company’s Series C Preferred Stock, including a pari passu liquidation preference with the Company’s Series C Preferred Stock and a liquidation preference equal to the applicable conversion price of the Note) based on a per share conversion price equal to the quotient obtained by dividing (a) the then-applicable Valuation Cap (as defined in the Warrant) by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the Maturity Date. Prior to maturity and upon the closing of the next private financing of preferred stock, the entire outstanding principal and accrued interest shall automatically be cancelled and converted into that number of shares of preferred stock sold in such next private financing as obtained by dividing (a) the entire principal and accrued interest balance by the conversion price. The conversion price being 85% of the lowest per-share selling price at which the Company issues shares of preferred stock to new-money investors in the next private financing. Upon a public liquidity event, the holder has the option to convert the entire outstanding principal and accrued interest into that number of shares of preferred stock as obtained by dividing (a) the entire principal and accrued interest balance by the conversion price, a conversion price 85% of the lowest per-share selling price at which the Company issues shares of Conversion Stock to new-money investors in the Next Financing.

Concurrent with the issuance of the Q3 2021 Notes, the Company issued warrants to purchase a variable number of shares of common stock at an exercise price of $0.01. Such warrants expire between January 2026 and March 2026. The warrants were determined to not be freestanding financial instruments and are embedded in the convertible notes.

June 2021 Notes — In June 2021, the Company issued convertible promissory notes (the “June 2021 Notes”) in the total amount of $20,000 with an annual interest rate of 5%. The June 2021 Notes mature at the earlier of (a) 20 months from the note issuance date or (b) an event of default. If the notes have not converted prior to maturity, then at maturity the outstanding principal and accrued interest shall be automatically converted into senior preferred stock of the Company based on a per share conversion price equal to the quotient obtained by dividing (a) $600,000 by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the Maturity Date. Prior to maturity

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

7. Debt Arrangements (cont.)

and upon the closing of a qualified next private financing of preferred stock or public liquidity event, the entire outstanding principal and accrued interest shall automatically be cancelled and converted, or in the case of a nonqualified financing at the option of the holder may be cancelled and converted into that number of shares of preferred stock sold in such qualified or nonqualified next private financing as obtained by dividing (a) the entire principal and accrued interest balance by the conversion price. The conversion price being the lower of (i) 85% of the lowest per-share selling price at which the Company issues shares of preferred stock to new-money investors in such financing or (ii) the quotient obtained by dividing (a) $600,000 by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the next financing or public liquidity event The June 2021 Notes were settled with the issuance of the February 2022 Note.

July 2021 Notes — In July 2021, the Company issued convertible promissory notes (the “July 2021 Notes”) in the total amount of $500 with an annual interest rate of 5%. The July 2021 Notes mature at the earlier of (a) December 20, 2022 or (b) an event of default. If the notes have not converted prior to maturity, then at maturity the outstanding principal and accrued interest shall be automatically converted into senior preferred stock of the Company based on a per share conversion price equal to the quotient obtained by dividing (a) $600,000 by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the Maturity Date. Prior to maturity and upon the closing of a qualified next financing of private preferred stock or public liquidity event, the entire outstanding principal and accrued interest shall automatically be cancelled and converted, or in the case of a nonqualified financing at the option of the holder may be cancelled and converted into that number of shares of preferred stock sold in such qualified or nonqualified next private financing as obtained by dividing (a) the entire principal and accrued interest balance by the conversion price. The conversion price being the lower of (i) 85% of the lowest per-share selling price at which the Company issues shares of preferred stock to new-money investors in such financing or (ii) the quotient obtained by dividing (a) $600,000 by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the next financing or public liquidity event.

February 2022 Note — In February 2022, the Company issued a convertible promissory note (“February 2022 Note”) in the amount of $25,663 with an annual interest rate of 5%. The February 2022 Notes settled indebtedness of $20,663, which includes accrued interest, related to the June 2021 Note and included $5,000 of cash proceeds. The February 2022 Note matures at the earlier of (a) December 20, 2022 or (b) an event of default. If the note has not converted prior to maturity, then at maturity the outstanding principal and accrued interest shall be automatically converted into senior preferred stock of the Company based on a per share conversion price equal to the quotient obtained by dividing (a) $535,000 by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the Maturity Date. Prior to maturity and upon the closing of a qualified next financing of preferred stock or public liquidity event, the entire outstanding principal and accrued interest shall automatically be cancelled and converted, or in the case of a nonqualified financing at the option of the holder may be cancelled and converted into that number of shares of preferred stock sold in such qualified or nonqualified next financing as obtained by dividing (a) the entire principal and accrued interest balance by the conversion price. The conversion price being the lower of (i) 85% of the lowest per-share selling price at which the Company issues shares of preferred stock to new-money investors in such financing or (ii) the quotient obtained by dividing (a) $535,000 by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the next financing or public liquidity event.

May 2022 Notes — In May 2022, the Company issued convertible promissory notes (“May 2022 Notes”) in the amount of $2,650 with an annual interest rate of 5%. The May 2022 Notes mature at the earlier of (a) December 20, 2022 or (b) an event of default. If the notes have not converted prior to maturity, then at maturity the outstanding principal and accrued interest shall be automatically converted into senior preferred stock of the Company based on a per share conversion price equal to the quotient obtained by dividing (a) $535,000 by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the Maturity Date. Prior to maturity and upon the closing of a qualified next financing of private preferred stock or public liquidity event, the entire outstanding principal and accrued interest shall automatically be cancelled and converted, or in the case of a nonqualified financing at the option of the holder may be cancelled and converted into that number of shares of preferred stock sold in such qualified or

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

7. Debt Arrangements (cont.)

nonqualified next private financing as obtained by dividing (a) the entire principal and accrued interest balance by the conversion price. The conversion price being the lower of (i) 85% of the lowest per-share selling price at which the Company issues shares of preferred stock to new-money investors in such financing or (ii) the quotient obtained by dividing (a) $535,000 by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the next financing or public liquidity event.

The Company concluded that the convertible promissory notes were eligible to apply the fair value option under ASC 825, accordingly the Company elected to account for the convertible notes at fair value and to report interest costs as a component of the fair value measurement during each reporting period. At June 30, 2022 and June 30, 2021, the remeasured value of the convertible promissory notes was $89,663, and $62,581, respectively with the Company recording a loss on remeasurement of $18,932 during the year ended June 30, 2022. The Company recorded a loss on remeasurement of $18,915 during the year ended June 30, 2021.

Term loans

On May 6, 2020, the Company entered into a loan agreement (the “PFI Loan”) with Point Financial Inc., which provided the Company with $6,000. The PFI Loan bore interest at 18.5% and matured on May 6, 2024. The PFI Loan required repayment of accrued interest only on the outstanding principal amount over the first 18 payment dates and an equal payment of principal plus accrued interest on the next 30 payment dates. The PFI Loan required a prepayment fee of 3% of the principal balance owed if the Company pre-paid within the first 18 months of the loan agreement term. The Company pre-paid the principal balance of $6,000 on March 5, 2021 and recorded a loss on extinguishment of $616.

On March 4, 2021, the Company entered into a loan agreement (the “Horizon Loan”) with Horizon Technology Finance Corporation (“Horizon”), which provided the Company with $15,000, bears interest at prime rate plus 6.5% per annum, and has a term of 54 months from each loan funding date. The Horizon Loan payment terms require repayment of accrued interest only on the outstanding principal amount over the first 24 payment dates and an equal payment of principal plus accrued interest on the next 30 payment dates identified in the notes applicable to the loan. The Company pledged certain assets against the Horizon Loan. The Horizon Loan contains financial covenants that require the maintenance of an unrestricted cash plus accounts receivable balance and achievement of quarterly bookings targets. On March 11, 2022, the Company amended the Horizon Loan to shorten the total term to 24 months with a maturity date of March 20, 2023.

On April 1, 2022, the Company entered into a second amendment with Horizon. Under the amended agreement, the Company experienced a default event, whereby the Company failed to achieve the agreed upon enterprise platform bookings target for the six months ended March 31, 2022. Horizon agreed to waive its right to repayment pursuant to the default event. However, as a consequence of the default, the Company will pay a 5% default rate for the periods commencing April 1, 2022 through the date of repayment of all obligations. In addition, pursuant to the amendments, the covenant related to enterprise platform bookings were also waived for the June 30, 2022 quarterly measurement period. The Company does not believe non-compliance with this covenant impacted the Company or its operations, other than the increased interest cost associated with the default rate. As of June 30, 2022, the Company was in compliance with the loan covenants. As of June 30, 2022 and June 30, 2021, the Company had an outstanding gross balance of $15,000 on the Horizon loan, and an unamortized debt discount of $570 and $989, respectively.

On March 11, 2022, the Company entered into a loan agreement (the “Lago Loan”) with Lago Innovation Fund I & II, LLC, which provided the Company with $12,600, bears interest at the greater of 12% plus the greater of 1% or 30 day LIBOR, bears 2% payable in kind interest, and matures on April 1, 2023. The Company pledged certain assets against the Lago Loan. The Lago Loan payment terms require repayment of accrued interest only on the outstanding principal over the first 12 payment dates and payment of principal plus remaining accrued interest on the last payment date identified in the notes applicable to the loan. The Company may prepay at any time for a

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

7. Debt Arrangements (cont.)

fee, dependent on the time of prepayment. The Lago Loan contains financial covenants that require the maintenance of unrestricted cash plus accounts receivable balance and achievement of quarterly bookings targets. As of June 30, 2022, the Company was in compliance with its covenants. The Company issued 253,855 warrants to purchase Series C convertible preferred stock with the Lago Loan prior to the retroactive impact of the recapitalization. Refer to Note 11 for further details. As of June 30, 2022, the Company had an outstanding gross balance of $12,679 on the Lago Loan and an unamortized debt discount of $1,665.

Paycheck Protection Program Loan

In April 2020, the Company obtained a PPP loan for $2,599 through the SBA. In March 2021, a second PPP loan was obtained in the amount of $2,000, for a total of $4,599. The loans will be fully forgiven if the funds are used for payroll costs, interest on mortgages, rent, and utilities, with at least 60% being used for payroll. The Company used the funds for these expenses and applied for loan forgiveness of the PPP funds. Should the loans be forgiven, the forgiven loan balance will be recognized as income at that time. During the twelve months ended June 30, 2022, the Company received forgiveness for the first PPP loan of $2,599, which was recorded in Other income (expense), net in the Company’s consolidated statement of operations and comprehensive loss. The second PPP loan has not been forgiven as of June 30, 2022. The second PPP loan was forgiven after June 30, 2022; refer to Note 19 for further details. No collateral or personal guarantees were required for the loan. These PPP loans would bear an interest rate of 1%, with two-year maturity for the first and five-year maturity for the second loan, respectively. The Company accounts for the loans as debt subject to the accounting guidance in ASC 470, Debt.

As of June 30, 2022, future principal payments on debt were as follows:

Year Ended June 30,
2023	$80,079
2024	—
2025	—
2026	2,000
Total future payments on debt obligations	$82,079

8. Commitments and Contingencies

Operating Leases

The Company’s operating lease portfolio currently consists of office space leases. The Company leases its office headquarters under a non-cancellable operating lease expiring in January 2025.

Future minimum payments related to operating leases as of June 30, 2022, are as follows:

Year Ended June 30,	Operating Leases
2023	$273
2024	218
2025	127
Total minimum lease payments	$618

Total rent expense in the statements of operations, totaled $413 and $208 for the years ended June 30, 2022, and 2021, respectively.

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

8. Commitments and Contingencies (cont.)

Warranties, Indemnification, and Contingencies

The Company enters into service level agreements with customers which warrant defined levels of uptime and support response times and permit those customers to receive credits for prepaid amounts in the event that those performance and response levels are not met. In the years ended June 30, 2022 and 2021, the Company has incurred costs to refurbish customer tablets of $2,970 and $2,241, respectively, recorded in cost of revenue in the Company’s consolidated statement of operations and comprehensive loss. In connection with the service level agreements, the Company has recorded $724 and $1,166 in accrued liabilities in the consolidated financial statements for expected repair costs for customer tablets currently in the Company’s return merchandise authorization process as of June 30, 2022 and 2021, respectively.

In the ordinary course of business, the Company enters into contractual arrangements under which the Company agrees to provide indemnification of varying scope and terms to business partners and other parties with respect to certain matters, including, but not limited to, losses arising out of the breach of such agreements, intellectual property infringement claims made by third parties, and other liabilities relating to or arising from the Company’s platform or the Company’s acts or omissions. In these circumstances, payment may be conditional on the other party making a claim pursuant to the procedures specified in the particular contract. Further, the Company’s obligations under these agreements may be limited in terms of time and/or amount, and in some instances, the Company may have recourse against third parties for certain payments.

In addition, the Company has agreed to indemnify the Company’s directors and executive officers for costs associated with any fees, expenses, judgments, fines, and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as a director or officer, including any action by the Company, arising out of that person’s services as the Company’s director or officer or that person’s services provided to any other company or enterprise at the Company’s request. The Company maintains director and officer insurance coverage that may enable the Company to recover a portion of any future amounts paid.

Legal Proceedings

In the ordinary course of business, the Company may be subject from time to time to various proceedings, lawsuits, disputes, or claims. The Company makes a provision for a liability relating to legal matters when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These estimates are reviewed at least quarterly and adjusted to reflect the impacts of negotiations, estimated settlements, legal rulings, advice of legal counsel, and other information and events pertaining to a particular matter. In general, the resolution of a legal matter could be material to the Company’s financial condition or cash flows, or both, or could otherwise adversely affect the Company’s operating results. The outcomes of legal proceedings and other contingencies are, however, inherently unpredictable, and subject to significant uncertainties. At this time, the Company does not have any such matters that, if resolved unfavorably, would have a material impact on its financial condition, results of operations or cash flows.

In June 2022, the Company received a favorable arbitrator ruling related to a matter with its third-party subcontractor and was awarded approximately $11,304 in damages related to the Company’s loss on infrequent product repairs and to cover its legal expenses. The award has not met the criteria to be considered realizable as of June 30, 2022. As a result, the Company has not recognized any gain related to this settlement in its consolidated statement of operations and comprehensive loss.

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

9. Loss on Infrequent Product Repairs

In fiscal years 2022 and 2021, the Company experienced an increase in hardware returned for repair or replacement using a Return Merchandise Authorization (“RMA”). While the Company has incurred RMA charges in the past, the volume of repair charges was extremely unusual and very high due to a liquid ingress issue resulting from COVID-19 related actions by the Company’s customers. The Company’s devices failed primarily due to the use of extremely strong commercial disinfectant solutions by the Company’s customers to clean the hardware devices as a mandatory precaution protocol due to COVID-19. Due to use of commercial cleaning products, the solution leaked into the hardware causing significant damage to the devices and requiring replacement of such devices.

The standard warranty the Company provides covers regular wear and tear and does not cover any damage caused by mishandling of the product. However, given the nature of issues, the Company, in order to prevent disruption to the Company’s customers’ businesses, has incurred approximately $582 and $3,342 of repair and replacement expenses related to this issue during fiscal years 2022 and 2021, respectively. The Company provided repair and replacement of its hardware devices to all of its customers as a one-time only offer due to COVID-19. The Company has also made a claim to recover the costs from its third-party subcontractor who manufactures the hardware. Refer to Note 8 for further details.

10. Stockholders’ Deficit

Convertible Preferred Stock

Prior to the retroactive impact of the recapitalization, the summary of the preferred stock outstanding and other related information is as follows:

	June 30, 2022 and 2021					Common Stock Issuable Upon Conversion
	Original Issue Price	Shares Authorized	Shares Outstanding	Net Carrying Value	Liquidation Preference
Series A	$0.3017	9,410,799	8,621,800	$2,567	$2,601	8,621,800
Series AA-1	9.3597	1,131,190	1,024,349	9,520	9,588	1,024,349
Series AA-2	3.3215	169,083	169,083	546	562	169,083
Series B	0.9959	10,364,829	10,364,829	10,131	10,322	10,364,829
Series B-1	0.6711	4,619,282	4,619,282	3,100	3,100	4,619,282
Series C	6.6080	3,026,634	1,513,316	9,965	10,000	1,513,316
Series C-1	5.2864	2,030,761	2,030,761	10,735	10,735	2,030,761
Total		30,752,578	28,343,420	$46,564	$46,908	28,343,420

As any liquidation event must first be approved by the Board, which is controlled by the Company and its common stockholders, the convertible preferred stock is classified as permanent equity in the Company’s consolidated balance sheets as of June 30, 2022 and 2021. The rights, preferences, privileges, restrictions, and other matters relating to the preferred stock are set forth in the Company’s Amended and Restated Certificate of Incorporation dated May 24, 2022, as amended, and are summarized as follows:

Dividend Rights — Holders of Series A convertible preferred stock, Series B convertible preferred stock, Series B-1 convertible preferred stock, Series C convertible preferred stock, and Series C-1 convertible preferred stock (collectively, the “Senior Preferred Stock”), are entitled to receive dividends prior and in preference to dividends declared on the Series AA-1 convertible preferred stock, the Series AA-2 convertible preferred stock, and the voting common stock and non-voting common stock (collectively, the “ELC common stock”) at a rate of $0.0241, $0.0797, $0.0537, $0.5286, and $0.4229 per share per annum, respectively.

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

10. Stockholders’ Deficit (cont.)

After the holders of the Senior Preferred Stock have received full dividend preference, dividends may be declared and paid to all holders of Series AA-1 convertible preferred stock, in preference to the holders of Series AA-2 convertible preferred stock, common stock and non-voting common stock, at a rate of $0.7488 per share per annum. After the holders of Senior Preferred Stock and Series AA-1 convertible preferred stock have received full dividend preference, dividends may be declared and paid to all holders of Series AA-2 convertible preferred stock, in preference to the holders of the Company’s common stock, at a rate of $0.2657 per share per annum.

If, after dividends in the full preferential amount are paid to the holders of Senior Preferred Stock, Series AA-1 convertible preferred stock, and Series AA-2 convertible preferred stock, dividends may be declared and paid to all holders of the ELC common stock and convertible preferred stock holders in proportion to the number of shares of ELC common stock that would be held by each holder if all shares of convertible preferred stock were converted to common stock at the then effective conversion rate.

Dividends are payable only when, and if, declared by the Board of Directors and are non-cumulative.

As of June 30, 2022 and 2021, no dividends have been declared or paid by the Company.

Liquidation preference — In the event of any liquidation event (as defined in the restated certificate of incorporation), whether voluntary or involuntary, before any payment shall be made to the holders of Series A convertible preferred stock, Series B convertible preferred stock, or Series B-1 convertible preferred stock (collectively, the “Other Senior Preferred Stock”), and before any payment shall be made to the holders of Series AA-1 convertible preferred stock, Series AA-2 convertible preferred stock, or ELC common stock, the holders of Series C convertible preferred stock and Series C-1 convertible preferred stock (collectively, “Series C Senior Preferred Stock”) are entitled to receive an amount equal to the greater of a) the original issue price (as defined below) for such series of Senior Preferred Stock, plus any dividends declared but unpaid or b) such amount per share as would have been payable had all shares of such series of Senior Preferred Stock been converted into common stock prior to the liquidation event. If upon any such liquidation event, the funds and assets available for distribution to the stockholders shall be insufficient to pay the holders of shares of Senior Preferred Stock the full amounts to which they are entitled, the holders of shares of Senior Preferred Stock shall share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Senior Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Upon completion of the payments to holders of Series C Senior Preferred Stock, before any payment shall be made to the holders of Series AA-1 convertible preferred stock, Series AA-2 convertible preferred stock, or ELC common stock, the holders of Other Senior Preferred Stock are entitled to receive an amount equal to the greater of a) the original issue price (as defined below) for such series of Senior Preferred Stock, plus any dividends declared but unpaid or b) such amount per share as would have been payable had all shares of such series of Senior Preferred Stock been converted into common stock prior to the liquidation event. If upon any such liquidation event, the funds and assets available for distribution to the stockholders shall be insufficient to pay the holders of shares of Senior Preferred Stock the full amounts to which they are entitled, the holders of shares of Senior Preferred Stock shall share ratably in any distribution of the funds and assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares of Senior Preferred Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Upon completion of the payments to holders of Senior Preferred Stock, before any payment shall be made to the holders of Series AA-2 convertible preferred stock and ELC common stock, the holders of Series AA-1 convertible preferred stock shall be entitled to receive out of the funds and assets available for distribution, an amount per share equal to the greater of a) the original issue price for such series of Series AA-1 convertible preferred stock plus all declared but unpaid dividends, or b) such amount per share as would have been payable had all shares of Series AA-1 convertible preferred stock been converted into common stock prior to the liquidation event. If the assets and funds

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

10. Stockholders’ Deficit (cont.)

distributed among the holders of the Series AA-1 convertible preferred stock are insufficient to permit payment to such holders of the full preferential amount, then the entire assets and funds of are legally available for distribution shall be distributed ratably among the holders of the Series AA-1 convertible preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

Upon completion of the payments to holders of Senior Preferred Stock and Series AA-1 convertible preferred stock, before any payment shall be made to the holders of ELC common stock, the holders of Series AA-2 convertible preferred stock shall be entitled to receive out of the funds and assets available for distribution, an amount per share equal to the greater of a) the original issue price for such series of Series AA-2 convertible preferred stock plus all declared but unpaid dividends, or b) such amount per share as would have been payable had all shares of Series AA-2 convertible preferred stock been converted into common stock prior to the liquidation event. If the assets and funds distributed among the holders of the Series AA-2 convertible preferred stock are insufficient to permit payment to such holders of the full preferential amount, then the entire assets and funds of are legally available for distribution shall be distributed ratably among the holders of the Series AA-2 convertible preferred stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

After the payment of all preferential amounts required to be paid to the holders of Senior Preferred Stock, Series AA-1 convertible preferred stock, and Series AA-2 convertible preferred stock, the remaining assets and funds available for distribution to the stockholders shall be distributed among the holders of shares of ELC common stock.

The original issue price is $6.6080, $5.2864, $0.9959, $0.6711, $0.3017, $9.3597, and $3.3215 per share on Series C convertible preferred stock, Series C-1 convertible preferred stock, Series B convertible preferred stock, Series B-1 convertible preferred stock, Series A convertible preferred stock, Series AA-1 convertible preferred stock and Series AA-2 convertible preferred stock, respectively.

Conversion rights — Each share of a series of convertible preferred stock are convertible, into common stock at the option of the holder, at any time, by dividing the original issue price for such series of convertible preferred stock by the conversion price for such series of preferred stock. The conversion price for each series of convertible preferred stock is equivalent to the original issue price for such series of convertible preferred stock.

Each share of convertible preferred stock will automatically be converted into shares of common stock (a) immediately upon the closing of an underwritten public offering, pursuant to an effective registration statement file with the United States Securities and Exchange Commission resulting in aggregate gross proceeds to the Company of at least $75,000 and at a per share offering price to the public of no less than one times the original issue price of the Series C convertible preferred stock or (b) (i) in the case of the Series C convertible preferred stock and Series C-1 convertible preferred stock, the date and time in which a majority of the holders of Series C convertible preferred stock and Series C-1 convertible preferred stock, including the Series C lead investor, then outstanding specify by vote or written consent (ii) in the case of the Series B convertible preferred stock and Series B-1 convertible preferred stock, the date and time in which a majority of the holders of Series B convertible preferred stock and Series B-1 convertible preferred stock, including the Series B lead investor, then outstanding specify by vote or written consent, (iii) in the case of the Series A convertible preferred stock including the Series A lead investor, the date and time in which a majority of the holders of Series A convertible preferred stock then outstanding specify by vote or written consent (iv) in the case of the Series AA-1 convertible preferred stock, the date and time in which a majority of the holders of Series AA-1 convertible preferred stock then outstanding specify by vote or written consent and (v) in the case of the Series AA-2 convertible preferred stock, the date and time in which a majority of the holders of Series AA-2 convertible preferred stock then outstanding specify by vote or written consent.

Voting Rights — Holders of convertible preferred stock are entitled to vote equal to the number of whole shares of common stock into which the shares of convertible preferred stock are convertible. Holders of convertible preferred stock vote together with the holders of common stock as a single class on an as-converted basis.

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

10. Stockholders’ Deficit (cont.)

Common Stock

As of June 30, 2022, the Company has 27,974,439 shares of common stock outstanding and as of June 30, 2021, the Company has 27,112,760 shares of common stock outstanding. The authorized and issued shares of common stock reflect the impact of the retroactive application of the recapitalization. The holders of common stock shall have the right to one vote for each share of common stock held. The holders of non-voting common stock do not have the right to vote on any matter. The Company’s common stock and non-voting common stock share all characteristics with the exception of voting rights.

The Company had reserved shares of common stock for issuance, on an as-converted basis and reflecting the impact of the retroactive application of the recapitalization, as follows:

	As of June 30,
	2022	2021
Options to purchase common stock and RSUs	11,568,090	12,084,408
Warrants to purchase common stock	4,658,865	4,344,523
Conversion of convertible notes	5,827,990	3,449,872
Stock options and RSUs available for future grants	877,627	621,224
Total	22,932,572	20,500,027

11. Warrants

Since inception, the Company has issued warrants to purchase convertible preferred and common stock in conjunction with various debt financings.

The Company accounts for its warrants in accordance with ASC 815-40 as either liabilities or as equity instruments depending on the specific terms of the warrant agreement. Warrants are classified as liabilities when there is variability in the number of shares, and when the variability is not related to an implicit or explicit input to the valuation of the Company. Liability-classified warrants are remeasured at each reporting date until settlement, with changes in the fair value recognized in change in fair value of warrants and convertible promissory notes in the statement of operations and comprehensive loss. Warrants that meet the fixed-for-fixed criteria or contain variability related to an implicit or explicit input to the valuation of the Company are classified as equity instruments. Warrants classified as equity instruments are initially recognized at fair value and are not subsequently remeasured.

Convertible Preferred Stock Warrants

Prior to the retroactive impact of the recapitalization, the following tables represents the warrants on convertible preferred stock outstanding:

	As of June 30, 2022
	Expiration date	Exercise Price	Number of Shares	Term (years)	Classification
Series A	March 2026	$0.30	220,263	10	Equity
Series A	March 2026	$7.49	71,553	10	Liability
Series AA-1	March 2026	$7.49	106,841	10	Liability
Series A	July 2027	$0.30	497,183	10	Liability
Series C	[A]	$6.61	224,909	[A]	Equity
Series C	January 2031	$6.61	34,050	10	Liability
Series C-1	March 2031	$5.29	363,894	10	Liability
Series C	March 2032	$6.61	253,855	10	Liability
Total			1,772,548

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

11. Warrants (cont.)

	As of June 30, 2021
	Expiration date	Exercise Price	Number of Shares	Term (years)	Classification
Series A	March 2026	$0.30	220,263	10	Equity
Series A	March 2026	$7.49	71,553	10	Liability
Series AA-1	March 2026	$7.49	106,841	10	Liability
Series A	July 2027	$0.30	497,183	10	Liability
Series C	[A]	$6.61	224,909	[A]	Equity
Series C	January 2031	$6.61	34,050	10	Liability
Series C-1	March 2031	$5.29	363,894	10	Liability
Total			1,518,693

____________

[A] — Warrants will expire at the earliest of a consummation of an acquisition and one year after the effective date of a registration statement for an initial public offering.

[B] — Warrant has the option of being converted into a variable number of shares based on the class of shares that the warrant is exercised at the discretion of the warrant holder. The Company notes the most likely conversion is to Series C-1 Preferred Stock and have calculated the number of shares as the quotient of the aggregate warrant intrinsic value of $1,925 over the exercise price of $5.29.

Common Stock and Non-Voting Common Stock Warrants

The following tables represents the warrants on common stock outstanding, presented on an as converted basis to reflect the impact of the retroactive application of the recapitalization using the Exchange Ratio:

	As of June 30, 2022
	Expiration date	Exercise Price	Number of Shares	Term (years)	Classification
Common	[C]	$7.80	12,811	7	Equity
Common	[C]	$7.80	41,636	7	Equity
Common	[C]	$7.80	16,654	7	Equity
Common	March 2026	$9.25	84,461	10	Liability
Common	October 2027	$0.37	141,970	10	Equity
Common	[D]	$0.01	2,575,190	[D]	Liability
Common	June 2028	$0.01	404,961[E]	6.7	Equity
Total			3,277,683
	As of June 30, 2021
	Expiration date	Exercise Price	Number of Shares	Term (years)	Classification
Common	[C]	$7.80	12,811	7	Equity
Common	[C]	$7.80	41,636	7	Equity
Common	[C]	$7.80	16,654	7	Equity
Common	March 2026	$9.25	84,461	10	Liability
Common	October 2027	$0.37	141,970	10	Equity
Common	[D]	$0.01	2,816,966	[D]	Liability
Total			3,114,498

____________

[C] — Warrants expire at the greater of 7 years from the issuance date or 5 years from the effective date of a registration statement for an initial public offering.

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

11. Warrants (cont.)

[D]— Warrants are exercisable after the conversion of the related convertible notes and will expire, if not exercised, at the earliest of a change in control event, the effective date of a registration statement for an initial public offering and 5 years from the issuance date.

[E]— Warrants were issued in October 2021 and are exercisable contingent on rollouts of the Company’s products and services to the warrant holder. Number of shares represents the maximum number of shares to be issued to the warrant holder of 404,961, of which 321,943 remained contingent as of June 30, 2022. Expense related to these warrants will be recognized as a reduction to the transaction price of the customer contract and recorded as contra-revenue in the Company’s consolidated statements of operations and comprehensive loss. At initial recognition the Company measured the warrants at fair value, and through June 30, 2022 the Company has recognized $712 increase to additional paid-in capital associated with the vesting of such warrants and has recorded a corresponding reduction to revenue during such period of $129. The difference between the amount vested and contra-revenue recorded being the remaining consideration associated with vested warrants of $583, which is being deferred and will be amortized as contra-revenue as the related services are rendered.

12. Stock-Based Compensation

On November 7, 2018, the Company adopted a new equity incentive plan (“2018 Plan”) which replaced the 2008 Stock Incentive Plan (“2008 Plan” or “Prior Plan”). As of June 30, 2022 and 2021, the number of shares of common stock reserved for issuance under the 2018 Plan includes 877,627 and 621,224, respectively.

The Board of Directors may grant incentive and non-statutory stock options and RSUs to employees, outside directors, investors and consultants at an exercise price of not less than 100% of the fair market value, as determined by the Board of Directors, at the date of grant. Stock options and RSUs vest ratably over periods determined by the Board of Directors, generally 4 years, and expire no later than ten years from the date of grant. For options subject to the one-year cliff, the expense is recognized as 25% of the total option value, which is recognized on a straight-line basis over the first year and remaining option expense continues to be recognized straight-line as vesting occurs monthly thereafter.

During the fiscal year 2022, the Company granted 360,416 RSUs to its employees and consultants that contain a service-based vesting condition and a performance-based vesting condition, with a weighted average grant date fair value of $7.98 per RSU. The service-based vesting condition is generally satisfied by rendering continuous service for 5 years, with 20% vesting each year. The performance-based vesting condition is satisfied in connection with an initial public offering or a change in control. However, the consummation of the deSPAC does not result in satisfaction of the performance condition. The Company did not record compensation expense for the fiscal year 2022 related to these RSUs as achievement of the performance-based vesting condition was not deemed probable of occurring. As of June 30, 2022, $2,876 of stock-based compensation related to these RSUs remains unrecognized, which is expected to be recognized over a remaining weighted-average period of 4.69 years, subject to the performance-based vesting condition being satisfied or deemed probable at which point the Company will recognize a cumulative adjustment for the service condition satisfied at such point.

During the fiscal year 2021, the Company granted 600,752 performance-based options that contained a service-based vesting condition and a performance-based vesting condition. The service-based vesting condition is satisfied by rendering continuous service for 4 years after the performance-based vesting condition occurs. The performance-based vesting condition is satisfied in connection with a financing event or a public liquidity event for 300,376 of the options and in connection with a public liquidity event for 300,376 of the options. A financing event occurred as of June 30, 2021 that satisfied the performance-based vesting condition for 300,376 of the options. As a result, these options are now subject to the service-based vesting condition and the Company recorded $97 and $0 of compensation stock-based compensation expense during the year ended June 30, 2022 and 2021, respectively. As of June 30, 2022, $291 remains subject to service-based vesting, which is expected to be recognized over a weighted-average period of 3 years. The Company did not record compensation expense during the year ended June 30, 2022 related to the options that contain a performance-based vesting condition satisfied by a public liquidity event as achievement of the performance-based vesting conditions was not deemed probable of occurring. During

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

12. Stock-Based Compensation (cont.)

the years ended June 30, 2022 and 2021, the Company did not record compensation expense related to these options as achievement of the performance-based vesting conditions was not deemed probable of occurring. As of June 30, 2022, $388 of stock-based compensation related to these options for which the performance-based vesting condition has not been met remains unrecognized, which is expected to be recognized over a weighted-average period of 4 years beginning from when the performance-based vesting condition is satisfied or deemed probable.

In the event of voluntary or involuntary termination of employment with the Company for any reason, with or without cause, all unvested options and RSUs are forfeited and all vested options must be exercised within a 90-day period under the 2018 Plan and within a 30-day period under the 2008 Plan or they are forfeited.

The following summary of the equity incentive plan option activity for the year ended June 30, 2022 is shown collectively for the 2018 Plan and the 2008 Plan, presented on an as converted basis to reflect the impact of the retroactive application of the recapitalization using the Exchange Ratio is as follows:

	Options Available for Grant	Number of Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
Balance – June 30, 2021	767,017	14,920,447	$0.52	7.64	—
Retrospective application of recapitalization	(145,793)	(2,836,039)	$0.12	—	—
Adjusted Balance – beginning of period	621,224	12,084,408	$0.64	7.64	—
Granted	(321,490)	321,490	$4.73	—	—
Exercised	—	(259,915)	$0.43	—	—
Forfeited and expired	932,368	(932,368)	$1.00	—	—
Balance – June 30, 2022	1,232,103	11,213,615	$0.73	6.66	—
Vested and expected to vest at June 30, 2022	—	10,913,239	$0.73	6.66	$94,561
Exercisable at June 30, 2022	—	8,135,117	$0.37	5.97	$73,459

The options vested and expected to vest excludes 300,376 performance-based awards, for which the performance conditions were not probable of being achieved at June 30, 2022. The aggregate intrinsic value of options exercised during fiscal years 2022 and 2021 was $1,902 and $361, respectively. The weighted average grant date fair value of granted options during fiscal years 2022 and 2021 were $4.10 and $1.19, respectively.

The following is a summary of the equity incentive plan RSU activity for the year ended June 30, 2022 for the 2018 Plan, presented on an as converted basis to reflect the impact of the retroactive application of the recapitalization using the Exchange Ratio is as follows:

	Number of Awards Outstanding	Weighted- Average Grant Date Fair Value
Unvested Balance – June 30, 2021	—	$—
Granted	360,416	$7.98
Vested	—	$—
Forfeited	(9,990)	$7.86
Unvested Balance – June 30, 2022	350,426	$7.98

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

12. Stock-Based Compensation (cont.)

Significant Assumptions used in Estimating Option Fair Value and Stock-Based Compensation Expense

The Company estimated the fair values of each option awarded on the date of grant using the Black-Scholes-Merton option pricing model utilizing the assumptions noted below.

•        Risk-free interest rate — The risk-free interest rate was calculated using the average of the published interest rates of U.S. Treasury zero-coupon issues with maturities that approximate the expected term. The dividend yield assumption is zero as the Company has no history of, nor plans to distribute, dividend payments.

•        Expected term — The expected term of the options is based on the average period the stock options are expected to remain outstanding, calculated as the midpoint of the options vesting term and the contractual expiration period, as the Company did not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

•        Expected volatility — The expected stock price volatility for the Company’s stock was determined by examining the historical volatilities of the Company’s industry peers as the Company did not have any trading history of its common stock.

•        Expected dividend yield — The dividend yield assumption is zero as the Company has no history of, nor plans to distribute, dividend payments.

The assumptions used under the Black-Scholes-Merton option pricing model and the weighted average calculated value of the options granted to employees are as follows:

	Year Ended June 30,
	2022	2021
Risk-free interest rate	1.06%	0.46% – 1.25%
Expected term (years)	6.10 – 6.51	5.45 – 6.51
Expected volatility	45.84% – 46.15%	46.24% – 47.74%
Expected dividend yield	—%	—%

Stock-based compensation expense, excluding stock-based compensation in capitalized software, by function is as follows:

	Year Ended June 30,
	2022	2021
Research and development	$519	$274
Sales and marketing	424	103
General and administrative	966	359
	$1,909	$736

Stock-based compensation allocated to cost of goods sold was not material for the fiscal years ended June 30, 2022 and 2021. The weighted-average grant date fair value of options vested during the years ended June 30, 2022 and 2021 was $1.05 and $0.47, respectively. As of June 30, 2022, the unrecognized stock-based compensation expense related to outstanding unvested stock options, excluding those with performance-based service conditions that are either unvested or not deemed probable of occurring at June 30, 2022, was $3,756, which is expected to be recognized over a weighted-average period of 3.02 years.

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

12. Stock-Based Compensation (cont.)

Other Stock-based Compensation

In connection with the acquisition of CyborgOps (see Note 15), the Company issued 475,638 shares of common stock to former employees of CyborgOps who have continued employment with the Company, and are accounted for as stock-based compensation because the shares are subject to forfeiture based on post-acquisition time-based service vesting. The shares vest in monthly increments over four years commencing on June 11, 2022. The fair value was determined to be 8.75 per share based on the acquisition date fair value. During the fiscal year ended June 30, 2022, the Company recognized $101 of stock-based compensation expense related to these awards. As of June 30, 2022, unrecognized stock-based compensation expense was $4,063, which is expected to be recognized over a weighted-average period of 3.87 years.

13. Income Taxes

The Company is subject to U.S. federal, state, and local corporate income taxes.

The components of loss before taxes are as follows:

	June 30,
	2022	2021
United States	$(56,644)	$(49,819)
International	100	40
Total loss before taxes	$(56,544)	$(49,779)

Income tax (benefit) provision was comprised of the following:

	June 30,
	2022	2021
Current:
United States	$—	$—
State	17	23
International	—	—
Total current tax provision	17	23

Deferred:
United States	(234)	—
State	(13)	—
International	—	—
Total deferred tax (benefit) provision	(247)	—
Total tax (benefit) provision	$(230)	$23
Effective tax rate	0.41%	(0.05)%

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

13. Income Taxes (cont.)

The Company’s effective income tax rate reconciliation is composed of the following for the periods presented:

	June 30,
	2022	2021
Federal statutory rate	21.00%	21.00%
State tax net of federal benefit	(0.01)%	(0.04)%
Tax credits	0.66%	0.83%
Foreign rate differential	0.04%	0.02%
Change in fair value of warrants and convertible notes	(7.62)%	(8.52)%
Other	0.61%	(0.24)%
Change in valuation allowance	(14.27)%	(13.10)%
Benefit (provision) for income taxes	0.41%	(0.05)%

The components of net deferred tax assets are as follows (in thousands):

	June 30
	2022	2021
Deferred tax assets:
Net operating loss carryforwards	$31,038	$19,659
Deferred revenue	1,823	5,050
Tax credits	4,795	3,929
Interest expense limitation	1,221	—
Other	—	917
Total deferred tax assets	38,877	29,555
Less: valuation allowance	(38,750)	(29,555)
Total deferred tax assets, net of valuation allowance	127	—

Deferred tax liabilities:
Other	(127)	—
Total deferred tax liabilities	(127)	—
Net deferred tax assets	$—	$—

Deferred tax assets are reduced by valuation allowances if, based on the consideration of all available evidence, it is more likely than not that some portion of the deferred tax asset will not be realized.

The ultimate realization of deferred tax assets depends on the generation of future taxable income during the periods in which those temporary differences are deductible. The Company considers the scheduled reversal of deferred tax liabilities (including the effect of available carryback and carryforward periods), as well as projected pre-tax book income in making this assessment. To fully utilize the net operating loss (“NOL”) and tax credits carryforwards, the Company will need to generate sufficient future taxable income in each respective jurisdiction.

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

13. Income Taxes (cont.)

The following summarizes the activity related to valuation allowances on deferred tax assets:

	June 30,
	2022	2021
Valuation allowance, as of beginning of year	$29,555	$22,272
Valuation allowance established	—	—
Changes to existing valuation allowances	9,195	7,283
Valuation allowance, as of end of year	$38,750	$29,555

As of June 30, 2022, the Company had federal and state NOLs for approximately $134,670 and $41,581, respectively. The federal and state NOLs begin to expire in 2029 if not utilized. The use of the NOLs may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986 (the “Code”) and similar state tax law. As of June 30, 2022, the Company had research and development tax credit carryforwards of approximately $5,024 and $4,809 for federal and state tax purposes, respectively. The federal credits begin to expire in 2029 and the state tax credits do not expire.

Utilization of the NOL carryforwards and credits may be subject to a substantial annual limitation due to ownership changes that may have occurred previously or that could occur in the future, as provided by Section 382 of the Code, as well as similar state provisions. Such annual limitation could result in the expiration of net operating losses and credits before their utilization.

Uncertain Tax Positions

The total amount of gross unrecognized tax benefits was $4,916 as of June 30, 2022, of which none would affect the effective tax rate if recognized because it would result in an increase in the deferred tax assets with a corresponding increase in the valuation allowance, therefore no impact. The aggregate changes in the balance of gross unrecognized tax benefits are as follows (in thousands):

	June 30,
	2022	2021
Balance at beginning of year	$4,189	$3,388
Decrease related to prior period tax positions	—	—
Increase related to current year tax positions	727	801
Balance at end of year	$4,916	$4,189

The amount of unrecognized tax benefits relating to the Company’s tax positions is subject to change based on future events including, but not limited to, the settlements of ongoing audits and/or the expiration of applicable statute of limitations. Although the outcomes and timing of such events are highly uncertain, the Company does not expect the unrecognized tax benefits to change significantly over the next 12 months.

The Company files U.S. federal and various state and local income tax returns, including the State of California. The Company has no ongoing tax examinations by the U.S. income tax authorities at this time. The Company is subject to U.S. federal, state or local income tax examinations for all prior years.

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

14. Net Loss Per Share

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders for the periods presented after giving effect to the impact of the retroactive application of the recapitalization as discussed in Note 1:

	Years Ended June 30,
	2022	2021
Numerator:
Net loss attributable to common stockholders, basic and diluted	$(56,314)	$(49,802)
Denominator:
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	27,268,887	27,065,512
Net loss per share attributable to common stockholders, basic and diluted	$(2.07)	$(1.84)

The potential shares of common stock that were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive are as follows:

	Year Ended June 30,
	2022	2021
Stock options and RSUs	11,568,090	12,084,408
Convertible notes	5,827,990	3,449,872
Common stock warrants	4,658,865	4,344,523
Common stock subject to vesting – CyborgOps (see Note 15)	475,638	—
Total potential shares of common stock excluded from the computation of diluted net loss per share	22,530,583	19,878,803

The Company’s stock options and RSUs include 650,802 and 300,376 of service-based and performance-based awards as of June 30, 2022 and 2021, respectively.

15. CyborgOps Acquisition

On May 23, 2022, the Company entered into an Asset Purchase Agreement (“Purchase Agreement”) with CyborgOps, Inc. (“CyborgOps”), a provider of artificial intelligence based products and services for merchants’ phone answering and ordering systems, to purchase substantially all of its assets and assume certain liabilities. The transaction closed on May 23, 2022. The purpose of the acquisition was to allow the Company to accelerate its development of the Presto technology, including acquiring CyborgOps’ assembled workforce to assist in such development. Pursuant to the Purchase Agreement, the stockholders of CyborgOps may receive up to $6,795 in total consideration, consisting of 601,764 shares of the Company’s common stock valued at $8.75 per share and $1,527 in cash consideration, consisting of $100 in cash paid upon closing and a $1,427 promissory note. The promissory note bears interest at 5% and requires monthly payments of $50, consisting of interest and principal payments, beginning in June 2022. All remaining unpaid principal and accrued interest will become due and payable on May 23, 2024. Should a financing event with aggregate proceeds of over $50,000 occur, the unpaid principal and accrued will immediately become due and payable.

Of the $6,795 total consideration, $2,209 was accounted for as consideration transferred, consisting of $155 in cash paid upon closing, $950 deferred cash consideration and $1,104 of stock consideration, representing the conveyance to the former stockholders of 126,126 Company shares valued at $8.75 per share. On the acquisition date, the remaining 475,638 shares are accounted for as stock-based compensation because the shares are subject to forfeiture based on post-acquisition time-based service vesting over four years (see Note 12). The promissory note is accounted for as post-acquisition compensation expense due to certain cancellation and forgiveness provisions based on continuing employment requirements of certain employees, who were also the primary owners of CyborgOps. The continuing employment condition will be met two years after the execution of the Purchase Agreement.

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

15. CyborgOps Acquisition (cont.)

The acquisition has been accounted for as a business combination under the acquisition method and, accordingly, the total purchase price is allocated to the tangible and intangible assets acquired and the liabilities assumed based on their estimated fair value on the acquisition date. The fair value of the assets acquired was developed technology intangible assets of $1,300 (See Note 5), $247 deferred tax liability and goodwill of $1,156. Except for these assets and liabilities, CyborgOps did not have other material assets or other material liabilities that were assumed by the Company. The intangible assets were measured using the replacement cost method. The goodwill is primarily attributable to the assembled workforce and is not deductible for tax purposes.

The revenue and earnings of the acquired business have been included in the Company’s results since the acquisition date. The Company incurred approximately $200 in acquisition-related costs, which were expensed as incurred in general and administrative in the Company’s consolidated statement of operations and comprehensive loss. The acquisition did not result in material contributions to revenue or net loss in the consolidated financial statements during the year ended June 30, 2022. Additionally, pro forma financial information is not provided for consolidated revenue and net loss per share as such amounts attributable to CyborgOps were not material.

16. Employee Benefit Plans

The Company sponsors a 401(k) defined contribution plan covering eligible employees who elect to participate. The plan does not provide for any Company contributions.

17. Related Party Transactions

The Company has certain convertible promissory notes and embedded warrants with entities in which a member of the Company’s board of directors is an officer of the entity and has a financial interest in the entity (“affiliated entities”). In fiscal year 2021, the Company issued $4,500 of convertible promissory notes to the affiliated entities as part of the July 2020 Notes and the Q3 2021 Notes. Refer to Note 7 for further details on settlement of the July 2020 Notes and the Q3 2021 Notes.

As of June 30, 2022 and 2021, $9,566 and $6,449, respectively, of the Company’s convertible promissory notes and embedded warrants balance is due to a related party, of which $9,566 and $3,583, respectively, are due within 12 months.

18. Subsequent Events pertaining to the Merger Agreement

On July 25, 2022, the Company subsequently amended its agreement and plan of merger (“the Amended Merger Agreement”) among the Company, Ventoux, Ventoux Merger Sub, and Ventoux Merger Sub II. As a result of the Amended Merger Agreement, the Company’s shareholders will receive $525,000 in Aggregate Base Consideration as each outstanding share of the Company’s common stock, including those preferred shares that have converted to common, will be exchanged into the right to receive newly issued shares of Ventoux’s Class A common stock, as calculated pursuant to the terms of the Amended Merger Agreement and based on a price of $10.00 per share. In addition, the Company amended its convertible note subscription agreement (“the Convertible Note Subscription Agreement”), such that the subscription note holder revised its principal amount to $25 million in connection with the closing of the merger transaction and revised its interest rate to 15% cash interest and 5% paid-in-kind interest.

On September 14, 2022, Ventoux held a special meeting of its stockholders and voted to approve the Proposed Business Combination (“the Business Combination”). The Business Combination closed on September 21, 2022. In connection with the closing of the Proposed Business Combination, the Company was renamed Presto Automation, Inc. and is referred to herein as “New Presto” as of the time of such change of name.

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

18. Subsequent Events pertaining to the Merger Agreement (cont.)

Ventoux issued to the Company’s shareholders 36,760,009 shares of common stock at a price of $10.00 per share and the right to receive up to an aggregate of 15,000,000 shares of New Presto common stock (“Presto Earnout Shares”) if, during the period from and after the Closing until the fifth anniversary of the Closing, the Volume Weighted Average Price (“VWAP” as defined in the Merger Agreement) of New Presto common stock is greater than as follows: (A) 7,500,000 Presto Earnout Shares, if the VWAP is greater than or equal to $12.50 for any 20 trading days within a period of 30 consecutive trading days, and (B) 7,500,000 Presto Earnout Shares if the VWAP is greater than or equal to $15.00 for any 20 trading days within a period of 30 consecutive trading days.

Ventoux issued an aggregate of 7,143,687 shares of New Presto common stock to certain investors for aggregate proceeds of $55,500 to New Presto (the “Equity PIPE Investment”).

Upon the consummation of the Business Combination, all existing outstanding options and RSUs of the Company were assumed by New Presto and converted into an option to acquire New Presto common stock and a restricted stock unit to acquire New Presto common stock, respectively. The number of shares was determined by multiplying (i) the number of shares of the Company’s common stock prior to the consummation of the Business Combination, and (ii) the Exchange Ratio, rounded down to the nearest whole number of shares.

Credit Agreement and Convertible Note Subscription Agreement

On September 21, 2022, in connection with the consummation of the Business Combination, New Presto entered into a Credit Agreement (the “Credit Agreement”) with the Surviving Corporation, Metropolitan Partners Group Administration, LLC (“Metropolitan”), with extended term loans having an aggregate original principal amount of $55,000 (the “Metropolitan Term Loans”).

The Metropolitan Term Loans were borrowed in full at closing. Amounts outstanding under the Credit Agreement will incur interest at the rate of 15% per annum. During the first 18 months following the closing date, the Company may elect to pay a portion of the accrued and unpaid interest by capitalizing the amount of such interest on a monthly basis and adding the same to the principal balance of the Metropolitan Term Loans, after which such capitalized interest shall accrue interest at the interest rate and otherwise constitute principal under the Metropolitan Term Loans (“PIK Interest”). With respect to interest accruing during the first six months after the closing date, the Company may elect for 100% of the interest payment to be capitalized as PIK Interest on a monthly basis. With respect to interest accruing after the six month anniversary of the closing date, but before the 18 month anniversary of the closing date, the Company may elect for 50% of the interest payment to be capitalized as PIK Interest on a monthly basis. The Metropolitan Term Loans mature on March 21, 2025.

The Metropolitan Term Loans may be prepaid by the Company; however, any voluntary or mandatory prepayment made prior to the 18 month anniversary of the closing date must be accompanied by payment of a make whole premium equal to the interest and fees that would have accrued on the aggregate principal amount of the Metropolitan Term Loans (including any interest that could have been capitalized as PIK Interest during such period) from the date of payment through the 18 month anniversary of the closing date. The Company’s obligations under the Credit Agreement are secured by substantially all of the Company’s assets.

On September 21, 2022, in connection with the consummation of the Business Combination, Ventoux, the Company, and affiliates of Silver Rock agreed to terminate the Convertible Note Subscription Agreement, pursuant to a Termination Agreement by and among Ventoux, the Company and Silver Rock (the “Termination Agreement”). Pursuant to the Termination Agreement, Silver Rock agreed to terminate the Convertible Note Subscription Agreement in exchange for 400,000 shares of common stock of the Company which were converted into 322,868 shares of New Presto common stock pursuant to the terms of the Merger Agreement and the payment of certain expenses of Silver Rock.

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

18. Subsequent Events pertaining to the Merger Agreement (cont.)

Warrant Subscription Agreement

In connection with the Metropolitan Term Loans, New Presto also agreed to issue Metropolitan under the Metropolitan Term Loans 1,500,000 non-redeemable New Presto Warrants to purchase New Presto Common Stock that have an exercise price of $11.50 per share and expire 5 years following the consummation of the Business Combination (“Metropolitan Warrants”).

Amended and Restated Warrant Agreement

In conjunction with the Business Combination, the Company assumed Ventoux’s warrant agreement with Continental Stock Transfer and Trust Company (“Continental”), which includes 17,250,000 public warrants and 6,675,000 private placement warrants outstanding. On September 21, 2022, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, the Company entered into an Amended and Restated Warrant Agreement (“Amended and Restated Warrant Agreement”) with Continental, to reflect the issuance of the Metropolitan Warrants, to reflect the transfer of 500,000 Private Warrants (the “Silver Rock Warrants”) to affiliates of Silver Rock Capital Partners LP (“Silver Rock”) and provide that 550,000 of Ventoux’s Private Warrants were cancelled as of the Closing. Each of the Metropolitan Warrants, the Private Warrants and the Silver Rock Warrants is exercisable for one share of New Presto Common Stock at an exercise price of $11.50 per share. Each of the public warrants is exercisable for $8.21 per share.

Business Combination Marketing Agreement, Administrative Services Agreement and the Placement Agency Agreement

On September 21, 2022, in connection with the Closing, Ventoux and Chardan Capital Markets, LLC (“Chardan”) waived certain obligations of New Presto to Chardan in connection with the following agreements: (i) the Business Combination Marketing Agreement, dated December 23, 2020, by and between Ventoux and Chardan, (ii) the Administrative Services Agreement, dated December 23, 2020, by and between Ventoux and Chardan and (iii) the Placement Agency Agreement, dated August 9, 2021, by and between Ventoux and Chardan. In exchange for such waiver, New Presto agreed to pay Chardan approximately $3.2 million, issue an affiliate of Chardan 350,000 shares of New Presto Common Stock and grant Chardan certain rights of first refusal in connection with future financings of New Presto.

19. Other Subsequent Events

The Company has evaluated subsequent events after the balance sheet date through September 27, 2022 the date the financial statements were available to be issued.

In July 2022, the Company amended its July 2020 Notes to extend the maturity date to the earlier of (a) August 31, 2022, or (b) an event of default.

In July 2022, the Company received forgiveness of the second PPP loan of approximately $2,000.

On August 4, 2022, the Company amended the Lago Loan to, among other things, increase the borrowings under the facility by $5,250 and issue approximately 209,044 additional warrants to purchase Series C preferred stock at an exercise price of $6.61, prior to the retroactive impact of the recapitalization, with a maturity date in March 2032. The additional borrowings mature on March 11, 2023 and carry the same interest terms as the original Lago Loan.

E LA CARTE, INC.
(dba PRESTO)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except share and per share amounts)

19. Other Subsequent Events (cont.)

On September 15, 2022, the Company issued 133,249 shares of common stock to an existing investor for an aggregate purchase price of $1,000, or $6.08 per share. In conjunction with the issuance, the Company provided the investor with the option to sell the shares back to the Company for the purchase price if (i) during the one-month period immediately following the closing of the Business Combination, the shares of New Presto are de-listed, or 1,133,333 shares to be issued in the closing of the Business Combination are not free from transfer restrictions.

On September 16, 2022, the Company granted 1,200,000 RSUs to a member of its board of directors, a related party to the Company. The RSUs fully vested upon the closing of the Business Combination.

On August 18, 2022, the Company rolled forward the receivable financing facility, enabling the Company to continue its quarterly borrowings for a minimum of a rolling twelve-months.

On September 21, 2022, immediately prior to the closing of the Business Combination, the following occurred:

•        Prior to the retroactive impact of the recapitalization, the Company’s convertible preferred stock outstanding was automatically converted into 28,343,420 shares of the Company’s common stock immediately prior to the closing of the Business Combination.

•        The Company’s convertible promissory notes and embedded warrants, including the July 2020 Notes, the Q3 2021 Notes, the July 2021 Notes, the February 2022 Note, and the May 2022 Notes, were converted into an aggregate of 8,147,938 shares of the Company’s common stock immediately prior to the closing of the Business Combination.

•        Warrants to purchase 141,970 shares of common stock were net exercised for 136,681 shares of common stock.

•        All remaining outstanding warrants to purchase shares of the Company were assumed and converted into a newly issued warrants exercisable for common stock of New Presto with share amounts and exercise prices adjusted proportionately using the ratio applicable for exchanging the Company’s common stock to New Presto common stock.

•        The Company pre-paid the outstanding balance of its Lago Loan for a total of $22,351, including principal, accrued interest, and an excess make-whole payment based on a multiple of Lago’s invested capital. The Company also amended the warrants issued in conjunction with Lago Loan to remain outstanding upon the closing of the Business Combination, with the number of shares and exercise price adjusted to allow the holder to receive the same number of shares in New Presto that it would have been entitled to receive if the Lago warrants were exercised prior to the Business Combination.

•        The Company pre-paid the outstanding balance of its Horizon Loan for a total of $17,005, including principal, accrued interest, an end of term fee, and prepayment fees.

•        The Company paid the outstanding balance, including principal and accrued interest, of its promissory note issued as part of the CyborgOps acquisition for a total of $1,451.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of Common Stock and warrants being registered hereby.

Securities and Exchange Commission registration fee		38,204
Accounting fees and expenses		*
Legal fees and expenses		*
Advisory fees		*
Financial printing and miscellaneous expenses		*
Total	$	*

____________

*        Estimates not presently known.

Item 14. Indemnification of Directors and Officers.

Our Current Charter provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the DGCL. Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)     A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)    A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)     To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d)    Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)     Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former officers and directors or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)     The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)    A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h)    For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)     For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)     The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)    The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our Current Charter provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our Current Charter is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our Current Charter, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our Current Charter limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our Current Charter also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to our Current Charter will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by the Presto Board, except for proceedings to enforce rights to indemnification.

The right to indemnification which will be conferred by our Current Charter is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our Current Charter or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our Current Charter may have or hereafter acquire under law, our Current Charter, our bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our Current Charter affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our Current Charter also permits us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our Current Charter.

Our current bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which are set forth in our Current Charter. In addition, our bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our bylaws affecting indemnification rights, whether by the Presto Board, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We have entered into indemnification agreements with each of our officers and directors a form that was filed as Exhibit 10.5 of our Registration Statement on Form S-1, filed with the SEC on January 4, 2021. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 15. Recent Sales of Unregistered Securities.

During the three years preceding the filing of this registration statement, the Registrant sold the following securities of the Registrant which were not registered under the Securities Act of 1933, as amended (the “Securities Act”):

•        On September 19, 2019, Chardan Investments purchased 5,000,000 shares (the “Founder Shares”) for an aggregate price of $25,000. On July 23, 2020, Chardan Investments sold 3,250,000 Founder Shares back to Presto for an aggregate price of $16,250. On August 25, 2020, Chardan Investments transferred 256,375 Founder Shares back to the Company for nominal consideration, which shares were cancelled, resulting in Chardan Investments holding a balance of 1,493,625 Founder Shares. On July 23, 2020, Ventoux Acquisition purchased 3,250,000 Founder Shares from the Company for an aggregate price of $16,250. On August 25, 2020, Ventoux Acquisition transferred 431,125 Founder Shares back to the Company for nominal consideration, which shares were cancelled. On December 15, 2020, Ventoux Acquisition transferred 22,500 Founder Shares to Cindat USA LLC, an affiliate of one of the Company’s directors, and, on December 17, 2020, Ventoux Acquisition transferred an aggregate of 67,500 Founder Shares to three of the Company’s directors, resulting in an aggregate of 4,312,500 Founder Shares including up to 562,500 shares subject to forfeiture by the initial stockholders;

•        On July 25, 2022 VTAQ entered into certain new and amended and restated Equity Subscription Agreements, with certain accredited investors, pursuant to which, among other things, VTAQ agreed to issue and sell, in private placements to close immediately prior to or substantially concurrently with the Closing, an aggregate of 7,143,687 shares of common stock for an aggregate consideration of $55,000,000. Of 14 Equity Subscription Agreements, 11, representing a total investment of $6.9 million, were entered into by Legacy Presto investors and directors and officers, such as Rajat Suri, the Chief Executive of Officer of Presto, and entities affiliated with Krishna K. Gupta and Ilya Golubovich, each of whom serve as a directors of Presto. The remaining Equity Subscription Agreements representing a total investment of $53.1 million were entered into with investors that are unaffiliated with VTAQ, the Sponsors, Presto or any of their affiliates, which includes a $50 million investment from Cleveland Avenue; and

•        On September 21, 2022, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, the Company entered into an Amended and Restated Warrant Agreement with Continental, to reflect the issuance of the Metropolitan Warrants, to reflect the transfer of 500,000 Private Warrants (the “Silver Rock Warrants”) to affiliates of Silver Rock Capital Partners LP (“Silver Rock”) and provide that 550,000 of the Private Warrants were cancelled as of the Closing. Each of the Metropolitan Warrants, the Private Warrants and the Silver Rock Warrants is exercisable for one share of Presto Common Stock at an exercise price of $11.50 per share. Each of the public warrants is exercisable for $8.21 per share.

The sales of the above securities were exempt from the registration requirements of the Securities Act in reliance on the exemptions afforded by Section 4(a)(2) of the Securities Act. Other than the IPO, no sales involved underwriters, underwriting discounts or commissions or public offerings of securities of the Registrant.

Item 16. Exhibits and Financial Statement Schedules.

The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Exhibit No.	Description
2.1†

Merger Agreement, dated as of November 10, 2021, by and among VTAQ, Ventoux Merger Sub I, Ventoux Merger Sub II and Legacy Presto (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on November 10, 2021).

2.2

Amendment No. 1 to Merger Agreement, dated as of April 1, 2022, by and among VTAQ, Ventoux Merger Sub I, Ventoux Merger Sub II and Presto (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on April 4, 2022).

2.3

Amendment No. 2 to Merger Agreement, dated as of July 25, 2022, by and among VTAQ, Ventoux Merger Sub I, Ventoux Merger Sub II and Presto (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on July 26, 2022).

3.1	Second Amended & Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on September 27, 2022).
3.2*	Bylaws of Presto Automation Inc.
5.1*	Opinion of White & Case LLP.
10.1†

Credit Agreement, dated as of September 21, 2022, by and among New Presto, Surviving Corporation, Metropolitan Partners Group Administration, LLC, as administrative, payment and collateral agent, and the lenders from time to time party thereto (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on September 27, 2022).

10.2

Amended & Restated Registration Rights Agreement dated as of September 21, 2022, by and among New Presto, the Sponsors, Cleveland Avenue, VTAQ’s officers and directors, Metropolitan and certain Legacy Presto stockholders (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on September 27, 2022).

10.3

Amended & Restated Warrant Agreement dated as of September 21, 2022, by and among, New Presto, the Sponsors and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on September 27, 2022).

10.4

Governance Agreement, dated as of September 21, 2022 by and among, New Presto and certain of its affiliates (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on September 27, 2022).

10.5	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on September 27, 2022).
10.6+	Presto Automation Inc. 2008 Stock Incentive Plan.

Exhibit No.	Description
10.7+	Presto Automation Inc. 2018 Equity Incentive Plan.
10.8+	Presto Automation Inc. 2022 Incentive Award Plan (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed on September 27, 2022).
10.9+	Presto Automation Inc. 2022 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed on September 27, 2022).
10.10

Amended & Restated Cleveland Avenue Subscription Agreement, dated as of July 25, 2022, by and between VTAQ and Presto CA, LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on July 26, 2022).

10.11	Form of Amended & Restated Equity Subscription Agreement (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on July 26, 2022).
10.12+	Offer Letter of Employment, dated as of February 23, 2021, by and between Dan Mosher and Presto Automation Inc.
10.13+^	Offer Letter of Employment, dated as of August 19, 2019, by and between Ashish Gupta and Presto Automation Inc.
16.1	Letter from Withum Smith+Brown, PC
21.1	List of Subsidiaries of Presto Automation Inc.
23.1*	Consent of Moss Adams LLP.
23.2*	Consent of White & Case LLP (included in Exhibit 5.1 hereto).
24.1	Power of Attorney (included on the signature page to this registration statement).
107*	Filing Fee Table.

____________

*        Filed herewith.

†        Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

+        Indicates a management or compensatory plan.

^        Certain identified information has been omitted pursuant to Item 601(b)(10) of Regulation S-K because such information is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed. The Registrant hereby undertakes to furnish supplemental copies of the unredacted exhibit upon request by the Securities and Exchange Commission.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”); (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)    that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)    that, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)    that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)    any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)     the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(d)    any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California, on December 16, 2022.

PRESTO AUTOMATION INC.
By:	/s/ Rajat Suri
Name:	Rajat Suri
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on December 16, 2022.

Signature	Title
/s/ Rajat Suri	Chief Executive Officer and Director
Rajat Suri	(Principal Executive Officer)
/s/ Ashish Gupta	Chief Financial Officer
Ashish Gupta	(Principal Financial Officer and Principal Accounting Officer)
*	Director
Krishna K. Gupta
*	Director
Ilya Golubovich
*	Director
Keith Kravcik
*	Director
Kim Axel Lopdrup
*	Director
Gail Zauder
*	Director
Edward Scheetz
By:	/s/ Ashish Gupta
Name:	Ashish Gupta
Title:	Attorney-in-fact